EXECUTION COPY

CREDIT AGREEMENT

dated as of

April 25, 2011

among

FLORIDA GAMING CENTERS, INC.,

as the Borrower

FLORIDA GAMING CORPORATION,

as Holdings

The Lenders Party Hereto,

and

ABC FUNDING, LLC,

as Administrative Agent

i

SCHEDULES:

Schedule 1.01	—	Permitted Corporate Expenses
Schedule 2.01(a)	—	Commitments

Schedule 2.01(b)	—	Main Cash Account Requirements
Schedule 3.01	—	Subsidiaries
Schedule 3.05	—	Owned and Leased Properties
Schedule 3.06	—	Disclosed Matters
Schedule 3.07	—	Compliance with Laws and Agreements; No Burdensome Restrictions
Schedule 3.17	—	Insurance
Schedule 4.01(n)	—	Indebtedness to be Repaid on the Effective Date
Schedule 4.01(x)	—	Modified Indebtedness
Schedule 5.01(a)	—	Acceptable Accountants
Schedule 5.05	—	Post-Opening Date Insurance
Schedule 5.08(a)	—	Sources and Uses
Schedule 5.08(b)	—	Indebtedness to be Repaid Upon Receipt of Slot Licenses
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Permitted Liens
Schedule 6.08	—	Existing Restrictions
Schedule 6.15	—	Pre-Opening Expenses

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of Frost Brown Todd LLC, Holdings’ and Borrower’s External Counsel
Exhibit B-2	—	Form of Opinion of Infante, Zumpano, Hudson & Miloch, LLC, Holdings’ and Borrower’s Florida Counsel
Exhibit B-3	—	Form of Opinion of Gunster, Yoakley & Stewart, P.A., Holdings’ and Borrower’s Gaming Counsel
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	List of Closing Documents
Exhibit E	—	Disbursement Agreement
Exhibit F	—	Pledge and Security Agreement
Exhibit G	—	Credit Party Guaranty
Exhibit H	—	Freedom Pledge Agreement
Exhibit I	—	Management Agreement
Exhibit J	—	Form of Freedom Financial Note
Exhibit K	—	Form of Freedom Consulting Agreement

CREDIT AGREEMENT (this “Agreement”), dated as of April 25, 2011, among FLORIDA GAMING CENTERS, INC., FLORIDA GAMING CORPORATION, the LENDERS party hereto, and ABC FUNDING, LLC, as Administrative Agent.

ARTICLE I

Definitions

SECTION 1.01.           Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” means ABC Funding, LLC, in its capacity as administrative agent for the Lenders hereunder, and shall include any successor administrative agent appointed pursuant to Article VIII.

“Administrative Agent Fee Letter” means the Fee Letter, dated as of April 25, 2011, by and among Holdings, the Borrower and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Term Loan Commitment” means the aggregate of the Term Loan Commitments of all the Lenders, as may be reduced from time to time pursuant to the terms of this Agreement.  The Aggregate Term Loan Commitment is Eighty Seven Million and 00/100 Dollars ($87,000,000).

“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of its Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all of the Term Loan Lenders; provided, that Defaulting Lenders shall be excluded from determinations of the Applicable Percentage.

“Applicable Rate” means (x) 15.75% per annum prior to the occurrence of the Hialeah Park Slots Event and (y) 16.50% per annum on and after the date on which the Hialeah Park Slots Event occurs.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A hereto or any other form approved by the Administrative Agent.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Florida Gaming Centers, Inc., a Florida corporation.

“Borrower Warrant Agreement” means the Warrant Agreement dated as of April 25, 2011 among the Borrower, Holdings, as guarantor, and the holders named therein, pursuant to which the Borrower has agreed to issue warrants entitling such holders to purchase shares of Borrower’s common stock on the terms and conditions set forth therein.

“Borrowing” means Loans made on the same date.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York or Boston, Massachusetts are authorized or required by law to remain closed.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means:

(a)           without the prior written consent of the Administrative Agent, W. Bennett Collett, Sr., W. Bennett Collett, Jr. and Robert L. Hurd shall cease to own and control all of the issued and outstanding Equity Interests of Freedom Holding; provided, that Robert L. Hurd may own and control all or any part of his Equity Interests in Freedom Holding through the Hurd Family Limited Partnership, a New Jersey limited partnership, so long as Robert L. Hurd owns and controls all of the Equity Interests in such partnership and is required to approve all decisions made by such partnership prior to the effectiveness thereof, including decisions in respect of Freedom Holding;

(b)          any Permitted Holder sells, transfers, or assigns any of its Equity Interests in Holdings on or after the Effective Date (other than sales, transfers and assignments between Permitted Holders);

(c)           the Permitted Holders collectively cease to own or control at least the Required Equity Amount of the issued and outstanding Equity Interests of Holdings;

(d)          any Person other than a Permitted Holder owns more than 5% of the issued and outstanding Equity Interests of Holdings;

(e)           Holdings shall cease to own and control all of the Equity Interests of the Borrower; or

(f)           occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings or the Borrower by Persons who were neither (i) nominated by the board of directors nor (ii) appointed by directors so nominated.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.11(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary,  the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property and interests in property now owned or hereafter acquired by any Credit Party in or upon which a security interest or Lien or mortgage is from time to time granted to the Administrative Agent, for the benefit of the Holders of Obligations, whether under the Pledge and Security Agreement, under any of the other Collateral Documents or under any of the other Loan Documents.

“Collateral Documents” means all agreements, instruments and documents executed in connection with this Agreement pursuant to which the Administrative Agent is granted a security interest in Collateral, including, without limitation, the Pledge and Security Agreement, the Freedom Pledge Agreement, the Credit Party Guaranty, the Mortgages, and all other security agreements, loan agreements, notes, guarantees, subordination agreements, pledges, account control agreements, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of Holdings, the Borrower, any of their Subsidiaries or any Credit Party and delivered to the Administrative Agent or any of the Lenders, together with all agreements and documents referred to therein or contemplated thereby.

“Commitment” means a Term Loan Commitment.

“Company Accounts” has the meaning set forth in the Disbursement Agreement.

“Completion Reserve Account” has the meaning set forth in the Disbursement Agreement.

“Consolidated Capital Expenditures” means, with reference to any period, the Capital Expenditures of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated EBITDAM” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for income and franchise taxes paid or accrued (with no addback for any gaming or gambling taxes, whether state, municipal or otherwise), (iii) depreciation, (iv) amortization, (v) extraordinary losses incurred other than in the ordinary course of business, (vi) Management Fees, and (vii) no more than $1,000,000 in the aggregate of Pre-Opening Expenses, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP.

“Consolidated Total Indebtedness” means at any time the aggregate Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

“Construction Agreement” means that certain standard form guaranteed maximum price construction contract on Form AIA Document A141-2004 together with Exhibit A, Exhibit B, and Exhibit C, dated as of April 6, 2011, entered into by and between Contractor and Borrower setting forth the agreements between the parties thereto with respect to the construction and development of the Miami Jai-Alai Facility, as the same has been amended and as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Construction Budget” means the budget attached to the Disbursement Agreement as Exhibit H thereto detailing the costs and expenditures for the construction and development of the Miami Jai-Alai Facility, as the same may be updated and modified from time to time in accordance with the terms of the Disbursement Agreement.

“Construction Documents” means the Construction Agreements and all subcontracts to which the Contractor is a party (existing and to be let), and all other contracts, certificates and other documents related thereto or to the construction and/or development of the Miami Jai-Alai Facility, including, without limitation, the Design Documents.

“Construction Funds Account” has the meaning set forth in the Disbursement Agreement.

“Construction Inspector” means Merritt & Harris, Inc. or such other construction inspector or construction consultant of recognized national standing appointed by the Administrative Agent.

“Construction Plans” means collectively, the Plans and Specifications, the Construction Budget and the Construction Timeline.

“Construction Timeline” means the timeline (reported in monthly increments) attached to the Disbursement Agreement as Exhibit I thereto setting forth in detail a schedule for the construction and development of the Miami Jai-Alai Facility and including monthly construction milestones with respect thereto.

“Contingency Reserve Account” has the meaning set forth in the Disbursement Agreement.

“Contractor” means Florida Lemark Corp., or any other contractor hired by the Borrower with the prior approval of the Administrative Agent.

“Contractor Debt” means Indebtedness in respect of the Contractor-Related Property, including, if applicable, the construction of a parking garage thereon, and in respect of all other amounts owing from time to time by the Borrower or its Affiliates to the Contractor.

“Contractor Debt Documents” means the agreements, documents and instruments evidencing the Contractor Debt, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Contractor-Related Property” means that parcel of real property disclosed to the Administrative Agent prior to the Effective Date, which parcel may be use to construct a parking garage for use by the Miami Jai-Alai Facility.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means Freedom Holding, Holdings, the Borrower, Florida Trust, and each Subsidiary required to become a Credit Party pursuant to Sections 5.09 and 5.10.  As of the Effective Date, the Credit Parties are Freedom Holding, Holdings, the Borrower (which is a wholly-owned Subsidiary of Holdings), Tara Club Estates, Inc. (which is a wholly-owned Subsidiary of Holdings) and the Florida Trust.

“Credit Party Guaranty” means the Credit Party Guaranty (the form of which is attached hereto as Exhibit G), dated as of April 25, 2011, by and among Freedom Holding, Holdings, certain of their Subsidiaries, the Florida Trust and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Dade County Debt” means Indebtedness owing by the Borrower to Miami-Dade County in an aggregate principal amount not in excess of (x) $14,900,000 plus (y) increases thereto resulting from paid-in-kind interest plus (z) no more than $570,000 in the aggregate, which amount under this clause (z) shall only be permitted if arising out of remediation costs in respect of the Parking Lot Property; provided, that the aggregate amount of Indebtedness owing by the Borrower in respect of the Dade County Debt shall not exceed $16,000,000.

“Dade County Debt Documents” means the principal agreements, documents and instruments evidencing (x) the agreement between Miami-Dade County and the Borrower to purchase the Parking Lot Property, and (y) the Dade County Debt, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Lender Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Lender Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent or (d) has become the subject of a Bankruptcy Event.

“Design Documents” means those contracts between the Borrower and the design professionals and architects party thereto, which relate to the Miami Jai-Alai Facility’s construction and expansion projects.

“Development Agreements” means the Development Agreement between the City of Miami, Florida, and the Borrower, dated as of May 26, 2008, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Disbursement Agent” means the Escrowee (as defined in the Disbursement Agreement).

“Disbursement Agreement” means the Disbursement Agreement dated as of April 25, 2011 (the form of which is attached hereto as Exhibit E), by and between the Borrower and the Administrative Agent (and as guaranteed by Holdings and acknowledged by certain other parties thereto), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Dollars,” “dollars,” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“EBITDAM Adjustment Condition” means, as demonstrated by the Borrower to the Administrative Agent’s satisfaction on the first day of each of the following twelve-month periods, that Consolidated EBITDAM for the applicable twelve-month period (with the first such period beginning six months after the Opening Date and ending twelve months thereafter, and with each period thereafter running for a subsequent twelve months)) equals or exceeds the following amounts for such periods (with the understanding that this condition shall not have been satisfied if Consolidated EBITDAM for the applicable twelve-month period is less than the following amounts):

Calculation Period (as tested on the first day of such period)	Consolidated EBITDAM
First Twelve-Month Period	$29,339,000
Second Twelve-Month Period	$33,000,000
Third Twelve-Month Period	$34,939,000
Fourth Twelve-Month Period	$36,065,000
Fifth Twelve-Month Period	$36,801,000

“ECF Percentage” means, as tested for the fiscal year giving rise to the applicable Required Excess Cash Flow Prepayment, (x) 75% if the Total Leverage Ratio was greater than or equal to 2.00 to 1.00 for such fiscal year, and (y) 50% if the Total Leverage Ratio was less than 2.00 to 1.00 for such fiscal year.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdings, the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Holdings or the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Holdings or the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Holdings or the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by Holdings or the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by Holdings or the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings or the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.

“Event of Eminent Domain” with respect to any real property, (i) any compulsory transfer or taking by condemnation, seizure, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking or confiscation of such real property or the requisition of the use of such real property, by any agency, department, authority, commission, board, instrumentality or political subdivision of any state, the United States or another Governmental Authority having jurisdiction or (ii) any settlement in lieu of clause (i) above.

“Excess Cash Flow” means, for any fiscal year, (a) Consolidated EBITDAM for such fiscal year minus (b) the aggregate amount of Taxes paid in cash by the Borrower and its Subsidiaries during such fiscal year minus (c) the aggregate amount of all interest paid in cash in respect of Indebtedness by the Borrower and its Subsidiaries during such fiscal year minus (d) the aggregate amount of all cash payments of the principal portion of Indebtedness during such fiscal year minus (e) increases in working capital (or plus decreases in working capital, as the case may be) minus (f) Restricted Payments made in respect of Permitted Corporate Expenses so long as the aggregate thereof for the applicable fiscal year does not exceed the Permitted Corporate Expenses Cap and the corresponding dividends were permitted when paid minus (g) Management Fees paid in cash during the applicable fiscal year to the extent permitted to be paid during such fiscal year.

“Excluded Asset” means any Gaming License or Liquor License or permit from any Gaming Authority or Liquor Authority, or any other license, permit or approval, or any other right or interest in or to any of the foregoing or any other property of Holdings, the Borrower or any Affiliate thereof, to the extent that the granting of a Lien upon such property is prohibited by, or would result in a breach or violation of, any Gaming Law or any Liquor Law.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income  by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.13(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.13(a), and (d) any withholding taxes imposed pursuant to Sections 1471 through 1474 of the Code.

“Farmers Bank Cure Period” means, with respect to any Event of Default under Section 7.01(f) or (g) in connection with the Indebtedness in an aggregate principal amount up to $1,300,000 owing by Freedom Holding to The Farmers Bank, a period not in excess of 60 days (beginning on the date the applicable Event of Default occurs), during which period Freedom Holding shall either fully repay and terminate such Indebtedness or shall amend and modify the terms of such Indebtedness in a manner acceptable to the Administrative Agent. Failure to fully repay such Indebtedness or consummate such approved amendments or modifications by the end of such 60 day period shall result in an Event of Default as of the last day of such period.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“FH Note” means the promissory note, dated as of November 1, 2008, as re-evidenced by the promissory notes dated May 1, 2009, September 1, 2009 and September 1, 2010, made by the Borrower in favor of Freedom Holding, as the foregoing have been modified and assigned to Holdings pursuant to the Modification, Assignment and Assumption Agreement dated as of April 25, 2011 by and among the Borrower, Freedom Holding and Holdings, as each of the foregoing have been and/or may be amended, restated, supplemented or otherwise modified from time to time.

“Financial Officer” means the chief operating officer of Holdings or the Borrower, as applicable.

“First PCE Dividend Amount” means, for the first fiscal quarter that the Borrower is required to comply with the financial covenants set forth in Sections 6.12 through 6.15, an amount equal to the excess of (x) the aggregate amount of dividends that may be paid in respect of Permitted Corporate Expenses during such quarter (including, without limitation, after giving effect to all financial covenant compliance requirements and dollar caps for such quarter and year) over (y) the aggregate amount of $65,000 monthly payments that were made in accordance with Section 6.06(d) during such quarter.

“Fixed Charge Coverage Ratio” has the meaning set forth in Section 6.14.

“Florida Gaming Board” means the Division of Pari-mutuel Wagering of the Department of Business and Professional Regulation of the State of Florida, together with any other state or local body with oversight of gaming or gambling in the State of Florida.

“Florida Trust” means that certain Land Trust Agreement, known as Trust Number 5003471, dated January 3, 1979 between the Borrower, as the owner of the beneficial interest under the Florida Trust and the Florida Trustee.

“Florida Trustee” means City National Bank of Florida, as trustee under the Florida Trust.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Freedom Consulting Agreement” means the Consulting Agreement, dated as of April 25, 2011 (the form of which is attached hereto as Exhibit K), by and between Freedom Financial and Holdings, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Freedom Financial” means Freedom Financial Corp., an Indiana corporation.

“Freedom Financial Note” means the promissory note, dated as of April 25, 2011 (the form of which is attached hereto as Exhibit J), made by Holdings in favor of Freedom Financial, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Freedom Holding” means Freedom Holding, Inc., a Delaware corporation.

“Freedom Pledge Agreement” means that certain Pledge Agreement (the form of which is attached hereto as Exhibit H), dated as of April 25, 2011, by and among W. Bennett Collett, Sr., W. Bennett Collett, Jr., Hurd Family Limited Partnership and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time, pursuant to which Equity Interests in Freedom Holding are pledged to the Administrative Agent.

“Ft. Pierce Debt” means the Indebtedness owing by the Borrower to Isle of Capri Casinos, Inc. in an aggregate outstanding amount not in excess of the following that was first incurred by the Borrower on October 29, 2004 and that was refinanced by the parties on December 31, 2008: (i) aggregate outstanding principal of $3,000,000, (ii) aggregate accrued and unpaid interest of $999,904.11 plus $1,479.45 per day from April 1, 2011 through the date on which such Indebtedness is fully repaid, and (iii) aggregate other amounts of $474,661.38.

“Ft. Pierce Property” means that certain parcel of real property with a street address of 1750 S. Kings Highway, Ft. Pierce, Florida 34945.

“GAAP” means generally accepted accounting principles in the United States of America.

“Gaming Authority” means, in any jurisdiction in which Freedom Holding, Holdings, the Borrower or any Affiliate thereof conducts any gambling, gaming or similar business or activities, any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any applicable tribal government, any state, province or city or other political subdivision or otherwise, whether now or hereafter in existence, or any officer or official thereof, including, without limitation, the Florida Gaming Board, in each case, with licensing, permit or regulatory authority over gambling or gaming.

“Gaming Laws” means, in any jurisdiction in which  Freedom Holding, Holdings, the Borrower or any Affiliate thereof conducts any gambling, gaming or similar business or activities, all laws, rules, regulations and orders of all Gaming Authorities, as in effect from time to time, including without limitation the policies, interpretations and administration thereof by such Gaming Authorities.

“Gaming License” means, in any jurisdiction in which Freedom Holding, Holdings, the Borrower or any Affiliate thereof conducts any gambling, gaming or similar business or activities, any license, permit, finding of suitability, consent, approval or other authorization to conduct gaming activities that is granted or issued by the applicable Gaming Authorities, including, without limitation, jai-alai pari-mutuel wagering permits for use at the Miami Jai-Alai Facility and the Ft. Pierce Property, and a slot machine gaming license for use at the Miami Jai-Alai Facility.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including, without limitation, each applicable Gaming Authority and Liquor Authority.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hialeah Park” means the Hialeah Park Race Track located at 2200 E. 4th Avenue, Hialeah, Florida 33013, including, without limitation, all gaming and gambling facilities and racing operations related thereto.

“Hialeah Park Slots Event” means that slot machine gaming is offered through at least 100 slot machines at Hialeah Park.

“Holders of Obligations” means the holders of the Obligations from time to time and shall include (i) each Lender in respect of its Loans, (ii) the Administrative Agent and the Lenders in respect of all other present and future obligations and liabilities of Freedom Holding, Holdings, the Borrower and each Subsidiary of every type and description arising under or in connection with the Credit Agreement or any other Loan Document, (iii) each Lender and affiliate of such Lender in respect of Swap Agreements entered into with such Person by Freedom Holding, Holdings, the Borrower or any Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of Holdings or the Borrower or any Affiliate thereof to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Holdings” means Florida Gaming Corporation, a Delaware corporation.

“Holdings Warrant Agreement” means the Warrant Agreement dated as of April 25, 2011 among Holdings and the holders named therein, pursuant to which Holdings has agreed to issue warrants entitling such holders to purchase shares of Holdings common stock on the terms and conditions set forth therein.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by preferred stock, bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (k) all Off-Balance Sheet Liabilities of such Person.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by the Borrower under any Loan Document, other than Excluded Taxes or Other Taxes.

“Initial Permitted Corporate Expenses Cap Amount” means (x) $1,750,000 times (y) a fraction, the numerator of which is 365 minus the number of days that occur during the period beginning (and including) on January 1, 2011 and ending (and including) on the Opening Date, and the denominator of which is 365.

“Insolvency Event” has the meaning assigned to such term in Section 9.14.

“Intercompany Indebtedness” has the meaning assigned to such term in Section 9.14.

“Interest Payment Date” means the last day of each calendar month.

“Interest Reserve Account” has the meaning set forth in the Disbursement Agreement.

“Key Employees” means all members of executive management of Holdings, the Borrower and each other person materially involved in the day-to-day operations and activities of any of Holdings’ or the Borrower’s gambling or gaming operations, including, without limitation, W. Bennett Collett, Sr., W. Bennett Collett, Jr., Dan Licciardi, and Kim Tharp.

“Lender Party” means the Administrative Agent or any Lender.

“Lenders” means the Persons listed on Schedule 2.01(a) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquor Authorities” means, in any jurisdiction in which Freedom Holding, Holdings, the Borrower or any Affiliate thereof sells and distributes liquor, the applicable alcoholic beverage commission or other Governmental Authority, including, without limitation, the Division of Alcoholic Beverages and Tobacco of the State of Florida, in each case,   responsible for interpreting, administering and enforcing the Liquor Laws.

“Liquor Laws” means the laws, rules, regulations and orders applicable to or involving the sale or distribution of liquor by Freedom Holding, Holdings, the Borrower or any Affiliate thereof in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the applicable Liquor Authorities.

“Liquor License” means, in any jurisdiction in which Freedom Holding, Holdings, the Borrower or any Affiliate thereof sells or distributes liquor, any license, permit or other authorization to sell or distribute liquor that is granted or issued by the applicable Liquor Authorities.

“Loan Documents” means this Agreement, any promissory notes executed and delivered pursuant to Section 2.06(e), the Collateral Documents, the Disbursement Agreement, the Warrant Agreements and warrants to be issued pursuant thereto, the other “Financing Agreements” (as defined in the Disbursement Agreement) and any and all other instruments and documents executed and delivered in connection with any of the foregoing.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Main Cash Account” means the Borrower’s deposit account maintained with Wells Fargo Bank, National Association as disclosed by the Borrower to the Administrative Agent prior to the Effective Date.

“Management Agreement” means the Management Agreement, dated as of April 25, 2011 (the form of which is attached hereto as Exhibit I), by and among Miami Casino Management, LLC and Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Management Fees” means all management fees and all other amounts payable to Miami Casino Management, LLC or any other Person pursuant to and in accordance with the terms of the Management Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, performance, prospects or condition (financial or otherwise) of Holdings and the Subsidiaries (including the Borrower) taken as a whole, (b) the ability of Holdings or the Borrower to perform any of its obligations under this Agreement or (c) the validity or enforceability of this Agreement or the rights of or benefits available to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents.  Notwithstanding the foregoing, no change in GAAP shall be deemed to constitute a Material Adverse Effect.

“Material Indebtedness” means the Dade County Debt (if any), the Contractor Debt, and Indebtedness (other than the Loans) of any one or more of Freedom Holding, Holdings and its Subsidiaries (including the Borrower) in an aggregate principal amount exceeding $250,000.

“Maturity Date” means April 25, 2016.

“Miami Jai-Alai Facility” means (i) the real property described as such in Schedule 3.05 hereto, (ii) the gaming establishment, improvements, and other property and assets directly related or ancillary thereto or used in connection therewith, including, without limitation, the slot machine gaming facilities being constructed, any building, restaurant, hotel, theater, parking facilities, retail shops, land, golf courses, and other recreation and entertainment facilities, and equipment, and (iii) all other property related thereto to the extent required under applicable Gaming Laws or Liquor Laws to be registered with, or approved by, or not disapproved by, all applicable Gaming Authorities or Liquor Authorities, as the case may be.

“Miami Jai-Alai Facility Costs” has the meaning set forth in the Disbursement Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means the agreements, documents and instruments, all in form and substance reasonably acceptable to the Administrative Agent, pursuant to which a Credit Party grants the Administrative Agent, on behalf of the Lenders, a Lien on its real property, including without limitation, the following real properties: the Ft. Pierce Property, the Contractor-Related Property, the Parking Lot Property and the Miami Jai-Alai Facility.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all fees and out-of-pocket expenses paid by Freedom Holding, Holdings and the Subsidiaries and other Credit Parties (including the Borrower) to third parties (other than fees and expenses paid to Affiliates at prices or on terms and conditions less favorable to Freedom Holding, Holdings or any such Subsidiary or Credit Party (including the Borrower) than could be obtained on an arm’s-length basis from unrelated third parties) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by Freedom Holding, Holdings, the Borrower and the Subsidiaries and other Credit Parties as a result of such event to repay Indebtedness (other than Loans) secured by such asset, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by Freedom Holding, Holdings, the Borrower and the Subsidiaries and other Credit Parties, and the amount of any reserves established by Freedom Holding, Holdings, the Borrower and the Subsidiaries and other Credit Parties to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of Holdings or the Borrower); provided that “Net Proceeds” shall include on a dollar-for-dollar basis all amounts remaining in such reserve after such liability shall have been satisfied in full or terminated.

“Obligations” means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by Holdings, the Borrower, any Subsidiary or any Credit Party to the Administrative Agent, any Lender, any Affiliate of the Administrative Agent, or any Lender, or any indemnified Person hereunder, of any kind or nature, present or future, arising under this Agreement, any Collateral Document, any Swap Agreement (to the extent such Swap Agreement is with a Lender or its Affiliate) or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.  The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements, reasonable paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to Holdings, the Borrower, any Subsidiary or any Credit Party under this Agreement or any other Loan Document.

“Off-Balance Sheet Liabilities” of a Person means (a) any repurchase obligation or liability of such Person or any Subsidiary thereof with respect to receivables sold by such Person or such Subsidiary, (b) any liability under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person or any Subsidiary thereof, (c) any liability of such Person or any Subsidiary thereof under any financing lease, so-called “synthetic” lease or “tax ownership operating lease” transaction, (d) any obligation under a receivables purchase facility or other similar asset securitization transaction that would be characterized as principal if such facility were structured as a secured lending transaction rather than a purchase, or (e) any obligation of such Person or any Subsidiary thereof arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which, in the case of the foregoing clauses, does not constitute a liability on the consolidated balance sheet of such Person or any Subsidiary thereof.

“Opening Date” means the earlier to occur of (x) the date on which the Borrower has received all necessary approvals, permits and licenses to open and operate slot machine gaming at the Miami Jai-Alai Facility, and the Miami Jai-Alai Facility is first opened to the public for slot machine gaming purposes, and (y) each of the Disbursement Agent and the Construction Inspector countersigns the Borrower’s Opening Date Certificate (under and as defined in the Disbursement Agreement) acknowledging the foregoing and that the Opening Conditions (under and as defined in the Disbursement Agreement) have been satisfied; provided, that if the Opening Date has not occurred within nine months after the Effective Date, the Administrative Agent, in its sole discretion, may declare that the Opening Date has occurred at any time after the nine-month anniversary of the Effective Date.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Owner Representative” means LPCiminelli, Inc. or such other Person that is approved by the Administrative Agent in its sole discretion.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Parking Lot Property” means that parcel of real property disclosed to the Administrative Agent prior to the Effective Date, which parcel is to be converted into a parking lot for use by the Miami Jai-Alai Facility.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted CapEx Amount” means (i) for the period beginning on the Opening Date and ending December 31, 2011, an amount equal to $750,000 times a fraction, the numerator of which is 365 minus the number of days that occur during the period beginning (and including) on January 1, 2011 and ending (and including) on the Opening Date, and the denominator of which is 365, and (ii) the following amounts for the following fiscal years:

Fiscal Year	Maximum Aggregate Permitted Capital Expenditures
2012	$750,000
2013	$1,000,000
2014	$1,500,000
2015	$2,000,000
2016	$2,000,000

“Permitted Corporate Expenses” means those categories of overhead, professional fees, directors fees and expenses, and similar expenses set forth in Schedule 1.01 (including, without limitation, payments under the Freedom Consulting Agreement) that are payable by Holdings in the ordinary course of business, that are consistent with past practices, and that are payable in good faith without any intent to evade or avoid any covenant, restriction or prohibition set forth in any Loan Document.  Notwithstanding the foregoing or anything to the contrary set forth herein, no payment in respect of the FH Note or the Freedom Financial Note shall constitute a Permitted Corporate Expense.

“Permitted Corporate Expenses Cap” means the Initial Permitted Corporate Expenses Cap Amount for 2011, $1,837,500 for 2012, $1,929,375 for 2013, $2,025,843 for 2014, $2,127,135 for 2015, and $2,233,491 for 2016; provided, that (i) if the EBITDAM Adjustment Condition has been satisfied during any such fiscal year, then the Permitted Corporate Expenses Cap for such fiscal year shall be increased by $250,000; (ii) only one such increase shall occur (if such increase occurs at all) during any fiscal year; (iii) no portion of the Permitted Corporate Expenses Cap that goes unused in any fiscal year shall be available in any other fiscal year; and (iv) no more than 25% of any year’s Permitted Corporate Expenses Cap amount shall be available or otherwise distributed in any quarter occurring during such year.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)           with respect to the Ft. Pierce Property, carriers’, warehousemen’s, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04; provided, that no mechanic’s Liens or Liens in favor of the Contractor or any Subcontractor shall be permitted hereunder;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)          deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           with respect to the Ft. Pierce Property, judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Section 7.01;

(f)           the encumbrances listed on Schedule 6.02; and

(g)           Liens in favor of the Administrative Agent for the benefit of the Holders of Obligations;

provided that, except as set forth in clause (g) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Freedom Consulting Payment Cap” means $300,000 per fiscal year; provided, that (i) if the EBITDAM Adjustment Condition has been satisfied during such fiscal year, then the Permitted Freedom Consulting Payment Cap for such fiscal year shall equal $450,000; (ii) only one such increase shall occur (if such increase occurs at all) during any fiscal year; (iii) no portion of the Permitted Freedom Consulting Payment Cap that goes unused in any fiscal year shall be available in any other fiscal year; and (iv) no more than 25% of any year’s Permitted Freedom Consulting Payment Cap amount shall be available or otherwise distributed in any quarter occurring during such year.

“Permitted Holders” means each of the following and/or any combination thereof; provided, however, with respect to those Persons identified in the following, each such Person shall only constitute a Permitted Holder if approved by the Florida Gaming Board and all other applicable Governmental Authorities (including all applicable Gaming Authorities) with oversight over Freedom Holding, Holdings, the Borrower, its Affiliates and/or the Key Employees: (i) Freedom Holding, (ii) each of W. Bennett Collett, Sr., W. Bennett Collett, Jr., and Dorothy Howell; (iii) spouses and descendents of the Persons referenced in clause (ii); and (iv) any trustee of a trust revocable by any of such Persons covered in clause (ii) and (iii), and any executor, administrator, guardian, conservator or personal representative of any such Person.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 90 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A-2 from S&P and at least P-2 from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within one-hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)          money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(e)           in the case of investments of any Foreign Subsidiary or non-domestic branch of Holdings or the Borrower, securities issued by any foreign government or any political subdivision of any foreign government or any public instrumentality thereof having maturities of not more than one year from the date of acquisition thereof and, at the time of acquisition thereof, having an investment grade credit rating obtainable from S&P, Moody’s, or other generally recognized rating agency; and

(f)           in the case of investments by any Foreign Subsidiary or non-domestic branch of Holdings or the Borrower, investments in time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with any highly capitalized commercial bank which is located in the jurisdiction where such non-domestic branch of Freedom Holding, Holdings or the Borrower or such Foreign Subsidiary is located and which bank has an investment grade credit rating obtainable from S&P, Moody’s or other generally recognized rating agency.

“Permitted Main Cash Account Amount” means (x) as required by the Florida Gaming Board and applicable Florida laws and regulations, the minimum amount of cash the Borrower is required to have available to operate gaming activities at the Miami Jai-Alai Facility and the Ft. Pierce Property, including, without limitation, “cage cash” and other similar amounts needed to pay successful wagers, plus (y) $500,000.

 “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Holdings, the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plans and Specifications” means the final plans and specifications for the construction and development of the Miami Jai-Alai Facility, including, without limitation, the plans and specifications for the construction of all improvements therein and thereto, which plans and specifications are attached to the Disbursement Agreement as Exhibit T-1 thereto.

“Pledge and Security Agreement” means that certain Pledge and Security Agreement (the form of which is attached hereto as Exhibit F), dated as of April 25, 2011, by and among the Credit Parties party thereto and the Administrative Agent for the benefit of the Holders of Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Pre-Opening Expenses” means marketing, promotional, training, start-up and other non-recurring expenses associated with the opening of the Miami Jai-Alai Facility.

“Register” has the meaning set forth in Section 9.04.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Equity Amount” means at least 1,325,869 of the issued and outstanding Equity Interests of Holdings.

“Required Excess Cash Flow Prepayment Amount” means, for any date on which a mandatory prepayment is required to be made under Section 2.08(f), an amount equal to the ECF Percentage of Excess Cash Flow based upon the information set forth in the applicable financials and compliance certificate delivered on such date.

“Required Lenders” means, at any time, Lenders having Term Loans and unused Commitments not otherwise described herein representing more than 50% of the sum of the outstanding Term Loans and unused Commitments at such time; provided, that subject to Section 2.16, Defaulting Lenders shall be excluded from determinations of Required Lenders.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Holdings, the Borrower or any option, warrant or other right to acquire any such Equity Interests in Holdings or the Borrower, or any payment in respect of Indebtedness owing by Holdings, the Borrower or any Affiliate thereof to any other Affiliate thereof (including, without limitation, Freedom Holding and Freedom Financial).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of assets or property by any Person with the intent to lease any such asset or property as lessee.

“Scheduled Multiplier” means (x) prior to the occurrence of the Hialeah Park Slots Event, 11.50%, and (y) on and after the date on which the Hialeah Park Slots Event occurs, the following percentages for Term Loan Repayment Dates that occur during the following twelve-month periods:

Year	Scheduled Multiplier Percentage
First twelve month period following the first Term Loan Repayment Date	5%
Second twelve month period following the first Term Loan Payment Date	7.5%
Third twelve month period following the first Term Loan Repayment Date	7.5%
Fourth twelve month period following the first Term Loan Repayment Date	7.5%

“Scheduled Term Loan Payment Amount” means (x) the aggregate principal amount of the Term Loans outstanding on the first day to occur after all of the mandatory prepayments under Section 2.08 using amounts on deposit in the Interest Reserve Account, the Construction Funds Account, the Completion Reserve Account and the Contingency Reserve Account have been made times (y) the Scheduled Multiplier, with the product of (x) and (y) representing the aggregate amount required to be paid during each annual period (with the first four quarters in which Term Loan Repayment Dates occur constituting an annual period, with the next four quarters constituting an annual period, and continuing thereafter in such four-quarter increments, through the Maturity Date), and with the amount due on a Term Loan Repayment Date that falls during an annual period equaling 25% of such annual amount (by way of example only, if the Scheduled Term Loan Payment Amount for an annual period was $10,000,000, then the amount payable on each Term Loan Repayment Date during such annual period would be $2,500,000).

“Subcontractor” has the meaning set forth in the Disbursement Agreement.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Holdings or the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or the Subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan” means a Loan made pursuant to Section 2.01.

“Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) terminated pursuant to Section 2.05 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.01(a), or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable.

“Term Loan Repayment Date” means (x) the last Business Day of the calendar month to occur six full months after the Opening Date (so that, for example, if the Opening Date occurred January 15th, the first Term Loan Repayment Date would occur on the last Business Day of July), and (y) the last Business Day of each third calendar month to occur thereafter (so that, for example, if the first Term Loan Repayment Date would occur on the last Business Day of July, then the next Term Loan Repayment Date would occur on the last Business Day of October).

“Total Leverage Ratio” has the meaning assigned to such term in Section 6.12.

“Transaction Fee Letter” means the Fee Letter, dated as of April 25, 2011, by and among Holdings, the Borrower, and the Administrative Agent, on its behalf and on behalf of the Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time with the consent of the parties thereto and all of the Lenders.

“Transactions” means the execution, delivery and performance by Holdings and the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof, and the Borrower’s construction, development, completion, operation and maintenance of the Miami Jai-Alai Facility.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures minus the amount of such Capital Expenditures financed by purchase money Indebtedness permitted hereunder and minus the principal portion of Capital Lease Obligations permitted hereunder made in accordance with the terms of this Agreement during such period.

“Warrant Agreements” means collectively, the Borrower Warrant Agreement and the Holdings Warrant Agreement.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means, at any date, the excess of current assets of the Holdings and its Subsidiaries (including the Borrower) on such date over current liabilities of Holdings and its Subsidiaries (including the Borrower) on such date, all as determined on a consolidated basis in accordance with GAAP.

SECTION 1.02.           Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03.           Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Holdings or the Borrower notifies the Administrative Agent that Holdings or the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Holdings or the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until  such notice shall have been withdrawn or such provision  amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Holdings or any Subsidiary (including the Borrower) at “fair value”, as defined therein.

SECTION 1.04.           Miami Jai-Alai Facility Generally.  With respect to the Miami Jai-Ali Facility, all references to the construction or improvement thereof, and gaming or gambling operation occurring on such premises, shall include the establishment of slot machine gaming at the site of the Miami Jai-Alai Facility, including the construction and operation of the facilities for such slot machine gaming.  The parties hereto acknowledge that a portion of the Miami Jai-Alai Facility is in existence as of the Effective Date and that such portion of the Miami Jai-Alai Facility shall continue to operate during the construction of the slot machine facilities.  For purposes of the Loan Documents, any reference to slot machines shall include any machine as defined by subsection (8) of Section 551.102, Florida Statutes.

ARTICLE II

The Credits

SECTION 2.01.           Commitments.

Subject to the terms and conditions set forth herein and in the Disbursement Agreement, each Lender agrees to make Term Loans to the Borrower on the Effective Date in an aggregate principal amount for all such Term Loans made by such Lender equal to its Term Loan Commitment.  Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.  Proceeds of the Term Loans shall be used as contemplated by Section 5.08 and shall be deposited into Company Accounts as follows: (i) a portion thereof shall be deposited into the Interest Reserve Account in such amount as shall be necessary to satisfy all interest payments due and payable in respect of such Term Loans through the twelve month anniversary of the Effective Date (with the assumption that such Term Loans shall remain outstanding through such date); (ii) to the extent required by the Disbursement Agreement, a portion shall be deposited into the Contingency Reserve Account; (iii) a portion of such proceeds shall be deposited into the Construction Funds Account; (iv) a portion of such proceeds shall be deposited into the Completion Reserve Account, (v) a portion of such proceeds shall be deposited into the Main Cash Account, and (vi) a portion of such proceeds shall be deposited into each of the “Holdback Account” and the “Slot License Account” (as each is defined in the Disbursement Agreement), with all such deposits being made in the amounts set forth in the sources and uses attached hereto as Schedule 5.08(a).  Amounts on deposit in the Main Cash Account shall be used in accordance with Schedule 2.01(b), and shall not exceed any limits set forth therein.  All amounts deposited into Company Accounts shall be distributed and applied as required by the Disbursement Agreement and this Agreement.  Proceeds of Term Loans deposited into the Contingency Reserve Account shall remain on deposit in the Contingency Reserve Account until the later of (x) the three month anniversary of the Opening Date and (y) the date on which the Construction Inspector pursuant to the terms of the Disbursement Agreement authorizes the release of such amount to the Borrower; provided, that if the Opening Date has not occurred within nine months after the Effective Date, the Administrative Agent, in its sole discretion, may release such funds from the Contingency Reserve Account.  On the date such funds are released from the Contingency Reserve Account, such funds shall be applied as a prepayment of the Term Loans in accordance with Section 2.08 hereof.

SECTION 2.02.           Loans and Borrowings.

(a)           Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.

(b)           Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

SECTION 2.03.           Requests for Term Loan Borrowings.  To request a Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing.  Each telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower, and such written Borrowing Request shall also be delivered together with the items, if any, required under the Disbursement Agreement.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)           the aggregate amount of the requested Borrowing, which shall be the entirety of the Aggregate Term Loan Commitment;

(ii)          the date of such Borrowing, which shall be a Business Day; and

(iii)         the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.           Funding of Borrowings.

(a)           Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the account required by the Disbursement Agreement or as otherwise agreed upon by the Borrower and the Administrative Agent.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the Applicable Rate.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05.           Termination of Commitments.  Unless previously terminated or fully funded, the Term Loan Commitments shall terminate at 5:00 p.m., New York time, on the Effective Date.  The Borrower shall not be entitled to terminate any Commitment prior to the Effective Date.  The Borrower may terminate the Commitments in their entirety on the Effective Date with at least 3 Business Days prior written notice to the Administrative Agent.  Such termination shall be made concurrently with the full repayment of any Obligations then outstanding.

SECTION 2.06.           Repayment of Loans; Evidence of Debt.

(a)           The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan as provided in Section 2.07.

(b)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.07.           Amortization of Term Loans.

(a)           Subject to adjustment pursuant to paragraph (c) of this Section and the full repayment thereof on the Maturity Date as described in paragraph (b) of this Section, the Borrower shall repay Term Loans on each Term Loan Repayment Date in an amount equal to the Scheduled Term Loan Payment Amount on each such Term Loan Repayment Date.  No penalty or premium shall be due or payable on such scheduled payments and such scheduled payments shall be made at par.  Each such payment shall be applied ratably among the Term Loans based on the outstanding principal amounts thereof.

(b)           To the extent not previously paid, all Term Loans and all accrued and unpaid interest due thereon shall be due and payable on the Maturity Date.

(c)           Unless set forth in Section 2.08, any prepayment of a Term Loan Borrowing shall be applied to reduce the scheduled repayments of the Term Loan Borrowings to be made pursuant to this Section in inverse order of maturity.

(d)           Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing.  Repayments of Term Loan Borrowings shall be accompanied by accrued interest on the amount repaid.

(e)           During the continuance of an Event of Default, all amounts received in respect of outstanding Term Loans and other Obligations shall be applied in accordance with the priority of payments set forth in Section 7.4 of the Pledge and Security Agreement.

SECTION 2.08.           Prepayment of Loans.

(a)           Subject to the remainder of this Section 2.08(a), the Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to (i) prior notice in accordance with paragraph (i) of this Section, (ii) payment of the funding compensation required by Section 2.12 and (iii) such prepayment being in a minimum amount equal to $1,000,000 or any integral multiple of $100,000 in excess thereof. A prepayment of the Obligations in their entirety shall require that notice thereof be delivered to the Administrative Agent at least 3 Business Days prior to the date of the requested prepayment.  Such notice shall be irrevocable once delivered.  Except as otherwise provided in this Agreement, the Borrower shall not have the right to voluntarily prepay any Term Loan until the occurrence of the first anniversary of the Effective Date.  Thereafter, the Borrower may voluntarily prepay the Term Loans so long as the Borrower satisfies the prepayment requirements set forth in this Section 2.08(a) and as otherwise set forth in this Agreement, and so long as the Borrower remits the following prepayment premium to the Administrative Agent for the ratable benefit of Lenders holding Term Loans:  (i) if such a prepayment is made after the first anniversary of the Effective Date but prior to the second anniversary thereof, an amount equal to 3% times the principal amount of such prepayment, (ii) if such a prepayment is made on or after the second anniversary of the Effective Date but prior the third anniversary of the Effective Date, an amount equal to 2% times the principal amount of such prepayment, (iii) if such prepayment is made on or after the third anniversary date but prior to the fourth anniversary of the Effective Date, an amount equal to 1% times the principal amount of such prepayment, and (iv) thereafter, no prepayment premium shall be required.  No such prepayment premium shall be required in connection with a scheduled or mandatory prepayment of any Term Loan contemplated by Section 2.07 or Section 2.08.  Notwithstanding the foregoing, if amounts remain on deposit in the Contingency Reserve Account subsequent to the later of (x) three months after the Opening Date and (y) the date on which the Construction Inspector authorizes the release of funds from such account, then, on the date such funds are released from the Contingency Reserve Account, such funds shall be applied as a prepayment of the Term Loans at par (and no prepayment penalty or premium shall apply in respect of such application); provided, that if the Opening Date has not occurred within nine months after the Effective Date, the Administrative Agent, in its sole discretion, may release such funds from the Contingency Reserve Account for application as a prepayment hereunder.

(b)           If amounts remain on deposit in the Interest Reserve Account on the six-month anniversary of the Opening Date (with the understanding that if the Opening Date has not occurred within nine months after the Effective Date, the Administrative Agent, in its sole discretion, may declare such date to have occurred subsequent to such nine-month anniversary for purposes hereof), the Borrower, within five (5) Business Days after such anniversary, shall offer to prepay (via a notice to the Administrative Agent) the Term Loans with the balance of the Interest Reserve Account.  The Administrative Agent shall promptly notify the Lenders of such offer.  Each Lender, within ten (10) Business Days after delivery of such notice to the Administrative Agent, shall notify the Administrative Agent whether or not a prepayment of its Loans should occur (the “Decision Period”).  Lenders that decline such offer shall not receive a prepayment under this Section 2.08(b).  Failure to notify the Administrative Agent by the end of the Decision Period shall be deemed a rejection of such prepayment.  Lenders that agree to receive such prepayment shall receive such prepayments within two (2) Business Days after the end of the Decision Period.  Such prepayments shall be applied to the Term Loans of the accepting Lenders ratably at par based on the outstanding principal amounts of their Term Loans (and Term Loans of declining Lenders shall not be included in such determination).  All of the amounts available for prepayment shall be used to reduce the principal amount of the Loans held by the Lenders accepting a prepayment hereunder.  If any amounts remain after making the applicable prepayments, and no Default or Event of Default is then outstanding, such remaining amounts shall be remitted to the Borrower for use in the ordinary course of its business.  No prepayment penalty or premium shall apply in respect of such prepayments.  The foregoing prepayment shall not be deemed to contravene any ratable sharing or pro rata sharing provisions set forth herein (including, without limitation, Section 2.14 hereof).

(c)           In the event and on such occasion Freedom Holding, Holdings, the Borrower, any Subsidiary or any other Credit Party receives any Net Proceeds from the sale, transfer, lease or other disposition (including pursuant to a sale and leaseback transaction, or any sale of all or any part of the Ft. Pierce Property) of any property or asset of any such Person, other than dispositions described in clauses (a), (b) and (d) of Section 6.10, the Borrower shall make a mandatory prepayment of the Term Loans in an aggregate amount equal to 100% of such Net Proceeds.  Such prepayment shall be applied ratably to the Term Loans at par without premium or penalty.

(d)           In the event and on such occasion that Freedom Holding, Holdings, the Borrower, any Subsidiary or any Credit Party receives any Net Proceeds from any casualty or other insured damage to, or any taking under power of eminent domain or by casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Freedom Holding, Holdings, the Borrower, any Subsidiary, or any Credit Party, including, without limitation, the Miami Jai-Alai Facility and the Ft. Pierce Property, within three (3) Business Days after such Person’s receipt of such Net Proceeds, the Borrower shall make a mandatory prepayment of the Term Loans in an aggregate amount equal to 100% of such Net Proceeds. Such prepayment shall be applied ratably to the Term Loans at par without premium or penalty.

(e)           With respect to the Construction Funds Account and the Completion Reserve Account:

(i)           If amounts remain on deposit in the Construction Funds Account subsequent to the later of (x) three months after the Opening Date and (y) the date on which the Construction Inspector authorizes the release of funds from such account, then, on the date such funds are released from the Construction Funds Account, such funds shall be applied as a prepayment of the Term Loans at par (and no prepayment penalty or premium shall apply in respect of such application); provided, that if the Opening Date has not occurred within nine months after the Effective Date, the Administrative Agent, in its sole discretion, may release such funds from the Construction Funds Account for application as a prepayment hereunder; and

(ii)            Subsequent to the Effective Date and the initial deposit of Loan proceeds into the Completion Reserve Account, if the Borrower or any Affiliate thereof deposits at least $3,000,000 into the Completion Reserve Account as contemplated by the Disbursement Agreement (including, without limitation, as a result of having not been “In Balance” under and as defined in the Disbursement Agreement), then the Borrower shall prepay, from funds on deposit in the Completion Reserve Account, the Term Loans at par, without penalty or premium, in an amount equal to $3,000,000 on the date on which such deposit is made.  In addition, if any amounts remain on deposit in the Completion Reserve Account two months after the occurrence of the Opening Date, such amounts shall be applied at par, without penalty or premium, as a prepayment of the Term Loans on such two-month anniversary.

(f)           Concurrently with Holdings’ and the Borrower’s delivery of its financials from time to time under Section 5.01(a), the Borrower shall make a mandatory prepayment of the Term Loans at par in an aggregate amount equal to the Required Excess Cash Flow Prepayment Amount for the applicable period, with the first such payment being required in connection with fiscal year 2011.

(g)           Unless otherwise specified in this Agreement, prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (h) of this Section 2.08.

(h)           The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder not later than 11:00 a.m., New York City time three (3) Business Days before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that if a notice of prepayment is given in connection with an anticipated receipt of Net Proceeds in respect of any event described in clauses (c), (d) or (e) of this Section 2.08 and such event subsequently fails to occur at the anticipated time, then such notice of prepayment may be revoked.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.   Each prepayment of a Borrowing shall be applied to each installment of the Loans in inverse order of maturity.  Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.10 and (ii) break funding payments pursuant to Section 2.12.

(i)           During the continuance of an Event of Default, all amounts received in respect of outstanding Term Loans and other Obligations under this Section 2.08 shall be applied in accordance with the priority of payments set forth in Section 7.4 of the Pledge and Security Agreement.

SECTION 2.09.           Fees.

(a)           Holdings and the Borrower agree, jointly and severally, to pay the Lenders those fees set forth in the Transaction Fee Letter as and when required thereunder.

(b)           Holdings and the Borrower agree, jointly and severally, to pay the Administrative Agent those fees set forth in the Administrative Agent Fee Letter as and when required thereunder.

(c)           All fees payable hereunder or under any other Loan Document shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution if and as contemplated by the Transaction Fee Letter or the Administrative Agent Fee Letter.  Fees paid shall not be refundable under any circumstances.

SECTION 2.10.           Interest.

(a)           The Loans shall bear interest at the Applicable Rate.

(b)           Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, all outstanding Obligations shall accrue interest at a rate per annum equal to 2% plus the Applicable Rate.

(c)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.  Interest shall be paid in cash when due.  The Borrower shall not be entitled to elect when amounts on deposit in the Interest Reserve Account may be used to pay accrued and unpaid interest.  The Borrower agrees that it shall always use its or Credit Parties’ cash to make such payments when due, and is not relying on cash or other items on deposit in the Interest Reserve Account to make such payments when due.  Cash or other items on deposit in the Interest Reserve Account shall only be used to pay interest if, in the Administrative Agent’s sole and absolute discretion, no Credit Party possesses any unencumbered cash to make the required payment, or if the Administrative Agent elects, in its sole and absolute discretion, to do so during the continuance of an Event of Default.  No Credit Party shall take any action in avoidance or hindrance of this provision (including investing cash in cash equivalents, illiquid assets or otherwise, or causing cash or other items of payment to be unavailable at the time of payment). Cash or other items of payment shall only be deemed unavailable hereunder if such cash or other items of payment are required under applicable law to be retained by such Credit Party (such as “cage cash”) or if such cash or other items of payment are used in the ordinary course of business (and not in avoidance or hindrance hereof) for costs and expenses (such as accounts payable).

(d)           All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.11.           Increased Costs.

(a)           If any Change in Law shall impose, modify or deem applicable any reserve, special deposit, Tax (other than Indemnified Taxes, Other Taxes, or Excluded Taxes which shall be governed by Section 2.13) or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.12.           Break Funding Payments.  In the event of the failure to borrow or prepay a Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08 and is revoked in accordance therewith), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.

SECTION 2.13.           Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then

(i)           the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made,

(ii)          the Borrower shall make such deductions; and

(iii)         the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Administrative Agent, and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, or such Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f)           If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)           In cases in which the Borrower makes a payment under this Agreement to a U.S. Person, as defined in Section 7701(a)(30) of the Code, with knowledge that such U.S. Person is acting as an agent for a foreign person, the Borrower will not treat such payment as being made to a U.S. Person for purposes of Treas. Reg. § 1.1441-1(b)(2)(ii) (or successor provision) without the express written consent of such U.S. Person.

(h)           Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.13(h) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

SECTION 2.14.           Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, or fees, or of amounts payable under Section 2.11, 2.12 or 2.13, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no time is expressly required, prior to 12:00 noon, New York City time) on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its main offices at Boston, Massachusetts or as otherwise designated from time to time by the Administrative Agent, except that payments pursuant to Sections 2.11, 2.12, 2.13 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder of under any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder or under any other Loan Document shall be made in dollars.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied in accordance with the priority of payments set forth in Section 7.4 of the Pledge and Security Agreement.

(c)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided that:

(i)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii)          the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Holdings, the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each of Holdings and the Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Holdings or the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Holdings or the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.14(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.15.           Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.13, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If (i) any Lender requests compensation under Section 2.11, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, (iii) any Lender is a Defaulting Lender, or (iv) any Lender refuses to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement or the other Loan Documents requiring the consent of the Required Lenders or all Lenders (or all affected Lenders) pursuant to Section 9.02, and the same have been approved by such Lenders, as applicable (or would have been approved by such Lenders with the disapproving Lender’s consent), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)           the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld,

(ii)          such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and

(iii)         in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.16.           Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, at the election of the Administrative Agent, the following provisions shall apply for so long as such Lender is a Defaulting Lender: (i) fees under the Transaction Fee Letter shall cease to accrue in respect of the Defaulting Lender’s Term Loans; and (ii) the Term Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or, waiver or other modification pursuant to Section 9.02); provided, however, that no amendment, waiver or modification under Section 9.02(b)(i), (ii), (iii), (iv), (v) or (vii) directly affecting a Defaulting Lender shall be given effect with respect to such Defaulting Lender without such Defaulting Lender’s consent.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.01.           Organization; Powers; Key Employees.  Each of Holdings, the Borrower and the Subsidiaries and other Credit Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted or proposed to be conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.  Schedule 3.01 hereto identifies each of Freedom Holding, Holdings, the Borrower and each Subsidiary and other Credit Party, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the owners of Equity Interests in Freedom Holding, Holdings, the Borrower or such Subsidiary or other Credit Party, and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding (including, without limitation, the percentage of Holdings’ Equity Interests owned by the Permitted Holders); provided, that no holder of fewer than 5% of the Equity Interests of Holdings that also is not a Permitted Holder shall be required to be set forth in Schedule 3.01.  All of the outstanding shares of capital stock and other Equity Interests of Freedom Holding, Holdings, the Borrower and each of the Subsidiaries and other Credit Parties are validly issued and outstanding and fully paid and nonassessable, and all such shares and other Equity Interests indicated on Schedule 3.01 as owned by the holders of Equity Interests in Freedom Holding, Holdings, the Borrower or another Subsidiary or Credit Party are owned, beneficially and of record, by such holders of Equity Interests in Freedom Holding, Holdings, the Borrower or such Subsidiary or Credit Party free and clear of all Liens (other than Liens created by the Collateral Documents); provided, that the foregoing Lien representation shall not apply and is not made with respect to those Persons that are not Permitted Holders and that hold fewer than 5% of the Equity Interests of Holdings.  As of the Effective Date, the Key Employees are listed on Schedule 3.01.  The only directly owned Subsidiary of Freedom Holding is Holdings.

SECTION 3.02.           Authorization; Enforceability.  The Transactions are within each Credit Party’s corporate or other organizational powers, as applicable, and have been duly authorized by all necessary corporate or other organizational action and, if required, stockholder or other equity holder action, as applicable.  This Agreement, and each of the other Loan Documents, has been duly executed and delivered by each Credit Party and constitutes a legal, valid and binding obligation of each such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.           Governmental Approvals; No Conflicts.  The Transactions

(a)           do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority (including any Gaming Authority or Liquor Authority), except such as have been obtained or made and are in full force and effect,

(b)           will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Credit Party or any order of any Governmental Authority,

(c)           will not violate or result in a default under any indenture, agreement or other instrument binding upon any Credit Party or its assets, or give rise to a right thereunder to require any payment to be made by such Credit Party, and

(d)          will not result in the creation or imposition of any Lien on any asset of any Credit Party except Liens created under the Loan Documents.

SECTION 3.04.           Financial Condition; No Material Adverse Change.

(a)           Holdings and the Borrower have previously furnished to the Lenders their balance sheets and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2009 and December 31, 2010 on a consolidated basis reported on by King & Company PSC, independent public accountants, and (ii) for each fiscal month of 2010 and the months of January and February 2011 on a consolidated and consolidating basis (it being understood that monthly statements of cash flows are only provided in a consolidated format for Holdings), each certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated Subsidiaries (including the Borrower) as of such dates and for such periods in accordance with GAAP.

(b)           Except as disclosed in the financial statements referred to above or the notes thereto and except for the Disclosed Matters, after giving effect to the Transactions, none of Holdings, the Borrower or any Subsidiary has, as of the Effective Date, any contingent liabilities that would reasonably be expected to have a Material Adverse Effect.

(c)           Since December 31, 2009, there has been no material adverse change in the business, assets, operations, performance, prospects or condition (financial or otherwise) of Holdings and its Subsidiaries (including the Borrower), taken as a whole.

SECTION 3.05.           Properties.

(a)           Each of Holdings, the Borrower and the Subsidiaries and Credit Parties has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)          Each of Holdings, the Borrower and the Subsidiaries and Credit Parties owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries or any other Credit Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)           Schedule 3.05 sets forth the address of each parcel of real property that is owned, and each material parcel of property that is leased, by Holdings, the Borrower or any of the Subsidiaries or Credit Parties.

(d)          Each of the Miami Jai-Alai Facility, the Ft. Pierce Property, the Contractor-Related Property, and the Parking Lot Property (including, without limitation, the operation and use thereof) complies in all material respects with all applicable laws and regulations (including, without limitation, Gaming Laws and Liquor Laws) and with all insurance requirements set forth in this Agreement and the Disbursement Agreement.

(e)           There are no current, pending, or to the knowledge of Holdings or the Borrower, proposed special or other assessments for public improvements or otherwise affecting the Miami Jai-Alai Facility, the Ft. Pierce Property, the Contractor-Related Property or the Parking Lot Property, nor are there any contemplated improvements to either of the foregoing that may result in such special or other assessments.  No Events of Eminent Domain have occurred or, to the knowledge of Holdings or the Borrower, are expected to occur with respect to the Miami Jai-Alai Facility, the Ft. Pierce Property, the Parking Lot Property or the Contractor-Related Property.

(f)           Each of the Miami Jai-Alai Facility, the Ft. Pierce Property, the Parking Lot Property and the Contractor-Related Property is in conformity and compliance in all material respects with all certificates of occupancy and other permits, licenses, variances, easements, agreements, restriction, covenants and/or conditions effecting either such property, including those governing the construction, occupancy and operation of the Miami Jai-Alai Facility.

(g)           There are no outstanding options to purchase or rights of first refusal or restrictions on transferability (other than restrictions which as a matter of law are imposed by Gaming Authorities) affecting the Miami Jai-Alai Facility, the Ft. Pierce Property, the Parking Lot Property or the Contractor-Related Property.

(h)           Each of the Miami Jai-Alai Facility, the Ft. Pierce Property, the Contractor-Related Property and the Parking Lot Property has adequate rights of access to public ways. Subject only to payment of fees reflected in the Construction Budget with respect to the Miami Jai-Alai Facility, all utility and municipal services required for the construction, occupancy and operation of the Miami Jai-Alai Facility, the Ft. Pierce Property, the Parking Lot Property and the Contractor-Related Property, as applicable, including, but not limited to, water, electric, gas, telephone, sewer, sanitary sewer and storm drain facilities, in each case as necessary to permit such property to be used for its intended purposes, are (or will be) available for use and tap-on at the boundaries of the real property, and written permission has been (or will be) obtained from the applicable utility companies or municipalities to connect (or maintain existing connections) the Miami Jai-Alai Facility, the Ft. Pierce Property, the Parking Lot Property and the Contractor-Related Property into each of said service. All roads necessary for the utilization of each of the Miami Jai-Alai Facility, the Ft. Pierce Property, the Parking Lot Property and the Contractor-Related Property has been completed and dedicated to public use. No building or structure now or hereafter constituting a portion of the Miami Jai-Alai Facility, the Ft. Pierce Property, the Contractor-Related Property or the Parking Lot Property violates (or will violate) any restrictive covenant or encroaches (or will encroach) on any easement or property of others.  No portion of the Miami Jai-Alai Facility, the Ft. Pierce Property, the Contractor-Related Property or the Parking Lot Property has suffered any material damage by fire or other casualty loss. The storm and sanitary sewage disposal system, water system, drainage system and all mechanical systems of each of the Miami Jai-Alai Facility, the Ft. Pierce Property, the Parking Lot Property and the Contractor-Related Property, when or as already constructed (as applicable), will comply with all applicable laws, including, without limitation, all Environmental Laws. The applicable environmental protection agency, pollution control board and/or other governmental agencies  having jurisdiction of the Miami Jai-Alai Facility, the Ft. Pierce Property, the Parking Lot Property or the Contractor-Related Property have issued their Permits (as defined in Section 3.19 below), if any, for the construction, tap-on and operation of those systems. All utility, parking, access (including curb-cuts and highway access), construction, recreational and other Permits and easements required for the construction and/or use of the Miami Jai-Alai Facility, the Ft. Pierce Property, the Parking Lot Property and the Contractor-Related Property have been granted and issued, or will be granted and issued prior to the time that Borrower causes or allows any corresponding work to be performed. Neither the Miami Jai-Alai Facility, the Ft. Pierce Property, the Parking Lot Property nor the Contractor-Related Property (including all work done to the Miami Jai-Alai Facility in accordance with the Plans and Specifications), encroaches upon any building line, set back line, sideyard line, or any recorded or visible easement (or other easement of which Holdings or the Borrower is aware or has reason to believe may exist) which exists with respect to the Miami Jai-Alai Facility, the Ft. Pierce Property, the Parking Lot Property or the Contractor-Related Property. The Plans and Specifications have been designed using generally accepted trade practices, are complete in all material respects, including a provision for all offsite improvements, and containing all other details requisite for the Miami Jai-Alai Facility which, when built and equipped in accordance therewith, shall be ready for the intended use thereof.

SECTION 3.06.           Litigation, Labor Matters and Environmental Matters.

(a)           There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened against or affecting, Holdings, the Borrower or any of its Subsidiaries or the Credit Parties (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)           Except for the Disclosed Matters, there are no labor controversies pending against or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings, the Borrower or any of its Subsidiaries or the Credit Parties (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve this Agreement or the Transactions.

(c)           Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any Subsidiary thereof or any other Credit Party:

(i)           has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law;

(ii)          has become subject to any Environmental Liability;

(iii)         has received notice of any claim with respect to any Environmental Liability; or

(iv)         knows of any basis for any Environmental Liability.

(d)           Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07.           Compliance with Laws and Agreements; No Burdensome Restrictions.  Except as set forth on Schedule 3.07,

(a)           Each of Holdings, the Borrower and its Subsidiaries and the other Credit Parties is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  None of Holdings, the Borrower or any Subsidiary or other Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement or instrument to which it is a party, which default would reasonably be expected to have a Material Adverse Effect, (ii) any agreement or instrument evidencing or governing Indebtedness or (iii) the Construction Agreement or any other material Construction Document.

(b)           No Default has occurred and is continuing.

(c)           None of Holdings, the Borrower or any Subsidiary or other Credit Party is party or subject to any law, regulation, rule or order, or any obligation under any agreement or instrument, that has a Material Adverse Effect.

(d)           None of Holdings, the Borrower or any Subsidiary thereof or other Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any (i) agreement or instrument to which it is a party, which default would reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

(e)           No event described in Section 7.01 (h) or (i) will terminate, rescind, nullify or otherwise have any adverse impact upon the Development Agreements, and such agreements will remain enforceable against the non-Credit Parties subject thereto, and such Persons shall be required to perform as and when required thereunder.

(f)           None of Holdings, the Borrower or any Subsidiary thereof or other Credit Party (including any partner, manager, director, officer, agent, employee or advisor thereof) has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business, to pay for favorable treatment for business secured, to obtain special concessions or for special concessions already obtained, for or in respect of Holdings, the Borrower or any Subsidiary thereof or other Credit Party (or any Affiliate thereof), or in violation of any law, rule or regulations.

(g)           None of Holdings, the Borrower or any Subsidiary or other Credit Party is party or subject to any advisory, brokerage, financial management or any similar agreement with any Person other than Innovation Capital, LLC (or its successor), that grants exclusivity, right of first refusal, or any similar rights to such Person, whether in respect of the Miami Jai-Alai Facility or otherwise.

SECTION 3.08.           Investment Company Status.  None of Holdings, the Borrower or any Subsidiary thereof or other Credit Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.           Taxes.  Each of Holdings, the Borrower and their Subsidiaries (as well as the other Credit Parties) has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Subsidiary or other Credit Party, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  To the knowledge of Holdings or the Borrower, neither the Borrower nor any other Credit Party nor any of their Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the five-year period ending on the Effective Date.

SECTION 3.10.           ERISA.

(a)           No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability has occurred or is reasonably expected to occur, could reasonably be expected to result in a liability of Holdings, the Borrower and the Subsidiaries (or any other Credit Party) in an aggregate amount in excess of $250,000.  With respect to each Plan, Holdings, the Borrower and all ERISA Affiliates have paid all required minimum contributions and all required installments on or before the due dates provided in Section 430(j) of the Code and Section 303(j) of ERISA.  With respect to each Multiemployer Plan, Holdings, the Borrower and all ERISA Affiliates have satisfied all required contributions and installments on or before the applicable due dates and have not incurred a complete or partial withdrawal under Section 4203 or 4205 of ERISA.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the assets of all such underfunded Plans.

(b)           Assuming the accuracy of the representations and warranties made in Section 9.15 and in any assignment made pursuant to Section 9.04, neither the execution of this Agreement nor the making of Loans hereunder gives rise to a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

SECTION 3.11.           Disclosure.  Each of Holdings and the Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any of the Credit Parties is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of Holdings or the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each of Holdings and the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12.           No Default.  Each of Holdings, the Borrower and each Subsidiary (as well as each other Credit Party) is in full compliance with the terms and conditions of this Agreement, and no Default has occurred and in continuing.

SECTION 3.13.           Liens.  There are no Liens on any of the real or personal properties of Holdings, the Borrower or any Subsidiary or other Credit Party except for Liens permitted by Section 6.02.

SECTION 3.14.          Contingent Obligations.  Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, none of Holdings, the Borrower or any Subsidiary or other Credit Party has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 3.04.

SECTION 3.15.           Regulation U.

(a)           Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of Holdings, the Borrower and their Subsidiaries (as well as the other Credit Parties) which are subject to any limitation on sale, pledge, or other restriction hereunder.

(b)           The Borrower shall use the proceeds of the Loans solely for the purposes set forth in Section 5.08.  No part of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

SECTION 3.16.           Solvency.  Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value (measured on a going concern basis) of the assets of the Credit Parties, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value (measured on a going concern basis) of the property of the Credit Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (c) the Credit Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Credit Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

SECTION 3.17.           Insurance.  Each of Holdings, the Borrower, their Subsidiaries and the other Credit Parties maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.  Schedule 3.17 sets forth a description of all material insurance maintained by or on behalf of Holdings, the Borrower, the Subsidiaries and the other Credit Parties as of the Effective Date, including, without limitation, insurance on the Miami Jai-Alai Facility, the Ft. Pierce Property, the Contractor-Related Property and the Parking Lot Property, and construction-related insurance in respect of the Miami Jai-Alai Property.  As of the Effective Date, all premiums in respect of such insurance that are due and payable have been paid.  Each of Holdings and the Borrower believes that the insurance maintained by or on behalf of Holdings, the Borrower, the Subsidiaries and the other Credit Parties is adequate.

SECTION 3.18.           Collateral Documents.  The Collateral Documents create, as security for the obligations purported to be secured thereby, a valid and enforceable interest in and Lien on all of the properties covered thereby in favor of the Administrative Agent, and upon the filing of any financing statements, notices or mortgages contemplated thereby in the offices specified therein, such Liens shall be superior to and prior to the right of all third Persons and subject to no other Liens (other than Liens permitted under Section 6.02 and the Collateral Documents).

SECTION 3.19.           Permits.  All “Permits” (as defined below) in respect of the Miami Jai-Alai Facility, the Ft. Pierce Property, the Parking Lot Property and the Contractor-Related Property required by applicable laws for any demolition have been validly issued and are in full force and effect, and all fees therefor have been fully paid. The Borrower has duly applied for all governmental underground and foundation Permits required by applicable laws in respect of the Miami Jai-Alai Facility, the Ft. Pierce Property, the Contractor-Related Property and the Parking Lot Property, if any. Prior to the commencement of construction in respect of the Miami Jai-Alai Facility, and at all times as the construction progresses, the Borrower covenants to promptly obtain, as and when they become necessary, all Permits required by applicable laws to construct, occupy and operate the Miami Jai-Alai Facility. The Borrower covenants not to submit any draw requests, and agrees that it shall not have the right to receive any draws, with respect to any work for which certain Permits are required, until such time as the Borrower has procured the same in accordance with applicable laws. The Borrower knows of no groups, organizations or people that are contesting the development, construction and/or use of the Miami Jai-Alai Facility, the Ft. Pierce Property, the Parking Lot Property or the Contractor-Related Property. Respecting all Permits required in connection with the construction, occupancy and operation of the Miami Jai-Alai Facility, the Ft. Pierce Property, the Contractor-Related Property and the Parking Lot Property, the Borrower further represents, warrants and covenants that (i) all such Permits either are or will be in full force and effect upon their issuance and all fees therefor either have been or will be fully paid, and the Borrower has performed and observed and will perform and observe all requirements of such Permits or, if the stage of construction of the Project does not allow the issuance of all such Permits, then Borrower shall provide evidence, reasonably satisfactory to Administrative Agent that as the construction progresses Borrower will promptly obtain and deliver to the Administrative Agent such Permits as and when they become available (which evidence shall include, without limitation, an architect’s certificate (as required by the Disbursement Agreement) or opinion of Borrower's counsel reciting the above matters and listing all such Permits and/or necessary easements, together with copies of all Permits, utility letters, and/or grants of easements as the Administrative Agent may require), (ii) no event will have occurred which allows or results in, or after notice or lapse of time would allow or result in, revocation, modification, suspension or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit, (iii) no such Permits will contain any restrictions, either individually or in the aggregate, that will be unreasonably burdensome to the Borrower or the Miami Jai-Alai Facility, the Ft. Pierce Property, the Parking Lot Property or the Contractor-Related Property, (iv) the Borrower will have no knowledge that any Governmental Authority (including any Gaming Authority or Liquor Authority) is considering limiting, modifying, suspending, revoking or renewing on unreasonably burdensome terms any such Permit, and (v) the Borrower reasonably believes that each such Permit will be timely renewed and complied with, without undue expense or delay, and that any Permit not required to have been obtained by the date this representation is deemed made that may be required of such Person is of a type that is routinely granted on application and compliance with the conditions of issuance (such conditions being ministerial or of a type satisfied in the ordinary course of business, without undue expense or delay) and will be timely obtained and complied with, without undue expense or delay.  Holdings and the Borrower will obtain and maintain all Permits required to operate slot machine gaming at the Miami Jai-Alai Facility.  For purposes hereof, “Permits” means all franchises, Gaming Licenses and other licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, variances, qualifications, easements, rights of way, liens and other rights, privileges and approvals required under all applicable laws, including all Gaming Laws and Liquor Laws, to which the Borrower, its Affiliates, the Miami Jai-Alai Facility, the Ft. Pierce Property, the Parking Lot Property or the Contractor-Related Property are subject.

SECTION 3.20.           Sufficiency of Construction Documents.  Other than those services or materials that can be reasonably expected to be commercially available when and as required, the services to be performed, the materials to be supplied and other rights granted or to be granted pursuant to the Construction Documents in effect as of such date (a) comprise all of the property interests necessary to secure any right material to the construction, operation and maintenance of the Miami Jai-Alai Facility in accordance with all applicable laws and regulations (including all Gaming Laws and Liquor Laws), (b) are sufficient to enable the Miami Jai-Alai Facility to be located and operate on the real property described as the Miami Jai-Alai Facility on Schedule 3.05, and (c) provide adequate ingress and egress from such real property for any reasonable purpose in connection with the operation of the Miami Jai-Alai Facility.

SECTION 3.21.           Survey.  Taking into account changes made to the land for the Miami Jai-Alai Facility (the “Land”) by or under the authority of the Borrower and improvements added to or removed from the Miami Jai-Alai Facility by or under the authority of Borrower, in each case, after the initial date on which Loans and disbursements under the Disbursement Agreement are made, the survey of the Land provided to the Administrative Agent prior to such date (the “Survey”) is true, accurate and complete in all other respects, including with respect to:  (i) the outline of the Land, and the outline of all buildings, structures and other improvements thereon, if any, and all paving, driveways and fences, if any, in place, (ii) the approximate acreage of the Land, (iii) the existence of all buildings, improvements, foundations and other structures on the Land, if any, (iv) encroachments by improvements located on adjoining property onto the Land or of buildings, improvements, foundations or other structures on the Land, if any, onto adjoining property, (v) means of ingress and egress to and from the Land, (vi) the flood area designation of the Land and improvements shown on the official maps of the Secretary of Housing and Urban Development, (vii) the identification of any portion of the Land and improvements which lies within a federally designated wetlands protection area as determined by the maps of the United States Army Corps of Engineers, (viii) the identification, location, size and use of all easements affecting the Land and improvements, and (ix) all other matters shown, indicated or noted thereon.  The Survey shall be in form and substance acceptable to the Administrative Agent and shall be delivered with a comparison against the Plans and Specifications outlining the proposed boundaries for the Miami Jai-Alai Facility.

ARTICLE IV

Conditions

SECTION 4.01.           Effective Date.  The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)           The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)           The Administrative Agent (or its counsel) shall have received from each Credit Party subject thereto either (i) a counterpart thereof signed on behalf of such Credit Party subject thereto or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page thereof) that such Credit Party has signed a counterpart of each of the Pledge and Security Agreement and such other Loan Documents as the Administrative Agent or its counsel may have reasonably requested.

(c)           The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (I) Frost Brown Todd LLC, counsel for the Credit Parties, substantially in the form of Exhibit B-1 hereto, (II) Infante, Zumpano, Hudson & Miloch, LLC, Florida counsel for the Credit Parties, substantially in the form of Exhibit B-2 hereto, and (III) Gunster, Yoakley & Stewart, P.A., gaming counsel for the Credit Parties, substantially in the form of Exhibit B-3 hereto, each covering such other matters relating to the Credit Parties, this Agreement or the Transactions as the Required Lenders shall reasonably request.

(d)           The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to (i) the organization, existence and good standing of each Credit Party, (ii) the authorization of the Transactions and (iii) any other legal matters relating to the Credit Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e)           All governmental, third party and shareholder approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the financing contemplated hereby and the continuing operations of Holdings, the Borrower and their Subsidiaries (including all Gaming Licenses and Liquor Licenses) shall have been obtained and be continuing in full force and effect; provided, that so long as the Borrower (or any Affiliate thereof) has not been denied a Gaming License from the Florida Gaming Board to operate slot machines and conduct slot-machine gaming at the Miami Jai-Alai Facility as of the Effective Date, and none of the Key Employees or officers and directors of the Borrower or its Affiliates have been denied slot or other gaming-related occupational licenses as of the Effective Date, then the Borrower may receive such slot-related Gaming License subsequent to the occurrence of the Effective Date, and such delayed delivery shall not prevent the Effective Date from occurring.

(f)           The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of Holdings and the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(g)          The Lenders and the Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Holdings and the Borrower hereunder.

(h)          The Administrative Agent shall have determined that (i) there is an absence of any material adverse change or disruption in primary or secondary loan syndication markets, financial markets or in capital markets generally that would materially impair syndication of the Loans and other extensions of credit hereunder, and (ii) each of Holdings and the Borrower has cooperated with the Administrative Agent’s syndication efforts, including, without limitation, by providing the Administrative Agent with information regarding Holdings’, the Borrower’s and the Subsidiaries’ operations and prospects and such other information as the Administrative Agent reasonably deems necessary to successfully syndicate the Loans and other credit extensions hereunder.

(i)           The Administrative Agent shall have received results satisfactory to the Administrative Agent of all aspects of its due diligence investigation of Holdings, the Borrower, the Subsidiaries and the other Credit Parties (including, without limitation, contingent liabilities and contractual obligations).

(j)           All other legal and regulatory matters shall be satisfactory to the Administrative Agent and the Lenders.

(k)           There shall be no pending or threatened litigation, arbitration, administrative proceeding or consent decree against any Credit Party or Subsidiary thereof, other than the Disclosed Matters.

(l)           The Administrative Agent shall have received, with respect to the Borrower, in form and substance acceptable to the Administrative Agent: (i) projected monthly income statements (which shall include financial information down to the Consolidated EBITDAM line thereof) for the period beginning on the Effective Date and ending with (and including) the twelfth month to occur after the Opening Date (as projected to occur as of the date hereof); (ii) projected quarterly balance sheets and income statements for the consecutive fiscal quarter period beginning with the fiscal quarter in which the Effective Date occurs through the quarter following the first annual anniversary of the projected Opening Date; and (iii) projected annual balance sheets and income statements for the two fiscal years following the first annual anniversary of the projected Opening Date.

(m)          The Administrative Agent shall have received such documents and certificates as the Administrative Agent and its counsel may reasonably request, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit D hereto.

(n)           Concurrently with the funding of the Term Loans hereunder, the Indebtedness described in Schedule 4.01(n) shall have been fully repaid, the agreements, documents and instruments evidencing such Indebtedness (including all funding commitments thereunder) shall be terminated and of no further force and effect, and all Liens securing such Indebtedness shall be released and terminated.

(o)           The Construction Budget provides, to the Administrative Agent’s reasonable satisfaction, that the aggregate of (i) the guaranteed maximum price (GMP) set forth in the Construction Agreement plus (ii) the portion of the Construction Budget allocated to furniture, fixtures and equipment shall not at any time exceed $37,702,416.

(p)           The Administrative Agent shall have received fully executed and effective copies of all Construction Documents in effect on the Effective Date including, without limitation, the Construction Agreement.

(q)           Holdings, the Borrower, the Lenders, and the Administrative Agent shall each have received all approvals and licenses required by the Gaming Authority and Liquor Authority, including all Gaming Licenses and Liquor Licenses, necessary to consummate the transactions set forth in this Agreement; provided, that this shall not include the slot-machine gaming licenses, further described in Section 5.17, that are permitted to be obtained subsequent to the Effective Date.

(r)           Merritt & Harris, Inc. shall have been retained and shall agree to serve as the Construction Inspector on terms and conditions reasonably satisfactory to the Administrative Agent.

(s)           The Administrative Agent shall have received, in form and substance reasonably acceptable to it, a fully executed and effective copy of the Disbursement Agreement, together with all deliveries required thereunder prior to the extension of any Loan or funding of any Disbursement.

(t)            The Administrative Agent shall have received, in form and substance reasonably acceptable to it, the Construction Plans.

(u)           The Administrative Agent shall be satisfied, in its sole and absolute discretion, with the outcome of the foreclosure proceeding involving the Ft. Pierce Property, including, without limitation, receipt of a payoff letter, evidence of a full release of Holdings, the Borrower and their Subsidiaries from any obligations, claims or liabilities under or in connection with such proceeding, and evidence of the dismissal with prejudice of the actions brought in respect of the Ft. Pierce Property, each in form and substance acceptable to the Administrative Agent.

(v)           The Administrative Agent shall have received a fully executed and effective set of the Dade County Debt Documents, all of which shall be in form and substance acceptable to the Administrative Agent.

(w)           Holdings and the Borrower shall have hired Miami Casino Management, LLC, pursuant to the Management Agreement, to oversee the construction and improvement of the Miami Jai-Alai Facility, and to oversee and make all strategic and other material decisions in respect of the design, marketing and implementation of a development plan for the Miami Jai-Alai Facility, and Miami Casino Management, LLC shall be subject to a subordination agreement, in form and substance acceptable to the Administrative Agent, which, among other things, prohibits amendments and modifications of the Management Agreement without the Administrative Agent’s prior consent and which limits payments made to Miami Casino Management, LLC subsequent to the occurrence of an Event of Default.

(x)           The Administrative Agent shall have received evidence satisfactory to it that, as of the Effective Date, the Indebtedness described in Schedule 4.01(x) has been amended and modified to (1) release the Borrower from all rights, duties and obligations thereunder (including, without limitation, as an obligor thereof), (2) cause Holdings to become the borrower, issuer, maker or obligor in respect thereof and to have assumed all duties and responsibilities in respect thereof, (3) have a stated maturity at least 6 months after the Maturity Date, (4) permit, at Holdings’ option, interest thereunder to be paid-in-kind instead of in cash, and (5) be subordinated to the Obligations on terms and conditions acceptable to the Administrative Agent in its sole discretion.

(y)           The Administrative Agent shall have received forms of all of the Contractor Debt Documents to be used to evidence all Contractor Debt from time to time, which forms (including the terms and conditions thereof) shall be acceptable to the Administrative Agent in its sole discretion.

(z)           The Administrative Agent shall have received, in form and substance acceptable to it, a fully executed and effective copy of the Freedom Financial Note.

(aa)         The Administrative Agent shall have received, in form and substance acceptable to it, a fully executed and effective copy of the Freedom Consulting Agreement.

(bb)        The Administrative Agent shall have received, in form and substance acceptable to it, fully executed and effective copies of the Design Documents.

(cc)         The Administrative Agent shall have received balance sheets and statements of income, stockholders equity and cash flows of Freedom Financial covering the fiscal years ended December 31, 2009 and 2010.

(dd)        The Owner Representative shall have been retained on terms and conditions (including the scope and duration of such Person’s engagement) acceptable to the Administrative Agent in its sole discretion.

The Administrative Agent shall notify Holdings and the Borrower and the Lenders in writing of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on the date hereof (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02.           Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing herein is subject to the satisfaction of the following conditions:

(a)           The representations and warranties of Holdings, the Borrower and the Subsidiaries and other Credit Parties set forth in this Agreement and each other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing.

(b)           At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(c)           The Administrative Agent shall have received all deliveries required under the Disbursement Agreement in connection with such Loan.

Each Borrowing shall be deemed to constitute a representation and warranty by each of Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.           Financial Statements and Other Information.  Holdings and the Borrower will furnish to the Administrative Agent and each Lender:

(a)           within 90 days after the end of each fiscal year of the Holdings and its Subsidiaries, its audited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by  independent public accountants of recognized national standing acceptable to the Administrative Agent, with the public accountants listed on Schedule 5.01(a) being acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Holdings and its consolidated Subsidiaries (including the Borrower) on a consolidated basis in accordance with GAAP consistently applied; provided, that the Borrower’s failure to deliver audited financials hereunder as a result of its failure to retain public accountants acceptable to the Administrative Agent shall constitute an Event of Default; provided, further, that King & Company PSC may provided audited financials for 2010 in lieu of the above-mentioned nationally recognized firms;

(b)           within 30 days after the end of each fiscal quarter, its consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheets, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries (including the Borrower) on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           within 30 days after the end of each calendar month, its consolidated and consolidating balance sheets and related statements of operations, stockholders’ equity and cash flows as of the end of and for such calendar month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheets, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries (including the Borrower) on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being understood that monthly statements of cash flows shall only be provided in a consolidated format for Holdings);

(d)          concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate (substantially in the form of Exhibit C hereto) of a Financial Officer of Holdings and the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01, 6.06, 6.07, 6.10 and 6.12 through 6.15, (iii) with respect to deliveries in connection with annual financials, setting forth the amounts of Permitted Corporate Expenses paid during the applicable fiscal year, together with supporting detail identifying the various Permitted Corporate Expenses with specificity, and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)           concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f)           no later than September 30th of each year, financial projections (in form and substance reasonably acceptable to the Administrative Agent) for Holdings and its Subsidiaries for the immediately following year, with an update thereof to be delivered six months after the first day of such following year;

(g)           within fifteen (15) days after the end of each calendar month preceding the Opening Date, Holdings and the Borrower shall deliver to the Administrative Agent a true, complete and correct report as of the end of the prior calendar month, which report shall be in form and substance reasonably satisfactory to the Administrative Agent, and shall (i) detail the progress of the construction and development of the Miami Jai-Alai Facility, (ii) compare such progress with the construction and budget milestones contained in the Construction Timeline and Construction Budget, (iii) explain in detail any material deviation in budget, timing or progress from the Construction Plans, and (iv) attach copies of any reports, notices or memoranda received by the Borrower from the Contractor or any Subcontractor relating to the construction or development of the Miami Jai-Alai Facility;

(h)          on the Opening Date, the Borrower shall deliver a written notice to the Administrative Agent indicating that such date has occurred;

(i)           on the annual anniversary of the Effective Date, if so requested by the Administrative Agent, private rating letters with respect to the Loans from each of S&P and Moody’s addressed to the Administrative Agent and the Lenders, each in form and substance acceptable to the Administrative Agent, and with the costs and expenses associated with such letters to be borne by the Borrower; and

(j)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of this Agreement and any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02.           Notices of Material Events.  Holdings and the Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Holdings, the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings, the Borrower and the Subsidiaries in an aggregate amount exceeding $250,000; the failure with respect to any Plan or Multiemployer Plan to pay all required contributions and installments on or before the applicable due dates provided under such Plans and under Sections 430 and 431 of the Code;

(d)           promptly after Freedom Holding, Holdings, the Borrower or any Subsidiary thereof having knowledge thereof, any change or proposed change in any Gaming Law, administrative rule, regulation or advisory issued by a Gaming Authority, any Liquor Law or other applicable law, rule or regulation to which Freedom Holding, Holdings, the Borrower, any equity holder thereof or any Key Employee is subject, any of which may be reasonably expected to have an adverse effect upon the Administrative Agent or the Holders of Obligations, including, without limitation, any adverse effect upon their ability to enforce their rights and remedies under the Loan Documents;

(e)           receipt of all notices (including copies thereof, if any) from any Gaming Authority whose actions may have an adverse effect upon the Administrative Agent’s or any Lender’s ability to enforce its rights and remedies under the Loan Documents relating to a review, investigation, hearing, meeting or other action relating to the Gaming License(s) or other Collateral in which the Administrative Agent and the Lenders have an interest, or to the licensing status of any of the Key Employees, Financial Officers, or Freedom Holding’s, Holdings’ or the Borrower’s directors which may have an adverse effect upon the Administrative Agent’s or any Lender’s ability to enforce its rights and remedies under the Loan Documents;

(f)           receipt of all notices (including copies thereof, if any) delivered in respect of the Dade County Debt;

(g)          receipt of all notices (including copies thereof, if any) delivered in respect of the Contractor Debt;

(h)          the filing (with a copy thereof) of Holdings’ and the Borrower’s annual report in accordance with the State of Florida’s Uniform Reporting System Prescribed for Pari-Mutuel Permit Holders;

(i)           the occurrence of the Hialeah Park Slots Event; and

(j)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Holdings or the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.           Existence; Conduct of Business.  Each of Holdings and the Borrower will, and will cause each of its Subsidiaries and the other Credit Parties to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the business operations and the rights, licenses, permits, privileges and franchises, patents, copyrights, trademarks and tradenames material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04.           Payment of Obligations.  Each of Holdings and the Borrower will, and will cause each of its Subsidiaries and the other Credit Parties to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Holdings the Borrower or such Subsidiary or Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.           Maintenance of Properties; Insurance.  Each of Holdings and the Borrower will, and will cause each of its Subsidiaries and the other Credit Parties to, (a) keep and maintain all property that is material to the conduct of the business of the Holdings and its Subsidiaries, together with the other Credit Parties (including the Borrower), taken as a whole in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (including, without limitation, all insurance identified in Schedule 3.17 hereto), and each of Holdings and the Borrower will furnish to any Lender upon request full information as to the insurance carried.  Each of Holdings and the Borrower shall deliver to the Administrative Agent endorsements in form and substance reasonably acceptable to the Administrative Agent (x) to all “All Risk” physical damage insurance policies on all of the Credit Parties’ tangible real and personal property and assets, hurricane and similar nature disaster insurance policies, and business interruption insurance policies naming the Administrative Agent as lender loss payee and (y) to all general liability, property and casualty policies naming the Administrative Agent as an additional insured; provided, that neither Holdings nor the Borrower shall be required to deliver to the Administrative Agent such endorsements to any automobile insurance policies.  Each of Holdings and the Borrower shall also obtain all additional real property and construction related insurance for the Miami Jai-Alai Facility, the Ft. Pierce Property, the Contractor-Related Property and the Parking Lot Property as the Administrative Agent may request from time to time or as required by the Disbursement Agreement.  In the event Holdings, the Borrower or any other Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Event of Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable.  All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement.  Each of Holdings and the Borrower shall direct (and, if applicable, shall cause the other Credit Parties to direct) all insurers under policies of property damage, boiler and machinery and business interruption insurance and payors and any condemnation claim or award relating to the property to pay all proceeds payable under such policies or with respect to such claim or award for any loss with respect to the Collateral directly to the Administrative Agent, for the benefit of the Holders of Obligations, to the extent such proceeds are required to be used to prepay the Obligations pursuant to the terms hereof or any other Loan Document.  Each such policy shall contain a long-form loss-payable endorsement naming the Administrative Agent as lender loss payee, which endorsement shall be in form and substance reasonably acceptable to the Administrative Agent.  Subsequent to the Opening Date, the Borrower shall maintain insurance as further described on Schedule 5.05, all of which shall be provided by insurer(s) acceptable to the Administrative Agent and shall be in such amounts and shall provide such coverages as acceptable to the Administrative Agent.

SECTION 5.06.           Books and Records; Inspection Rights.  Each of Holdings and the Borrower will, and will cause each of its Subsidiaries and the other Credit Parties to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Each of Holdings and the Borrower will, and will cause each of its Subsidiaries and the other Credit Parties to, permit any representatives designated by the Administrative Agent or any Lender (including, without limitation, the Construction Inspector) upon reasonable prior notice, at the sole cost of Holdings, the Borrower or any applicable Subsidiary or Credit Party, to visit and inspect any of its property, including, without limitation, the Miami Jai-Alai Facility, the Ft. Pierce Property, the Contractor-Related Property, the Parking Lot Property, the other Collateral, books and financial records of Holdings, the Borrower and each Subsidiary and other Credit Party, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants, during normal business hours and as often as reasonably requested.  In the absence of an Event of Default, the Administrative Agent or any Lender exercising any rights pursuant to this Section 5.06 shall give Holdings, the Borrower or any applicable Subsidiary or Credit Party reasonable prior written notice of such exercise.  No notice shall be required during the existence and continuance of any Default or Event of Default. The Administrative Agent and each Lender shall have board observation rights in respect of Holdings and the Borrower and shall be entitled to attend all meetings of their respective boards of directors.  Holdings and the Borrower shall provide at least three days prior notice in respect of any such meeting so that the Administrative Agent and each Lender has a reasonable opportunity to attend the applicable meeting.  The Administrative Agent and each Lender shall receive copies of all materials and other information distributed to any members of Holdings’ and the Borrower’s respective boards of directors.  The Administrative Agent and each Lender shall make a reasonable effort to notify Holdings or the Borrower if the Administrative Agent expects to attend a meeting of any board of directors (with such notice being delivered, if at all, prior to such meeting).

SECTION 5.07.           Compliance with Laws.  Each of Holdings and the Borrower will, and will cause each of its Subsidiaries and the other Credit Parties to, comply with all laws, rules, regulations and orders (including, without limitation, Environmental Laws) of any Gaming Authority or other Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.           Use of Proceeds.  The proceeds of the Loans will be used only to (i) finance the construction, development and operation of the Miami Jai-Alai Facility as required hereunder and under the Disbursement Agreement, (ii) fund the Company Accounts (as defined in the Disbursement Agreement), (iii) repay the Ft. Pierce Debt, (iv) pay fees and expenses in connection with the Transactions, and (v) make such payments (including repayments of certain Indebtedness) as contemplated by the Sources and Uses attached hereto as Schedule 5.08(a); provided, that the Indebtedness referenced in Schedule 4.01(n) shall be repaid and terminated on the Effective Date, and the Indebtedness referenced in Schedule 5.08(b) shall be repaid and terminated and all Liens securing such Indebtedness shall be released and terminated, in accordance with the Disbursement Agreement, on the date on which the Borrower receives a Gaming License from the Florida Gaming Board to operate slot machines and conduct slot-machine gaming at the Miami Jai-Alai Facility, and all other Gaming Licenses (including slot occupational licenses) required by the Borrower’s and its Affiliates’ officers, directors and Key Employees in respect of gaming operations at the Miami Jai-Alai Facility have been obtained (with the Administrative Agent receiving evidence satisfactory to it in its sole discretion that all such licenses have been obtained and are in full force and effect).  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.  No proceeds of any Loan, including those on deposit in the Company Accounts, shall be used to refinance any Indebtedness (including, without limitation, any Indebtedness owing to holders of Equity Interests in Freedom Holding, Holdings or any Subsidiary thereof) other than Indebtedness as described above.

SECTION 5.09.           Credit Parties Guaranty.  Holdings and the Borrower confirm that, as of the Effective Date, the only directly owned Subsidiary of Freedom Holding is Holdings, the only directly owned Subsidiaries of Holdings are the Borrower and Tara Club Estates, Inc., the only directly owned Subsidiary of the Borrower is Tara Club Estates, Inc. which has no Subsidiaries.  Borrower is the owner of 100% of the beneficial interest in the Florida Trust.  Other than the foregoing Subsidiaries, neither Freedom Holding, Holdings, the Borrower nor any Subsidiary thereof or any Credit Party shall create, form, acquire or otherwise own any Subsidiary on or after the Effective Date without the Administrative Agent’s prior written approval.  If Freedom Holding, Holdings, the Borrower or the applicable Subsidiary or Credit Party receives such approval, then such new Person shall be required to guaranty the Obligations on terms and conditions and pursuant to agreements, documents and instruments acceptable to the Administrative Agent in its sole discretion, and to become a Credit Party.  The Borrower shall provide the Administrative Agent with at least thirty (30) days’ prior written notice of any action that would result in it or any of such other Persons having a Subsidiary.  Each such new guarantor shall be required to pledge substantially all of its assets to the Administrative Agent for the benefit of the Holders of Obligations on terms and conditions and pursuant to agreements, documents and instruments acceptable to the Administrative Agent in its sole discretion (including, without limitation, complying with the terms of Section 5.10 and delivering all legal opinions required by the Administrative Agent).  Each such new guarantor shall be required to deliver such guaranty and pledge documents within 90 days (or such later date as may be approved by the Administrative Agent in its sole discretion) after the date on which such Person becomes a Subsidiary of Freedom Holding, Holdings, the Borrower, a Subsidiary thereof, or a Credit Party.  Failure by any Person to satisfy the requirements of this Section 5.09 or Section 5.10 shall constitute an Event of Default.

SECTION 5.10.           Collateral; Cash Management.

(a)           Each of Holdings and the Borrower will cause, and will cause each other Credit Party to cause, all of its owned property (other than Excluded Assets) to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent for the benefit of the Holders of Obligations, to secure the Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.02 hereof or by the Collateral Documents.  Without limiting the generality of the foregoing, each of Holdings and the Borrower will cause all of the issued and outstanding Equity Interests of each Credit Party directly owned by the Borrower or any other Credit Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent in accordance with the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request, together with such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other authority documents of such Person and, to the extent requested by the Administrative Agent, customary opinions of counsel with respect to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and attachment and perfection of all Liens thereunder), all in form, content and scope reasonably satisfactory to the Administrative Agent.  All such deliveries shall be made within 90 days (or such later date as may be approved by the Administrative Agent in its sole discretion) after the date on which such Person becomes a Subsidiary of the Borrower, Holdings, Freedom Holding or a Subsidiary of any of the foregoing or otherwise becomes a Credit Party.  Notwithstanding the foregoing, the Florida Trust shall not be required to become a party to the Pledge and Security Agreement unless otherwise requested by the Administrative Agent.

(b)           The Lenders and each of Holdings and the Borrower (on behalf of itself and the other Credit Parties), irrevocably authorize the Administrative Agent, at its option and in its reasonable judgment, in the event that, at any time, the Administrative Agent determines that it does not have a perfected Lien on substantially all of the assets (other than Excluded Assets) of any Credit Party to secure the Obligations, to obtain perfected Liens on such unencumbered assets as the Administrative Agent deems necessary in consultation with the Required Lenders to secure the Obligations.  The Borrower shall provide, and cause the other Credit Parties to provide, the Administrative Agent with all information reasonably requested by the Administrative Agent from time to time related to assets owned by Freedom Holding, Holdings, the Borrower, the Subsidiaries of the foregoing, and any other Credit Parties, shall cooperate fully with the Administrative Agent with respect to the performance of due diligence and the execution of instruments and other Collateral Documents and making of any filings necessary to facilitate such Lien perfection (including, without limitation, certified resolutions and other authority documents of any applicable Subsidiary or other Person and, to the extent requested by the Administrative Agent, customary opinions of counsel with respect to such Subsidiary or other Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and attachment and perfection of all Liens thereunder), all in form, content and scope reasonably satisfactory to the Administrative Agent) and shall pay all reasonable costs and expenses incurred by the Administrative Agent and its counsel in connection therewith, whereupon such Subsidiary or other Person shall thereafter be deemed a “Credit Party” hereunder.  Notwithstanding the foregoing, no pledge agreement in respect of the Equity Interests of a Foreign Subsidiary shall be required hereunder to the extent such pledge thereunder is prohibited by applicable law or its counsel reasonably determines that such pledge would not provide material credit support for the benefit of the Holders of Obligations pursuant to legally valid, binding and enforceable pledge agreements.

(c)           The Borrower shall at all times maintain the Main Cash Account.  The Main Cash Account shall not constitute a Company Account under and as defined in the Disbursement Agreement.  Subsequent to the Opening Date, no more than the Permitted Main Cash Account Amount shall at any time remain on deposit in the Main Cash Account.  The Borrower shall notify the Administrative Agent of any excess amount on deposit therein within one day after such excess first results.  If so directed by the Administrative Agent, the Borrower shall transfer (on the date of such direction) such excess amount to a deposit account designated by the Administrative Agent.  Failure to notify the Administrative Agent of such excess or to transfer such excess as and when required by the Administrative Agent shall constitute an Event of Default.  Holdings and the Borrower agree and acknowledge that amounts in excess of the Permitted Main Cash Account Amount are not to be held on deposit in the Main Cash Account, and that cash is generally required to be maintained in the Company Accounts and used as described in the Disbursement Agreement and the other Loan Documents.  The Main Cash Account at all times shall remain subject to a springing blocked account control agreement in form and substance acceptable to the Administrative Agent.

SECTION 5.11.           Materials.  Each of Holdings and the Borrower shall cause all materials, equipment or furnishings (“Materials”) related to or used in the Miami Jai-Alai Facility to be purchased in a manner that will result in the ownership thereof vesting unconditionally in the Borrower, free from all Liens (other than Permitted Encumbrances), other than Materials leased by the Borrower pursuant to operating leases and approved by the Administrative Agent in writing.  All such materials shall be (x) used and stored at the site of the Miami Jai-Alai Facility under reasonable safeguards to minimize the possibility of loss, theft, damage or commingling with other materials or projects, (y) covered by the Lien of the Administrative Agent pursuant to the Collateral Documents, and (z) covered by a builder’s risk insurance policy acceptable to the Administrative Agent.  The Borrower shall deliver to the Administrative Agent, on demand, copies of any contracts, bills of sale, statements, receipted vouchers or agreements under which the Borrower claims title to any Materials.

SECTION 5.12.           Maintenance of Construction Site.  Each of Holdings and the Borrower shall require that the Contractor and all Subcontractors cause the Miami Jai-Alai Facility and the improvements thereon to be kept in good condition and repair (subject to the ordinary wear and tear), maintain the same in a clean and orderly manner, make all necessary replacements and operate the same in compliance in all material respects with all pertinent laws respecting health, safety, and the conduct of such or similar operations.

SECTION 5.13.           Mechanic’s Liens and Other Encumbrances.  None of Holdings, the Borrower or any Subsidiary thereof or any other Credit Party shall permit any mechanic’s Lien or other Lien to be filed or recorded against the Miami Jai-Alai Facility, the Ft. Pierce Property, the Contractor-Related Property, the Parking Lot Property, or any other real property owned by Holdings, the Borrower or any Subsidiary thereof.  Notwithstanding the foregoing, if such a Lien shall be filed or recorded, Holdings, the Borrower or the applicable Subsidiary or Credit Party shall pay, discharge or bond in a manner acceptable to the Administrative Agent any such mechanic’s Liens or other Lien no later than ten (10) days after the date on which such Lien attaches or otherwise arises.   In the event that Holdings or the Borrower shall fail to pay or discharge (or bond in a manner acceptable to the Administrative Agent) any such mechanic’s Lien or other Lien within such time period, the Administrative Agent, and/or any Lender may, in addition to such other rights as may be available to it, pay and discharge such mechanic’s Lien on other Lien or deposit in escrow an amount sufficient to do so, and each of Holdings and the Borrower shall reimburse the Administrative Agent and/or such Lender within two days after the Administrative Agent’s and/or such Lender’s demand for payment therefor.

SECTION 5.14.           Construction of the Miami Jai-Alai Facility; Owner Representative.

(a)           The construction and development of the Miami Jai-Alai Facility shall be performed in substantial compliance with (a) the Construction Plans, (b) all representations as to such construction made by Holdings or the Borrower hereunder or in connection herewith, (c) all permits, licenses and approvals relating to such construction, and (d) all applicable laws (including Gaming Laws and Liquor Laws), rules, regulations, requirements and orders of all Governmental Authorities having jurisdiction over the Miami Jai-Alai Facility (including all improvements thereon).

(b)           The Borrower shall proceed diligently with construction according to the Construction Plans, employing sufficient workmen and supplying sufficient materials so that the Miami Jai-Alai Facility shall be fully developed and completed (including installation of all required items of personalty in compliance with the Construction Plans).

(c)           The Borrower, at its sole cost and expense, shall undertake expeditiously and immediately following the date hereof all actions which are required to investigate and remediate the Miami Jai-Alai Facility in accordance with all applicable Florida statutes and regulations and consistent with the City of Miami’s Department of Environmental Resources Management’s (“DERM”) codes and regulations pertaining to the protection of the environment. The Borrower shall conduct such required investigation and remediation pursuant to Florida’s Brownfields Redevelopment Program (“Brownfields Program”) and shall advise the Lender in writing immediately as to the specific reason for denial into the Brownfields Program should the Florida Department of Environmental Protection (“FDEP”) or DERM determine that the Miami Jai-Alai Facility is not eligible for placement into the Brownfields Program. The Borrower, at the Borrower’s sole cost and expense, shall engage an environmental consultant satisfactory to Administrative Agent in its sole discretion to investigate and remediate the Miami Jai-Alai Facility and shall provide all documents to and from the FDEP and/or DERM to Administrative Agent within five (5) Business Days of the date after such correspondence.  The Borrower shall also advise the Administrative Agent after any meetings with FDEP and/or DERM in connection with its obligation hereunder.  Upon the completion of the investigations and remediation required hereunder, the Borrower shall obtain a “no further action” letter or written communication of similar import that all such investigations and remediation have been satisfactorily completed with respect to the Miami Jai-Alai Facility and provide such written communication to the Administrative Agent.

(d)           If the Administrative Agent determines that the construction of any portion of the Miami Jai-Alai Facility is not being conducted in substantial compliance with the Construction Plans, in a good and workmanlike manner and in accordance with all applicable laws, the Administrative Agent may require work to be stopped and may withhold approval of all disbursements contemplated by the Disbursement Agreement and may suspend any Borrowing Request delivered hereunder until the deficiencies are corrected.  Each of Holdings and the Borrower agrees that it will correct any deficient work performed and replace any materials that do not comply with the Construction Plans, applicable laws, or acceptable standards of quality and workmanship.  The correction of deficient work or materials shall be at Holdings’ or the Borrower’s expense unless the Administrative Agent determines in its sole and absolute discretion that there are adequate funds remaining in the applicable line items of the Construction Budget to correct such deficient work or materials.

(e)           The Owner Representative shall be retained by the Borrower through the occurrence of the Opening Date and the completion of the Miami Jai-Alai Facility.  The Owner Representative shall perform such duties as disclosed to the Administrative Agent as of the Effective Date on those terms and conditions approved by the Administrative Agent as of the Effective Date or such other terms and conditions as approved by the Administrative Agent from time to time in its sole discretion.  In the event the Owner Representative (whether LPCiminelli, Inc. or any replacement thereof) is terminated by the Borrower or fails to perform its duties and obligations as and when required (including as a result of its resignation), the Borrower shall have 14 days from the date of such termination or performance failure to retain a replacement Owner Representative that is acceptable to the Administrative Agent in its sole discretion on terms and conditions acceptable to the Administrative Agent in its sole discretion.

SECTION 5.15.           Maintenance of Gaming.  Each of Holdings and the Borrower agrees to maximize the use of each of the Miami Jai-Alai Facility and the Ft. Pierce Property for (x) jai-alai matches, games and competitions, (y) gaming and gambling as conducted as of the Effective Date, and, (z) once the construction of the Miami Jai-Alai Facility is completed, slot machine gaming, including, without limitation, conducting the minimum number of performances required under Florida law to be authorized and eligible to conduct pari-mutuel, intertrack wagering, and cardroom operations at each such location.  Each of Holdings and the Borrower shall maintain the necessary assets required to maximize such use, and shall conduct a “full schedule of live racing or games” at each such location (as defined in Section 550.002(11), Florida Statutes), including, without limitation, parking lots and all other real property needed for ingress or egress to and from each such location.

SECTION 5.16.           Completion Reserve Account and Warrants.  Warrants related to the Completion Reserve Account that are issued by the Borrower or any Affiliate thereof to any Lender or the Administrative Agent shall be fully exercisable within the time period described in Section 1.3.4(c) of the Disbursement Agreement.

SECTION 5.17.           Repayment of Certain Indebtedness.    In accordance with the terms of the Disbursement Agreement, Holdings and the Borrower shall fully repay and terminate the Indebtedness (including all Liens securing such Indebtedness and all agreements, documents and instruments evidencing such Indebtedness) referenced in Schedule 5.08(b) on the date on which the Borrower receives a Gaming License from the Florida Gaming Board to operate slot machines and conduct slot-machine gaming at the Miami Jai-Alai Facility, and all other Gaming Licenses (including slot occupational licenses) required of the Borrower’s and its Affiliates’ officers, directors and Key Employees in respect of gaming operations at the Miami Jai-Alai Facility have been obtained; provided, that the Administrative Agent shall receive evidence satisfactory to it in its sole discretion that all such licenses have been obtained and are in full force and effect prior to any such payment being made.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.           Indebtedness.  Neither Holdings nor the Borrower will, and will not permit any Subsidiary or other Credit Party to, create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness created hereunder;

(b)           Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the maximum principal amount thereof; provided, that if such Indebtedness also appears on Schedule 5.08(b), then such Indebtedness shall not be extended, renewed or replaced and shall be repaid as and when required under Section 5.17;

(c)           Indebtedness of (1) Holdings or the Borrower to any other Credit Party and (2) any Credit Party to any other Credit Party other than Holdings or the Borrower, in each case so long as such Indebtedness is subordinated to the Obligations on terms and conditions acceptable to the Administrative Agent;

(d)           Guarantees by any Credit Party of Indebtedness of any other Credit Party to the extent such Indebtedness is otherwise permitted hereunder; provided, that neither Holdings nor the Borrower shall guaranty any such Indebtedness;

(e)           Indebtedness evidenced by the FH Note for so long as (i) such Indebtedness is at all times unsecured and no Lien on any asset shall secure such Indebtedness; (ii) such Indebtedness remains subject to an intercreditor agreement in form and substance acceptable to the Administrative Agent, which intercreditor agreement, among other things, shall subordinate payments in respect of Indebtedness to the Obligations; (iii) all interest thereunder shall be paid-in-kind and shall not be paid in cash; (iv) the form and substance of the FH Note is approved in writing by the Administrative Agent prior to the effectiveness thereof and is not amended or modified without the Administrative Agent’s prior written consent; (v) by their terms (as evidenced by the written acknowledgment of Freedom Holding), the FH Note and the Indebtedness evidenced thereby terminate, are cancelled and no longer remain outstanding or enforceable upon the occurrence of any event described in Section 7.01(h), (i), or (j); and (vi) the aggregate principal amount thereof does not at any time exceed $1,322,573.73 plus increases thereto resulting from paid-in-kind interest;

(f)           the Dade County Debt for so long as (i) the maximum interest rate per annum therefor does not exceed 7.25% per annum plus any default rate added thereto as set forth in the Dade County Debt Documents as of the Effective Date; (ii) the stated maturity therefor is at least 6 months after the Maturity Date; (iii) the Dade County Debt Documents are not amended or modified on or after the Effective Date without the Administrative Agent’s prior written consent; (iv) such Indebtedness remains non-recourse to the Borrower and its Affiliates; (v) the terms thereof permit the Administrative Agent to maintain a second-priority Lien on the property securing the Dade County Debt; and (vi) no Credit Party (including, without limitation, the Borrower) provides a guaranty or any collateral in support of such Indebtedness; and

(g)           the Contractor Debt for so long as (i) the Contractor Debt is solely an obligation of Holdings, and no other Credit Party (including the Borrower) has any obligation or liability in respect thereof (including any guaranty liability), (ii) the aggregate principal amount thereof does not exceed $1,000,000 plus increases thereto resulting from paid-in-kind interest, (iii) the maximum interest rate per annum therefor does not exceed 12% per annum plus any default rate added thereto as set forth in the Contractor Debt Documents; (iv) the stated maturity therefor is at least 6 months after the Maturity Date; (v) the Contractor Debt Documents are approved in writing by the Administrative Agent prior to the effectiveness thereof and are not amended or modified without the Administrative Agent’s prior written consent; (vi) such Indebtedness is at all times unsecured and no Lien on any asset shall secure such Indebtedness; and (vii) such Indebtedness remains subject to an intercreditor agreement in form and substance acceptable to the Administrative Agent, which intercreditor agreement, among other things, shall subordinate payments in respect of the Contractor Debt to the Obligations and shall subordinate all Liens securing the Contractor Debt to the Liens securing the Obligations; provided, that an Event of Default shall result if any amounts are owing or otherwise due and payable by Holdings or any Affiliate thereof to the Contactor other than in accordance with the foregoing requirements;

(h)           Indebtedness evidenced by the Freedom Financial Note for so long as (i) such Indebtedness is at all times unsecured and no Lien on any asset shall secure such Indebtedness; (ii) such Indebtedness remains subject to an intercreditor agreement in form and substance acceptable to the Administrative Agent, which intercreditor agreement, among other things, shall subordinate payments in respect of Indebtedness to the Obligations; (iii) all interest thereunder shall be paid-in-kind and shall not be paid in cash; (iv) the form and substance of the Freedom Financial Note is approved in writing by the Administrative Agent prior to the effectiveness thereof and is not amended or modified without the Administrative Agent’s prior written consent; (v) by their terms (as evidenced by the written acknowledgment of Freedom Financial), the Freedom Financial Note and the Indebtedness evidenced thereby terminate, are cancelled and no longer remain outstanding or enforceable upon the occurrence of any event described in Section 7.01(h), (i), or (j); and (vi) the aggregate principal amount thereof does not at any time exceed $1,905,000 plus increases thereto resulting from paid-in-kind interest;

(i)           Indebtedness referenced in Schedule 5.08(b) until such time as it is required to be fully repaid and terminated pursuant to Section 5.17;

(j)           Indebtedness constituting a contingent payment obligation owing by the Borrower to a political action committee disclosed to the Administrative Agent prior to the date hereof; provided, that:

(i)           within 10 days after the first date on which slot machine gaming is available at the Miami Jai-Alai Facility, such contingent payment obligation shall be fully paid (with evidence of such full repayment being delivered to the Administrative Agent on the date such payment is made), or such contingent payment obligation shall be converted into Indebtedness evidenced by an instrument the form and substance of which is approved by the Administrative Agent;

(ii)           if such contingent payment obligation is converted into Indebtedness as described in the foregoing clause (i), then such Indebtedness shall be required to satisfy the following:

(A)           the aggregate principal amount thereof shall not exceed $3,550,000 at any time;

(B)           such Indebtedness is at all times unsecured and free and clear of any Liens;

(C)           such Indebtedness is subordinated to the Obligations on terms acceptable to the Administrative Agent; and

(D)           such Indebtedness evidences, on a dollar-for-dollar basis, the conversion of the contingent payment obligation owing to such political action committee (by way of example, if the contingent payment obligation is $1,000,000, then the Indebtedness replacing such contingent payment obligation shall not exceed $1,000,000); and

SECTION 6.02.           Liens.  Neither Holdings nor the Borrower will, and will not permit any Subsidiary or Credit Party to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Permitted Encumbrances;

(b)          any Lien on any property or asset of Holdings, the Borrower or any Subsidiary or Credit Party existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of Holdings, the Borrower or any Subsidiary or Credit Party, (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, and (iii) any Lien securing Indebtedness appearing in Schedule 5.08(b) shall be terminated as of the date such Indebtedness is required to be repaid, and no such Lien shall be permitted hereunder subsequent to such required release date; and

(c)           Liens upon the Parking Lot Property that secure the Dade County Debt.

SECTION 6.03.           Fundamental Changes.

(a)           Neither Holdings nor the Borrower will, and will not permit any Subsidiary or Credit Party to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose (including pursuant to a Sale and Leaseback Transaction) of (in one transaction or in a series of transactions) any of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or here-after acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing:

(i)           any Person may merge into the Borrower in a transaction in which the Borrower is the surviving company,

(ii)          any Subsidiary (other than the Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Credit Party,

(iii)         any Subsidiary (other than the Borrower) may sell, transfer, lease or otherwise dispose of its assets to Holdings or the Borrower or any other Credit Party, and

(iv)         any Subsidiary of the Borrower or any Credit Party other than the Borrower may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b)           Neither Holdings nor the Borrower will, and will not permit any of its Subsidiaries or any other Credit Party to, engage to any material extent in any business other than businesses (and businesses reasonably related thereto) of the type conducted by Holdings, the Borrower and its Subsidiaries and the other Credit Parties on the date of execution of this Agreement.

SECTION 6.04.           Investments, Loans, Advances, Guarantees and Acquisitions.  Neither Holdings nor the Borrower will, and will not permit any of its Subsidiaries or any other Credit Party to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)           Permitted Investments;

(b)           investments by Holdings or the Borrower or any Subsidiary or Credit Party existing on the date hereof in the capital stock of its Subsidiaries;

(c)           loans or advances made by any Credit Party (other than Holdings or the Borrower) to any other Credit Party (including Holdings and the Borrower); and

(d)           Guarantees constituting Indebtedness permitted by Section 6.01.

SECTION 6.05.           Swap Agreements.  Neither Holdings nor the Borrower will, and will not permit any of its Subsidiaries or any other Credit Party to, enter into any Swap Agreement.

SECTION 6.06.           Restricted Payments.  Neither Holdings nor the Borrower will, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)           Holdings or the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock;

(b)           Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests to the Borrower or any other Credit Party (other than Holdings or Freedom Holding, which are covered in clauses (d) and (e) below);

(c)           the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries;

(d)           the Borrower may pay dividends to Holdings in respect of Permitted Corporate Expenses so long as (1) no Default or Event of Default would result therefrom, (2) the Borrower demonstrates, to the Administrative Agent’s reasonable satisfaction, pro forma compliance with the financial covenants set forth in Sections 6.12 through 6.15 after giving effect to the applicable dividend (and with the understanding that no such dividend shall be paid until such covenants are in effect and being measured as and when required under such Sections), (3) the aggregate amount of such dividends and related Permitted Corporate Expenses do not exceed the Permitted Corporate Expenses Cap for the applicable fiscal quarter and applicable fiscal year, and (4) if any portion of such dividend is used to pay amounts owing under the Freedom Consulting Agreement, such amount does not exceed the Permitted Freedom Consulting Payment Cap; provided, however, that (i) for any month ending prior to the end of the first full fiscal quarter to occur after the quarter in which the Opening Date occurs, the Borrower may pay dividends to Holdings in an amount not to exceed $65,000 per month with respect to Permitted Corporate Expenses (other than payments under the Freedom Consulting Agreement and the Freedom Holding Note, payments of interest or principal on any outstanding debt of Holdings and dividends in respect of preferred or common stock, none of which shall be paid with such $65,000 amounts), and (ii) for the first fiscal quarter that the Borrower is required to comply with the financial covenants set forth in Sections 6.12 through 6.15, no more than the First PCE Dividend Amount shall be permitted to be paid for such quarter;

(e)           Holdings may pay accrued dividends on its outstanding preferred stock using proceeds of dividends permitted under Section 6.06(d); and

(f)           so long as no Default or Event of Default is then outstanding or would result therefrom, and Miami Casino Management, LLC (or any successor thereto) remains subject to a subordination agreement in form and substance acceptable to the Administrative Agent, payments of Management Fees as and when required by the Management Agreement.

SECTION 6.07.           Transactions with Affiliates.  Neither Holdings nor the Borrower will, and will not permit any of its Subsidiaries or other Credit Parties to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)           in the ordinary course of business at prices and on terms and conditions not less favorable to Holdings or the Borrower or such Subsidiary or Credit Party than could be obtained on an arm’s-length basis from unrelated third parties; provided, that each such transaction shall be approved by the Administrative Agent prior to the consummation thereof;

(b)           transactions between or among Holdings or the Borrower and the Borrower’s wholly owned Subsidiaries not involving any other Affiliate; provided, that each such transaction shall be approved by the Administrative Agent prior to the consummation thereof;

(c)           any Restricted Payment permitted by Section 6.06;

(d)           payments by Holdings under the Freedom Consulting Agreement; provided that (i) no payments thereunder shall exceed the Permitted Freedom Consulting Payment Cap (as further described in Section 6.06(d)), (ii) the form and substance of the Freedom Consulting Agreement is approved in writing by the Administrative Agent prior to the effectiveness thereof and is not amended or modified without the Administrative Agent’s prior written consent; (iii) the parties thereto and the payments owing thereunder are subject to an intercreditor agreement in form and substance acceptable to the Administrative Agent, which intercreditor agreement, among other things, shall subordinate payments thereunder to the Obligations and limit amounts which may accrue during any fiscal year (including, without limitation, as a result of missed or blocked payments) to $450,000 per year; (iv) by its terms (as evidenced by the written acknowledgment of Freedom Financial), the Freedom Consulting Agreement (including all payments and other obligations owing thereunder) terminates, is cancelled and no longer remains outstanding or enforceable upon the occurrence of any event described in Section 7.01(h), (i), or (j); and (v) no payment shall be made to W. Bennett Collett, Sr. except as provided under the Freedom Consulting Agreement; and

(e)           payments of compensation (other than those under the Freedom Consulting Agreement) to W. Bennett Collett, Jr. consisting of (A) a $300,000 annual base salary, which shall increase by 5.0% per year beginning on January 1, 2013 and on each January 1st thereafter and (B) incentive bonus compensation so long as (w) no Default or Event of Default is then outstanding or would result therefrom, (x) such incentive bonus compensation has been duly authorized by the board of directors of the Borrower, (y) the annual aggregate amount thereof does not exceed 50.0% of the base salary for that year, and (z) W. Bennett Collett, Jr. remains subject to a letter agreement with the Administrative Agent which, among other things, prohibits payments under clause (B) of the foregoing if a Default or Event of Default is then outstanding or would result therefrom and which requires a turnover of payments to the Administrative Agent if made in contravention hereof or such letter agreement.

SECTION 6.08.           Restrictive Agreements.  Neither Holdings nor the Borrower will, and will not permit any of its Subsidiaries or other Credit Parties to, directly or indirectly, enter into, incur or permit to exist any agreement (other than the Loan Documents) or other arrangement that prohibits, restricts or imposes any condition upon:

(a)           the ability of Holdings, the Borrower or any Subsidiary or Credit Party to create, incur or permit to exist any Lien upon any of its property or assets, or

(b)           the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to Holdings, the Borrower or any other Subsidiary or Credit Party or to Guarantee Indebtedness of Holdings, the Borrower or any other Subsidiary or Credit Party; provided that:

(i)           the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement,

(ii)          the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition),

(iii)         the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder,

(iv)        clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and

(v)         clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.09.           Changes in Fiscal Year.  Neither Holdings nor the Borrower will, nor will it permit any of its Subsidiaries or any other Credit Party to, change its fiscal year from the basis in effect on the Effective Date.

SECTION 6.10.           Asset Sales.  Neither Holdings nor the Borrower will, nor will it permit any Subsidiary or other Credit Party to, sell, lease or otherwise dispose of its assets to any other Person except for:

(a)           sales of inventory for fair value in the ordinary course of business;

(b)          sales or other dispositions of obsolete, uneconomic or worn-out or no longer used or useful assets in the ordinary course of business;

(c)           the sale of the Ft. Pierce Property on terms and conditions, and with a purchase price, acceptable to the Administrative Agent; and

(d)          dispositions of cash and Permitted Investments in the ordinary course of business;

provided that, with respect to any sale, lease or disposition of assets pursuant to this Section 6.10, (i) the Net Cash Proceeds of such sale or other disposition of assets are applied as and to the extent required by Section 2.08 and, if applicable, Section 6.06, and (ii) at the time of such sale or other disposition, and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

SECTION 6.11.           Sale and Leaseback Transactions.  No Credit Party shall enter into any Sale and Leaseback Transaction.

SECTION 6.12.           Total Leverage Ratio.

(a)           Prior to the occurrence of the Hialeah Park Slots Event, the ratio (the “Total Leverage Ratio”), determined as of the end of each of its fiscal quarters set forth below, of (i) Consolidated Total Indebtedness of the Borrower to (ii) Consolidated EBITDAM for the then most-recently ended four fiscal quarters (subject to clause (c) below), shall not be greater than the applicable “Maximum Total Leverage Ratio” set forth below; provided, that Holdings’ and the Borrower’s compliance with the Maximum Total Leverage Ratio shall not be determined until the first full fiscal quarter to occur after the quarter in which the Opening Date occurs (for purposes of the following, the numbers set forth below represent the number of full quarters since the quarter in which the Opening Date occurred, such that “3” means the third full quarter to occur since the Opening Date quarter:

Fiscal Quarter	Maximum Total Leverage Ratio

1	3.10 to 1.00
2	3.15 to 1.00
3	3.00 to 1.00
4	2.85 to 1.00
5	2.70 to 1.00
6	2.55 to 1.00
7	2.40 to 1.00
8	2.15 to 1.00
9	2.10 to 1.00
10	2.00 to 1.00
11	1.90 to 1.00
12	1.70 to 1.00
13	1.65 to 1.00
14	1.55 to 1.00
15	1.45 to 1.00
16	1.25 to 1.00
17	1.15 to 1.00

(b)           Subsequent to the occurrence of the Hialeah Park Slots Event, the ratio (the “Total Leverage Ratio”), determined as of the end of each of its fiscal quarters set forth below, of (i) Consolidated Total Indebtedness of the Borrower to (ii) Consolidated EBITDAM for the then most-recently ended four fiscal quarters (subject to clause (c) below), shall not be greater than the applicable “Maximum Total Leverage Ratio” set forth below; provided, that Holdings’ and the Borrower’s compliance with the Maximum Total Leverage Ratio shall not be determined until the first full fiscal quarter to occur after the quarter in which the Opening Date occurs (for purposes of the following, the numbers set forth below represent the number of full quarters since the quarter in which the Opening Date occurred, such that “3” means the third full quarter to occur since the Opening Date quarter):

Fiscal Quarter	Maximum Total Leverage Ratio

1	4.25 to 1.00
2	4.40 to 1.00
3	4.30 to 1.00
4	4.15 to 1.00
5	4.00 to 1.00
6	3.80 to 1.00
7	3.65 to 1.00
8	3.45 to 1.00
9	3.35 to 1.00
10	3.20 to 1.00
11	3.05 to 1.00
12	2.85 to 1.00
13	2.80 to 1.00
14	2.70 to 1.00
15	2.60 to 1.00
16	2.45 to 1.00
17	2.35 to 1.00

(c)           For the first three fiscal quarters for which the Total Leverage Ratio shall be determined, Consolidated EBITDAM not be based on the then most-recently ended four fiscal quarters, and shall instead be determined as follows: (i) for the first such quarter, such quarter’s Consolidated EBITDAM times 4; (ii) for the second such quarter, the first and second quarters’ Consolidated EBITDAM times 2; and (iii) for the third such quarter, the first, second and third quarters’ Consolidated EBITDAM times 4/3.

SECTION 6.13.           Minimum Consolidated EBITDAM.

(a)           Prior to the occurrence of the Hialeah Park Slots Event, Consolidated EBITDAM for the Borrower for each of the following fiscal quarters (determined solely for the applicable fiscal quarter and not for the four-quarter period then ended) shall not be less than the applicable “Minimum Consolidated EBITDAM” set forth below; provided, that Holdings’ and the Borrower’s compliance with Minimum Consolidated EBITDAM shall not be determined until the first full fiscal quarter to occur after the quarter in which the Opening Date occurs (for purposes of the following, the numbers set forth below represent the number of full quarters since the quarter in which the Opening Date occurred, such that “3” means the third full quarter to occur since the Opening Date quarter):

Fiscal Quarter	Minimum Consolidated EBITDAM

1	$7,200,000
2	$6,800,000
3	$7,050,000
4	$6,850,000
5	$7,850,000
6	$7,850,000
7	$7,850,000
8	$7,850,000
9	$8,200,000
10	$8,200,000
11	$8,200,000
12	$8,200,000
13	$8,400,000
14	$8,400,000
15	$8,400,000
16	$8,400,000
17	$8,600,000

(b)           Subsequent to the occurrence of the Hialeah Park Slots Event, Consolidated EBITDAM for the Borrower for each of the following fiscal quarters (determined solely for the applicable fiscal quarter and not for the four-quarter period then ended) shall not be less than the applicable “Minimum Consolidated EBITDAM” set forth below; provided, that Holdings’ and the Borrower’s compliance with Minimum Consolidated EBITDAM shall not be determined until the first full fiscal quarter to occur after the quarter in which the Opening Date occurs (for purposes of the following, the numbers set forth below represent the number of full quarters since the quarter in which the Opening Date occurred, such that “3” means the third full quarter to occur since the Opening Date quarter):

Fiscal Quarter	Minimum Consolidated EBITDAM

1	$5,250,000
2	$4,800,000
3	$5,050,000
4	$5,150,000
5	$5,550,000
6	$5,550,000
7	$5,550,000
8	$5,550,000
9	$6,000,000
10	$6,000,000
11	$6,000,000
12	$6,000,000
13	$6,200,000
14	$6,200,000
15	$6,200,000
16	$6,200,000
17	$6,400,000

(c)           Prior to the occurrence of the Hialeah Park Slots Event, Consolidated EBITDAM for the Borrower determined as of the end of each of its fiscal quarters for the four-fiscal quarter period then ended (subject to the annualization requirements of 6.13(e))  shall not be less than the applicable “Minimum Consolidated EBITDAM” set forth below; provided, that Holdings’ and the Borrower’s compliance with Minimum Consolidated EBITDAM shall not be determined until the first full fiscal quarter to occur after the quarter in which the Opening Date occurs (for purposes of the following, the numbers set forth below represent the number of full quarters since the quarter in which the Opening Date occurred, such that “3” means the third full quarter to occur since the Opening Date quarter):

Fiscal Quarter	Minimum Consolidated EBITDAM

1	$30,400,000
2	$29,500,000
3	$29,600,000
4	$29,500,000
5	$30,200,000
6	$31,300,000
7	$32,100,000
8	$33,300,000
9	$33,700,000
10	$34,000,000
11	$34,000,000
12	$34,000,000
13	$34,500,000
14	$34,500,000
15	$35,000,000
16	$35,000,000
17	$35,100,000

(d)           Subsequent to the occurrence of the Hialeah Park Slots Event, Consolidated EBITDAM for the Borrower determined as of the end of each of its fiscal quarters for the four-fiscal quarter period then ended (subject to the annualization requirements of 6.13(e)) shall not be less than the applicable “Minimum Consolidated EBITDAM” set forth below; provided, that Holdings’ and the Borrower’s compliance with Minimum Consolidated EBITDAM shall not be determined until the first full fiscal quarter to occur after the quarter in which the Opening Date occurs (for purposes of the following, the numbers set forth below represent the number of full quarters since the quarter in which the Opening Date occurred, such that “3” means the third full quarter to occur since the Opening Date quarter):

Fiscal Quarter	Minimum Consolidated EBITDAM

1	$22,200,000
2	$21,200,000
3	$21,300,000
4	$21,400,000
5	$21,700,000
6	$22,600,000
7	$23,100,000
8	$23,600,000
9	$23,800,000
10	$24,400,000
11	$24,900,000
12	$25,300,000
13	$25,500,000
14	$25,500,000
15	$25,900,000
16	$26,000,000
17	$26,000,000

(e)           For the first three fiscal quarters for which the Minimum Consolidated EBITDAM shall be determined pursuant to Section 6.13(c) or 6.13(d), as applicable, Consolidated EBITDAM shall not be based on the then most-recently ended four fiscal quarters, and shall instead be determined as follows: (i) for the first such quarter, such quarter’s Consolidated EBITDAM times 4; (ii) for the second such quarter, the first and second quarters’ Consolidated EBITDAM times 2; and (iii) for the third such quarter, the first, second and third quarters’ Consolidated EBITDAM times 4/3.

SECTION 6.14.           Fixed Charge Coverage Ratio.  The ratio (the “Fixed Charge Coverage Ratio”), determined as of the end of each of its fiscal quarters for the four-fiscal quarter period then ended (subject to the remainder of this Section 6.14) of (i) Consolidated EBITDAM minus Consolidated Capital Expenditures (excluding those in respect of developing and constructing the slots facility at the Miami Jai-Alai Facility) minus expenses for taxes paid during such period minus dividends or distributions paid in cash to (ii) that portion of Consolidated Interest Expense paid in cash plus current maturities of principal Indebtedness for such period (including, without limitation, the current portion of all Capital Lease Obligations), all calculated for the Borrower and the Subsidiaries on a consolidated basis (collectively, the “Fixed Charges”), shall not be less than the following applicable “Minimum Fixed Charge Coverage Ratio” set forth below; provided, that Holdings’ and the Borrower’s compliance with the Minimum Fixed Charge Coverage Ratio shall not be determined until the first full fiscal quarter to occur after the quarter in which the Opening Date occurs (for purposes of the following, the numbers set forth below represent the number of full quarters since the quarter in which the Opening Date occurred, such that “3” means the third full quarter to occur since the Opening Date quarter):

Minimum Fixed Charge Coverage Ratio Prior to the Occurrence of the Hialeah Park Slots Event

Fiscal Quarter	Minimum Fixed Charge Coverage Ratio

1	2.00 to 1.00
2	1.65 to 1.00
3	1.30 to 1.00
4	1.05 to 1.00
5	1.00 to 1.00
6	1.00 to 1.00
7	1.05 to 1.00
8	1.15 to 1.00
9	1.20 to 1.00
10	1.20 to 1.00
11	1.20 to 1.00
12	1.25 to 1.00
13	1.25 to 1.00
14	1.30 to 1.00
15	1.35 to 1.00
16	1.40 to 1.00
17	1.40 to 1.00

Minimum Fixed Charge Coverage Ratio Subsequent to the Occurrence of the Hialeah Park Slots Event

Fiscal Quarter	Minimum Fixed Charge Coverage Ratio

1	1.45 to 1.00
2	1.30 to 1.00
3	1.15 to 1.00
4	1.05 to 1.00
5	1.00 to 1.00
6	1.00 to 1.00
7	1.00 to 1.00
8	1.00 to 1.00
9	1.05 to 1.00
10	1.05 to 1.00
11	1.10 to 1.00
12	1.10 to 1.00
13	1.10 to 1.00
14	1.15 to 1.00
15	1.15 to 1.00
16	1.20 to 1.00
17	1.20 to 1.00

For the first three fiscal quarters for which the Fixed Charge Coverage Ratio shall be determined, Consolidated EBITDAM shall not be based on the then most-recently ended four fiscal quarters, and shall instead be determined as follows: (i) for the first such quarter, such quarter’s Consolidated EBITDAM times 4; (ii) for the second such quarter, the first and second quarters’ Consolidated EBITDAM times 2; and (iii) for the third such quarter, the first, second and third quarters’ Consolidated EBITDAM times 4/3.

SECTION 6.15.           Capital Expenditures; Pre-Opening Expenses.  Capital Expenditures by the Borrower and its Subsidiaries in a fiscal year shall not exceed the Permitted CapEx Amount for such fiscal year; provided, however, that (i) Capital Expenditures in respect of the Miami Jai-Alai Facility shall not be included in this determination; and (ii) Holdings and Freedom Holding shall not enter into or be subject to any financing or transaction that would otherwise constitute a Capital Expenditure if entered into by the Borrower or any Subsidiary thereof. The aggregate amount paid by Holdings, the Borrower, any Subsidiary or any Credit Party in respect of Pre-Opening Expenses shall not exceed $1,500,000, and no Pre-Opening Expense shall be permitted to be paid hereunder other than those set forth in Schedule 6.15.

SECTION 6.16.           Conduct of Business.  Unless approved by the Administrative Agent in writing, neither Holdings nor the Borrower will, and will not permit any Subsidiary or any other Credit Party to, directly or indirectly, engage in any line of business other than those businesses directly related to the Miami Jai-Alai Facility and the Ft. Pierce Property engaged in on the Effective Date and businesses directly related thereto, including, without limitation, the introduction of slot machine gaming to the Miami Jai-Alai Facility and the activities engaged by Holdings, its Subsidiaries and the other Credit Parties as of the Effective Date.  No Permitted Corporate Expenses shall be paid by any Person other than Holdings.  Holdings shall not engage in any business activities or own any assets or other property other than (i) ownership of Equity Interests in the Borrower and its other Subsidiaries and activities ancillary thereto, (ii) activities and contractual rights incidental to the maintenance of its corporate existence (including the incurrence of any Permitted Corporate Expenses), (iii) the hiring and employment of members of the management of the Borrower and activities reasonably related thereto, and (iv) any other activity expressly permitted hereunder. Freedom Holding shall not engage in any business activities or own any assets or other property other than (i) ownership of Equity Interests in Holdings and its other Subsidiaries and activities ancillary thereto, (ii) activities and contractual rights incidental to the maintenance of its corporate existence, (iii) the hiring and employment of members of the management of Holdings and activities reasonably related thereto, and (iv) any other activity expressly permitted hereunder.

SECTION 6.17.           Limitation on Construction Document Modifications or Terminations.  Except as permitted by the Disbursement Agreement (if at all), neither Holdings nor the Borrower will enter into or agree to any amendment to, assignment or termination of, or waiver of any of its rights under any Construction Document.  Neither Holdings nor the Borrower shall terminate any Construction Document.

SECTION 6.18.           Limitation on Zoning and Contract Changes and Compliance.  Neither Holdings nor the Borrower will initiate, consent to or acquiesce to (a) any zoning downgrade of the Miami Jai-Alai Facility, the Ft. Pierce Property, the Contractor-Related Property or the Parking Lot Property, or seek any material variance under any existing zoning ordinance, (b) use or permit the use of the Miami Jai-Alai Facility, the Ft. Pierce Property, the Contractor-Related Property or the Parking Lot Property in any manner that could result in such use becoming a non-conformity case under any zoning ordinance or any other applicable land use law, rule or regulation or (c) any change in any laws, requirements of any Governmental Authority or obligations created by private contracts which now or hereafter could reasonably be likely to have an adverse effect on the occupancy, use or operation of the Miami Jai-Alai Facility, the Ft. Pierce Property, the Parking Lot Property or the Contractor-Related Property.

SECTION 6.19.           Limitation of Miami Jai-Alai Facility, Ft. Pierce Property and Other Real Estate Development.  Neither Holdings nor the Borrower will construct upon, develop, improve, maintain or operate or permit to be constructed upon, developed, improved, reinvented or operated on the site of the Miami Jai-Alai Facility, the Ft. Pierce Property, the Parking Lot Property or the Contractor-Related Property or enter into or permit to be entered into any contract or any agreement for such construction or development, improvement, maintenance or operation or for any materials, supplies, or labor necessary in connection with such construction, development, improvement, maintenance or operation except (i) any of the foregoing taken in accordance with the Construction Plans with respect to the Miami Jai-Alai Facility and, on terms and conditions previously disclosed to and approved by the Administrative Agent, the construction of a parking garage on the Contractor-Related Property, and (ii) maintenance and repairs in the ordinary course of business necessary to keep the Miami Jai-Alai Facility, the Ft. Pierce Property, the Parking Lot Property and the Contractor-Related Property operating in good and working order and condition.

SECTION 6.20.           Governmental Authority Action.  If any Governmental Authority shall revoke, rescind or impair the licenses, permits and other authorizations held or required to be held by any Permitted Holder, Freedom Holding, Holdings, the Borrower or any Key Employee to own, construct, develop, maintain, operate and/or manage the Miami Jai-Alai Facility, the Ft. Pierce Property, the Contractor-Related Property or the Parking Lot Property, each of Holdings and the Borrower shall take all necessary and required actions, including the severance of all employment and other relationships with a Permitted Holder, Freedom Holding, Holdings or the Borrower or any Key Employee as directed by the applicable Governmental Authority, so as to reinstate, remedy and obtain any such licenses, permits and/or other authorizations by the date that is designated by the applicable Governmental Authority as the deadline for any Permitted Holder or other applicable Person, or any such Key Employee to either (x) possess and maintain such license, permit or other authorization in proper form without any condition or defect therein or with respect thereto or (y) cease to be employed by Freedom Holding, Holdings, the Borrower or any Affiliate thereof; provided, however, that if no such date is designated by such Governmental Authority, then such action shall be taken within 30 days after the applicable revocation, rescission or impairment.

ARTICLE VII

Events of Default and Remedies

SECTION 7.01.           Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three days;

(c)           any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower, any Subsidiary or any Credit Party in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with the Loan Documents or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made;

(d)           (i) Holdings, the Borrower, any Subsidiary or any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to organizational existence), 5.08, 5.09, 5.10, 5.13, 5.14(e), 5.16, 5.17, in Article VI or in Section 9.17, or (ii) any Loan Document shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or Holdings, the Borrower, any Subsidiary or any Credit Party takes any action for the purpose of terminating, repudiating or rescinding any Loan Document or any of its obligations thereunder;

(e)           Holdings, the Borrower, any Subsidiary or any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or in any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof from the Administrative Agent to Holdings or the Borrower (which notice will be given at the request of any Lender) or (ii) an officer of Holdings or the Borrower becomes aware of any such breach;

(f)           subject to the Farmers Bank Cure Period, Freedom Holding, Holdings, the Borrower or any Subsidiary or other Credit Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)           subject to the Farmers Bank Cure Period, any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, winding up, dissolution, liquidation, reorganization or other relief in respect of Holdings, the Borrower, any Subsidiary or any Credit Party or its debts, or of a substantial part of its assets, under any  Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower, any Subsidiary or any Credit Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)           Holdings, the Borrower, any Subsidiary or any Credit Party shall:

(i)           voluntarily commence any proceeding or file any petition seeking bankruptcy, winding up, dissolution, liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect,

(ii)         consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article,

(iii)        apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower, any Subsidiary or any Credit Party or for a substantial part of its assets,

(iv)        file an answer admitting the material allegations of a petition filed against it in any such proceeding,

(v)         make a general assignment for the benefit of creditors or

(vi)        take any action for the purpose of effecting any of the foregoing;

(j)           Holdings, the Borrower, any Subsidiary or any Credit Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more judgments for the payment of money in an aggregate amount in excess of $250,000 shall be rendered against Holdings, the Borrower, any Subsidiary or any Credit Party thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower, any Subsidiary or any Credit Party to enforce any such judgment;

(l)           an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings, the Borrower, its Subsidiaries and the other Credit Parties in an aggregate amount exceeding $250,000; Holdings, the Borrower or any ERISA Affiliate fails to make a contribution payment to a Plan on or before the applicable due date which could reasonably be expected to result in the imposition of a Lien under Section 430(k) of the Code or Section 303(k) of ERISA;

(m)         a Change in Control shall occur;

(n)          any Loan Document shall fail to remain in full force or effect against any Credit Party subject thereto (except to the extent such Credit Party has been released from its obligations thereunder in accordance with this Agreement or such other Loan Document or such Loan Document has expired or terminated in accordance with its terms) or any Credit Party shall take any action to discontinue or to assert the invalidity or unenforceability of, or any action that results in the discontinuation or invalidity or unenforceability of, any Loan Document in any material respect or any Lien in favor of the Administrative Agent under the Loan Documents (except as contemplated by the Loan Documents), or such Lien shall not have the perfection or priority contemplated by the Loan Documents;

(o)          the Opening Date shall not have occurred by January 15, 2012, or the Borrower shall not have obtained the Slot License (as defined in the Disbursement Agreement) by June 1, 2011;

(p)          any material breach or default shall occur under any Construction Document which is not cured within any applicable grace period therefor or any grace period provided for in the Disbursement Agreement or any of the same shall cease to be in full force and effect or shall be amended, modified, supplemented or replaced without the Administrative Agent’s prior written consent or any material provision therefor shall be waived by Holdings or the Borrower without the Administrative Agent’s prior written consent;

(q)          any Governmental Authority shall revoke, rescind or impair the licenses, permits and other authorizations held or required to be held by Holdings, the Borrower, any Credit Party or any Key Employee to own, construct, develop, maintain, operate and/or manage the Miami Jai-Alai Facility, the Ft. Pierce Property, the Contractor-Related Property or the Parking Lot Property (including all applicable Gaming Licenses), or Holdings, the Borrower, any Credit Party or any Subsidiary otherwise ceases operations;

(r)           any “Event of Default” shall occur under the Disbursement Agreement, or any default, event of default, or similar event (including any breach of any term or condition thereof) shall occur under any Development Agreement;

(s)          any event occurs or circumstance exists that may be expected to cause a cancellation, termination, discontinuation or suspension of gaming activities at the Miami Jai-Alai Facility or the Ft. Pierce Property, and such cancellation, termination or suspension may be expected to result in the termination, cancellation or suspension of the Borrower’s or any of its Affiliates’ Gaming Licenses;

(t)           the Management Agreement is amended, restated, supplemented or otherwise modified without the Administrative Agent’s prior written consent;

(u)          any gaming or gambling tax or surcharge assessed or levied by any Governmental Authority against Holdings, the Borrower, any Subsidiary or any Credit Party thereof as of the Effective Date shall increase subsequent to the Effective Date, or any new or additional gaming or gambling tax or surcharge shall be assessed or levied subsequent to the Effective Date;

(v)          other than the issuance of a Gaming License to operate pari-mutuel gaming at Hialeah Park, any Gaming License to operate a pari-mutuel gaming establishment or facility in Miami-Dade County is granted, issued, extended or approved subsequent to the Effective Date;

(w)          Holdings and the Borrower shall fail to possess and maintain computer systems necessary to accumulate wagers, record sales, calculate payoffs and display wagering data in a secure manner (which systems, as of the Effective Date are supplied by Scientific Games Corp., but may, subsequent thereto, be supplied by other nationally recognized providers of such computer systems), and such failure may be expected to result in a termination, suspension or cancellation of the Borrower’s or any of its Affiliates’ Gaming Licenses;

(x)           the Management Agreement is terminated and the Borrower fails to enter into a replacement agreement with a replacement manager acceptable to the Administrative Agent in its sole discretion within 30 days after such termination, or amounts payable under the Management Agreement at any time fail to be subordinated to the repayment of the Obligations on terms and conditions acceptable to the Administrative Agent;

(y)          Holdings shall fail to issue on April 26, 2011 the warrants in the form specified in the Holdings Warrant Agreement to the holders in the respective amounts set forth in Schedule 2(b) to the Holdings Warrant Agreement; or

(z)           the Borrower shall fail to issue on April 26, 2011 the warrants in the form specified in the Borrower Warrant Agreement to the holders in the respective amounts set forth in Schedule 2(b) to the Borrower Warrant Agreement;

then, and in every such event (other than an event with respect to Holdings, the Borrower, any Subsidiary, or any other Credit Party described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Holdings or the Borrower, take either or both of the following actions, at the same or different times:

(i)           terminate the Commitments, and thereupon the Commitments shall terminate immediately, and

(ii)         declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each of Holdings and the Borrower; and in case of any event with respect to Holdings, the Borrower, any Subsidiary or any other Credit Party described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each of Holdings and the Borrower.

Amounts received in respect of the Obligations during the continuance of an Event of Default shall be applied in accordance with the priority of payments set forth in Section 7.4 of the Pledge and Security Agreement.

SECTION 7.02.           Right to Complete Construction.  Upon the occurrence and during the continuance of an Event of Event of Default hereunder, the Administrative Agent, on behalf of the Lenders and with the prior consent of the Required Lenders, shall have the right, in person or by agent, in addition to all other rights and remedies available to the Administrative Agent under this Agreement and the other Loan Documents, to the fullest extent permitted by law, to take possession of the Miami Jai-Alai Facility and perform any and all work and labor necessary to complete the Miami Jai-Alai Facility substantially in accordance with the Plans and Specifications (with such modifications as shall be deemed appropriate by the Administrative Agent), and employ watchmen to protect the Miami Jai-Alai Facility from injury, all as described in this Section 7.02.  All reasonable sums so expended by the Administrative Agent shall be deemed to have been paid to the Borrower and constitute Obligations.  Effective upon the occurrence and during the continuance of an Event of Default, each of Holdings and the Borrower hereby constitutes and appoints the Administrative Agent its true and lawful attorney in fact, with full power of substitution, to so complete the Miami Jai-Alai Facility in the name of Holdings or the Borrower.  Each of Holdings and the Borrower hereby empowers said attorney to: (a) use any funds of Holdings or the Borrower, including any funds which may remain undisbursed hereunder for the purpose of so completing the Miami Jai-Alai Facility; (b) make such additions, changes and corrections in the Plans and Specifications as the Administrative Agent deems appropriate; (c) employ such contractors, subcontractors, agents, architects and inspectors as shall be required for said purposes; (d) pay, settle or compromise all existing bills and claims which may be liens against the Miami Jai-Alai Facility, or as may be necessary or desirable for such completion of the Miami Jai-Alai Facility or for clearance of title; (e) execute all applications and certificates in the name of Holdings or the Borrower which may be required by any of the contract documents; (f) prosecute and defend all actions or proceedings in connection with the Miami Jai-Alai Facility or the construction of the Miami Jai-Alai Facility and take such action and require such performance as it deems necessary under any bond or guaranty of completion; and (g) do any and every act which Holdings or the Borrower might do on its own behalf.  It is further understood and agreed that this power of attorney, which shall be deemed to be a power coupled with an interest, cannot be revoked.

SECTION 7.03.           Curing Certain Events of Default.  Upon the occurrence of an Event of Default hereunder, the Administrative Agent, without waiving any right of acceleration or foreclosure under the Loan Documents which Administrative Agent or the Lenders may have by reason of such Event of Default or any other right Administrative Agent or the Lenders may have against Holdings or the Borrower because of said Event of Default, shall, solely with respect to maintaining the value of the Collateral and with the prior consent of the Required Lenders, have the right (but not the obligation) to take such actions and make such payments as shall be necessary to cure such Event of Default, including, without limitation, the making of Loans and protective advances; provided that, for the avoidance of doubt, no such actions, payments, loans or advances shall be made to cure an Event of Default under Sections 6.12 through Section 6.15.  All amounts so expended shall constitute Obligations and shall be payable by the Borrower on demand by Administrative Agent.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and on behalf of the Holders of Obligations and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, by the Disbursement Agreement and by any other Loan Document, together with such actions and powers as are reasonably incidental thereto, with the Administrative Agent being entitled to make all decisions in its sole discretion unless, by the terms hereof or thereof, such decision requires the approval of all or any of the Lenders, or the Administrative Agent, pursuant to the following, seeks authorization from all or any of the Lenders, as applicable.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein, in the Disbursement Agreement and in the other Loan Documents.  Without limiting the generality of the foregoing,

(a)           the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing,

(b)           the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and

(c)           except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower, any Subsidiary or any Credit Party that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it under this Agreement, the Disbursement Agreement or any other Loan Document with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Holdings or the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into:

(i)           any statement, warranty or representation made in or in connection with this Agreement,

(ii)          the contents of any certificate, report or other document delivered hereunder or in connection herewith,

(iii)         the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein,

(iv)         the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document,

(v)         the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or

(vi)         the perfection or priority of any of the Liens on any of the Collateral.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Holdings or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, Holdings and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by Holdings or the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.08, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Holdings or the Borrower or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.  The Administrative Agent shall have the exclusive right on behalf of the Lenders to (i) enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement and (ii) exercise such other rights and remedies granted to the Lenders under the Loan Documents.

In its capacity, the Administrative Agent is a “representative” of the Holders of Obligations within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code.  Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents.  Each Lender agrees that no Holder of Obligations (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Holders of Obligations upon the terms of the Collateral Documents.  In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Holders of Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Holders of Obligations.  The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than contingent indemnity obligations and Obligations in respect of Swap Agreements) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto.  Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five Business Days’ prior written request by the Borrower to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Holders of Obligations herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Holdings the Borrower or any Subsidiary in respect of) all interests retained by Holdings, the Borrower or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

The Lenders authorize the Administrative Agent to enter into and perform under the Disbursement Agreement on behalf of the Lenders, including, without limitation, taking all actions required by or permitted to be taken by the Administrative Agent on behalf of the Lenders thereunder.   Each Lender agrees to be bound by the terms of the Disbursement Agreement.

ARTICLE IX

Miscellaneous

SECTION 9.01.           Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)           if to Holdings or the Borrower, to it at Florida Gaming Corporation, 3500 NW 37th Avenue, Miami, FL 33142, Attention of Dan Licciardi (Facsimile: (305) 634-1712);

(ii)          if to the Administrative Agent, to ABC Funding, LLC, 222 Berkeley Street, 18th floor, Boston, MA 02116, Attention of James Freeland and Adam Britt (Facsimile: (617) 598-4902);  and

(iii)         if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent, Holdings or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.           Waivers; Amendments.

(a)           No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings or the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or by Holdings, the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i)           increase the Commitment of any Lender without the written consent of such Lender,

(ii)          reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii)         postpone the date of any scheduled payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or extend the Maturity Date, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby; provided, however, that with the consent of the Required Lenders, Holdings and the Borrower, the scheduled principal payments for the Term Loans may be amended or modified to increase or decrease the amount payable on any Term Loan Repayment Date, including, without limitation, reallocating amounts from one or more Term Loan Repayment Dates to the Maturity Date (thereby increasing the size of the final principal payment due on the Maturity Date, and decreasing or eliminating the amount payable on any Term Loan Repayment Date),

(iv)        change Section 2.14(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender affected thereby,

(v)         change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the  written consent of each Lender,

(vi)        other than pursuant to a transaction permitted by the terms of this Agreement or any other Loan Document, release all or substantially all of the Collateral or release, limit or condition any Credit Party’s guarantee obligations under any Loan Document or terminate or modify the Disbursement Agreement without the written consent of each Lender, or

(vii)       change the priority of payments set forth in Section 7.4 of the Pledge and Security Agreement;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, and no such agreement shall amend, modify or otherwise affect the rights or duties of the counterparty under a Swap Agreement (to the extent such Swap Agreement is with a Lender or its Affiliate) without the prior written consent of such counterparty.  Each Lender (and/or each Affiliate of a Lender) that enters into a Swap Agreement with Holdings or the Borrower shall provide the Administrative Agent with notice information for the relevant entity providing such Swap Agreement, including names of personnel, phone numbers, facsimile numbers and e-mail addresses.

SECTION 9.03.           Expenses; Indemnity; Damage Waiver.

(a)           Each of Holdings and the Borrower shall pay:

(i)           all reasonable out-of-pocket expenses incurred by the Administrative Agent and its respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and

(ii)         all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans (which workout and restructuring expenses shall include expenses incurred by the retention and use of financial or similar advisors).

(b)          Each of Holdings and the Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of:

(i)           the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or any other Loan Document of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or by the other Loan Documents,

(ii)          any Loan or the use of the proceeds therefrom,

(iii)         any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Holdings, the Borrower or any Subsidiaries, or any Environmental Liability related in any way to Holdings, the Borrower or any Subsidiaries, or

(iv)        any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)           To the extent that Holdings or the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Related Party of any of them under paragraph (a) or (b) of this Section or Section 10.15.1 of the Disbursement Agreement, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)           To the extent permitted by applicable law, Holdings or the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable promptly not later than fifteen days after written demand therefor.

SECTION 9.04.           Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither Holdings nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Holdings or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Loans by a Lender to an Affiliate of such Lender or an Approved Fund corresponding with such Lender.

(ii)           Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment by a Lender to an Affiliate thereof or Approved Fund corresponding therewith, or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than the lesser of $5,000,000 and the remaining amount of such Lender’s Term Loans or Term Loan Commitment, unless the Administrative Agent otherwise consents;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)           each assignee shall be a commercial bank, an insurance company, a finance company, a financial institution, a fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) (other than a natural person); provided, that none of Holdings, the Borrower, a Subsidiary thereof or an Affiliate thereof shall constitute a permitted assignee under this Agreement; and

(E)           the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee (i) designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Holdings, the Borrower, their subsidiaries, their affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws and (ii) shall agree to be bound by Section 9.12 hereof.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.13 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), 2.14(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i)       Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14(c) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.11 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.13(e) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.           Survival.  All covenants, agreements, representations and warranties made by Holdings, the Borrower and the Subsidiaries in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the other Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.11, 2.12, 2.13 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments, or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06.           Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.           Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.           Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of Holdings or the Borrower against any of and all the obligations of Holdings or the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.           Governing Law; Jurisdiction; Consent to Service of Process.

(a)           THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b)           Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the United States District Court of the Southern District of New York and state courts located in the Borough of Manhattan in New York City, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against Holdings, the Borrower or its properties in the courts of any jurisdiction.

(c)           Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.           WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.           Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.           Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed:

(a)           to its and its Affiliates’ directors, partners, members, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential),

(b)           to the extent requested by any regulatory authority,

(c)           to the extent required by applicable laws or regulations or by any subpoena or similar legal process,

(d)           to any other party to this Agreement,

(e)           in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder,

(f)           subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Holdings or the Borrower and its obligations,

(g)          with the consent of Holdings or the Borrower, or

(h)          to the extent such Information

(i)           becomes publicly available other than as a result of a breach of this Section or

(ii)          becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than Holdings or the Borrower.

For the purposes of this Section, “Information” means all information received from Holdings or the Borrower relating to Holdings, the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Holdings or the Borrower; provided that, in the case of information received from Holdings or the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Notwithstanding anything herein to the contrary and for the avoidance of doubt, each Lender shall be permitted to disclose to its investors, or to any potential investors of such Lender, in the ordinary course of its business information of the type it typically discloses, which may include, among other things, the amount, nature and material terms of the Loan, the material terms of other Loan Documents, interests rates and returns, top-line financial information (revenue, EBITDAM, etc.) and the occurrence and cause of any Default or Event of Default.

Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWER, AND THEIR RESPECTIVE RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY HOLDINGS, THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWER AND THEIR AFFILIATES, THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES) AND ITS SECURITIES, ACCORDINGLY, EACH LENDER REPRESENTS TO HOLDINGS, THE BORROWER, AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13.           USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each of Holdings and the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each of Holdings and the Borrower, which information includes the name and address of Holdings and the Borrower and other information that will allow such Lender to identify Holdings and the Borrower in accordance with the Act.  Such information shall also be made available for the Subsidiaries.

SECTION 9.14.           Subordination of Intercompany Indebtedness.  Each of Holdings and the Borrower agrees that any and all claims of Holdings or the Borrower against any Credit Party with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Obligations, or against any of its property shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations; provided that, and not in contravention of the foregoing, so long as no Event of Default has occurred and is continuing, each of Holdings and the Borrower may make loans to and receive payments in the ordinary course with respect to such Intercompany Indebtedness from each such guarantor, including, the Credit Parties, to the extent permitted by the terms of this Agreement and the other Loan Documents.  Notwithstanding any right of Holdings or the Borrower to ask, demand, sue for, take or receive any payment from any guarantor, including the Credit Parties, all rights, liens and security interests of Holdings or the Borrower, whether now or hereafter arising and howsoever existing, in any assets of any such guarantor shall be and are subordinated to the rights of the Holders of Obligations in those assets.  Neither Holdings nor the Borrower shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document among Holdings, the Borrower and the Holders of Obligations (or any affiliate thereof) have been terminated.  If all or any part of the assets of any such guarantor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such guarantor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such guarantor is dissolved or if substantially all of the assets of any such guarantor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any Indebtedness of any guarantor, including the Credit Parties, to Holdings or the Borrower (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Obligations, due or to become due, until such Obligations (other than contingent indemnity obligations) shall have first been fully paid and satisfied (in cash).  Should any payment, distribution, security or instrument or proceeds thereof be received by Holdings or the Borrower upon or with respect to the Intercompany Indebtedness after an Insolvency Event prior to the satisfaction of all of the Obligations (other than contingent indemnity obligations) and the termination of all financing arrangements pursuant to any Loan Document among Holdings, the Borrower and the Holders of Obligations (and their Affiliates), Holdings and the Borrower shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Holders of Obligations, in precisely the form received (except for the endorsement or assignment of Holdings or the Borrower where necessary), for application to any of the Obligations, due or not due, and, until so delivered, the same shall be held in trust by Holdings or the Borrower, as applicable, as the property of the Holder of Obligations.  If Holdings or the Borrower fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees are irrevocably authorized to make the same.  Each of Holdings and the Borrower agrees that until the Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among Holdings, the Borrower and the Holders of Obligations (and their Affiliates) have been terminated, neither Holdings nor the Borrower will assign or transfer to any Person (other than the Administrative Agent) any claim Holdings or the Borrower has or may have against any guarantor, including the Credit Parties.

SECTION 9.15.           Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.16.           Interest Reserve Account.  Amounts on deposit in the Interest Reserve Account shall initially be used only to support and satisfy Obligations corresponding with such Interest Reserve Account.  No amount on deposit in the Interest Reserve Account shall be used to repay Obligations that are not tied to such Interest Reserve Account without the consent of the Lenders until such time as all Obligations that correspond with such account have been paid.  Subsequent to such satisfaction, any amounts remaining on deposit in such an account shall be applied in accordance with Section 7.4 of the Pledge and Security Agreement.

SECTION 9.17.           Post Closing Requirements.  Notwithstanding anything to the contrary set forth herein or in any other Loan Document, the following may be completed, delivered or otherwise resolved, by the following dates.  The following may occur subsequent to the Effective Date.  The following shall be completed by the Borrower, at its sole cost and expense.  The Administrative Agent, in its sole discretion, may extend any such completion date for any such item.  Failure to complete, deliver or otherwise resolve any of the following by the date required therefor (as may be extended, if at all, by the Administrative Agent in its sole discretion) shall result in an Event of Default.  The Administrative Agent shall determine, in its sole discretion, whether the following have been completed, delivered or otherwise resolved by the dates required therefor.  In addition, the Administrative Agent, in its sole discretion, may waive any of the following.

Action Item	Completion Date therefor

Delivery of written acknowledgement by Miami-Dade County (or other applicable Governmental Authority) confirming the Administrative Agent’s second mortgage on real property on which Miami-Dade County (or other applicable Governmental Authority) holds a first mortgage
Within sixty (60) days of the Effective Date.

The Borrower shall purchase and accept fee simple title to that certain 8.7 acre parcel of real property currently owned by Miami-Dade County and adjacent to the Miami Jai-Alai Facility (“County Property”) in accordance with the terms and conditions of that certain Settlement Agreement as to Parcel No. 155 and Parcel No. 155 TCE, dated as of February 3, 2009 by and between Miami-Dade County and Borrower.  Immediately following such transfer of the County Property to Borrower, Borrower shall (i) execute and deliver in favor of Administrative Agent an amendment to the Mortgage encumbering the Miami Jai-Alai Facility spreading the lien of such Mortgage (in form and substance acceptable to Administrative Agent in its sole discretion) to include the County Property (the “Mortgage Spreader”); and (ii) cause the Title Insurer (as defined in Disbursement Agreement) to issue an endorsement (in form and substance acceptable to Administrative Agent in its sole discretion) to the Title Policies insuring the County Property and the first lien position of the Mortgage Spreader.
Within sixty (60) days of the Effective Date.

Delivery to the Administrative Agent by Borrower of (i) confirmation of, along with copies of all executed documents in connection with, the Administrative Agent’s first lien mortgage on all of that certain real property commonly known as Tara Club Estates located in Loganville, Georgia and owned in fee simple by Tara Club Estates, Inc. (the “Tara Land”), (ii) a title commitment issued by Title Insurer (as defined in Disbursement Agreement) and an ALTA survey acceptable to the Administrative Agent with regards to the Tara Land, (iii) the title policy issued by the Title Insurer in favor of Administrative Agent in form and substance acceptable to Administrative Agent in its sole discretion insuring the first lien position of the Tara Estates Mortgage.
Within sixty (60) days of the Effective Date.

Delivery to the Administrative Agent by Borrower or Holdings of irrevocable account control agreements for any deposit accounts held by any Credit Party or Subsidiary thereof that are not (i) subject to an account control agreement in favor of the Administrative Agent as of the date hereof or (ii) Excluded Assets (such account control agreements, the “Additional Account Control Agreements”).  All Additional Account Control Agreements shall be springing blocked account control agreements in form and substance acceptable to the Administrative Agent and shall be accompanied by an acknowledgment by the bank where the applicable deposit account is located of the Lien of the Administrative Agent on such account and of irrevocable instructions to wire all amounts collected therein to an account designated by the Administrative Agent upon the notice of the Administrative Agent.  Concurrently with the delivery of the Additional Account Control Agreements, Borrower or Holdings shall also provide evidence in form and substance satisfactory to the Administrative Agent describing each deposit account not subject to an account control agreement in favor of the Administrative Agent as of the date hereof, such evidence with respect to each deposit account to include, without limitation, the following information: (i) the holder of each deposit account; (ii) the amount of cash on deposit in each deposit account; (iii) the corporate purpose to which each deposit account is being used; (iv) the name, location and contact information for the bank where each deposit account is located; and (v) in the event a deposit account is an Excluded Asset, the reason such deposit account should be considered an Excluded Asset.
Within ten (10) days of the Effective Date.

ARTICLE X

GAMING

SECTION 10.01.         Restrictions Under Gaming Laws and Liquor Laws. Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, all rights, remedies and powers provided in this Agreement and the other Loan Documents, including with respect to the Collateral, may be exercised only to the extent, and in the manner, that the exercise thereof does not violate any applicable Gaming Laws and Liquor Laws and only to the extent that all approvals required for the exercise thereof, including prior approvals, are obtained from the requisite Gaming Authorities and Liquor Authorities.  In addition, all provisions of this Agreement and the other Loan Documents, including with respect to the Collateral, are intended to be subject to all applicable mandatory provisions of the Gaming Laws and Liquor Laws and to be limited solely to the extent necessary to not render the provisions of this Agreement and the other Loan Documents invalid or unenforceable, in whole or in part.  The Lenders and the Administrative Agent agree and confirm that they have not taken and do not intend to take any interest in any Excluded Asset owned by Holdings, the Borrower or any Affiliate thereof.

The remainder of this page is intentionally blank.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FLORIDA GAMING CENTERS, INC., as the Borrower

By	/s/ William B. Collett , Jr.
	Name:	William B. Collett, Jr.
	Title:	CEO

FLORIDA GAMING CORPORATION, as Holdings

By	/s/ William B. Collett, Jr.
	Name:	William B. Collett, Jr.
	Title:	CEO

ABC FUNDING, LLC, individually and as Administrative Agent

By	/s/ Thomas Roberts
	Name:	Thomas Roberts
	Title:	Managing Director

Signature Page to Florida Gaming Centers
Credit Agreement

/REDACTED/, as a Lender

By
Name:
Title:

Signature Page to Florida Gaming Centers
Credit Agreement

/REDACTED/, as a Lender

By
Name:
Title:

Signature Page to Florida Gaming Centers
Credit Agreement

/REDACTED/, as a Lender

By
Name:
Title:

Signature Page to Florida Gaming Centers
Credit Agreement

/REDACTED/, as a Lender

By
Name:
Title:

Signature Page to Florida Gaming Centers
Credit Agreement

SCHEDULE 1.01

PERMITTED CORPORATE EXPENSES

	During		Year 1
Item	Construction (2),(3)		(Annual)
Consulting Agreement (1)	$0		$300,000
Auto Expense	18,933		28,400
Salaries	84,000		126,000
Office Expenses	48,000		72,000
Director Fees	48,000		72,000
Travel	64,000		192,000
Public Company costs	30,000		45,000
Professional Fees	148,333		445,000
Insurance	24,000		36,000
Misc.	54,733		22,500
Total before Interest Exp. & Dividends	$520,000		$1,338,900
Interest and/or Preferred Dividends	0		498,600
Total Permitted Corporate Expenses	$520,000	(4)	$1,837,500

(1) Assumes only base line covenants are met, however, if certain financial performance is achieved based on the "No Hialeah" scenario, Consulting Agreement payments are permitted to increase to $450,000.
(2) Applicable for any month ending prior to the end of the first full fiscal quarter to occur after the quarter in which the Opening Date occurs.
(3)  Assumes 8 months of construction.
(4)  Capped at $65,000 per month during construction.

SCHEDULE 2.01(a)

TERM LOAN COMMITMENTS

LENDERS	TERM LOAN COMMITMENT

/REDACTED/	/REDACTED/
/REDACTED/	/REDACTED/
/REDACTED/	/REDACTED/
/REDACTED/	/REDACTED/

AGGREGATE TERM LOAN COMMITMENT	$87,000,000.00

SCHEDULE 2.01(b)

MAIN CASH ACCOUNT REQUIREMENTS:

Permitted Uses of Initial Deposits to Main Cash Account

Amount
Expected Initial Deposit to Main Cash Account	$476,527.18

Permitted Uses of Main Cash Account:
Pre-funding of Projected Operating Losses (1)	476,527.18

(1) Total projected operating losses for construction period equal to $2,058,412. The initial deposit into the Main Cash Account is projected to fund such operating losses for April 2011, May 2011 and a portion of June 2011. Incremental funding of losses for future months during construction to be funded at a later stage in connection with disbursement requests.

SCHEDULE 3.01

SUBSIDIARIES

Credit Party	Owners	Subsidiaries	Jurisdiction of Incorporation or Organization	Class of Stock	Authorized Shares	Issued and Outstanding Shares	Unissued and Unreserved Shares
Freedom Holding, Inc.	W. Bennett Collett, W. Bennett Collett, Jr. and Hurd Family Partnership, L.P.	Florida Gaming Corporation	Delaware	Common	1,000	954.30	45.7
Florida Gaming Corporation	Freedom Holding, Inc.	Florida Gaming Centers, Inc. and Tara Club Estates, Inc.	Delaware	Common	7,500,000	3,888,959	1,870,624
				Class B Convertible Preferred Stock	50	45	5
				Class A Convertible Preferred Stock	1,200,000	27,756	1,172,244
				Class AA Convertible Preferred Stock	5,000	5,000	0
				Class F Convertible Preferred Stock	2,500	2,000	500
Florida Gaming Centers, Inc.	Florida Gaming Corporation		Florida	Common	2,000	1,000	1,000
Tara Club Estates, Inc.	Florida Gaming Corporation		Georgia	Common	10,000,000	2,084,000	7,916,000

SCHEDULE 3.05

OWNED AND LEASED PROPERTIES

Owned Property

Owner	Folio #	Street Address	Other
City National Bank of Florida	01-3129-015-0010	3500 NW 37th Ave., Miami, FL 33142	Fronton Heights Addn PB 90-20, City of Miami
Florida Gaming Centers, Inc.	01-3129-015-0020	3500 NW 37th Ave., Miami, FL 33142	Fronton Heights Addn PB 90-20, Dade County
Florida Gaming Centers, Inc. and City National Bank of Florida	30-3128-014-1910	3695 NW 35th St., Miami, FL 33142	Melrose Hgts 5th Sec. PB 17-22, Lots 24-29 BLK 71
Florida Gaming Centers, Inc. and City National Bank of Florida	30-3128-014-1970	3695 NW 35th St., Miami, FL 33142	Melrose Hgts 5th Sec. PB 17-22, Lot 30, BLK 71
Florida Gaming Centers, Inc. and City National Bank of Florida	30-3128-014-1980	3695 NW 35th St., Miami, FL 33142	Melrose Hgts, 5th Sec. PB 17-22, Lot 31, BLK 71
Florida Gaming Centers, Inc. and City National Bank of Florida	30-3128-014-1990	3695 NW 35th St., Miami, FL 33142	Melrose Hgts 5th Sec. PB 17-22, Lot 32, BLK 71
Florida Gaming Centers, Inc. and City National Bank of Florida	30-3128-014-2000	3601 NW 35th St., Miami, FL 33142	Melrose Hgts 5th Sec. PB 17-22, Lots 33-36, BLK 71
Florida Gaming Centers, Inc.	2313-233-0001-000/0	1750 S. Kings Hwy., Ft. Pierce, FL 34945
Florida Gaming Corporation	2313-233-0002-000/7	1776 Kings Hwy., Ft. Pierce, FL 34945
Florida Gaming Corporation	2313-233-0003-000/4	1790 Kings Hwy, Ft. Pierce, FL 34945
Florida Gaming Centers, Inc.	2313-322-0012-000/3	0 Kings Hwy, Ft. Pierce, FL 34945
Florida Gaming Corporation	2313-323-0000-000/9	0 Kings Hwy, Ft. Pierce, FL 34945
Florida Gaming Centers, Inc.		Lots V/#25B, 26, 27, 28, 29, 30 at Tara Club Estates
Freedom Financial Corporation		Building and Lot, SR 64, Milltown, IN
Freedom Financial Corporation		4019 Marquette Dr., Floyds Knobs, IN 47119

Leased Property

Lessee	Street Address	Other
Florida Gaming Corporation	2669 Charlestown Road, Ste. D, New Albany, IN 27150

SCHEDULE 3.06

DISCLOSED MATTERS

1           West Flagler Associates et. al. v. Florida Gaming Centers, Inc., Miami-Dade County Circuit Court, Action No. 2009-91853-CA-01.

2.           Isle of Capri Casinos v. Florida Gaming Corporation et. al., Palm Beach County Circuit Court, Action No. 50-2010CA004440xxxx MB.

3.           Isle of Capri Casinos v. Florida Gaming Corporation et. al., St. Luci County Circuit Court, Action No. 56-2010CA001462.

4.           Pending Fort Pierce Jai Alia employee Molz-Lara discrimination charge.

5.           CCLN, LLC v. Florida Gaming Corporation, Miami-Dade County Circuit Court, Action No. 2011-4658-CA-01.

6.           Patricia D. Malcom, Walton County Tax Commissioner v. Tara Club Estates, Inc., Walton County Superior Court, Action No. 190017, judgment in the amount of $486.52.

7.           Perez v. Florida Gaming Centers, Inc., et. al, Miami-Dade County Circuit Court, Action No. 2010-61585-CA-01.

8.           Dames v. Florida Gaming Centers, Inc., Miami-Dade County Circuit Court, Action No. 2011-5272-CA-01.

SCHEDULE 3.07

COMPLIANCE WITH LAWS AND AGREEMENTS; NO BURDENSOME RESTRICTIONS

NONE

SCHEDULE 3.17

INSURANCE

General Liability (contractors)

▪
Commercial General Liability coverage including Products/Completed Operations Liability with limits not less than $1,000,000 Per Occurrence for bodily injury and property damage liability and a $2,000,000 Annual Aggregate. Products/Completed Operations Liability must have a minimum aggregate of $2,000,000. A per-project aggregate or separate project-specific policy is required.

▪	If contractor's GL policy has deductible; recommend that max deductible permitted is $15,000.
▪	Contractors Insurance must be primary and non-contributory with any and all other insurance maintained by or otherwise afforded to ABC Funding, LLC.
▪
Contractor shall maintain GL coverage for itself and all additional insureds for the duration of the project and must maintain Completed Operations coverage for itself and each additional insured for at least 3 years after project completion.

▪
Automobile Liability coverage with limits not less than $1,000,000 of Combined Single Limit for bodily injury and property damage liability and $1,000,000 for Uninsured Motorist Liability limit and Underinsured Motorist Liability limit.

▪	Excess or Umbrella Liability coverage with limits not less than $25,000,000 per Occurrence/Aggregate. A higher limit may be required at the discretion of ABC Funding, LLC.

▪	Workers Compensation coverage must be carried, including Employers Liability coverage, at not less than $500,000 per Accident, $500,000 per Disease and $500,000 per Policy Limit.

▪	Professional Liability insurance may be required by ABC Funding, LLC with limits not less than:
▪	$2,000,000 per claim/aggregate for Architects and Engineers.
▪	$1,000,000 per claim/aggregate for General Contractors.

▪
General Contractors, or Sub-Contractors working with lower tier Sub-Contractors, are responsible to enforce the above insurance requirements and said General Contractor, or higher tiered Contractor shall be named as “Additional Insured” on all of the above coverages with the only exception being Employers Liability and Professional Liability.

Insurance to be Purchased during Construction
Minimum
Coverage	Amount Required
Travelers Primary Flood	$500,000
Existing Miami Building (w. Full Wind/Flood)	25,000,000
Builder's Risk*	27,150,000

*Including $10.0 million in soft costs for interest on term loan.

SCHEDULE 4.01(n)

INDEBTEDNESS TO BE REPAID ON THE EFFECTIVE DATE

	Issuance	Maturity	Initial	Interest	Proj. Balance
Debt Instrument	Date	Date	Principal	Rate	(4/25/11)
Rittvo Unsecured Note	11/14/10	12/31/11	$25,000.00	3.00%	$25,000.00
Rittvo Unsecured Note - Accrued Interest					332.76
Scheible Unsecured Note	11/14/10	12/31/11	25,000.00	3.00%	25,000.00
Scheible Unsecured Note - Accrued Interest					332.76
Sodl Unsecured Note	11/14/10	12/31/11	25,000.00	3.00%	25,000.00
Sodl Unsecured Note - Accrued Interest					332.76
Total					$75,998.28

Note: Assumes debt is repaid out of the intial funding, currently projected to be 4/25/11.

SCHEDULE 4.01(x)

MODIFIED INDEBTEDNESS

	Issuance	Original Mat.	Extended Mat.	Initial	Interest	Balance	Proj. Balance
Debt Instrument	Date	Date	Date	Principal	Rate	(12/31/10)	(4/25/11)
Freedom Financial (1)	4/25/11	10/25/16	10/15/16	$1,905,000.00	6.00%	N/A	$1,905,000.00
Freedom Financial - Accrued Interest						N/A	0.00
Freedom Holding Note*	9/1/09	9/1/10	10/15/16	1,322,873.73	10.00%	1,322,573.73	1,322,573.73
Freedom Holding Note - Accrued Interest*						286,612.81	328,282.94
Florida Lemark Note*	12/9/10	1/31/11	10/15/16	446,000.00	13.00%	446,000.00	446,000.00
Flroida Lemark Note - Accrued Interest*						3,209.75	21,477.42
Neiman Note*	12/3/10	1/1/12	10/15/16	125,000.00	15.00%	125,000.00	125,000.00
Neiman Note - Accrued Interest*						705.65	3,700.44
Stuckert / Howell		12/31/09	10/15/16		24.00%	1,000,000.00	1,000,000.00
Stuckert / Howell - Accrued Interest						254,643.84	330,260.28
Total						$3,438,745.78	$5,482,294.81

Note: Balances at 4/25/11 represent amounts to be modified at the projected closing date.
* Indicates note that is currently held at Florida Gaming Centers, but must be moved to Florida Gaming Corp., subordinated and extended 6 months after the Maturity Date.
(1) Terms in accordance with Promissory Note dated 4/25/11; until execution of Promissory Note, amounts booked as accounts receivable.

SCHEDULE 5.01(a)

ACCEPTABLE ACCOUNTANTS

1.	Ernst & Young LLP
2.	Deloitte & Touche LLP
3.	PricewaterhouseCoopers LLP
4.	KPMG LLP
5.	McGladrey & Pullen, LLP
6.	BDO Seidman, LLP

SCHEDULE 5.05

Insurance to be Purchased during Construction
Minimum
Coverage	Amount Required
Travelers Primary Flood	$500,000
Existing Miami Building (w. Full Wind/Flood)	25,000,000
Builder's Risk*	27,150,000

*Including $10.0 million in soft costs for interest on term loan.

Insurance to be Purchased on or Prior to Opening Date
Minimum
Coverage	Amount Required
Slot Machines	$20,000,000
Umbrella (must overlay liquor liability)	50,000,000
General Liability	Varied
General Aggregate	3,000,000
Liquor Liability	1,000,000
Products/Completed Operations	3,000,000
Personal & Advertising Injury	1,000,000
Each Occurrence	1,000,000
Employee Benefits Liability	1,000,000
General Liability - Valet Parking	Varied
General Aggregate	2,000,000
Products/Completed Operations	2,000,000
Personal & Advertising Injury	1,000,000
Each Occurrence	1,000,000
Garage Dealers	5,000,000
401K Bond	120,000
Boiler & Machinery	25,000,000
Workers Compensation - Indiana	500,000
Workers Compensation - Florida	500,000
Directors & Officers / EPLI	5,000,000
Crime	500,000
Employee Dishonesty	500,000
Forgery/Alteration	500,000
Theft Disappearance and Destruction – In	500,000
Theft Disappearance and Destruction – Out	500,000
Computer Fraud	500,000
Pari-Mutuel Bonds - Ft. Pierce	100,000
Pari-Mutuel Bonds - Miami	100,000
Pari-Mutuel Bonds - Summer	50,000
Slot Machine Bond	100,000

SCHEDULE 5.08(a)

SOURCES AND USES

Sources & Uses ($ in Thousands)

Sources
Senior Credit Facility	$85,260
Contractor Note	554
Free Cash Flow from Operations	1,000
Accounts Payable to Legal Counsel	95

Subtotal of Sources before County Financing	$86,909

Miami-Dade County Loan (1)	$12,054

Total Sources	$98,963

Uses
Hard Construction Costs (excl. Develop. Costs)	$16,073
Construction Contingency	1,607
Architecture, Engineering & Contractor Fees	1,643
Permit Fees	300
Gaming FF&E	14,450
Count Room Equipment / Floor Kiosks	375
Gaming Related Systems	4,600
Other Systems	195
Casino Signage	330
Owner Supplied Furniture (bars, restaurant, etc.)	25
Funding of Year 1 Licensing Fees	2,750
Performance Bond Premium for Payment of Gaming Taxes (2)	162
County Property Downpayment	1,339
Street Remediation	1,000
GMP Performance Bond Premium	183
Insurance Expense	943
Construction Consultant - Merritt & Harris	65
Owner's Rep	100
Pre-Opening Expenses	1,337
Operating Cash & Working Capital	2,577
Subtotal of Project Budget excl. Financing Costs	$50,053

Repayment of Bridge Loan and Accrued Interest	$1,026
Repayment of Isle Note (plus accrued interest, fees & payables)	4,525
Repayment of Hamilton State Note	46
Repayment of Humane Society Note	210
1st Mortgage Payment	1,060
Repayment of Other ST Debt	128
Reserve for Repayment of PAC Contribution Note	3,550
Funding of Est. Losses during Construction	2,058
Funding of Aging Payables	843
Property Taxes	1,020
Subtotal of Additional Funding Needs	$14,468

Pre-Funded Interest Reserve (3)	$13,740
Completion Guarantee	3,000
Estimated Transaction Fees & Expenses	5,648
Subtotal of Financing Costs	$22,388

Subtotal of Uses before Balance of County Property	$86,909

Balance of County Property Acquisition	$12,054

Total Uses	$98,963

(1)	Dade County Loan is secured only by purchased real estate and will not have a lien on any other asset of the Borrower or its Affiliates.
(2)	Represents premium to post the required $2.0mm performance bond for the guarantee of slot tax payments to the State.
(3)	Assumed to cover interest on the Senior Credit Facility for the 8-month construction schedule, plus 4 months post-opening reserve.

SOURCES AND USES (cont’d)

Proceeds from Senior Credit Facility

Loan Amount net of OID		$85,260,000.00
Less: 2.0% Construction Monitoring Fee to Admin Agent		(1,740,000.00)
Less: Servicing Fee to Admin Agent		(12,500.00)
Less: Admin Agent Expenses		(35,000.00)
Less: Sidley Austin LLP Legal Expenses		(475,000.00)
Less: Blank Rome LLP Legal Expenses		(100,000.00)
Less: Rutledge Ecenia, Purnell & Hoffman, P.A. Legal Expenses		(51,942.59)
Less: Ernst & Young Audit Fee		(29,700.00)
Less: Merritt & Harris Construction Consultant Fee		(19,816.15)
Less: Admin Agent Insurance Consultant Fee		(3,500.00)
Net Funding Amount		$82,792,541.26

Initial Funding
GMP Performance Bond Premium	$182,590.21
First American - Title Insurance & Mortgage Tax	569,309.75
Repayment of Short-term Debt	75,998.28
Fort Pierce Zoning Letter	117,665.66
Hurd Family Partnership, L.P.	122,218.67
Development Fees to MCM	25,000.00
Main Cash Account (1)	476,527.18
Total Initial Funding (to Borrower & Direct Payments Made)		$1,569,309.75
Interest Reserve Account		13,740,000.00
Contingency Reserve Account		1,607,303.40
Completion Reserve Account		3,000,000.00
Slot License Account
Licensing Payment	$2,500,000.00
Regulatory Fee for Problem Gambling	250,000.00
$2.0 million Performance Bond Premium	162,080.00
Inter-Track Wagering Payables	101,371.69
Total Slot License Account		$3,013,451.69
Holdback Account (for Slot License Date Payments) (2)		15,529,957.15
Construction Funds Account		44,332,519.27
Total Funding Uses		$82,792,541.26

(1)
Total projected operating losses for construction period equal to $2,058,412. The initial deposit into the Main Cash Account is projected to fund such operating losses for April 2011, May 2011 and a portion of June 2011. Incremental funding of losses for future months during construction to be funded at a later stage in connection with disbursement requests.

(2)	Includes reserve for PAC Contribution Note.

SCHEDULE 5.08(b)

INDEBTEDNESS TO BE REPAID UPON RECEIPT OF SLOT LICENSES

	Issuance	Maturity	Initial	Interest	Proj. Balance
Debt Instrument	Date	Date	Principal	Rate	(5/4/11)
AGS Bridge Loan	1/21/11	3/31/11	$1,000,000.00	8.00%	$1,000,000.00
AGS Bridge Loan - Accrued Interest					26,088.34
Hamilton State Note	12/28/06	11/17/09	51,317.52	8.75%	36,690.60
Hamilton State Note - Accrued Interest (1)					9,718.23
Humane Society	2/22/09	2/1/11	200,000.00	18.00%	200,000.00
Humane Society - Accrued Interest (1)					9,964.18
Isle of Capri	12/31/08	12/31/09	3,000,000.00	18.00%	3,000,000.00
Isle of Capri - Accrued Interest (2)					1,050,205.41
Nurmi Mortgage Note	12/11/09	12/11/11	500,000.00	13.00%	985,000.00
Nurmi Mortgage Note - Accrued Interest (3)					75,461.65
Phoenix Unsecured Note	12/17/10	12/31/11	50,000.00	10.00%	50,000.00
Phoenix Unsecured Note - Accrued Interest					1,904.16
Total					$6,445,032.57

(1) Includes legal fees of lender due to default.
(2) Balance represents only accrued interest portion, excludes accounts payable of $474,661.38 (of which $354,743.23 is related to simulcast fees and $119,918.15 is related to collection fees & expenses per payoff schedule provided by Isle of Capri Casinos, Inc. on 3/28/11).
(3) Represents estimated accrued interest since last payment on 10/10/10 through projected receipt of slot licenses of 5/4/11.

SCHEDULE 6.01

EXISTING INDEBTEDNESS

	Issuance	Maturity	Initial	Interest	Balance	Proj. Balance	Proj. Balance	Proj. Balance
Debt Instrument	Date	Date	Principal	Rate	(12/31/10)	(3/31/11)	(4/25/11)	(5/4/11)
Freedom Financial (1)	4/25/11	10/25/16	$1,905,000.00	6.00%	N/A	N/A	$1,905,000.00	$1,905,000.00
Freedom Financial - Accrued Interest					N/A	N/A	0.00	2,818.36
Freedom Holding Note*	9/1/09	9/1/10	1,322,873.73	10.00%	1,322,573.73	1,322,573.73	1,322,573.73	1,322,573.73
Freedom Holding Note - Accrued Interest*					286,612.81	319,224.22	328,282.94	331,544.08
Florida Lemark Note*		1/31/11	446,000.00	13.00%	446,000.00	446,000.00	446,000.00	446,000.00
Flroida Lemark Note - Accrued Interest*					3,209.75	17,506.19	21,477.42	22,907.07
Miami Dade County	4/1/09	4/1/24	3,013,586.00	7.25%	2,827,477.18	2,796,414.41	2,786,447.72	2,783,116.66
Miami Dade County - Accrued Interest					34,193.29	32,834.67	32,834.67	32,834.67
Neiman Note*	12/3/10	1/1/12	125,000.00	15.00%	125,000.00	125,000.00	125,000.00	125,000.00
Neiman Note - Accrued Interest*					705.65	3,049.40	3,700.44	3,931.45
Stuckert / Howell		12/31/09		24.00%	1,000,000.00	1,000,000.00	1,000,000.00	1,000,000.00
Stuckert / Howell - Accrued Interest					254,643.84	313,821.92	330,260.28	336,178.09
AGS Bridge Loan	1/21/11	3/31/11	1,000,000.00	8.00%	0.00	1,000,000.00	1,000,000.00	1,000,000.00
AGS Bridge Loan - Accrued Interest					0.00	15,123.29	24,115.72	26,088.34
Hamilton State Note	12/28/06	11/17/09	51,317.52	8.75%	36,690.60	36,690.60	36,690.60	36,690.60
Hamilton State Note - Accrued Interest (2)					4,924.02	9,414.95	9,637.95	9,718.23
Humane Society	2/22/09	2/1/11	200,000.00	18.00%	200,000.00	200,000.00	200,000.00	200,000.00
Humane Society - Accrued Interest (2)					2,333.34	8,595.00	9,601.75	9,964.18
Isle of Capri	12/31/08	12/31/09	3,000,000.00	18.00%	3,000,000.00	3,000,000.00	3,000,000.00	3,000,000.00
Isle of Capri - Accrued Interest (3)					885,986.24	999,904.11	1,036,890.36	1,050,205.41
Nurmi Mortgage Note	12/11/09	12/11/11	500,000.00	13.00%	985,000.00	985,000.00	985,000.00	985,000.00
Nurmi Mortgage Note - Accrued Interest (4)					29,837.48	62,990.00	72,304.27	75,461.65
Phoenix Unsecured Note	12/17/10	12/31/11	50,000.00	10.00%	50,000.00	50,000.00	50,000.00	50,000.00
Phoenix Unsecured Note - Accrued Interest					205.48	1,438.36	1,780.86	1,904.16
Rittvo Unsecured Note	11/14/10	12/31/11	25,000.00	3.00%	25,000.00	25,000.00	25,000.00	0.00
Rittvo Unsecured Note - Accrued Interest					96.58	281.51	332.76	0.00
Scheible Unsecured Note	11/14/10	12/31/11	25,000.00	3.00%	25,000.00	25,000.00	25,000.00	0.00
Scheible Unsecured Note - Accrued Interest					96.58	281.51	332.76	0.00
Sodl Unsecured Note	11/14/10	12/31/11	25,000.00	3.00%	25,000.00	25,000.00	25,000.00	0.00
Sodl Unsecured Note - Accrued Interest					96.58	281.51	332.76	0.00
Total					$11,570,683.13	$12,821,425.37	$14,803,596.99	$14,756,936.68

* Indicates note that is currently held at Florida Gaming Centers, but must be moved to Florida Gaming Corp., subordinated and extended 6 months after the Maturity Date.
(1) Terms in accordance with Promissory Note dated 4/25/11; until execution of Promissory Note, amounts booked as accounts receivable.
(2) Includes legal fees of lender due to default.
(3) Balance represents only accrued interest portion, excludes accounts payable of $474,661.38 (of which $354,743.23 is related to simulcast fees and $119,918.15 is related to collection fees & expenses per payoff schedule provided by Isle of Capri Casinos, Inc. on 3/28/11).
(4) Represents estimated accrued interest since last payment on 10/10/10 through projected receipt of slot licenses of 5/4/11.

SCHEDULE 6.02

EXISTING LIENS

Notes Payable

Lienholder	Recording Information	Amount
Isle of Capri Casinos, Inc.		$4,050,205.41
H2C		$347,975.77
Nurmi Properties, LLC		$1,060,461.65
Hamilton State Bank		$46,408.83

Delinquent Property Taxes

Miami, FL (1)	2008	$211,619.29
	2009	$184,181.47
	2010	$174,543.51
Ft. Pierce, FL (2)	2008	$185,029.70
	2009	$129,562.66
	2010	$135,518.22
(1) Balances represent amounts as of 4/13/11 per Miami-Dade County.
(2) Balances represent amounts due if received by 4/29/11 per St. Lucie Tax Collector.

UCC Financing Statements

Debtor	Secured Party	Recording Information
Florida Gaming Centers, Inc.	Isle of Capri Casinos, Inc.	No. 20080978627
Florida Gaming Centers, Inc.	Isle of Capri Casinos, Inc.	No. 20080978628x
Florida Gaming Centers, Inc. and City National Bank of Florida as Trustee	Nurmi Properties, LLC and Robinette Investments, LLC	No. 201001778047
Florida Gaming Centers, Inc. and City National Bank of Florida	AGS Capital, LLC	No. 201103963722
Florida Gaming Centers, Inc. and City National Bank of Florida	AGS Capital, LLC	Book 27567, Page 1039 (Fixture Filing)

County Tax Liens

Debtor	Secured Party	Recording Information
Tara Club Estates, Inc.	Walton County Superior Court	Judgment No. 190017, in the amount of $486.52

SCHEDULE 6.08

EXISTING RESTRICTIONS

Miami Jai-Alai Facility:  Those certain restrictions regarding the sale of alcohol set forth in Restrictive Covenant Running with the Land dated October 17, 1977 by Miami Jai-Alai Fronton Inc. and recorded in Miami-Dade County in Book 9900, Page 1251.

SCHEDULE 6.15

PRE-OPENING EXPENSES

Pre-opening Expenses			Pre-Closing	Apr-11	May-11	Jun-11	Jul-11	Aug-11	Sep-11	Oct-11	Nov-11	Total

Pre-opening Staffing	Staff	Base

Operations Manager	1	$225,000
Slot Manager	1	$100,000					$4,166	$8,333	$8,333	$8,333	$8,333	$37,498
Finance Director	1	$150,000					12,500	12,500	12,500	12,500	12,500	62,500
Marketing Director	1	$100,000
Database Manager	1	$80,000
Talent Manager	1	$125,000							10,415	10,415	10,415	31,245
IT Director	1	$150,000					12,500	12,500	12,500	12,500	12,500	62,500
Security Director	1	$100,000								8,333	8,333	16,666
Surveillance Director	1	$125,000						10,415	10,415	10,415	10,415	41,660

Staff A - Salaried	18	$35,000									48,462	48,462
Staff B - Hourly	225	$15,600									135,000	135,000
Subtotal Pre-opening Wages			$0	$0	$0	$0	$29,166	$43,748	$54,163	$62,496	$245,958	$435,531

Fringe Benefits							7,292	10,937	13,541	15,624	61,490	108,883
Total Pre-opening Wages			$0	$0	$0	$0	$36,458	$54,685	$67,704	$78,120	$307,448	$544,414

Drug Screening/Compliance						3,000		2,000	12,500	7,500		25,000
Total Pre-opening Staffing			$0	$0	$0	$3,000	$36,458	$56,685	$80,204	$85,620	$307,448	$569,414

Pre-opening Staff Activities	Staff	$/Unit

Meals, manuals, t-shirts etc.	150	$243									36,450	36,450
Uniforms	150	$225									33,750	33,750

Development Fees				75,000	25,000	25,000	25,000	25,000	25,000	25,000		225,000
Related Expenses			20,000	9,041	10,959	10,000	12,500	12,500	12,500	12,500	12,500	112,500
Total Pre-opening Staff Activities			$20,000	$84,041	$35,959	$35,000	$37,500	$37,500	$37,500	$37,500	$82,700	$407,700

Supplies - Gaming (In Marketing Budget)

New Chip Series
Players Club Cards
Paper (Boca, etc)
Total Pre-opening Gaming Supplies			$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

Forms										27,500	27,500	55,000
Supplies - Facility										12,500	12,500	25,000
Inventory - F&B											50,000	50,000
Pre-Opening Marketing						25,000	75,000	75,000	50,000	15,000	10,000	250,000

Total Pre-opening Expenses			$20,000	$84,041	$35,959	$63,000	$148,958	$169,185	$167,704	$178,120	$490,148	$1,357,114

Note: Estimated Working Capital / Minimum Bankroll of $2,500,000 to be replaced with operating cash, and not included in pre-opening expense estimates

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including any guarantees included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Florida Gaming Centers, Inc.

4.	Administrative Agent:	ABC Funding, LLC, as the administrative agent under the Credit Agreement

1 Select as applicable.

EXHIBIT A
1

5.	Credit Agreement:
Credit Agreement dated as of April 25, 2011 by and among Florida Gaming Centers, Inc., Florida Gaming Corporation, the Lenders parties thereto from time to time, and ABC Funding, LLC, as Administrative Agent

6.	Assigned Interest:

Aggregate Amount of Term Loan Commitment/Loans for all Lenders	Amount of Term Loan Commitment/Loans Assigned	Percentage Assigned of Term Loan Commitment/Loans
$	$		%
$	$		%

Effective Date:  _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

EXHIBIT A
2

CONSENTED TO AND ACCEPTED:

ABC FUNDING, LLC,
as Administrative Agent

By:
Name:
Title:

EXHIBIT A
3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender (including without limitation, that it is a commercial bank, an insurance company, a finance company, a financial institution, or a fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) (other than a natural person)), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

EXHIBIT A
4

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT A
5

EXHIBIT B-1

FORM OF OPINION OF FROST BROWN TODD LLC, HOLDINGS’ AND BORROWER’S
EXTERNAL COUNSEL

Attached.

EXHIBIT B-1

EXHIBIT B-2

FORM OF OPINION OF INFANTE, ZUMPANO, HUDSON & MILOCH, LLC, HOLDINGS’ AND BORROWER’S FLORIDA COUNSEL

Attached.

EXHIBIT B-2

EXHIBIT B-3

FORM OF OPINION OF GUNSTER, YOAKLEY & STEWART, L.P., HOLDINGS’ AND BORROWER’S GAMING COUNSEL

Attached.

EXHIBIT B-3
5

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

To:	The Administrative Agent and the Lenders under the Credit Agreement described below:

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of April 25, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), Florida Gaming Centers, Inc., as the borrower (the “Borrower”), Florida Gaming Corporation, as Holdings (“Holdings”), the financial institutions party thereto from time to time (the “Lenders”) and ABC Funding, LLC, as Administrative Agent (the “Administrative Agent”).  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.           I am the duly elected __________ of the Borrower and Holdings;

2.           I have reviewed the terms of the Credit Agreement, and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Holdings, the Borrower and its Subsidiaries during the accounting period ending on  __________ ____, 20___ and covered by the attached financial statements;

3.           The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default under the Credit Agreement during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificates [, except as set forth below];

[Described below are the exceptions to paragraph 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower or Holdings has taken, is taking, or proposes to take with respect to each such condition or event:]

4.           The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any change in GAAP or in the application thereof that has occurred since December 31, 2009 [, except as set forth below];

EXHIBIT C
1

5.           All of the representations and warranties set forth in Article III of the Credit Agreement are true and correct as of the date hereof except to the extent any such representation or warranty is stated solely to relate to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date; and

6.           Schedule I attached hereto sets forth financial data and computations used in determining whether the Borrower is in compliance with certain covenants contained in the Credit Agreement, all of which data and computations are true, complete and correct.

The foregoing certifications, together with the information set forth in Schedule I hereto and the financial statements delivered with this Compliance Certificate in support hereof are made and delivered this ____ day of __________, 20___.

FLORIDA GAMING CENTERS, INC., as Borrower

By:
Name:
Title:

FLORIDA GAMING CORPORATION, as Holdings

By:
Name:
Title:

EXHIBIT C
2

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of ___________ ____, 20___ (the “Compliance Date”)
with Sections 6.01, 6.06, 6.07, 6.10 and 6.12 through 6.152

A.	INDEBTEDNESS EVIDENCED BY THE FH NOTE (Section 6.01(e))

(1)	Aggregate principal amount of Indebtedness in respect of the FH Note (including PIK amount thereof)	$
(PIK Amount =
		$	)

(2)	Maximum aggregate principal Indebtedness in respect of the FH Note	$1,322,573.73
plus aggregate PIK interest

(3)	A(2) must be greater than or equal to A(1)

B.	CONTRACTOR DEBT (Section 6.01(g))

(1)
Aggregate principal amount of Indebtedness in respect of the Contractor-Related Property, including, if applicable, the construction of a parking garage thereon, and in respect of all other amounts owing from time to time by the Borrower or its Affiliates to the Contractor
$

(2)	Maximum aggregate principal amount of Contractor Debt	[$	]

(3)	B(2) must be greater than or equal to B(1)

C.	INDEBTEDNESS EVIDENCED BY THE FREEDOM
FINANCIAL NOTE (Section 6.01(h))

(1)	Aggregate principal amount of Indebtedness in respect of the Freedom Financial Note (including PIK amount thereof)	$
(PIK Amount =
		$	)

(2)	Maximum aggregate principal Indebtedness in respect of the Freedom Financial Note	$1,905,000.00
plus aggregate PIK interest

(3)	C(2) must be greater than or equal to C(1)

D.	POLITICAL ACTION COMMITTEE INDEBTEDNESS
(Section 6.01(j))

2 All calculations of the financial covenants set forth herein shall be made in accordance with the explicit terms set forth in the applicable section(s) of the Credit Agreement.

EXHIBIT C
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(1)
Aggregate principal amount of Indebtedness (including any contingent payment obligations) owing by the Borrower to a political action committee as described in Section 6.01(j) of the Credit Agreement (the “Political Action Committee Indebtedness”)
$

(2)	Maximum aggregate principal Indebtedness in respect of the Political Action Committee Indebtedness		$3,550,000

(3)	D(2) must be greater than or equal to D(1)

E.	INITIAL PERMITTED CORPORATE EXPENSE CAP AMOUNT
(Section 6.06(d))

(1)	365 minus the number of days that occurred during the period beginning (and including) on January 1, 2011 and ending (and including) on the Opening Date divided by 365

(2)	Multiplied by $1,750,000

(3)	Initial Permitted Corporate Expense Cap Amount (product of E(1) and E(2)	= $

F.	FISCAL QUARTER PERMITTED CORPORATE EXPENSES
(Section 6.06(d))

(1)	Aggregate amount of dividends paid to Holdings in respect of Permitted Corporate Expenses for this fiscal quarter	$

(2)	Permitted Corporate Expenses Cap for this fiscal quarter	[$		]3

(3)	F(2) must be greater than or equal to F(1)

G.	FISCAL YEAR PERMITTED CORPORATE EXPENSES
(Section 6.06(d))

(1)	Aggregate amount of dividends paid to Holdings in respect of Permitted Corporate Expenses for this fiscal year as of the end of this fiscal quarter	$

3 Permitted Corporate Expenses Cap for each fiscal quarter during the following fiscal years is the amount equal to 25% of the value of the Initial Permitted Corporate Expense Cap Amount for 2011, $1,837,500 for 2012, $1,929,375 for 2013, $2,025,843 for 2014, $2,127,135 for 2015, and $2,233,491 for 2016; provided, that, for the first fiscal quarter that the Borrower is required to comply with the financial covenants set forth in Sections 6.12 through 6.15, the Permitted Corporate Expenses Cap shall be equal to the First PCE Dividend Amount.

EXHIBIT C
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(2)	Permitted Corporate Expenses Cap for this fiscal year	[$	]4

(3)	G(2) must be greater than or equal to G(1)

H.	MANAGEMENT FEES AND PERMITTED FREEDOM CONSULTING PAYMENT CAP
(Section 6.06(f) and Section 6.07(d))

(1)	Aggregate amount of Management Fees paid to Miami Casino Management, LLC (or any successor thereto) for this fiscal quarter	$

(2)	Aggregate amount of Management Fees paid to Miami Casino Management, LLC (or any successor thereto) for this fiscal year as of the end of this fiscal quarter	$

(3)	Aggregate payments permitted during the applicable period pursuant to the terms of the Management Agreement	$

(4)	Aggregate amount of payments by Holdings under the Freedom Consulting Agreement for this fiscal year as of the end of this fiscal quarter	$

(5)	Permitted Freedom Consulting Cap for this fiscal year	[$	]5

(6)	H(4) must be greater than or equal to H(5)

I.	ASSET SALES (Section 6.10)

(1)
Net Proceeds from the sale, transfer, lease or other disposition (including, without limitation, pursuant to a sale and leaseback transaction, or any sale of all or any part of the Ft. Pierce Property) of any property or asset of any Credit Party for this fiscal quarter
$

(2)
Net Proceeds from any casualty or other insured damage to, or any taking under power of eminent domain or by casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of any property or asset of any Credit Party for this fiscal quarter
+ $

4 Permitted Corporate Expenses Cap for each following fiscal year is the Initial Permitted Corporate Expense Cap Amount for 2011, $1,837,500 for 2012, $1,929,375 for 2013, $2,025,843 for 2014, $2,127,135 for 2015, and $2,233,491 for 2016.
5 Permitted Freedom Consulting Payment Cap equal $300,000 per fiscal year; provided, that that if the EBITDAM Adjustment Condition has been satisfied during such fiscal year, then the Permitted Freedom Consulting Payment Cap for such fiscal year shall equal $450,000; provided, further, that only one such increase shall occur (if such increase occurs at all) during any fiscal year, and all such payments shall be subject to the other limitations set forth in the Credit Agreement.

EXHIBIT C
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(3)	Net Proceeds of any Credit Party from dispositions described in clauses (a), (b) and (d) of Section 6.10 for this fiscal quarter	– $

(4)	The total of I(1) through I(3)	= $

(5)	Amount of mandatory prepayment made by Borrower with respect to the Term Loans made pursuant to Section 2.08 of the Credit Agreement	$

(6)	I(5) must be greater than or equal to I(4)

J.	CALCULATION OF CONSOLIDATED EBITDAM

(1)	Consolidated Net Income	$

(2)	Consolidated Interest Expense, to the extent deducted from revenues in determining Consolidated Net Income	+ $

(3)
Expense for income and franchise taxes (with no addback for any gaming or gambling taxes, whether state, municipal or otherwise) paid or accrued, to the extent deducted from revenues in determining Consolidated Net Income
+ $

(4)	Depreciation, to the extent deducted from revenues in determining Consolidated Net Income	+ $

(5)	Amortization, to the extent deducted from revenues in determining Consolidated Net Income	+ $

(6)	Extraordinary losses incurred other than in the ordinary course of business, to the extent deducted from revenues in determining Consolidated Net Income	+ $

(7)	Management Fees, to the extent deducted from revenues in determining Consolidated Net Income	+ $

(8)	Pre-Opening Expenses (up to $1,000,000 in the aggregate), to the extent deducted from revenues in determining Consolidated Net Income	+ $

(9)	Extraordinary gains realized other than in the ordinary course of business, to the extent included in determining Consolidated Net Income	– $

(10)	Consolidated EBITDAM (Total of J(1) through J(9)):	= $

EXHIBIT C
6

K.	TOTAL LEVERAGE RATIO (Section 6.12)

(1)	Consolidated Total Indebtedness of the Borrower:	$

(2)	Consolidated EBITDAM for the most recently ended four fiscal quarters:		$6

(3)	Total Leverage Ratio (Ratio of K(1) to K(2)):	_____ to 1.00

(4)	Maximum Total Leverage Ratio required under the Credit Agreement:	[____]7to 1.00

(5)	K(4) must be greater than or equal to K(3)

L.	FISCAL QUARTER MINIMUM CONSOLIDATED EBITDAM
(Section 6.13(a) or Section 6.13(b))

(1)	Consolidated EBITDAM for this fiscal quarter	$

(2)	Minimum Consolidated EBITDAM required for this fiscal quarter	$[	]8

(3)	L(1) must be greater than or equal to L(2)

M.	FOUR-FISCAL QUARTER PERIOD MINIMUM
CONSOLIDATED EBITDAM (Section 6.13(c) or Section 6.13(d))

(1)	Consolidated EBITDAM for the most recently ended four fiscal quarters	$

(2)	Minimum Consolidated EBITDAM required for the most recently ended four fiscal quarters	$[	]9

6 For the first three fiscal quarters for which the Total Leverage Ratio shall be determined, Consolidated EBITDAM shall not be based on the then most recently ended four fiscal quarters, and shall instead be determined as follows: (i) for the first such quarter, such quarter’s Consolidated EBITDAM times 4; (ii) for the second such quarter, the first and second quarters’ Consolidated EBITDAM times 2; and (iii) for the third such quarter, the first, second and third quarters’ Consolidated EBITDAM times 4/3.
7 Prior to the occurrence of the Hialeah Parks Slot Event, Maximum Total Leverage Ratio as of the end of any fiscal quarter is the level required under Section 6.12(a) of the Credit Agreement. Subsequent to the occurrence of the Hialeah Parks Slot Event, Maximum Total Leverage Ratio as of the end of any fiscal quarter is the level required under Section 6.12(b) of the Credit Agreement.
8 Prior to the occurrence of the Hialeah Parks Slot Event, Minimum Consolidated EBITDAM as of the end of any fiscal quarter is the amount required under Section 6.13(a) of the Credit Agreement. Subsequent to the occurrence of the Hialeah Parks Slot Event, Minimum Consolidated EBITDAM as of the end of any fiscal quarter is the amount required under Section 6.13(b) of the Credit Agreement.
9 Prior to the occurrence of the Hialeah Parks Slot Event, Minimum Consolidated EBITDAM for the most recently ended four fiscal quarters is the amount required under Section 6.13(c) of the Credit Agreement. Subsequent to the occurrence of the Hialeah Parks Slot Event, Minimum Consolidated EBITDAM for the most recently ended four fiscal quarters is the amount required under Section 6.13(d) of the Credit Agreement., provided, that, for the first three fiscal quarters for which the Minimum Consolidated EBITDAM for the most recently ended four fiscal quarters shall be determined, Consolidated EBITDAM shall not be based on the then most-recently ended four fiscal quarters, and shall instead be determined as follows: (i) for the first such quarter, such quarter’s Consolidated EBITDAM times 4; (ii) for the second such quarter, the first and second quarters’ Consolidated EBITDAM times 2; and (iii) for the third such quarter, the first, second and third quarters’ Consolidated EBITDAM times 4/3.

EXHIBIT C
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(3)	M(1) must be greater than or equal to M(2)

N.	FIXED CHARGE COVERAGE RATIO (Section 6.14)

(1)	Consolidated EBITDAM for the then most recently ended four fiscal quarters:	$

(2)	Consolidated Capital Expenditures (excluding those in respect of developing and constructing the slots facility at the Miami Jai-Alai Facility)	– $

(3)	Expenses for taxes paid during such period	– $	–

(4)	Dividends or distributions paid in cash during such period	– $	–

(5)	Total of N(1) through N(4):	= $

(6)	That portion of Consolidated Interest Expense paid in cash during such period	$

(7)	Current maturities of principal Indebtedness for such period (including, without limitation, the current portion of all Capital Lease Obligations)	+ $

(9)	Total of N(6) and N(7):	= $

(10)	Fixed Charge Coverage Ratio (Ratio of N(5) to N(9))10:	_____ to 1.00

(11)	Minimum Fixed Charge Coverage Ratio required for any fiscal quarter:	[___]11to 1.00

10 For the first three fiscal quarters for which the Fixed Charge Coverage Ratio shall be determined, Consolidated EBITDAM shall not be based on the then most-recently ended four fiscal quarters, and shall instead be determined as follows: (i) for the first such quarter, such quarter’s Consolidated EBITDAM times 4; (ii) for the second such quarter, the first and second quarters’ Consolidated EBITDAM times 2; and (iii) for the third such quarter, the first, second and third quarters’ Consolidated EBITDAM times 4/3.
11 Prior to the occurrence of the Hialeah Parks Slot Event, Minimum Fixed Charge Coverage Ratio determined as of the end of each of its fiscal quarters for the four-fiscal quarter period then ended is the level required under Section 6.14 of the Credit Agreement. Subsequent to the occurrence of the Hialeah Parks Slot Event, Minimum Fixed Charge Coverage Ratio determined as of the end of each of its fiscal quarters for the four-fiscal quarter period then ended is the level required under Section 6.14 of the Credit Agreement.

EXHIBIT C
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(12)	N(10) must be greater than or equal to N(11)

O.	CAPITAL EXPENDITURES (Section 6.15)

(1)	Aggregate Capital Expenditures by Borrower and its Subsidiaries for the fiscal year in which this certificate is delivered	$

(2)	Capital Expenditures in respect of the Miami Jai-Alai Facility	– $

(3)	Total of O(1) and O(2)	= $

(4)	Maximum aggregate Capital Expenditures for any fiscal year	$[	]12

(5)	O(4) must be greater than or equal to O(3)

12 Maximum aggregate capital expenditures for any fiscal year is the amount required under Section 6.15 of the
Credit Agreement.

EXHIBIT C
9

EXHIBIT D

LIST OF CLOSING DOCUMENTS

Attached.

EXHIBIT D

CREDIT AGREEMENT

among

FLORIDA GAMING CENTERS, INC.,
as Borrower,

FLORIDA GAMING CORPORATION,
as Holdings,

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTIES THERETO,
each a Lender and collectively the Lenders,

and

ABC FUNDING, LLC,

as the Administrative Agent

April 25, 2011

LIST OF CLOSING DOCUMENTS1

1 Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the Credit Agreement (as defined herein).  Unless otherwise indicated, all documents are dated as of the closing date.  Schedule III  hereto contains a list of Loan Document signatories and responsible parties.

No.	Document		Status	Responsible Party	Signatories
A.	LOAN AND SECURITY DOCUMENTS
1.	Credit Agreement (the “Credit Agreement”).		Final (Doc# 5547448)	Sidley	☒ Borrower ☒ Holdings
☒ Lenders
	Schedule 1.01	Permitted Corporate Expenses			☒ Administrative Agent
	Schedule 2.01(a)	Commitments			☒ /REDACTED/
	Schedule 2.01(b)	Main Cash Account Requirements			☒ /REDACTED/
	Schedule 3.01	Subsidiaries			☒ /REDACTED/
	Schedule 3.05	Owned and Leased Properties			☒ /REDACTED/
	Schedule 3.06	Disclosed Matters
	Schedule 3.07	Compliance with Laws and Agreements; No Burdensome Restrictions
	Schedule 3.17	Insurance
	Schedule 4.01(n)	Indebtedness to be Repaid on the Effective Date
	Schedule 4.01(x)	Modified Indebtedness
	Schedule 5.01(a)	Acceptable Accountants
	Schedule 5.05	Post-Opening Date Insurance
	Schedule 5.08(a)	Sources and Uses
	Schedule 5.08(b)	Indebtedness to be Repaid Upon Receipt of Slot Licenses
	Schedule 6.01	Existing Indebtedness
	Schedule 6.02	Permitted Liens
	Schedule 6.08	Existing Restrictions
	Schedule 6.15	Pre-Opening Expenses

	Exhibit A	Form of Assignment and Assumption
	Exhibit B-1	Form of Opinion of Holdings’ and Borrower’s External Counsel
	Exhibit B-2	Form of Opinion of Holdings’ and Borrower’s Florida Counsel

No.	Document		Status	Responsible Party	Signatories
	Exhibit B-3	Form of Opinion of Holdings’ and Borrower’s Gaming Counsel
	Exhibit C	Form of Compliance Certificate
	Exhibit D	List of Closing Documents
	Exhibit E	Disbursement Agreement
	Exhibit F	Pledge and Security Agreement
	Exhibit G	Credit Party Guaranty
	Exhibit H	Freedom Pledge Agreement
	Exhibit I	Management Agreement
	Exhibit J	Form of Freedom Financial Note
	Exhibit K	Form of Freedom Consulting Agreement

2.	Term Loan Notes in favor of each of the Lenders, if any, which has requested a note pursuant to the Credit Agreement.		Final (Doc# 5782586)	Sidley	☒ Borrower
3.	Credit Party Guaranty.		Final (Doc# 5553293)	Sidley	☒ Holdings
☒ Freedom Holding
☒ Florida Trust
☒ Tara
☒ Administrative Agent

4.	Pledge and Security Agreement together with the appropriate stock certificates, stock powers executed in blank and acknowledgements.		Final Doc# 5555001)	Sidley	☒ Borrower ☒ Holdings
	Exhibit A	Legal Name and Principal Place of Business; Properties Leased by Grantors; Properties Owned by Grantors; Public Warehouses or Other Locations		FBT	☒ Freedom Holding ☒ Tara ☒ Administrative Agent

No.	Document		Status	Responsible Party	Signatories
	Exhibit B	Patents, Copyrights and Trademarks Protected under Federal Law
	Exhibit C	List of Pledged Securities
	Exhibit D	UCC Financing Statement Locations
	Exhibit E	Commercial Tort Claims
	Exhibit F	Grantors
5.	Pledge Agreement by and between Freedom Holding and the Administrative Agent with regards to certain equity interests in Holdings.		Final (Doc# 5555388)	Sidley	☒ Freedom Holding
☒ Administrative Agent
	Exhibit A	Legal Name and Principal Place of Business		FBT	☒ Holdings
	Exhibit B	List of Pledged Securities
6.	Freedom Pledge Agreement together with the appropriate stock certificates, stock powers executed in blank and acknowledgements.		Final (Doc# 5757425)	Sidley	☒ Hurd Family Partnership, L.P.
☒ W. Bennett Collett, Sr.
	Exhibit A	Legal Name and Place of Domicile		FBT	☒ W. Bennett Collett, Jr.
	Exhibit B	List of Pledged Securities			☒ Administrative Agent
☒ Freedom Holding

7.	Modification Agreement with regards to Solomon O. Howell and James W. Stuckert Indebtedness.		Final	FBT	☒ James W. Stuckert
☒ Solomon O. Howell
☒ Borrower
☒ Holdings

No.	Document	Status	Responsible Party	Signatories
8.	Subordination Agreement with regards to Solomon O. Howell and James W. Stuckert Indebtedness.	Final (Doc# 5773622)	Sidley	☒ James W. Stuckert
☒ Solomon O. Howell
☒ Borrower
☒ Holdings
☒ Administrative Agent
9.	Modification, Assignment and Assumption Agreement with regards to Andrea S. Neiman Indebtedness.	Final	FBT	☒ Andrea S. Neiman
☒ Holdings
☒ Borrower

10.	Subordination Agreement with regards to Andrea S. Neiman Indebtedness.	Final (Doc# 5773551)	Sidley	☒ Andrea S. Neiman
☒ Borrower
☒ Holdings
☒ Administrative Agent
11.	Modification, Assignment and Assumption Agreement with regards to FH Note.	Final	FBT	☒ Freedom Holding
☒ Borrower
☒ Holdings
12.	Subordination Agreement with regards to FH Note.	Final (Doc#	Sidley	☒ Freedom Holding
		5775402)		☒ Borrower
☒ Holdings
☒ Administrative Agent

No.	Document	Status	Responsible Party	Signatories
13.	Freedom Consulting Agreement.	Final	FBT	☒ Freedom Financial
☒ Holdings
14.	Freedom Consulting Subordination Agreement.	Final (Doc# 5771984)	Sidley	☒ Freedom Financial
☒ Borrower
☒ Holdings
☒ Administrative Agent
15.	Freedom Financial Note.	Final	FBT	☒ Holdings
☒ Freedom Financial
16.	Freedom Financial Note Subordination Agreement.	Final (Doc# 5767186)	Sidley	☒ Administrative Agent
☒ Freedom Financial
☒ Borrower
☒ Holdings
17.	Management Agreement.	Final (Doc# 5775445)	FBT	☒ Borrower
☒ MCM
18.	Subordination Agreement with regards to Management Agreement.	Final	Sidley	☒ Borrower
		(Doc# 5596018)		☒ Holdings
☒ MCM
☒ Administrative Agent
19.	Agreement restricting the bonus compensation with regards to W. Bennett Collett, Jr. employment agreement.	Final	Sidley	☒ W. Bennett Collett, Jr.
		(Doc# 5770261)		☒ Administrative Agent
☒ Borrower
☒ Holdings

No.	Document	Status	Responsible Party	Signatories
20.	Lemark Promissory Note	Final	FBT	☒ Holdings
☒ Contractor
21.	Modification, Assignment and Assumption Agreement with regards to Florida Lemark Corp. Indebtedness	Final	FBT	☒ Contractor
☒ Construct Design, Inc.
☒ Borrower
☒ Holdings
22.	Subordination Agreement with regards to Florida Lemark Corp. Indebtedness	Final	Sidley	☒ Contractor
		(Doc# 5781037)		☒ Construct Design, Inc.
☒ Administrative Agent
☒ Borrower
☒ Holdings
23.	Transaction Fee Letter.	Final (Doc#	Sidley	☒ Borrower
		5552444)		☒ Holdings
☒ Administrative Agent
24.	Agent Fee Letter (distributed to designated signatories only).	Final (Doc#	Sidley	☒ Borrower
		5552218)		☒ Holdings
☒ Administrative Agent
25.	Warrant Agreement along with Warrant Certificates.	Final (Doc#	Sidley	☒ Holdings
		5649346)		☒ /REDACTED/
☒ /REDACTED/
☒ /REDACTED/
☒ /REDACTED/

No.	Document	Status	Responsible Party	Signatories
26.	Registration Rights Agreement (relating to common stock issuable upon exercise of warrants).	Final (Doc#	Sidley	☒ Holdings
		5649340)		☒ /REDACTED/
☒ /REDACTED/
☒ /REDACTED/
☒ /REDACTED/
27.	Warrant Agreement along with Warrant Certificates.	Final (Doc# 5705357)	Sidley	☒ Borrower
☒ Holdings
☒ /REDACTED/
☒ /REDACTED/
☒ /REDACTED/
☒ /REDACTED/
B.	ACCOUNT CONTROL AGREEMENTS
28.	Account Control Agreement with respect to the Interest Reserve Account, Construction Funds Account, Contingency Reserve Account, Slot License Account, Holdback Account and Completion Reserve Account.	Final	Sidley	☒ Borrower
☒ Wells Fargo Bank, National Association
☒ Administrative Agent
29.	Account Control Agreement (Springing) with respect to the Main Cash Account	Final	Sidley	☒ Borrower
☒ Wells Fargo Bank, National Association
☒ Administrative Agent
C.	CONSTRUCTION DOCUMENTS
30.	Executed and effective copies of the Construction Agreement as in effect on the Effective Date.	Final	FBT/Borrower
31.	Copies of the Construction Plans.	Final	FBT/Borrower

No.	Document	Status	Responsible Party	Signatories
32.	Executed and effective copies of the Architect’s Agreement as in effect on the Effective Date.	Final	FBT/Borrower
33.	Design Documents.	Final	FBT/Borrower	TBD
34.	Borrower’s Closing Certificate.	Final	FBT/Borrower	☒ Borrower
	• Appendix I: Copies of all Material Construction Documents			☒ Administrative Agent
• Appendix II: Copies of all financial statements required under the Financing Agreements

• Appendix III: Lien release summary in the form of Appendix V to Exhibit C-1 of the Disbursement Agreement

• Appendix IV: List of insurance policies that comply with requirements of the Disbursement Agreement, the Credit Agreement and the Material Construction Documents

• Appendix VI: Available Construction Funds Worksheet

35.	Construction Inspector’s Closing Certificate.	Final	FBT/Borrower	☒ Construction Inspector
• Appendix I: Construction Inspector’s Report

36.
Borrower’s Insurance Broker’s Closing Certificate.

•       Appendix A: List of underwriters, types of insurance, insurance limits and policy terms w/r/t Miami Jai-Alai Facility
•       Appendix B: Certified Copies of all insurance
		Final	FBT/Borrower	☒ Insurance Broker

No.	Document		Status	Responsible Party	Signatories
37.	Development Agreements		Final	FBT/Borrower	☒ Borrower
☒ City of Miami, Florida
38.	Disbursement Agreement.		Final	Sidley	☒ Borrower
☒ Holdings, as a as Borrower
☒ Disbursement Agent
☒ Administrative Agent

	i.	Exhibit A — Definitions	Final	Sidley

	ii.	Exhibit B-1 — Form of Borrower’s Closing Certificate	Final	Sidley

	iii.	Exhibit B-2 — Form of Construction Inspector’s Closing Certificate	Final	Sidley

	iv.	Exhibit B-3 — Form of Borrower’s Insurance Broker’s Closing Certificate	Final	Sidley

	v.	Exhibit C-1 — Form of Disbursement Request and Certificate	Final	Sidley

	vi.	Exhibit C-2 — Form of Construction Inspector’s Disbursement Certificate	Final	Sidley

	vii.	Exhibit C-3 — Form of Architect’s Disbursement Certificate	Final	Sidley

	viii.	Exhibit C-4 — Form of Contractor’s Disbursement Certificate	Final	Sidley

	ix.	Exhibit D — Reserved

	x.	Exhibit E — Form of Construction Budget/Timeline Amendment Certificate	Final	Sidley

No.	Document		Status	Responsible Party	Signatories

	xi.	Exhibit F — Form of Additional Construction Document Certificate	Final	Sidley

	xii.	Exhibit G — Form of Construction Document Amendment Certificate	Final	Sidley

	xiii.	Exhibit H — Construction Budget.	Final	FBT/Borrower

	xiv.	Exhibit I — Construction Timeline.		FBT/Borrower

	xv.	Exhibit J — Schedule of Key Dates.	Final	FBT/Borrower

	xvi.	Exhibit K — Form of Post-Opening Date Construction Inspector’s Certificate	Final	Sidley

	xvii.	Exhibit L — Realized Savings Certificate	Final	Sidley

	xviii.	Exhibit M — Schedule of Permits.	Final	FBT/Borrower

	xix.	Exhibit N –Reserved		Sidley/Escrowee

	xx.	Exhibit O	Final	FBT/Borrower
a. Evidence of Flood Insurance
b. Notifications of Flood Hazard Determination.
	xxi.	Exhibit P – Form of Notice of Commencement	Final
	xxii.	Exhibit Q — Opinion List	Final	Sidley
	xxiii.	Exhibit R — Reserved
	xxiv.	Exhibit S-1 — Form of Contractor’s Consent and Agreement.	Final	Sidley
	xxv.	Exhibit S-2 — Form of Architect’s Consent and Agreement.	Final	Sidley
	xxvi.	Exhibit T-1 — List of Plans and Specifications.	Final	FBT/Borrower
	xxvii.	Exhibit T-2 — Legal Description of Miami Jai-Alai Facility Site.	Final	FBT/Borrower
	xxviii.	Exhibit U — List of Material Construction Documents.	Final	FBT/Borrower

No.	Document			Status	Responsible Party	Signatories
	xxix.	Exhibit V-1 — Form of Borrower’s Opening Date Certificate		Final	Sidley
	xxx.	Exhibit V-2 — Form of Construction Inspector’s Opening Date Certificate		Final	Sidley
	xxxi.	Exhibit V-3 — Form of Contractor’s Opening Date Certificate		Final	Sidley
	xxxii.	Exhibit V-4 — Form of Architect’s Opening Date Certificate		Final	Sidley
	xxxiii.	Exhibit W — Reserved
	xxxiv.	Exhibit X — Minimum Miami Jai-Alai Facility Requirements.		Final	FBT/Borrower/BR
	xxxv.	Exhibit Y		Final	Sidley/Escrowee

		Exhibit Y-1	Form of Sworn Owner’s Statement
		Exhibit Y-2	Form of Certification as to Completion
		Exhibit Y-3	Form of Owner’s Payment Authorization
		Exhibit Y-4	Form of Sworn Statement for Contractor and Subcontractor to Owner
		Exhibit Y-5	Form of Waiver of Lien to Date
		Exhibit Y-6	Form of Final Waiver of Lien
	xxxvi.	Exhibit Z — Form of Company Account “Full” Account Control Agreement.		Final	Sidley
	xxxvii.	Exhibit AA — Deliveries for which Administrative Agent Disclaims Responsibility to Review		Final	Sidley
	xxxviii.	Exhibit BB — Wire Instructions for Escrow Account.		Final	First American

D.	REAL ESTATE DOCUMENTS
39.	Payment and Performance Bond.			Final	BR
40.	Construction Mortgage with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing with respect to the Miami Jai-Alai Facility.			Final	BR	☒ Trust ☒ Borrower
41.	Collateral Assignment of Holdings’ beneficial interest with regards to the Miami Jai-Alai Facility Florida Land Trust (the “FLT”).			Final	BR	☒ Holdings ☒ Administrative Agent

No.	Document	Status	Responsible Party	Signatories
42.	Collateral Assignment of Holdings’ interest in Miami-Dade County settlement agreement with regards to Miami Jai-Alai Facility.	Final	BR	☒ Holdings
43.	Documentation evidencing County’s consent to recording of second mortgage.	Final	Borrower/FBT
44.	Notice of Commencement to be filed by the Contractor with regards to Miami Jai-Alai Facility (to be filed after the recordation of the Construction Mortgages.	Final	Borrower/FBT
45.	Mortgage with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing with respect to Ft. Pierce Property.	Final	BR	☒ Borrower ☒ Holdings
46.	Assignment of Contracts, Licenses, Permits, Agreements, Warranties and Approvals.	Final	BR	☒ Borrower ☒ Holdings
47.	Architect’s Consent and Agreement to assignment of Architect’s Agreement.	Final	BR	☒ Architect
48.	Contractor’s Consent and Agreement to assignment of Contractor Agreement.	Final	BR	☒ Contractor
49.	Required construction permits and approvals for Miami Jai-Alai Facility.	Final	Borrower/FBT
50.	Environmental Indemnity Agreements.	Final	BR	☒ Borrower ☒ Holdings ☒ Trust

No.	Document		Status	Responsible Party	Signatories
51.
ALTA loan title insurance policy insuring the Liens securing the Obligations for the benefit of the Administrative Agent on the Miami Jai-Alai Facility, and ALTA owner’s title insurance policy naming the Administrative Agent as additional insured thereunder, which policy (1) is in such amount, provides such coverage and covers title status as reasonably required by the Administrative Agent, (2) is issued by an insurer reasonably acceptable to the Administrative Agent, and (3) includes such endorsements as reasonably required by the Administrative Agent as well as copies of all documents of record concerning the Miami Jai-Alai Facility as shown on the commitments for the ALTA title insurance policies referred to above.
			Final	Borrower/FBT	N/A
52.	ALTA title survey for the Miami Jai-Alai Facility in form and substance reasonably acceptable to the Administrative Agent.		Final	Borrower/FBT	N/A
53.	Zoning reports for the Miami Jai-Alai Facility.		Final	Borrower/FBT	N/A
54.
ALTA loan title insurance policy insuring the Liens securing the Obligations for the benefit of the Administrative Agent on the Ft. Pierce Property, and ALTA owner’s title insurance policy naming the Administrative Agent as additional insured thereunder, which policy (1) is in such amount, provides such coverage and covers title status as reasonably required by the Administrative Agent, (2) is issued by an insurer reasonably acceptable to the Administrative Agent, and (3) includes such endorsements as reasonably required by the Administrative Agent as well as copies of all documents of record concerning the Ft. Pierce Property project as shown on the commitments for the ALTA title insurance policies referred to above.
			Final	Borrower/FBT	N/A
55.	ALTA title survey for the Ft. Pierce Property project in form and substance reasonably acceptable to the Administrative Agent.		Final	Borrower/FBT	N/A
56.	Zoning reports for the Ft. Pierce Property project.		Final	Borrower/FBT	N/A
57.	Title Company Documents.		Final	Borrower/FBT	N/A
	i.	Evidence of Lien waivers by Contractor for any work that has commenced with regards to Miami Jai-Alai Facility.	Final		☒ Contractor
	ii.	Gap Undertaking	Final
	iii.	ALTA Owner’s Statement (or FL equivalent)	Final
	iv.	Other title related documents required by Escrowee	Final

No.	Document	Status	Responsible Party	Signatories
E.	REGULATORY DOCUMENTS
58.	Copies of All Gaming Licenses held by Borrower.	Final	Holdings/FBT	N/A
59.	Copies of All Liquor Licenses held by Borrower.	Final	Holdings/FBT	N/A
60.	Copies of all other necessary approvals and licenses required by the Gaming Authority and the Liquor Authority with respect to the Borrower.	Final	Holdings/FBT	N/A
F.	CORPORATE DOCUMENTS
61.
Certificate of the Secretary or Assistant Secretary for each Credit Party certifying (i) resolutions of the Board of Directors of such Credit Party approving and authorizing the execution, delivery and performance of each document to which such Credit Party is a party, (ii) the names and true signatures of the incumbent officers of such Credit Party authorized to sign the documents to which it is a party, (iii) the bylaws or other operating agreement of such Credit Party as presently in effect, and (iv) the Certificate or Articles of Incorporation of such Credit Party as a true, complete, and correct copy and that no amendments have been adopted or filed subsequent to the date of certification.
		Final	FBT	☒ Credit Parties
62.	Certificates of Good Standing (or the equivalent thereof for the applicable jurisdiction) from each Credit Party’s jurisdiction of organization.	Final	FBT	N/A
63.	Trust Certification	Final	FBT
G.	LEGAL OPINIONS
64.	Opinion of Frost Brown Todd, LLC, counsel to Holdings, the Borrower, and the other Credit Parties.	Final	FBT	☒ FBT
65.	Opinion of Infante, Zumpano, Hudson & Miloch, LLC as FL real estate local counsel	Final	IZHM	☒ IZHM

No.	Document	Status	Responsible Party	Signatories
66.	Opinion of Gunster, Yoakley, & Stewart, P.A., Holdings’ and the Borrower’s gaming counsel	Final	GYS	☒ GYS
H.	UCC DOCUMENTS
67.	UCC Lien Search Reports and Pre-Filing Tax Lien and Judgment Search Reports of filings against each Credit Party in the offices listed on Schedule I hereto.	Final	Sidley	N/A
68.	UCC Financing Statements filed against each Credit Party, as Debtor, and the Administrative Agent, as Secured Party, in the offices listed on Schedule II hereto.	Final	Sidley	N/A
69.
UCC Financing Statements filed against each of W. Bennett Collett, Sr., W. Bennett Collett, Jr., and Hurd Family Partnership, L.P., as Debtor, and the Administrative Agent, as Secured Party, in the offices listed on Schedule II hereto.
		Final	Sidley	N/A
I.	CLOSING CERTIFICATES AND MISCELLANEOUS
70.
Certificate(s) of Insurance for the Administrative Agent listing the Administrative Agent  as (a) an additional insured for the Credit Parties’ liability insurance policies, and (b) as a lender loss payee for the Credit Parties’ real and personal property, casualty and business interruption insurance policies along with effective endorsements with respect thereto, all in form and substance acceptable to the Administrative Agent.
		Final	FBT	N/A
71.
Certificate signed by the President, a Vice President or a Financial Officer of Holdings and the Borrower certifying the following: (i) all of the representations and warranties of Holdings, the Borrower and the Subsidiaries set forth in the Credit Agreement and each other Loan Document are true and correct and (ii) no Default has occurred and is then continuing.
		Final	FBT	☒ Borrower ☒ Holdings

No.	Document	Status	Responsible Party	Signatories
72.	All financial statements and related financial information as required pursuant to Section 4.01(l) and Section 4.01(cc) of the Credit Agreement.	Final	Borrower/ Holdings	N/A
73.
Evidence reasonably satisfactory to the Administrative Agent that (i) the guaranteed maximum price (GMP) set forth in the Construction Agreement plus (ii) the portion of the Construction Budget allocated to furniture, fixtures and equipment shall not at any time exceed $37,702,416.
		Final	Borrower/ Holdings	N/A
74.	Copies of the Dade County Debt Documents certified by Holdings and the Borrower as being true, accurate, complete and in full force and effect.	Final	FBT	☒ Borrower ☒ Holdings
75.	Evidence satisfactory to the Administrative Agent of the repayment and termination of the Ft. Pierce Debt, including all applicable payoff and lien release documentation.	Final	FBT	☒ Isle ☒ W. Bennett Collett
76.	AGS Extension Agreement	Final		☒ AGS Capital, LLC
77.	AGS Payoff Letter.	Final	FBT	☒ AGS Capital, LLC ☒ Borrower ☒ Holdings ☒ Trust

No.	Document	Status	Responsible Party	Signatories
78.	AGS Subordination Agreement.	Final	Sidley	☒ AGS Capital, LLC ☒ Borrower ☒ Holdings ☒ Trust ☒ Administrative Agent
79.	Hurd Partnership Agreement.	Final	FBT
80.	Farmers Bank Extension.	Final	FBT	☒ Farmers Bank ☒ W. Bennett Collett
81.	Humane Society Payoff Letter.	Final	FBT	☒ Humane Society ☒ W. Bennett Collett, Jr.
82.	Phoenix Payoff Letter.	Final		☒ Phoenix ☒ W. Bennett Collett, Jr.
83.	Sodl Payoff Letter.	Final		☒ Matthew J. Sodl ☒ W. Bennett Collett, Jr.
84.	Scheible Payoff Letter.	Final		☒ Kevin Scheible ☒ W. Bennett Collett, Jr.
85.	Rittvo Payoff Letter	Final		☒ Steven Rittvo ☒ W. Bennett Collett, Jr.

No.	Document	Status	Responsible Party	Signatories
86.	Nurmi Properties, LLC and Robinette Investments, LLC Payoff Letter.	Final		☒ Nurmi Properties, LLC ☒ Robinette Investments, LLC ☒ Borrower ☒ Holdings
87.	H2C Debt Cancellation Agreement	Final		☒ Holdings ☒ H2C, Inc.
88.	Evidence of H2C Debt Release	Final		☒ Holdings ☒ H2C, Inc.
89.	Hamilton State Bank Payoff Letter	Final		☒ Hamilton State Bank ☒ W. Bennett Collett
90.	Owner’s Representative Agreement	Final		☒ Borrower ☒ LPCiminelli, Inc.
91.	Agreement with Regards to Certain Management Rights of Lenders	Final		☒ Borrower ☒ Holdings

SCHEDULE I

Pre-Closing Searches and Filing Locations

UCC-1 and Name Variation

Debtor	Jurisdiction(s)

Florida Gaming Corporation	Delaware
Freedom Holding, Inc.	Delaware
Florida Gaming Centers, Inc.	Florida
Tara Club Estates, Inc.	Georgia
Florida Trust	Florida
W. Bennett Collett, Sr.	Florida
W. Bennett Collett, Jr.	Florida
Hurd Family Partnership, L.P.	New Jersey

State and Federal Tax Lien, Pending Suit and Judgment

Debtor	Jurisdiction(s)

Florida Gaming Corporation	Delaware (New Castle County; USDC - Delaware)
Florida (Miami-Dade County; USDC - Southern District of Florida)
Freedom Holding, Inc.	Delaware (New Castle County; USDC - Delaware)
Florida (Miami-Dade County; USDC - Southern District of Florida)
Florida Gaming Centers, Inc.	Florida (Miami-Dade County; USDC - Middle District of Georgia)
Tara Club Estates, Inc.	Georgia (Walton County; USDC - Delaware)
Florida (Miami-Dade County; USDC - Southern District of Florida)
Florida Trust	Florida
W. Bennett Collett, Sr.	Florida
W. Bennett Collett, Jr.	Florida
Hurd Family Partnership, L.P.	New Jersey

SCHEDULE II

UCC Financing Statements Filed Against Certain Credit Parties

Debtor	Jurisdiction	File Number	File Date
Florida Gaming Corporation	Delaware
Florida Gaming Centers, Inc.	Florida
Tara Club Estates, Inc.	Georgia
Freedom Holding, Inc.	Delaware

UCC Financing Statements filed pursuant to Freedom Pledge Agreement

Debtor	Jurisdiction	File Number	File Date
W. Bennett Collett, Sr.	Florida
W. Bennett Collett, Sr.	Indiana
W. Bennett Collett, Jr.	Florida
W. Bennett Collett, Jr.	Indiana
Hurd Family Partnership, L.P.	New Jersey

SCHEDULE III

Closing Document List Parties

Administrative Agent	=	ABC Funding, LLC

Holdings	=	Florida Gaming Corporation

Borrower	=	Florida Gaming Centers, Inc.

Freedom Holding	=	Freedom Holding, Inc.

Tara	=	Tara Club Estates, Inc.

Freedom Financial	=	Freedom Financial Corp.

Florida Trust	=	City National Bank of Florida, as Trustee under the Land Trust Agreement, dated January 3, 1979, known as Trust Number 5003471

Credit Parties	=	Holdings, the Borrower, Freedom Holding, Tara, Florida Trust, and each subsidiary required to become a Credit Party pursuant to Sections 5.09 and 5.10 of the Credit Agreement

Lenders	=	The financial institutions from time to time party to the Credit Agreement

Escrowee	=	First American Title Insurance Company

MCM	=	Miami Casino Management, LLC

Contractor	=	Florida Lemark Corporation

FBT	=	Frost Brown Todd LLC, counsel to Borrower and Holdings

REPH	=	Rutledge, Ecenia, Purnell & Hoffman, P.A.

BR	=	Blank Rome LLP, counsel to Administrative Agent

Sidley	=	Sidley Austin LLP, counsel to Administrative Agent

IZHM	=	Infante, Zumpano, Hudson & Miloch, LLC, counsel to Holdings and the Borrower

GYS	=	Gunster, Yoakley & Stewart, P.A., counsel to Holdings and the Borrower
Isle	=	Isle of Capri Casinos, Inc.

EXHIBIT E

FORM OF DISBURSEMENT AGREEMENT

Attached.

EXHIBIT E

EXECUTION COPY

DISBURSEMENT AGREEMENT

BETWEEN

FLORIDA GAMING CENTERS, INC.
as Borrower,

AND

ABC FUNDING, LLC,
as the Administrative Agent

-iv-

4.10	Retainage Amounts	29
4.11	Construction Consultant	30
4.12	Management Letters	30
4.13	Governmental and Environmental Reports	30
4.14	Insurance	30
4.15	Application of Insurance and Condemnation Proceeds	31
4.16	Compliance with Material Construction Documents	31
4.17	Utility Easement Modifications	31
4.18	Construction on Site	32
4.19	Compliance with Laws	32
4.20	Cooperation with the Administrative Agent	32
ARTICLE 5. NEGATIVE COVENANTS		32
5.1	Waiver, Modification and Amendment	33
5.2	Scope Changes; Completion; Drawings	34
5.3	Amendment to Operative Documents	35
5.4	Construction Budget and Miami Jai-Alai Facility Timeline Amendment	35
5.5	No Other Powers of Attorney	36
5.6	Opening	36
5.7	Zoning and Contract Changes and Compliance	36
5.8	Additional Construction Documents	37
5.9	Unincorporated Materials	37
ARTICLE 6. EVENTS OF DEFAULT		37
6.1	Events of Default	37
6.2	Remedies	39
ARTICLE 7. CONSULTANTS AND REPORTS		40
7.1	Removal and Fees	40
7.2	Duties	40
ARTICLE 8. THE ESCROWEE		40
8.1	Appointment and Acceptance	40
8.2	Duties and Liabilities of the Escrowee Generally	41
8.3	Particular Duties and Liabilities of the Escrowee	42
8.4	Property Interest	43
8.5	Compensation and Reimbursement of the Escrowee	43
8.6	Resignation and Removal of the Escrowee	43
8.7	Merger or Consolidation of the Escrowee	44
8.8	Limitation of Liability	44
ARTICLE 9. SAFEKEEPING OF ACCOUNTS		45
9.1	Application of Funds in Disbursement Escrow Account and Company Accounts	45
9.2	Event of Default	45
9.3	Liens	46
9.4	Perfection	46
ARTICLE 10. MISCELLANEOUS		46
10.1	Addresses	46
10.2	Further Assurances	47

-v-

10.3	Delay and Waiver	47
10.4	Additional Security; Right to Set-Off	48
10.5	Entire Agreement	48
10.6	Governing Law; Compliance with Law	48
10.7	Severability	48
10.8	Headings	48
10.9	Limitation on Liability	49
10.10	Waiver of Jury Trial	49
10.11	Consent to Jurisdiction	49
10.12	Successors and Assigns	50
10.13	Reinstatement	50
10.14	No Partnership; Etc. The Secured Parties and the Borrower intend that the relationship between them shall be solely that of creditor and debtor	50
10.15	Costs and Expenses	50
10.16	Counterparts	52
10.17	Termination	52
10.18	Amendments	52
10.19	Rules of Interpretation; Administrative Agent’s Discretion	53
10.20	Restrictions Under Gaming Laws and Liquor Laws	53
10.21	Disclaimer Regarding Certain Deliveries	54

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EXHIBITS

Exhibit A	Definitions

Exhibit B-1	Borrower’s Closing Certificate

Exhibit B-2	Construction Consultant’s Closing Certificate

Exhibit B-3	Borrower’s Insurance Broker’s Closing Certificate

Exhibit C-1	Disbursement Request and Certificate

Exhibit C-2	Construction Consultant’s Disbursement Certificate

Exhibit C-3	Architect’s Disbursement Certificate

Exhibit C-4	Contractor’s Disbursement Certificate

Exhibit D	Interest Reserve Disbursement Request

Exhibit E	Construction Budget/Timeline Amendment Certificate

Exhibit F	Additional Construction Document Certificate

Exhibit G	Construction Document Amendment Certificate

Exhibit H	Construction Budget

Exhibit I	Construction Timeline

Exhibit J	Schedule of Key Dates

Exhibit K	Post-Opening Date Construction Consultant’s Certificate

Exhibit L	Realized Savings Certificate

Exhibit M	Schedule of Permits

Exhibit N	[Reserved]

Exhibit O-1	Evidence of Flood Insurance

Exhibit O-2	Notifications of Flood Hazard Determination

Exhibit P	Form of Notice of Commencement

Exhibit Q	Opinion List

Exhibit R	[Reserved]

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Exhibit S-1	Form of Contractor’s Consent to Assignment

Exhibit S-2	Form of Architect’s Consent to Assignment

Exhibit T-1	List of Plans and Specifications

Exhibit T-2	Legal Descriptions of the Miami Jai-Alai Facility Site

Exhibit U	List of Material Construction Documents

Exhibit V-1	Form of Borrower’s Opening Date Certificate

Exhibit V-2	Form of Construction Consultant’s Opening Date Certificate

Exhibit V-3	Form of Contractor’s Opening Date Certificate

Exhibit V-4	Form of Architect’s Opening Date Certificate

Exhibit W	[Reserved]

Exhibit X	Minimum Miami Jai-Alai Facility Requirements

Exhibit Y-1	Form of Sworn Owner’s Statement

Exhibit Y-2	Form of Certification as to Completion

Exhibit Y-3	Form of Owner’s Payment Authorization

Exhibit Y-4	Form of Sworn Statement for Contractor and Subcontractor to Owner

Exhibit Y-5	Form of Waiver of Lien to Date

Exhibit Y-6	Form of Final Waiver of Lien

Exhibit Z
Form of Company Account “Full” Account Control Agreement (for the Construction Funds Account, the Interest Reserve Account, the Contingency Reserve Account, Completion Reserve Account, the Holdback Account  and the Slot License Account)

Exhibit AA	Deliveries for which Administrative Agent Disclaims Responsibility to Review

Exhibit BB	Wire Instructions for Disbursement Escrow Account

Schedule 1.3.5	Slot License Date Expenses

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THIS DISBURSEMENT AGREEMENT (this “Agreement”), dated as of April 25, 2011, is entered into by and between Florida Gaming Centers, Inc., a Florida corporation (“Borrower”), and ABC Funding, LLC, a Delaware limited liability company, as Administrative Agent under the below-defined Credit Agreement (the “Administrative Agent”).  Each capitalized term used herein and not defined herein shall have the meaning ascribed thereto in Exhibit A to this Disbursement Agreement, or, if not defined therein, in that certain Credit Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, Holdings, the Administrative Agent and the other lenders party thereto from time to time.

RECITALS

The Borrower proposes to design, develop, construct, equip and operate the Miami Jai-Alai Facility.

The lenders under the Credit Agreement shall advance certain amounts to the Borrower to, among other things, fund Miami Jai-Alai Facility Costs and other items set forth in the Construction Budget.

The Borrower and the Administrative Agent wish to enter into this Agreement to, among other things, agree upon the mechanics that shall govern the Borrower’s requests for extensions of credit under the Credit Agreement, the deposit of proceeds resulting from such extensions of credit into certain accounts described herein and the terms and conditions of disbursements to the Borrower or its designees of funds on deposit in such accounts.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.
FUNDING

A.          Representations Regarding Miami Jai-Alai Facility Status.  The parties hereto acknowledge that prior to the date hereof, the Borrower has entered into certain Construction Documents in respect of the Miami Jai-Alai Facility and has incurred and paid for certain Miami Jai-Alai Facility Costs.  In order to account for such costs for purposes of the funding procedures and mechanics set forth herein, the Borrower has certified and made certain representations in the Borrower’s Closing Certificate as to various facts pertaining to the status of the Miami Jai-Alai Facility, including, without limitation, the work performed, the Construction Documents entered into and the Miami Jai-Alai Facility Costs incurred through and including the date hereof.  The Borrower has further represented in the Borrower’s Closing Certificate that the Construction Budget and the Construction Timeline are true and accurate in all material respects as of the Closing Date and incorporate and reflect all of the work to be included in the Miami Jai-Alai Facility Costs.  Such certifications and representations of the Borrower have been confirmed by the Construction Consultant to the extent set forth in the Construction Consultant’s Closing Certificate.

B.       Availability of Disbursements. Subject to the satisfaction of all conditions precedent listed in Article 2 and the other terms and provisions of this Agreement (including, without limitation, and notwithstanding anything to the contrary set forth elsewhere in this Agreement, the prior written approval of the Administrative Agent with respect thereto), Disbursements shall be made during the Availability Period, and Borrower acknowledges and agrees that neither the Administrative Agent nor any other Secured Party shall have any obligation to make or approve any Disbursements from and after the expiration of the Availability Period.  Disbursements shall be made no more frequently than once in any calendar month (unless approved in writing by the Administrative Agent, such approval not to be requested more than once per calendar quarter); provided that the disbursements and transfers of funds contemplated in Section 1.7 shall be disregarded for purposes of this sentence.

C.       Company Accounts

Construction Funds Account.

On or prior to the Closing Date, the Borrower shall establish at Wells Fargo Bank, National Association, in its capacity hereunder as the Account Bank (in such capacity, the “Account Bank”), account number #2000061913613, which shall be known as the Construction Funds Account, and Account Bank shall have entered into a control agreement in the form of Exhibit Z hereto which grants the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Construction Funds Account and all funds and proceeds therein.  The Borrower shall take such further actions and execute such further documents in connection therewith as the Administrative Agent may request in order to perfect or maintain the perfection or first priority of the Liens of the Secured Parties in the Construction Funds Account.

On the Closing Date there shall be deposited into the Construction Funds  Account from the proceeds of the Loan an amount equal to $44,332,519.27.   In addition to the amount funded from the Loan on the Closing Date, there also shall be deposited into the Construction Funds Account (if any such amounts are received) (i) all amounts received by the Borrower at all times prior to the Opening Date, if any, in respect of liquidated or other damages under the Construction Documents and the Borrower’s insurance policies, (ii) amounts withdrawn from time to time from the Contingency Reserve Account in accordance with Section 1.3.3; and (iii) any and all other Equity Funds received by the Borrower and not otherwise provided for in this Agreement, in each case, prior to the Opening Date.

During the Availability Period, amounts on deposit in the Construction Funds Account from time to time shall be transferred by the Administrative Agent to the Disbursement Escrow Account for disbursement to the Contractor and Subcontractors (or, if approved in writing by the Administrative Agent (including approval by the Administrative Agent of a Disbursement Request), directly to the Borrower or another Person), subject to and in accordance with the terms and conditions set forth herein, including this Section 1.3.1 and Sections 1.3.7, 1.4, 1.6, 1.7, 2.1 and 2.2.   Notwithstanding anything to the contrary in this Agreement, the Borrower shall have no right to draw, obtain the release of or otherwise use any funds on deposit in the Construction Funds Account until (x) the requirements of Sections 1.4, 1.6 and 1.7 have been satisfied and (y) the conditions set forth in Sections 2.1 or 2.2, as the case may be, have been satisfied or waived in accordance with the terms hereof.

The Administrative Agent shall cause investment income from Permitted Investments on amounts on deposit in the Construction Funds Account, if any, to be deposited at all times therein until applied to the payment of Miami Jai-Alai Facility Costs or as otherwise described above.

On and after the Opening Date, funds remaining in the Construction Funds Account shall be applied by the Administrative Agent as provided in Section 1.7.2.

Interest Reserve Account.

On or prior to the Closing Date, the Borrower shall establish at Account Bank, an account which shall constitute the Interest Reserve Account: account number #2000061913626.  Account Bank shall have entered into a control agreement in the form of Exhibit Z hereto with respect to the Interest Reserve Account which grants the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest in such accounts and all funds and proceeds therein.  The Borrower shall take such further actions and execute such further documents in connection therewith as the Administrative Agent may request in order to perfect or maintain the perfection or first priority of the Lien of the Secured Parties in the Interest Reserve Account.

A portion of the Loan shall be deposited into the Interest Reserve Account in an amount equal to $13,740,000.00 on the Closing Date and such deposit (less applications by the Administrative Agent as set forth herein) shall be maintained in the Interest Reserve Account through the six month anniversary of the Opening Date, which six month anniversary is currently scheduled to occur on or about the date that is 15 months after the Closing Date, as such date may be adjusted pursuant to the terms and conditions set forth in this Agreement and in the other applicable Loan Documents (assuming that the Loan or extension of credit shall remain outstanding through such date).

Subject to and in accordance with the terms of this Section 1.3.2(c) and Section 1.6.5, so long as no Potential Event of Default or Event of Default has occurred and is continuing, amounts on deposit in the Interest Reserve Account may be available to the Borrower to pay all or a portion of interest payments when due in respect of the Loan that the Borrower is not otherwise, in the Administrative Agent’s determination, able to pay first from funds from operations or from other sources, provided that the Borrower agrees that it shall always first use its or any Credit Parties’ cash to make such interest payments when due, and the Borrower is not relying on cash or other items on deposit in the Interest Reserve Account to make such interest payments when due, it being agreed that all cash and other items on deposit in the Interest Reserve Account shall only be used to pay interest if, in the Administrative Agent’s sole and absolute discretion, no Credit Party possesses any unencumbered cash to make the required payment, or if the Administrative Agent elects, in its sole and absolute discretion, to do so during the continuance of an Event of Default.  Prior to requesting a Disbursement from the Interest Reserve Account, the Borrower shall deliver to the Administrative Agent copies of any and all statements, records or other documents requested by the Administrative Agent evidencing the Borrower’s and the other Credit Parties’ financial or cash-flow status or such Persons’ inability to fund such interest payments.  No Credit Party shall take any action in avoidance or hindrance of this provision (including investing cash in cash equivalents, illiquid assets or otherwise, or causing cash or other items of payment to be unavailable at the time of payment). Cash or other items of payment shall only be deemed unavailable hereunder if such cash or other items of payment are required under applicable law to be retained by such Credit Party (such as “cage cash”) or if such cash or other items of payment are used in the ordinary course of business (and not in avoidance or hindrance hereof) for costs and expenses (such as accounts payable).

Contingency Reserve Account.

On or prior to the Closing Date, the Borrower shall establish at Account Bank, account number #2000061913639, which shall be known as the Contingency Reserve Account, and Account Bank shall have entered into a control agreement in the form of Exhibit Z hereto which grants the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Contingency Reserve Account and all funds and proceeds therein.  The Borrower shall take such further actions and execute such further documents in connection therewith as the Administrative Agent may request in order to perfect or maintain the perfection or first priority of the Liens of the Secured Parties in the Contingency Reserve Account.

On the Closing Date there shall be deposited into the Contingency Reserve Account from the proceeds of the Loan an amount equal to $1,607,303.40.   There shall also be deposited in the Contingency Reserve Account all Loss Proceeds received by the Borrower, the Administrative Agent or any other Person as required pursuant to the terms of this Agreement.

So long as no Potential Event of Default or Event of Default has occurred and is continuing, amounts on deposit in the Contingency Reserve Account shall from time to time be transferred by the Administrative Agent, in accordance with Section 1.6.3, to the Construction Funds Account and/or wired by the Administrative Agent to the Disbursement Escrow Account to pay Miami Jai-Alai Facility’s Costs in excess of the applicable Line Items therefor in the Construction Budget.  The Borrower shall have no right to draw or otherwise obtain release of any funds on deposit in the Contingency Reserve Account until (x) the requirements of Sections 1.3.1, 1.4 and 1.6 have been satisfied and (y) the conditions set forth in Sections 1.7, 2.1 and/or 2.2, as the case may be, have been satisfied or waived in accordance with the terms hereof.

The Administrative Agent shall cause investment income from Permitted Investments on amounts on deposit in the Contingency Reserve Account, if any, to be deposited at all times therein until applied to the payment of Miami Jai-Alai Facility Costs or as otherwise described above.

Completion Reserve Account.

On or prior to the Closing Date, the Borrower shall establish at Account Bank, account number #2000061913642, which shall be known as the Completion Reserve Account, and Account Bank shall have entered into a control agreement in the form of Exhibit Z hereto which grants the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Completion Reserve Account and all funds and proceeds therein.  The Borrower shall take such further actions and execute such further documents in connection therewith as the Administrative Agent may request in order to perfect or maintain the perfection or first priority of the Liens of the Secured Parties in the Completion Reserve Account. For purposes of the terms of this Agreement, the Completion Reserve Account shall not be a Company Account.

On the Closing Date there shall be deposited in the Completion Reserve Account from the proceeds of the Loan an amount equal to $3,000,000 (the “Completion Guaranty Amount”).  The Borrower shall have no right to draw or otherwise obtain release of any funds on deposit in the Completion Reserve Account.  The Completion Guaranty Amount shall be held as additional collateral for the Loan and shall be used only as set forth in this Agreement and the Credit Agreement.

If at any time prior to the Opening Date, the Loan shall not be In Balance, then, within thirty (30) days (“Completion Equity Deposit Period”) after the earlier of (i) the date on which the Borrower first knows that the Loan is not In Balance and (ii) the date on which the Borrower receives notice that the Loan is not In Balance, the Borrower shall deposit (or cause to be deposited) $3,000,000 of Equity Funds (“Completion Equity Funds”) into the Completion Reserve Account and the Completion Guaranty Amount shall be funded to the Administrative Agent as a prepayment of the Loan pursuant to the terms of the Credit Agreement. Once the Loan has been prepaid by the Completion Guaranty Amount, the Completion Equity Funds shall be transferred into the Contingency Reserve Account as additional contingency funds under the terms of this Agreement.  So long as no Potential Event of Default or Event of Default has occurred and is continuing, during the Completion Equity Deposit Period the Borrower may continue to request a Disbursement under the Disbursement Request (other than for the final Disbursement Request) that is currently pending during the Completion Equity Deposit Period and, subject to the other terms and conditions of this Agreement, the Credit Agreement and the other Loan Documents, the Escrowee and the Administrative Agent shall fund such Disbursement on the requested Disbursement Date, provided that solely for purposes of such Disbursement Request, in determining whether or not a Potential Event of Default or Event of Default exists or is continuing as a result of the Loan not being In Balance, the amount of Available Construction Funds used in calculating the “In Balance” test during the Completion Equity Deposit Period shall be deemed to include any portion of the Completion Guaranty Amount then on deposit in the Completion Reserve Account.  Once the Completion Equity Funds are in the Contingency Reserve Account, the use and disbursement, if any, of such funds shall be governed by the terms of this Agreement governing the Contingency Reserve Account.  Prior to not being In Balance (and to avoid not being In Balance), the Borrower may deposit such additional amounts of cash arising solely from Equity Funds into the Construction Funds Account as are necessary to keep the Loan In Balance, provided that if the Loan is not In Balance at any time (regardless of whether or not the Borrower has a right hereunder to cure a Potential Event of Default or make the Loan In Balance thereafter pursuant to a cure right or otherwise by reason of depositing additional funds from any other source, including from the Contingency Reserve Account), the Borrower shall be required to comply with the terms of this Section 1.3.4 and deposit the Completion Equity Funds within the Completion Equity Deposit Period.  Any funds so deposited by the Borrower into the Construction Funds Account and all funds deposited into the Completion Reserve Account as the Completion Equity Funds must be from Equity Funds.  If the Borrower fails to deposit the Completion Equity Funds into the Completion Reserve Account in accordance with the terms of this Section 1.3.4 within the Completion Equity Deposit Period (time being of the essence), then (1) the Completion Reserve Warrants shall become exercisable in accordance with their terms and the holders of the Completion Reserve Warrants may exercise any and all rights under the Completion Reserve Warrants and (2) the Completion Guaranty Amount (less any amount funded for the pending Disbursement Request as provided in this Section 1.3.4(c)) shall be transferred to the Contingency Reserve Account.

The Administrative Agent shall cause investment income from Permitted Investments on amounts on deposit in the Contingency Reserve Account, if any, to be held as, or disbursed with, the other funds in the Completion Reserve Account as part of the Completion Guaranty Amount.

 Holdback Account.

On or prior to the Closing Date, the Borrower shall establish at Account Bank, an account which shall constitute the Holdback Account: account number #2000061913655.  Account Bank shall have entered into a control agreement in the form of Exhibit Z hereto with respect to the Holdback Account which grants the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest in such accounts and all funds and proceeds therein.  The Borrower shall take such further actions and execute such further documents in connection therewith as the Administrative Agent may request in order to perfect or maintain the perfection or first priority of the Lien of the Secured Parties in the Holdback Account.

A portion of the Loan shall be deposited into the Holdback Account in an amount equal to $15,529,957.15 on the Closing Date and such deposit shall be maintained in the Holdback Account pursuant to the terms of this Agreement.

Subject to and in accordance with the terms of this Section 1.3.5(c), so long as no Potential Event of Default or Event of Default has occurred and is continuing, amounts on deposit in the Holdback Account may be available to the Borrower only during the Availability Period solely to repay Slot License Date Expenses and the PAC Loan (Slot License Date Expenses and the PAC Loan are collectively referred to herein as the “Holdback Expenses”). Prior to the Availability Period, amounts on deposit in the Holdback Account shall not be available to the Borrower, Holdings or any other Credit Party and no Person shall have any claim or third-party rights of any kind against such funds. All amounts held on deposit in the Holdback Account shall only be used to pay the Holdback Expenses in accordance with the terms of this Section 1.3.5 and the Credit Agreement and for no other purpose. During the Availability Period, Borrower may withdraw such funds as are necessary to repay the Holdback Expenses in accordance with and as required by the terms of the Credit Agreement, provided that the amount paid for any category of Slot License Date Expense shall not exceed the applicable category limit as set forth on Schedule 1.3.5 to this Agreement, and the amount paid for the PAC Loan shall not exceed $3,550,000.00. Borrower agrees that it will pay the PAC Loan within ten (10) days after the first date on which slot machine gaming is available at the Miami Jai-Alai Facility. In the event that the amount Borrower must pay to satisfy the PAC Loan is contractually reduced to less than $3,550,000.00, the balance between $3,550,000.00 and the amount contractually owed shall be immediately used to pay down the outstanding balance of the Loan. Prior to any disbursement from the Holdback Account the Borrower shall first obtain and deliver, as applicable, to the Administrative Agent for its review and approval (i) a payoff letter for any loan or debt to be repaid as part of the Holdback Expenses which payoff letter shall specify the total amount due and owing to the applicable lender in full through the date of payment or an invoice or other written request for payment for other Holdback Expenses, (ii) wiring instructions for payment of the Holdback Expenses, (iii) for any loan or debt to be repaid as part of the Holdback Expenses any and all releases and terminations (fully executed, notarized (as applicable) and otherwise in form to be recorded or filed) necessary to release and terminate any and all liens and security interests securing such Holdback Expenses and (iv) any other certifications, documents or other information that the Administrative Agent deems necessary or desirable in connection with the Holdback Account, the repayment of the Slot License Date Expenses, the repayment of the PAC Loan or the Borrower’s compliance with the terms of this Agreement (including the terms of this Section 1.3.5) and the Credit Agreement. Upon the approval in writing of the Administrative Agent, the Borrower shall direct that an amount of funds equal to the amount required on the payoff letter, invoice or other request for payment, as applicable, be transferred to the lender or other payee of the applicable Holdback Expenses pursuant to the wiring instructions. Borrower shall promptly thereafter release and terminate (or cause to be released and terminated) any and all liens and security interests previously securing the applicable Holdback Expenses and within five Business Days after each such wire transfer provide evidence satisfactory to the Administrative Agent that all Holdback Expenses have been repaid and any and all applicable liens and security interests have been released of record and terminated.

Slot License Account.

On or prior to the Closing Date, the Borrower shall establish at Account Bank, an account which shall constitute the Slot License Account: account number #2000061913668.  Account Bank shall have entered into a control agreement in the form of Exhibit Z hereto with respect to the Slot License Account which grants the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest in such accounts and all funds and proceeds therein.  The Borrower shall take such further actions and execute such further documents in connection therewith as the Administrative Agent may request in order to perfect or maintain the perfection or first priority of the Lien of the Secured Parties in the Slot License Account.

A portion of the Loan shall be deposited into the Slot License Account in an amount equal to $3,013,451.69 on the Closing Date and such deposit (less applications by the Administrative Agent as set forth herein) shall be maintained in the Slot License Account pursuant to the terms of this Agreement.

Subject to and in accordance with the terms of this Section 1.3.6(c), so long as no Potential Event of Default or Event of Default has occurred and is continuing, once all conditions, approvals and payments (other than the Slot License fee and ITW Payments, if applicable) necessary for the issuance of the Slot License have been made or satisfied so that the payment of the Slot License fee and all ITW Payments, if applicable, will automatically cause the Slot License to be issued to the Borrower, the amounts on deposit in the Slot License Account may be available to the Borrower to pay (i) to the appropriate track owner or other Person owed the ITW Payment the applicable ITW Payment and (ii) to the appropriate Governmental Authority the Slot License fee, in each case in an amount necessary for the Florida Gaming Board to issue the Slot License to the Borrower upon receipt of such Slot License fee and ITW Payments by the appropriate Person and for no other purpose.  For purposes of this Section 1.3.6(c), prior to any disbursements from the Slot License Account to pay the Slot License fee or any ITW Payments, the Administrative Agent must have received an opinion from the Borrower’s counsel, in form and substance acceptable to the Administrative Agent, certifying that all conditions, approvals and payments have been made or satisfied for the Borrower to receive the Slot License, other than the final Slot License fee payment and specified ITW Payments.  No amounts on deposit in the Slot License Account shall be available to the Borrower, Holdings or any other Credit Party for any other purpose and no Person shall have any claim or third-party rights of any kind against such funds.  Any funds remaining in the Slot License Account after the issuance of the Slot License may, upon the prior written approval of the Administrative Agent, be deposited into the Construction Funds Account.

Disbursement Escrow Account.

On or prior to the Closing Date, the Borrower shall establish at First American Title Insurance Company, in its capacity hereunder as the Escrowee, escrow account number #3022880000 (Escrow No.: NCS471036NC; Attention: Kathy Goldberg; Reference: Florida Gaming), which account shall be maintained at First American Trust, FSB and shall be known as the Disbursement Escrow Account. When initiating any wire transfer to the Disbursement Escrow Account pursuant to the wire instructions set forth in Exhibit BB hereto and otherwise in accordance with this Agreement, the Administrative Agent shall contact Kathy Goldberg by telephone, at (800) 333-3993, ext. 7204 to advise that said wire is en route.  The undersigned parties hereby acknowledge and agree that no account control agreement shall be entered into with respect to the Disbursement Escrow Account. The Escrowee confirms that the Disbursement Escrow Account is maintained in its name and not in the name of the Borrower. The Borrower and the Escrowee shall take such further actions and execute such further documents in connection therewith as the Administrative Agent or the Escrowee may request in order to maintain or protect, to the greatest extent practicable, the collateral assignment and corresponding rights of the Secured Parties in and to the funds maintained from time to time in the Disbursement Escrow Account. If at any time that funds are deposited in the Disbursement Escrow Account, the Administrative Agent delivers a written notice to the Escrowee directing the Escrowee to fund all or any portion of the funds in the Disbursement Escrow Account into the Construction Funds Account (or one of the other Company Accounts), then the Escrowee shall not make any further Disbursement pursuant to the pending Disbursement Request or otherwise and the Escrowee shall promptly comply with the Administrative Agent’s direction. The Borrower agrees and acknowledges that it shall have no cause or claim against the Escrowee for complying with such a direction from the Administrative Agent.

Subject to the Administrative Agent’s rights upon the occurrence of a Potential Event of Default or an Event of Default (including, without limitation, the rights described in Sections 1.6.7 and 9.2) and to the conditions precedent set forth in this Agreement, the Administrative Agent shall from time to time (but not more frequently than once each month, unless otherwise approved in writing by the Administrative Agent) transfer from the Construction Funds Account for deposit in the Disbursement Escrow Account the aggregate amount of all payments reflected on any Disbursement Request and corresponding Draw Package that have been duly approved by all of the necessary parties as contemplated by this Agreement, whereupon the Escrowee shall make such subsequent disbursements from the Disbursement Escrow Account to the Borrower, the Contractor and/or Subcontractors who are entitled to receive payments in accordance with the provisions of this Agreement, including this Section 1.3.7.  No funds from any Company Account other than the Construction Funds Account shall be transferred to or otherwise deposited in the Disbursement Escrow Account, except as expressly permitted under this Disbursement Agreement. The Administrative Agent shall not have any obligation to cause any funds to be transferred from the Construction Funds Account to the Disbursement Escrow Account until (x) the requirements of Sections 1.3.1, 1.4, 1.6 and 1.7 have been satisfied, and (y) the conditions set forth in Sections 2.1 or 2.2, as the case may be, have been satisfied or waived in accordance with the terms thereof.

Neither the Borrower, the Contractor, any Subcontractor nor any other Person shall have any right to draw directly from, or otherwise obtain release of any funds on deposit in, the Disbursement Escrow Account, until (x) the requirements of Sections 1.3.1, 1.4, 1.6 and 1.7 have been satisfied  (including such requirements and conditions precedent to payment set forth in, without limitation, Section 1.6.1, which will include, without limitation, the Escrowee’s receipt and approval of a Draw Package sufficient for the Title Insurer to issue the Disbursement Endorsement and any and all other sworn statements, waivers, affidavits, supporting waivers and releases of lien that the Escrowee or Title Insurer may require as described therein), and (y) the conditions set forth in Sections 2.1 and 2.2, as applicable, have been satisfied or waived in accordance with the terms thereof.

The Administrative Agent hereby authorizes and directs the Escrowee (until such time as it delivers written notice to the contrary to the Escrowee) to disburse the funds from time to time on deposit in the Disbursement Escrow Account pursuant to statements of amounts due as set forth in any approved Disbursement Request, after obtaining a Draw Package with any and all other sworn statements, waivers, affidavits, supporting waivers and releases of lien from the Borrower, Contractor and/or Subcontractors as the Escrowee and the Title Insurer may require for the purpose of providing the title insurance coverage specified in Sections 2.1 and 2.2, including a Disbursement Endorsement.

All disbursements to be made by the Escrowee from the Disbursement Escrow Account shall be made directly to the Persons entitled to such payments (including, without limitation, all subcontractors and material suppliers), or, with the prior written approval of the Administrative Agent to the Escrowee, directly to the Contractor (which will, in turn, pay those Subcontractors entitled to any such payments), the Borrower or any other Person designated in writing by the Administrative Agent.  In the event that the Contractor and any Subcontractor jointly authorize the Escrowee to pay any funds due one to the other, the Escrowee may comply with such authorization.  However, it is the intention of the parties named herein and signatories hereto that no Person not a party signatory to this Agreement shall have the right to look to the Escrowee or any funds held in the Disbursement Escrow Account for any disbursement hereunder, under a third party beneficiary theory or otherwise, and that the Escrowee owes no duty to any such third party to make any disbursement.

If the Escrowee from time to time discovers a misstatement in any affidavit furnished by the Borrower, the Contractor or any Subcontractor, then the Escrowee may stop disbursement of any funds on deposit in the Disbursement Escrow Account until such misstatement has been corrected to the satisfaction of the Escrowee and the Title Insurer. Neither the Escrowee nor the Title Insurer shall have any liability to the Borrower relating to protection against mechanics’ lien claims. Where, after any disbursement made by the Escrowee hereunder, a further title search reveals a subsequently arising exception over which the Title Insurer is unwilling to insure, the Escrowee shall promptly notify the Administrative Agent in writing, whereupon the Escrowee shall discontinue any pending and subsequent Disbursements until such exception has been disposed of to the satisfaction of, or waived by, the Administrative Agent.

The Administrative Agent hereby acknowledges and agrees that the functions and duties assumed by the Escrowee include only those described in this Agreement, and the Escrowee is not obligated to act except in accordance with the terms and conditions of this Agreement.  Neither the Escrowee nor the Title Insurer insure that the Miami Jai-Alai Facility will be completed, nor that if and when completed it will have been done in accordance with Plans and Specifications, nor that sufficient funds will be available for such completion, nor do the Escrowee or the Title Insurer make the certifications that will be made by the Construction Consultant or Architect, respectively, pursuant to this Agreement as the Escrowee’s or Title Insurer’s own certifications, nor do they assume any liability for same (other than for confirming the procurement of such required certifications as one of the conditions precedent to the Escrowee’s approval of each Disbursement Request, as provided for elsewhere in this Agreement).

The Escrowee shall be under no duty to invest or reinvest any funds, at any time, held by it in the Disbursement Escrow Account, unless the Escrowee has received (i) written investment instructions (in form and substance satisfactory to the Escrowee) from the Borrower, and (ii) written approval from the Administrative Agent to confirm that the investment elections designated by the Borrower in such investment instructions constitute Permitted Investments.  Provided that the foregoing conditions precedent to investment have been satisfied, interest, income or other benefits, if any, earned or derived from the funds on deposit from time to time in the Disbursement Escrow Account shall belong to the Borrower, until applied to the payment of Miami Jai-Alai Facility Costs or as otherwise described above. The Escrowee shall (subject to the duty of care described in Article 8), deposit all funds received in the Disbursement Escrow Account to one or more of its accounts and the Escrowee shall, subject to the provisions of Article 8, remain liable to the Administrative Agent and the other Secured Parties to the extent expressly set forth in this Agreement.  Borrower acknowledges and agrees that, notwithstanding the provisions of this Section 1.3.7(h), no funds shall be disbursed from the Disbursement Escrow Account (including any interest accruing on any funds maintained therein) unless and until all of the conditions precedent to release set forth herein (including, without limitation, the terms in Section 1.3.7(c)) have been duly satisfied.

The provisions set forth in this Section 1.3.7 shall not be deemed to limit, abridge, alter or otherwise affect the terms and conditions set forth in Article 8 below, except to the extent otherwise expressly provided for herein.

Incorporation of Account Control Agreements.  Upon execution of those certain account control agreements that are required pursuant to this Agreement respecting each of the Company Accounts (as more particularly described in Sections 1.3.1 through 1.3.6 above, inclusive), each such account control agreement shall be deemed to be incorporated into this Agreement by this reference with the same force and effect as if attached hereto or set forth at length herein below. To the extent of any conflict of inconsistency between the terms and provisions of any such account control agreement, and the terms and provisions of this Agreement, the terms and provisions set forth in the applicable account control agreement shall govern and control.

D.	Mechanics for Obtaining Disbursements.

Disbursement Requests.

Subject to Section 1.2, the Borrower shall have the right, from time to time (but no more often than once per calendar month unless approved in writing in advance by the Administrative Agent), to deliver to the Administrative Agent and the Construction Consultant (with a copy to the Escrowee) a Disbursement Request  (which Disbursement Request shall include both hard copies and electronically transmitted copies) appropriately completed and duly executed and including all certifications, exhibits, attachments, schedules, appendices and certificates (other than the Construction Consultant’s Disbursement Certificate) required or necessary hereunder (including those specified in Section 2.2) regardless of whether or not originals of such documents or items are also being delivered to the Escrowee as part of a Draw Package, requesting that a Disbursement be made by the Administrative Agent from the Disbursement Escrow Account or a Company Account on a Disbursement Date that is no earlier than the fifteenth day after delivery of such a Disbursement Request, provided that the Borrower satisfies all conditions precedent to such Disbursement.  Simultaneously with the delivery of any Disbursement Request, the Borrower shall also deliver to the Escrowee and Title Insurer a Draw Package for such Disbursement Request which matches and supports the amounts requested in such Disbursement Request and is sufficient for the Title Insurer to issue a Disbursement Endorsement.  If any waiver, release, sworn statement, affidavit,  or other item is required to be delivered to the Escrowee and the Administrative Agent and/or the Construction Consultant under this Agreement and the Borrower is only able to obtain one originally signed document or counterpart, then the Borrower shall deliver the originally signed document to the Escrowee and a copy to the Administrative Agent and/or Construction Consultant, as applicable.

The Borrower’s Disbursement Request shall also include the Required Construction Consultant, Contractor and Architect Disbursement Certificates, in each case, to the extent that such Disbursement Request requests that payment be made to such Person or Subcontractor implementing the work designed, supervised or managed by such Person.

Except as otherwise expressly permitted hereunder, each Disbursement Request and Draw Package shall request Disbursements in order to pay directly to the Contractor and each Subcontractor (or to the Borrower or other Person, if applicable), the applicable Miami Jai-Alai Facility Costs (to the extent not paid by the Borrower from other funds) in sum certain amounts that have already been incurred and will become due and payable on or after the requested Disbursement Date and prior to the next succeeding Disbursement Date (provided that no Disbursement shall be made with respect to any particular work comprising any of the Miami Jai-Alai Facility Costs until all of the Required Construction Consultant, Contractor and Architect Disbursement Certificates, as applicable, have been properly delivered).  Each such Disbursement Request and Draw Package shall include the specified use of the proceeds for the requested Disbursement in sum certain amounts broken down by Contractor, Subcontractor (or the Borrower or other Person, as permitted hereunder) and Line Item, and shall certify as to the matters set forth therein.  Promptly after delivery of each Disbursement Request and related Draw Package, the Construction Consultant shall review such Disbursement Request and Draw Package, and attachments thereto, to determine whether all required documentation has been provided (including, without limitation, all necessary sworn statements and lien waivers, partial and/or final, as applicable), and shall use commercially reasonable efforts to notify the Borrower of any deficiency (as described below) within five (5) Business Days after delivery thereof by the Borrower, it being acknowledged that any failure to notify the Borrower of any deficiency in the Disbursement Request so delivered within the aforesaid time period shall in no event be deemed an approval thereof.  The Construction Consultant also shall review the work referenced in such Disbursement Request, including work reasonably estimated to be completed through the applicable Disbursement Date as such work is being performed.  Promptly after delivery of each Draw Package, the Escrowee and Title Insurer shall review such Draw Package and shall notify the Borrower of any deficiency within five (5) Business Days after delivery thereof by Borrower, it being acknowledged that any failure to notify the Borrower of any deficiency in the Draw Package so delivered within the aforesaid time period shall in no event be deemed an approval thereof.  For purposes of the preceding sentences, a “deficiency” shall mean that based upon the Disbursement Request or Draw Package and the attachments thereto, either (1) the Title Insurer will not issue the applicable Title Policy or any endorsements thereto (including a Disbursement Endorsement) in accordance with the requirements of this Agreement (whether due to the failure to properly complete or deliver certain of the information or materials required by the Title Insurer or the Escrowee to have been so completed or delivered (including, but not limited to, one or more of the various statements, certifications, waivers or releases required to be included in the Draw Package, including those in the forms attached hereto as Exhibits Y-1 through Y-6), or as otherwise determined in the sole but reasonable discretion of the Escrowee or the Title Insurer), and/or (2) the Administrative Agent, in its sole and absolute discretion, notifies the Escrowee in writing that the Disbursement Request in question is otherwise deficient in its judgment for failure to include any other information, materials or certifications that are required hereunder or deemed necessary by it, or for any other reason.

Concurrently with the delivery by the Borrower of each Disbursement Request and Draw Package pursuant to Section 1.4.1(a) to the Escrowee and the Construction Consultant, the Borrower shall deliver a copy of such Disbursement Request and Draw Package to the Administrative Agent.  The Administrative Agent shall, as soon as practicable (but no later than ten (10) Business Days) after receiving a copy of a Disbursement Request and Draw Package, deliver a notice confirming such receipt to the Escrowee (or otherwise electronically notify the Escrowee of such receipt) and confirming that the Borrower’s calculation of principal, interest and fees scheduled to become due and payable under the applicable Credit Facility on and after the requested Disbursement Date and through the scheduled next succeeding Disbursement Date is accurate (or, if not accurate, shall provide the appropriate revisions to the Escrowee).

Within ten (10) Business Days after its receipt of the Disbursement Request and related Draw Package (if related to a payment item other than amounts owing under the Credit Facility), the Construction Consultant shall deliver directly to the Administrative Agent and the Escrowee (with a copy to the Borrower) the Construction Consultant’s Disbursement Certificate, appropriately completed and duly executed and including all certifications, exhibits, attachments, schedules, appendices and certificates, with respect to such Disbursement Request and/or Draw Package, either approving or disapproving the Disbursement Request and/or Draw Package; provided that if the Construction Consultant disapproves one or more particular payments or disbursements requested by the Disbursement Request and/or Draw Package, but the Disbursement Request and/or Draw Package otherwise complies with the requirements hereof, then the Borrower, the Administrative Agent, the Construction Consultant and the Escrowee shall comply with the terms of Section 1.4.2(a)(ii).   If the Construction Consultant disapproves the Disbursement Request or any one or more particular payments requested therein, the Construction Consultant shall provide the Borrower, in reasonable detail, its reason(s) for such disapproval.

Funding Notices from Escrowee.

Promptly after delivery of each Disbursement Request and Draw Package by the Borrower pursuant to Section 1.4.1, the Administrative Agent and Construction Consultant shall review the same, and the Escrowee shall review the Draw Package, in order to determine whether all documentation required to be delivered hereunder has been provided and whether all applicable conditions precedent to be confirmed by the Escrowee pursuant to this Agreement have been satisfied. For purposes of this Agreement, references to “all applicable conditions precedent to be confirmed by the Escrowee” or similar references, shall mean either (1) any and all conditions required by the Escrowee or the Title Insurer to issue the Title Policy or any endorsements thereto (including a Disbursement Endorsement) in accordance with the requirements of this Agreement, and/or (2) any and all other conditions necessary to remedy any other deficiency that may have been determined to exist by the Administrative Agent pursuant to Section 1.4.1(c) above, which conditions have theretofore been disclosed to the Escrowee by written notice from the Administrative Agent.  Subject to the other subsections of this Section 1.4, at such time as the Escrowee has received the Certificate as to Completion in the form of Exhibit Y-2, and otherwise determines that the applicable conditions precedent to be confirmed by the Escrowee as set forth in Sections 1.3.7, 1.4, 1.6, 2.1.23 and 2.2, as applicable, and the conditions specified above in clauses (1) and (2) of this Section 1.4.2(a)(i) with respect to a requested Disbursement have been satisfied, the Escrowee shall electronically notify the Borrower and the Administrative Agent, pursuant to the notice requirements of this Agreement, that the applicable conditions precedent to be confirmed by the Escrowee or the Title Insurer in Sections 1.3.7, 1.4, 1.6, 2.1.23 and 2.2, as applicable, with respect to the requested Disbursement have been satisfied) (such electronic notification, a “Disbursement Confirmation Notice”).

In the event that the Construction Consultant approves only a portion of the payments or disbursements requested by the Disbursement Request and/or Draw Package (as contemplated by Section 1.4.1(e)), but the Disbursement Request and/or Draw Package otherwise conforms to the requirements of this Agreement to be confirmed by the Escrowee, the Construction Consultant shall (A) promptly notify the Borrower, the Administrative Agent and the Escrowee thereof, (B)  request that the Borrower revise such Disbursement Request and the Draw Package to remove the request for the disapproved payment and/or rectify any errors or inaccuracies, (C) deliver or request that the Borrower execute and deliver to the Administrative Agent and the Escrowee a copy of the revised Disbursement Request and a revised Draw Package (with original documents, to the extent not already held by the Escrowee) to the Escrowee and (D) unless the new Disbursement Request and/or Draw Package do not otherwise comply with the terms of this Agreement, approve the requested Disbursement and issue the Construction Consultant’s Disbursement Confirmation Notices after making the required revisions (or receiving from the Borrower the revised certificates) on the basis of the certificates as so revised. All references to a particular requested Disbursement of or Disbursement Request and/or Draw Package elsewhere in this Article 1 shall, to the extent the context so requires, refer to the same as revised or modified pursuant to this clause (ii).

In the event that the Administrative Agent (i) on or prior to the requested Disbursement Date is notified by the Escrowee that the conditions precedent to be confirmed by Escrowee to a Disbursement have not been satisfied or (ii) prior to the requested Disbursement Date itself determines or receives notice from the Construction Consultant, that a Potential Event of Default has occurred and is continuing, the Administrative Agent may notify the Borrower and the Escrowee thereof as soon as reasonably possible after such determination or receipt, as the case may be, and direct the Escrowee to stop funding from the Disbursement Escrow Account (such notice, a “Stop Funding Notice”).  The Stop Funding Notice shall specify, in reasonable detail, the conditions precedent which the Administrative Agent has determined have not been satisfied and/or shall attach a copy of any notice of default received by the Administrative Agent.  Upon such written notice from the Administrative Agent and subject to the provisions of Article 2 hereof, (i) neither the Administrative Agent nor any other Secured Party shall have any obligation to make any advance or approve or permit any Disbursements, if any, (ii) no funds shall be withdrawn from the Disbursement Escrow Account, the Construction Funds Account or any other Company Account to satisfy such requested Disbursement (other than in respect of wires previously issued under Section 1.6.1) and (iii) any Disbursement Confirmation Notice issued prior to the issuance of a Stop Funding Notice (if the Disbursement to which such Disbursement Confirmation Notice relates has not been made) shall become null and void and of no force or effect; provided that such nullification of any such Disbursement Confirmation Notice shall not affect the obligations of the Borrower for funding losses, breakage costs or any other payment obligations of the Borrower under the Credit Facility.

Prior to the earlier of the occurrence of the “Maturity Date” under the Credit Agreement and the exercise of remedies by the Administrative Agent in respect of any Collateral, unless any such action has been rescinded, at such time, if ever, as the Escrowee (x) determines (or receives a new and complete Construction Consultant’s Disbursement Certificate indicating) that the conditions precedent to the requested Disbursement which had not been satisfied have become satisfied or (y) receives notice from the Administrative Agent that a Potential Event of Default or Event of Default has been cured or waived, as the case may be, the Escrowee shall deliver another Disbursement Confirmation Notice with respect to the applicable Disbursement Request to the Borrower and the Administrative Agent.

In the event that the Administrative Agent informs the Escrowee in writing that it has waived the event or events giving rise to the Stop Funding Notice, the Escrowee shall deliver a Disbursement Confirmation Notice to the Borrower and the Administrative Agent.

No Liability for Stop Funding Notice.

Neither the Escrowee, in its capacity as Escrowee, nor the Administrative Agent shall have any liability to the Borrower arising from any Stop Funding Notice issued by the administrative Agent pursuant to Section 1.4.2(b), whether or not the Administrative Agent was entitled to issue any such Stop Funding Notice, and the Administrative Agent shall have no liability to the Borrower, the Escrowee or any Secured Party arising from any Stop Funding Notice issued.

Without limitation of the foregoing, the terms and provisions set forth in Section 1.4.2(b) above shall not be deemed to limit, expand or otherwise affect the standard of care imposed upon the Administrative Agent pursuant to Article VIII of the Credit Agreement. Without limiting the generality of the foregoing, the parties hereto further acknowledge and agree that: (1) the Administrative Agent shall not be deemed to be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (as such term is defined in the Credit Agreement), or in such other number or percentage of the Lenders as shall be necessary pursuant to the Credit Agreement, if any, or taken or not taken by it in its discretion, if permitted hereunder and under the Credit Agreement, in the absence of such party’s own willful misconduct; (2) the Administrative Agent shall not be deemed to be responsible for the Borrower’s compliance with its obligations hereunder and under the other Financing Agreements and other Loan Documents respecting the use and purpose of the funds of the Loan that are being disbursed in accordance with this Agreement and such other instruments; and (3) the Account Bank shall not be deemed to be liable for any action taken or not taken by it with the consent or at the request of the applicable Agent (as such term is defined in the applicable account control agreement referred to in Section 1.3.7 above) while performing its duties under said account control agreements, in the absence of Account Bank’s willful misconduct.

Change in Facts Certified.  The Borrower shall promptly notify the Escrowee, the Construction Consultant and the Administrative Agent prior to the making of any Disbursements in the event that any of the matters to which the Borrower or the Contractor certified in the corresponding Disbursement Request or Draw Package are no longer true and correct in all material respects (provided that the foregoing materiality qualifier shall not apply to any certification contained in such Disbursement Request or the Draw Package which by its own terms already includes a standard of materiality), as of the applicable Disbursement Date.  The acceptance by the Borrower of the proceeds of any Disbursement shall constitute a re-certification by the Borrower, as of the applicable Disbursement Date, of all matters certified to in the related Disbursement Request and the Draw Package.

References to Dates.  In the event that any day or date referred to in the foregoing provisions of this Section 1.4 occurs on a day that is not a Business Day, the reference shall be deemed to be to the next succeeding Business Day.

E.       Order of Sources of Funding.

Order of Withdrawals From Funding Sources.  The full amount of all Disbursements to be made on any given date shall be made from the following sources and in the following order of priority:

first, from funds from time to time on deposit in the Construction Funds Account (other than proceeds of the Loan on deposit therein), until exhausted; and

second, from proceeds resulting from the Loan on deposit in the Construction Funds Account, until exhausted.

Extension of the Loan.  The Loan and all Disbursements to be extended under the Credit Facility must satisfy the requirements of the applicable Credit Facility, in addition to the terms and conditions hereof prior to any extension thereof.

Post-Funding Reallocations.  In the event that at any time the Administrative Agent determines that the allocations made in any previous Disbursement Request pursuant to the foregoing provisions of this Section 1.5 were erroneous or inaccurate, the parties shall cooperate to rectify such misallocations by allocating future Disbursements in a manner that accounts for the previous misallocation or by using such other methods determined by the Administrative Agent.

F.       Disbursements.

Disbursement Procedures.   All funds deposited in the Construction Funds Account shall be applied by the Administrative Agent as provided in this Section 1.6.  So long as no Potential Event of Default or Event of Default has occurred and is continuing, no later than 2:00 p.m. New York, New York time on the applicable requested Disbursement Date, or such later date as may occur hereunder, after the Administrative Agent has received the Construction Consultant’s Disbursement Certificate and the Disbursement Confirmation Notice and the Administrative Agent has confirmed, to the extent it deems necessary, that all other conditions precedent to a Disbursement under this Agreement have been satisfied, then the Administrative Agent shall, with respect to amounts requested in an approved Disbursement Request and Draw Package to be paid from the Construction Funds Account to the Contractor and each Subcontractor (and the Borrower or such other Persons as approved in writing by the Administrative Agent (including approval by the Administrative Agent of a Disbursement Request)) owed Miami Jai-Alai Facility Costs to be paid in excess of $2,500, wire the aggregate amount of all such funds as set forth within the approved Disbursement Request (less any amounts that have or will be paid directly by Borrower to such Persons pursuant to the terms hereof and of the Credit Agreement) from the Construction Funds Account to the Disbursement Escrow Account, whereupon the Escrowee shall wire funds (or cut checks, as applicable) from the Disbursement Escrow Account directly to the account of each such Person entitled to receive payment as set forth within the approved Disbursement Request (provided that Escrowee has theretofore received a Draw Package sufficient for the Title Insurer to issue a Disbursement Endorsement, including all of the required information and materials that it has requested from each such Person, including, but not limited to, properly completed and signed W-9 forms, the forms attached as Exhibits Y-1 through Y-6 hereto respectively (as applicable), and such other information, sworn statements, certifications and/or materials deemed reasonably necessary by the Escrowee as a condition precedent to making any such disbursement to any such Person).

Special Procedures for Unpaid Contractors.  Notwithstanding Section 1.6.1 above, the Borrower agrees that the Administrative Agent may make payments from the Construction Funds Account to the Contractor or any Subcontractor for amounts due and owing to such Contractor or Subcontractor under the relevant Construction Document, without further authorization from the Borrower, and the Borrower hereby constitutes and appoints the Administrative Agent as the Borrower’s true and lawful attorney-in-fact to make such direct payments and this power of attorney shall be deemed to be a power coupled with an interest and shall be irrevocable; provided that, except upon the occurrence and continuation of an Event of Default, the Administrative Agent shall not exercise its rights under this power of attorney except to make payments as directed by the Borrower pursuant to a Disbursement Request.  No further direction or authorization from the Borrower shall be necessary to warrant or permit the Administrative Agent to make such payments in accordance with the foregoing sentence and, to the extent funds in the Construction Funds Account are not sufficient to make such payments, the Administrative Agent may withdraw the shortfall from any other Company Account and transfer sufficient funds from such Company Account to the Construction Funds Account as needed to make such payments.

Special Procedures for Contingency Reserve Account.  In the event that a Miami Jai-Alai Facility Cost is in excess of the Line Item therefor in the Construction Budget, and amounts in the Construction Funds Account are insufficient or unavailable to satisfy such overage as determined by the Construction Consultant, the Borrower may request that the Administrative Agent fund such overage with amounts on deposit in the Contingency Reserve Account.  Promptly upon receipt of such request, the Administrative Agent may consult with the Construction Consultant and the Architect as to the nature and amount of such overage.  If the Construction Consultant determines that such overage has occurred in the normal course of construction and that the payment thereof is advisable in connection with the completion of the Miami Jai-Alai Facility, and so long as (i) sufficient funds are then maintained in the Contingency Reserve Account on such date, as determined by the Construction Consultant and the Administrative Agent, and (ii) no Potential Event of Default or Event of Default has occurred and is continuing, then the Administrative Agent shall release such amount as is necessary to pay such overage amount, whereupon the Borrower shall revise the Construction Budget as may be requested by the Administrative Agent to reflect such overage, and/or take all other actions (including, without limitation, delivering information, materials and certifications, and/or executing such additional documents or instruments, and causing its Contractor to similarly do so) as may then be required by either the Construction Consultant, the Administrative Agent.

Special Procedures for Disbursements from the Holdback Account and the Slot License Account.   To the extent the payments to be made from the Holdback Account and the Slot License Account are (i) not part of the Construction Budget,  (ii) are not otherwise listed in the affidavits or certificates delivered as part of a Draw Package and (iii) are not included within the Remaining Costs, then, subject to the terms of Sections 1.3.5 and 1.3.6, as applicable, the payment of the Slot License fee, any ITW Payments and any Slot License Date Expenses shall not be requested through a Disbursement Request and not paid through the Disbursement Escrow Account, but rather upon the satisfaction of all conditions precedent to such payments and the written approval of the Administrative Agent, the Borrower shall direct such payments to be made by wire transfer from the Holdback Account or the Slot License Account, as applicable, directly to the payee of such payments and in no event to the Borrower or any other Credit Party.  Notwithstanding any terms of Section 1.3.5 or this Section 1.6.4 to the contrary, in the event funds from the Holdback Account are to be used to pay  Slot License Date Expenses to a Person which has a lien or security interest against the Miami Jai-Alai Facility, Ft. Pierce Property or any other property of the Borrower, Holdings or Freedom Holding (or has the right under law to create such a security interest or lien), then any such payment from the Holdback Account to such Person shall be funded through the Title Insurer or the Escrowee, as directed by the Administrative Agent, pursuant to the terms of an escrow agreement with the Title Insurer or the Escrowee acceptable to the Administrative Agent, which such escrow agreement shall provide for, among other things, the release and termination of any and all liens and security interests securing such Slot License Date Expenses as otherwise required in Section 1.3.5.

Special Procedures for Disbursements from the Interest Reserve Account.   If Borrower desires to use the funds on deposit in the Interest Reserve Account to make an interest payment for a given interest period, Borrower shall submit a request to the Administrative Agent for a Disbursement from the Interest Reserve Account no later than five (5) business days prior to the due date of such interest payment (provided that Administrative Agent may waive the foregoing five (5) business day requirement in its sole discretion).  Such request shall include (i) an Interest Reserve Disbursement Request prepared and executed by Borrower substantially in the form of Exhibit D attached hereto; and (ii) all documentation and evidence required under Section 1.3.2(c) or otherwise requested by the Administrative Agent.  The Administrative Agent shall review the proposed Interest Reserve Disbursement Request and either request revisions or approve the request.  In the event any terms or amounts provided in the proposed Interest Reserve Disbursement Request are disputed and the Borrower does not proceed in a commercially reasonable manner to make such corrections (or if the Borrower fails to timely submit a request for the payment of interest due under the terms of the Credit Agreement), the Administrative Agent may unilaterally, in its sole discretion, direct the Account Bank to fund proceeds from the Interest Reserve Account directly to the Lenders in payment of any interest due under the terms of the Credit Agreement and the Borrower hereby irrevocably authorizes the Administrative Agent to take any and all actions to accomplish such transfer.  The Borrower agrees that this Disbursement Agreement may be presented to the Account Bank as evidence of the Administrative Agent’s authority and that the Borrower shall also promptly execute and deliver any other documents which are necessary or requested by the Administrative Agent or the Account Bank to effectuate the Administrative Agent’s authority for these actions.  Unless otherwise permitted by the Administrative Agent, such Disbursements shall not be paid through the Disbursement Escrow Account but rather made directly from the Interest Reserve Account to the Lenders in accordance with the terms provided in this Section 1.6.5 and of Section 1.3.2(c) and the Credit Agreement.

Satisfaction of Funding Obligations.  All Disbursements made hereunder shall satisfy, in and of themselves, the obligations, if any, of the Administrative Agent and each Secured Party hereunder and under the Credit Agreement with respect to the Disbursement so made, and the advances with respect to the Credit Facility shall be secured by the Financing Agreements, if any, to the same extent as if made directly to the Borrower, regardless of the disposition thereof by the payees of such disbursements.

Rights During Potential Event of Default or Event of Default.   If any Potential Event of Default or Event of Default shall occur and be continuing, then notwithstanding anything to the contrary in this Section 1.6 or elsewhere in this Agreement, Administrative Agent shall have all rights and remedies available to it under applicable law and under the Financing Agreements and other Loan Documents.  Without limitation of the generality of the foregoing, upon the occurrence and during the continuance of any Potential Event of Default or Event of Default, all funds on deposit in the Disbursement Escrow Account or any Company Account and/or sub-accounts, together with the proceeds of any disposition of any Collateral, or any part thereof, may be applied and/or disbursed to, or as directed by, the Administrative Agent in such priority and proportions as the Administrative Agent shall deem proper.  Without in any way limiting the foregoing, and subject to the Administrative Agent’s direction otherwise from time to time during the continuance of any Potential Event of Default or Event of Default, the Administrative Agent may (and may direct the Account Bank to): (a) cease (or direct the Escrowee, as applicable, to cease) disbursing any proceeds of the Loan and any Disbursements that are the subject of any current and pending Disbursement Request, and the Borrower shall not have the right to request and/or receive such funds or any other disbursement of any other proceeds of the Loan; (b) transfer any and/or all funds then maintained in any and/or all of the Disbursement Escrow Account or the Company Accounts to any other account designated in writing by the Administrative Agent; (c) liquidate and transfer any amounts then invested in Permitted Investments to the Company Accounts or reinvest such amounts in other Permitted Investments as the Administrative Agent may determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or to enable the Account Bank and/or the Escrowee, as applicable, as agents for the Administrative Agent, and the other Secured Parties, to exercise and enforce any such Secured Party’s rights and remedies hereunder with respect to any Collateral; and/or (d) allocate all available funds on deposit in the Disbursement Escrow Account or the Company Accounts to (i) any debt service (including, without limitation, application against principal) or other obligation due under the Financing Agreements or the other Loan Documents, (ii) any reserve account or sub-account established under the Loan Documents for, or otherwise as a reserve for, operating expenses, taxes, insurance, capital expenses, costs and expenses of maintenance, repairs and restoration, and other expenditures relating to the use, management, operation or leasing of the Miami Jai-Alai Facility site and/or (iii) any costs and expenses incurred by the Administrative Agent or other Secured Parties in connection with such Potential Event of Default or Event of Default, or expended by the Administrative Agent or other Secured Parties, as applicable, to protect or preserve the value of all or any portion of the Miami Jai-Alai Facility site.

G.	Opening Date Procedures.

Opening Date Procedures.

No less than sixty (60) days prior to the anticipated Opening Date, the Borrower shall deliver notice of the anticipated Opening Date to the Construction Consultant, the Architect and the Administrative Agent.  Thereafter, the Borrower shall deliver to the Construction Consultant, the Administrative Agent the Borrower’s Opening Date Certificate appropriately completed and duly executed by a Responsible Officer of the Borrower and including all certifications, exhibits, attachments, schedules, appendices and certificates.

The Administrative Agent and the Construction Consultant shall review the Borrower’s Opening Date Certificate.  In the event that the Administrative Agent or the Construction Consultant discovers any errors in the Borrower’s Opening Date Certificate, they shall request that the Borrower revise and resubmit the certificate.  Within ten (10) Business Days after its receipt of the Borrower’s Opening Date Certificate, the Construction Consultant shall deliver to the Escrowee, the Administrative Agent and the Borrower the Construction Consultant’s Opening Date Certificate, appropriately completed and duly executed and including all certifications, exhibits, attachments, schedules, appendices and certificates, approving or disapproving the Borrower’s Opening Date Certificate.  If the Construction Consultant disapproves the Borrower’s Opening Date Certificate, the Construction Consultant shall provide the Escrowee, the Borrower and the Administrative Agent, in reasonable detail, its reason(s) for such disapproval.

Within five (5) Business Days after receipt by the Administrative Agent of the Construction Consultant’s Opening Date Certificate approving the Borrower’s Opening Date Certificate, the Administrative Agent shall, subject to its determination that each of the conditions to the occurrence of the Opening Date has been satisfied, countersign the Borrower’s Opening Date Certificate and forward the same to the Construction Consultant and the Borrower.  The Opening Date shall be deemed to occur on the date the Administrative Agent countersigns the Borrower’s Opening Date Certificate.

Disbursements.

Subsequent to the occurrence of the Opening Date, the Administrative Agent shall take the following actions:

once the Administrative Agent determines in accordance with the terms of Section 2.08(a) and other sections of the Credit Agreement that amounts on deposit in the Contingency Reserve Account are no longer required, then the balance of the Contingency Reserve Account shall be released from such Company Accounts for the sole purpose of making the mandatory prepayment of the Loan (in an aggregate amount equal to 100% of such released funds), which amounts shall be remitted to the applicable Lenders in accordance with the terms of the Credit Agreement;

upon the later to occur of (1) the two month anniversary of the Opening Date, and (2) the date on which the Construction Consultant certifies to the Escrowee and the Administrative Agent (pursuant to a certificate substantially similar to Exhibit K hereto) that the following amounts may be released, then amounts on deposit in the Construction Funds Account shall be remitted to the Borrower or, at the Borrower’s direction, shall be applied to prepay the any amounts then outstanding under the Loan in accordance with the Credit Agreement; and

upon the occurrence of the six-month anniversary of the Opening Date, all amounts remaining on deposit in the Interest Reserve Account shall be applied by the Borrower in accordance with the terms of the Credit Agreement, unless the Escrowee and the Administrative Agent have not received from the Construction Consultant a certificate substantially similar to Exhibit K hereto, in which case such amounts shall remain on deposit in the Interest Reserve Account until the delivery of such certificate; provided that the Administrative Agent may waive the condition under this Section 1.7.2(a)(iii) that the Escrowee and Administrative Agent first receive such Construction Consultant’s certificate.

In the event a Potential Event of Default or Event of Default is outstanding on a date on which amounts are to be released to the Borrower under this Section 1.7, no such release shall occur and amounts on deposit in the Company Accounts shall remain on deposit therein and shall be applied in accordance with the terms of the Financing Agreements.

H.        No Approval of Work.  The making of any Disbursement shall not be deemed an approval or acceptance by the Escrowee, the Administrative Agent, any Secured Party or the Construction Consultant of any work, labor, supplies, materials or equipment furnished or supplied with respect to the Miami Jai-Alai Facility.

I.          Security.  All obligations owing under and in connection with the Credit Facility shall be secured in accordance with the Financing Agreements.  Further, all funds advanced by the Secured Parties to complete the Miami Jai-Alai Facility or to protect the rights and interests of the Secured Parties under the Financing Agreements are deemed to be protective advances and are to be added to the total indebtedness secured by each of the Financing Agreements.  All sums so advanced shall be secured by each Financing Agreement with the same priority of Lien as the security for any other obligations secured thereunder.

2.
CONDITIONS PRECEDENT TO
THE CLOSING DATE AND DISBURSEMENTS

A.       Conditions Precedent to the Closing Date.  The occurrence of the Closing Date is subject to the prior satisfaction of each of the conditions precedent (i) set forth in the Financing Agreement and (ii) as hereinafter set forth in this Section 2.1, in either such event, all in form and substance satisfactory to the Administrative Agent in its discretion.

Borrower’s Closing Certificate.  Delivery to each of the Administrative Agent, the Escrowee and, as applicable, the Title Insurer, of the Borrower’s Closing Certificate, general contractor’s sworn statement, sworn owner’s statement and such other affidavits, indemnities and documents required by the Escrowee or the Title Insurer, each  signed by a Responsible Officer of the Borrower and/or Contractor, as applicable, appropriately completed and duly executed and including all certifications, exhibits, attachments, schedules, appendices and certificates, including, without limitation, a Construction Consultant’s Closing Certificate (together with the Construction Consultant’s Report in form and substance satisfactory to the Administrative Agent) and an insurance certificate in form and substance substantially similar to Exhibit B-3 hereto, in each case appropriately completed and duly executed and including all certifications, exhibits, attachments, schedules, appendices and certificates.

Financing Agreements.  Delivery to each of the Administrative Agent, the Escrowee and the Construction Consultant (with such number of originally executed copies as they may request) of executed originals of each Financing Agreement (other than those Financing Agreements that are not required to be executed and delivered on the Closing Date) (collectively, the “Closing Financing Agreements”), all of which shall be in form and substance satisfactory to the Administrative Agent.

Corporate Authority of the Credit Parties.  Delivery to each of the Administrative Agent and the Title Insurer of (a) a certified copy of the Certificates or Articles of Incorporation or other similar formation document(s) of the each of the Credit Parties, (b) good standing certificates for each of the Credit Parties issued by the Secretary of State of Delaware, Secretary of State of Florida or any other state of incorporation or organization, (c) a certified copy of the bylaws of each of the Credit Parties, certified by a Responsible Officer of each such Credit Party, and (d) a copy of one or more resolutions or other authorizations of the Credit Parties certified by a Responsible Officer of each such Credit Party, as being in full force and effect on the Closing Date, authorizing the execution, delivery and performance of this Agreement and the other Operative Documents and any instruments or agreements required hereunder or thereunder to which each such entity is a party.

Incumbency of the Credit Parties.  Delivery to both the Administrative Agent and the Title Insurer of a certificate from each of the Credit Parties satisfactory in form and substance to the Administrative Agent signed by a Responsible Officer of each such Credit Party, and dated as of the Closing Date, as to the incumbency of the Person or Persons authorized to execute and deliver this Agreement and the other Material Construction Documents (not theretofore executed) and Closing Financing Agreements and any documents, instruments or agreements required hereunder or thereunder to which each such entity is a party.

Insurance.  Insurance complying with the requirements of Section 4.14 shall be in place and in full force and effect.

Collateral.  All of the Financing Agreements required to be delivered as of the Closing Date, in form and substance satisfactory to the Administrative Agent, shall have been executed and delivered to the Secured Parties thereunder and shall be in full force and effect and all actions necessary or desirable, including all filings, in the opinion of the Administrative Agent to perfect its security interests granted therein as valid security interests over the Collateral having the priority contemplated therefor by this Agreement and the Financing Agreements shall have been taken or made.

Opinions.  The Administrative Agent shall have received the opinions identified in Exhibit Q.

Fees.  All amounts required to be paid to or deposited with the Administrative Agent, the Escrowee or the Construction Consultant and all taxes, fees and other costs payable in connection with the execution, delivery, recordation and filing of the documents and instruments referred to in this Section 2.1 shall have been paid or deposited, as the case may be, in full.  The Borrower shall have paid all fees, expenses and other charges then due and payable by it under this Agreement or other Financing Agreements or under any agreements between the Borrower and the Construction Consultant.

Construction Budget.  Delivery to both the Administrative Agent and the Construction Consultant of a budget in the form of Exhibit H (as amended from time to time in accordance with the terms hereof, the “Construction Budget”) for all anticipated Miami Jai-Alai Facility Costs (including, without limitation, Miami Jai-Alai Facility Costs incurred prior to, and reasonably anticipated to be incurred after, the Closing Date, including pre-opening expenses, debt service and initial working capital required to operate the Miami Jai-Alai Facility subsequent to the Opening Date), which includes a drawdown schedule for Disbursements necessary through the Opening Date and such other information and supporting data as any of the Administrative Agent or the Construction Consultant may require, together with a balanced statement of sources and uses of proceeds (and any other funds necessary to complete the Miami Jai-Alai Facility), broken down by Line Item, which Construction Budget, drawdown schedule and statement of sources and uses shall be satisfactory to the Construction Consultant, as and to the extent certified to in the Construction Consultant’s Closing Certificate, the Secured Parties and the Administrative Agent. If requested by the Administrative Agent (in its sole and absolute discretion), the Borrower shall, at the time it delivers any subsequent Disbursement Request, additionally deliver any necessary updates to the Construction Budget, which updates shall require the approval of the Administrative Agent, and if so approved such updated Construction Budget shall be deemed to constitute the then applicable Construction Budget for all subsequent purposes of this Agreement.

Construction Timeline and Schedule of Key Dates.  Delivery to both the Administrative Agent and the Construction Consultant of a schedule for construction and completion of the Miami Jai-Alai Facility in the form of Exhibit I (as amended from time to time in accordance with the terms hereof, the “Construction Timeline”) and a schedule of key dates for construction and completion of the Miami Jai-Alai Facility in the form of Exhibit J, each of which demonstrates that the Opening Date will occur on or before the Scheduled Opening Date and which is otherwise satisfactory to the Construction Consultant, as certified to in the Construction Consultant’s Closing Certificate.

Third Party Consents; Licenses and Permits.  Delivery to each of the Title Insurer, the Construction Consultant and the Administrative Agent of: (a) Consents from (i) the Contractor, (ii) the Architect, and (iii) each other party (other than the Borrower) to the Material Construction Documents, each in the forms of Exhibits S-1, S-2 or otherwise in form and substance satisfactory to the Administrative Agent; and (b) copies of all Licenses and Permits (other than those that are not yet required by the applicable Governmental Authority to have been procured prior to the Closing Date) issued by the applicable Governmental Authorities that are deemed necessary by the Construction Consultant, the Title Insurer or the Administrative Agent, all in form and substance satisfactory to the Administrative Agent.

Establishing of Company Accounts.  Each of the Company Accounts shall have been established pursuant hereto, and each of the account agreements required in connection therewith in the form of Exhibit Z or in such other form and substance satisfactory to the Administrative Agent), shall have been (a) executed by the Borrower, the Account Bank and any other applicable third party thereto, and (b) delivered to the Administrative Agent.

Title Policies and ALTA Surveys.

Title Policies. The Borrower shall have delivered to the Administrative Agent, with respect to the Miami Jai-Alai Facility site and the Ft. Pierce Property, a lender’s A.L.T.A. extended coverage policy of title insurance including gap coverage, without any arbitration requirement, and expressly providing insurance coverage over all mechanics’ liens (the “Title Policy”), or a commitment to issue the Title Policy, naming as the insureds (or, in the case of said owner’s Title Policy, the additional insureds) thereunder the Administrative Agent, on behalf  itself and other lenders, and its respective successors and assigns, as its interests may appear, in the amount of $87,000,000.00.  The Title Policy (or commitment therefor) shall (i) include such endorsements as are required by the Administrative Agent in its sole and absolute discretion on a draw-by-draw basis (including, without limitation, acceptable endorsements for same as survey, comprehensive endorsement (FL Form 9), tie in, contiguity, pending disbursements and interim mechanics’ liens, all if and as applicable), (ii) if requested by the Administrative Agent, be reinsured by such reinsurance as is satisfactory to the Administrative Agent, (iii) be issued by Title Insurer in form and substance otherwise satisfactory to the Administrative Agent, and (iv) insure (or agree to insure) that: (a) the Borrower has fee simple title to both the site of the Miami Jai-Alai Facility and the Ft. Pierce Property, free and clear of liens, encumbrances and other exceptions to title except the Permitted Encumbrances; and (b) the Mortgage to be recorded for the benefit of the Secured Parties is a valid first priority Lien on the Miami Jai-Alai Facility and the Ft. Pierce Property free and clear of all liens, encumbrances and exceptions to title whatsoever, other than the Permitted Encumbrances of record on the Closing Date.

ALTA Surveys.  The Borrower shall have delivered surveys prepared in accordance with ALTA/ACSM Land Title Survey standards jointly established and adopted by the American Land Title Association and the National Society of Professional Surveyors in 2011 (including all Table A items requested by the Administrative Agent and the Title Insurer), meeting the accuracy requirements of an Urban survey (as defined therein), with respect to the Miami Jai-Alai Facility site and the Ft. Pierce Property (the “Survey(s)”), which Surveys are certified to the Borrower, the Administrative Agent, the Title Insurer and such other parties as any of the foregoing parties may request, and are otherwise in form and substance acceptable to the Administrative Agent and the Title Insurer.

Plans and Specifications.  The Borrower shall have delivered to the Construction Consultant the Plans and Specifications in form and substance satisfactory to the Construction Consultant, as certified to in the Construction Consultant’s Closing Certificate, and as such Plans and Specifications are attached hereto as Exhibit T-1.

Corporation and Capital Structure; Management.  The corporate organization structure, capital structure and ownership of the Borrower and its Subsidiaries that have already been approved by the Administrative Agent as a condition precedent to such parties’ willingness to execute this Agreement shall not be changed in any respects without the prior written approval of the Administrative Agent.  The management structure of the Borrower and its Subsidiaries that have already been approved by the Administrative Agent as a condition precedent to such parties’ willingness to execute this Agreement shall not be changed in any respects without the prior written approval of the Administrative Agent. The Administrative Agent shall have received copies of any and all employment contracts with senior management of the Borrower.

Reserved.

Environmental Reports.  The Administrative Agent shall have received (i) the Phase I Environmental Site Assessment for the site of the Miami Jai-Alai Facility, prepared by EE&G Environmental Services, LLC dated December 17, 2010 and commonly referred to as Project No. 2011-3031 and the Phase I Environmental Site Assessment for the site of the Ft. Pierce Property, prepared by Empire Environmental, Inc. dated December 16, 2010 (collectively, the “Phase I Report”) and (ii) the Phase II Environmental Site Assessment for the site of the Miami Jai-Alai Facility, prepared by EE&G Environmental Services, LLC (the “Phase II Report”) dated February 3, 2011 and commonly referred to as Project No. 2011-3031.

In Balance Requirement.  The Miami Jai-Alai Facility shall be In Balance.

No Work at Site; No Notice of Commencement.   The Borrower shall not have commenced, and shall not have permitted the Contractor or any Subcontractor or any other Person to commence, any work or improvement on the Miami Jai-Alai Facility and no Notice of Commencement has been recorded or filed against all or any portion of the Miami Jai-Alai Facility.

No Restrictions.  No order, judgment or decree of any court, arbitrator or Governmental Authority shall purport to enjoin or restrain (i) any of the Secured Parties from making the Loan or (ii) the Administrative Agent or any of the Secured Parties from carrying  out any of their other rights or obligations hereunder and under the Financing Agreements.

Violation of Certain Regulations.  The making of the Loan shall not violate any law (including, without limitation, any Prescribed Law, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System), and no default has occurred and is then continuing under any Licenses and Permits.

Due Diligence.  Each of the Secured Parties shall have completed its due diligence review of each Credit Party and their respective affiliates and operations, and shall be satisfied with the results thereof.

Sworn Statements, Certifications, Authorizations; Lien Waivers and Releases.

The Borrower shall have delivered or caused to be delivered to the Escrowee and the Title Insurer, as Appendix III to the Borrower’s Closing Certificate, a Lien release summary chart in the form of Appendix V to Exhibit C-1 and originals to the extent required by the Title Insurer, Escrowee and/or the Administrative Agent, or, if not so required, copies thereof, as the case may be, in each case, appropriately completed and duly executed and a Draw Package sufficient for the Title Insurer to issue a Disbursement Endorsement, including all certifications, exhibits, attachments, schedules, appendices and certificates, including, as applicable, acknowledgments of payments, sworn owner’s statements, owner payment authorizations, Contractor’s and Subcontractors’ sworn statements, lien waivers (partial and/or final, as applicable) and releases of mechanics’ and materialmen’s liens, in the forms attached hereto as Exhibits Y-1, Y-2, Y-3, Y-4, Y-5 and Y-6, respectively, from the Borrower, the Architect, the Contractor and those Subcontractors listed in clause (iii) below for all work, services and materials, including equipment and fixtures of all kinds, done, performed or furnished for the construction of the Miami Jai-Alai Facility through the Closing Date, except for such work, services and materials the payment for which does not exceed, in the aggregate $2,500 and is being disputed in good faith, so long as (1) such proceedings shall not involve any substantial danger of the sale, forfeiture or loss of the Miami Jai-Alai Facility, title thereto or any interest therein and shall not interfere in any material respect with the Miami Jai-Alai Facility (including any of the Licenses and Permits relating thereto), and (2) adequate cash reserves have been provided therefor through an allocation in the Construction Budget.  The Persons required to provide such Lien waivers and/or releases are (i) the Architect, (ii) the Contractor, and (iii) each of the Subcontractors (including, without limitation, all such materialmen).

Notwithstanding the foregoing, if the Borrower does not obtain any of the foregoing waivers and releases of Liens required under clause (a) above (collectively, “Closing Date Outstanding Releases”), then instead of delivering such Closing Date Outstanding Releases, the Borrower may obtain and provide to the Escrowee (and to and/or from the Title Insurer) bonds or endorsements to the Title Policies satisfactory to the Escrowee, the Title Insurer and the Administrative Agent insuring the Lien free status of the work and the Miami Jai-Alai Facility; provided, however, that (i) at no time shall the aggregate of all Closing Date Outstanding Releases represent work with an aggregate value in excess of $12,500, (ii) all such bonds and endorsements shall have been consented to in writing by any applicable surety that has issued a Payment and Performance Bond, and (iii) no such bond or endorsement shall have a Material Adverse Effect on any existing Payment and Performance Bond or on any of Borrower’s obligations thereunder, or any of the Licenses and Permits. The parties hereby acknowledge and agree that First American Title Insurance Company is acting as both Escrowee and Title Insurer. Notwithstanding anything to the contrary contained herein, in no event shall Title Insurer be deemed to have waived any conditions to the issuance of the Title Policies or any endorsements thereto as a result of any term or condition contained in this Agreement. Any Title Insurer conditions to the issuance of such Title Policies or endorsements shall be in addition to any disbursement conditions contained in this Agreement.

Other Documents.  The Escrowee, Title Insurer and the Administrative Agent shall have received such other documents and evidence as are customary for transactions of this type as each such Person may request in connection with the transactions contemplated hereby.

B.       Conditions Precedent to Disbursements.  The obligation of the Administrative Agent and the Escrowee to make Disbursements and to pay Miami Jai-Alai Facility Costs are subject to the prior satisfaction of each of the following conditions precedent, in form and substance satisfactory to the Escrowee and the Administrative Agent in their discretion as of the date of delivery of each Disbursement Request and Draw Package and as of the date of disbursement of each such Disbursement:

Disbursement Request and Certificate.  The Borrower shall have delivered to the Administrative Agent and the Construction Consultant (with a copy to the Escrowee) a Disbursement Request, in each case, with a Draw Package delivered simultaneously to the Escrowee supporting and matching the amounts requested in the Disbursement Request and sufficient for the Title Insurer to issue a Disbursement Endorsement, and a Required Construction Consultant, Contractor and Architect Disbursement Certificates with respect to the requested Disbursement as and when required by Section 1.4.1(b), in the forms of Exhibit C-2 through C-4, as the case may be, in each case, appropriately completed and duly executed and including all certifications, exhibits, attachments, schedules, appendices and certificates.  Such Disbursement Request shall request a Disbursement in an amount sufficient to pay all amounts due and payable for work performed on the Miami Jai-Alai Facility through the last day of the period covered by such Disbursement Request, in increments of not less than $60,000.  The Escrowee shall have reviewed and evaluated the Draw Package, and such other documents and materials it deems necessary, as provided in Section 1.4.2(a) and, subject to Section 1.4.2(a)(ii), shall not have become aware of any material error, inaccuracy, misstatement or omission of fact in a Disbursement Request, the Draw Package or any exhibit, attachment, schedule, appendix or certificate attached thereto or information provided by the Borrower or the Contractor.

Construction Consultant’s Certificates.  Delivery to the Escrowee and the Administrative Agent of the Construction Consultant’s Disbursement Certificate, appropriately completed and duly executed and including all certifications, exhibits, attachments, schedules, appendices and certificates, with respect to the requested Disbursement as and when required by Section 1.4.1(e), approving (subject to the proviso in Section 1.4.1(e)) the corresponding Disbursement Request.

Sworn Statements, Certifications, Authorizations; Lien Waivers and Releases.

The Borrower shall have delivered or caused to be delivered to the Administrative Agent (with a copy to the Escrowee and Title Insurer) , as Appendix V to the Disbursement Request, a Lien release summary chart in the form of Appendix V to Exhibit C-1 and originals to the extent required by the Title Insurer, the Escrowee and/or the Administrative Agent, or, if not so required, copies of, as the case may be, in each case, appropriately completed and duly executed and including all certifications, exhibits, attachments, schedules, appendices and certificates and a Draw Package sufficient for the Title Insurer to issue a Disbursement Endorsement, including, as applicable, acknowledgments of payments, sworn owner’s statements, certification as to completion, owner payment authorizations, Contractor’s and Subcontractors’ sworn statements, lien waivers (partial and/or final, as applicable) and releases of mechanics’ and materialmen’s liens, in the forms attached hereto as Exhibits Y-1, Y-2, Y-3, Y-4, Y-5 and Y-6, respectively, from the Borrower, the Architect, the Contractor and those Subcontractors listed in clause (iii) below, and all other parties as may be required by Title Insurer, the Escrowee and/or the Administrative Agent, respecting, without limitation, all work, services and materials, including equipment and fixtures of all kinds, done, performed or furnished for the construction of the Miami Jai-Alai Facility through the last day covered by the immediately preceding Disbursement Request, except for such work, services and materials the payment for which does not exceed, in the aggregate $2,500 and is being disputed in good faith, so long as (1) such proceedings shall not involve any substantial danger of the sale, forfeiture or loss of the Miami Jai-Alai Facility, title thereto or any interest therein and shall not interfere in any material respect with the Miami Jai-Alai Facility (including any of the Licenses and Permits relating thereto), and (2) adequate cash reserves have been provided therefor through an allocation in the Construction Budget.  The Persons required to provide such Lien waivers and/or releases are (i) the Architect, (ii) the Contractor, and (iii) each of the Subcontractors (including, without limitation, all such materialmen), whether such Subcontractors are first-tier subcontractors in direct privity of contract with Contractor (each, a “First-Tier-Sub”) or lower-tier sub-Subcontractors in privity of contract with any First-Tier-Sub or with any other lower-tier sub-Subcontractor.

Notwithstanding the foregoing, if the Borrower does not obtain any of the foregoing waivers and releases of Liens required under clause (a) above (collectively, “Outstanding Releases”), then  instead of delivering such Outstanding Releases and as a condition to any progress or other payment from the proceeds of the requested Disbursement, the Borrower may obtain and provide to the Escrowee (and to and/or from the Title Insurer) bonds or endorsements to the Title Policies satisfactory to the Escrowee, the Title Insurer and the Administrative Agent insuring the Lien free status of the work and the Miami Jai-Alai Facility; provided, however, that (i) at no time shall the aggregate of all Outstanding Releases represent work with an aggregate value in excess of $12,500, (ii) all such bonds and endorsements shall have been consented to in writing by any applicable surety that has issued a Payment and Performance Bond, and (iii) no such bond or endorsement shall have a Material Adverse Effect on any existing Payment and Performance Bond or on any of Borrower’s obligations thereunder, or any of the Licenses and Permits. The parties hereby acknowledge and agree that First American Title Insurance Company is acting as both Escrowee and Title Insurer.  Notwithstanding anything to the contrary contained herein, in no event shall Title Insurer be deemed to have waived any conditions to the issuance of the Title Policies or any endorsements thereto as a result of any term or condition contained in this Agreement.  Any Title Insurer conditions to the issuance of such Title Policies or endorsements shall be in addition to any disbursement conditions contained in this Agreement.

Title Policy Endorsement.  The Administrative Agent shall have received a commitment from the Title Insurer (which commitment shall be attached as Appendix V to the Disbursement Request), evidencing the Title Insurer’s unconditional and irrevocable commitment to issue a Disbursement Endorsement to the Title Policy respecting the Miami Jai-Alai Facility site (such Disbursement Endorsement to be dated as of the applicable Disbursement Date), in form and substance acceptable to the Administrative Agent, insuring the continuing priority of the Lien of the Mortgage in favor of the Secured Parties on the Miami Jai-Alai Facility site as security for the requested Disbursement, and confirming and/or insuring that (i) since the previous disbursement from the Construction Funds Account, there has been no change in the condition of title unless permitted by the Financing Agreements, and (ii) there are no intervening Liens or encumbrances which may then or thereafter take priority over the Liens of the Mortgage other than Permitted Encumbrances and such intervening Liens or encumbrances securing amounts the payment of which is being disputed in good faith by the Borrower, so long as the Escrowee has received confirmation from the Administrative Agent that the Title Insurer has delivered to the Secured Parties such Disbursement Endorsement, together with any additional endorsements, to such Title Policy required or deemed desirable by the Administrative Agent to assure against loss to the Secured Parties due to the priority of such Lien or encumbrance.

Additional Documents.  With respect to any Material Construction Documents entered into or obtained, transferred or required (whether because of the status of the construction or operation of the Miami Jai-Alai Facility or otherwise) since the date of the most recent Disbursement, there shall be an Additional Construction Document Certificate delivered by the Borrower to the Escrowee, the Administrative Agent and the Construction Consultant. The Escrowee may rely upon the certification of the Borrower set forth in the relevant Disbursement Request or, if applicable, the Borrower’s Opening Date Certificate in determining whether an Additional Construction Document has been entered into since the date of the most recent Disbursement unless the Escrowee shall have actual knowledge that the Borrower’s certification is inaccurate.

Fees and Expenses.  The Borrower shall have paid or arranged for payment out of the requested Disbursement of all fees, expenses and other charges then due and payable by it under this Agreement and the other Financing Agreements or under any agreements between the Borrower and the Construction Consultant.  The Escrowee shall be entitled to rely upon the certification of the Borrower in the relevant Disbursement Request or, if applicable, in the Borrower’s Opening Date Certificate, in determining that this condition has been satisfied unless the Escrowee shall have actual knowledge that the Borrower’s certification is inaccurate.

A.L.T.A. As-Built Survey.  At the respective times of each of the first Disbursement Requests occurring after (i) completion of the foundation work for each phase of the Miami Jai-Alai Facility, and (ii) the substantial completion of the Miami Jai-Alai Facility, the Borrower shall cause an updated A.L.T.A. as-built Survey to be delivered at each such time to the Construction Consultant and the Escrowee satisfactory in form and substance to the Title Insurer and the Administrative Agent and otherwise complying with the requirements of Section 2.1.13(b).

Liens Upon Miami Jai-Alai Facility and Collateral.  All of the Financing Agreements shall continue to be in full force and effect and all actions necessary or desirable (including all filings) in the opinion of the Administrative Agent to perfect the security interests granted therein as a valid security interest over the Miami Jai-Alai Facility and the other Collateral thereunder shall have been taken or made, with such security interest being of first priority in respect of the obligations owing under and in connection with the Credit Agreement.  All property, rights and assets required for the Miami Jai-Alai Facility shall be free and clear of all encumbrances except for Permitted Encumbrances.

No Default; In Balance.  No Potential Event of Default or Event of Default has occurred and is continuing  and the Miami Jai-Alai Facility shall be In Balance.

No Restrictions.  No order, judgment or decree of any court, arbitrator or Governmental Authority shall purport to enjoin or restrain the Administrative Agent, the Escrowee or any of the Secured Parties from making the Loan or any Disbursement.

Violation of Certain Regulations.  The making of the Loan or any Disbursement shall not violate any law (including, without limitation, any Prescribed Laws, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System), and no default has occurred and is continuing under any Licenses and Permits.

Material Adverse Effect.  Since the Closing Date, there shall not have occurred any change in the Construction Budget, in the economics or feasibility of constructing and/or operating the Miami Jai-Alai Facility, or in the business, assets, operations, performance, prospects or condition (financial or otherwise) of the Credit Parties, any of which could reasonably be expected to have a Material Adverse Effect as determined by the Administrative Agent.  The Secured Parties shall not have become aware after the date hereof of any information or other matter affecting any Credit Party, the Miami Jai-Alai Facility or the transactions contemplated hereby that is inconsistent in a material and adverse manner with any such information or other matter disclosed to the Secured Parties.

Construction Documents.   (a) No default has occurred and is continuing under any Construction Document; and (b) promptly after mutual execution and delivery thereof, the Borrower shall have delivered a copy of the following materials to each of the Construction Consultant and the Administrative Agent: (i) each Construction Document entered into between (1) the Borrower and the Contractor, and (2) the Contractor and any Subcontractor with a contract price (or expected aggregate amount to be paid in the case of “cost plus” contracts) in excess of $2,500; (ii) each Payment and Performance Bond required pursuant to Section 4.9; and (iii) any Licenses and Permits first obtained subsequent to the last Disbursement (if any).

Unincorporated Materials.  Delivery to the Administrative Agent and the Construction Consultant of a written inventory in the form of Appendix VIII to the Borrower’s Disbursement Request identifying all materials, machinery, fixtures, furniture, equipment or other items purchased or manufactured for incorporation into the Miami Jai-Alai Facility but which, at the time of the Disbursement Request, (i) are not located at the site of the Miami Jai-Alai Facility and for which the Borrower has paid or intends to pay with the proceeds of the Disbursement Request all or a portion of the purchase price, or (ii) are located at the site of the Miami Jai-Alai Facility but are not expected to be incorporated into the Miami Jai-Alai Facility within thirty (30) days after such Disbursement Request (such materials, the “Unincorporated Materials”) and including the value thereof, together with evidence reasonably satisfactory to the Construction Consultant and the Administrative Agent that the following conditions have been satisfied with respect to such Unincorporated Materials:

all Unincorporated Materials for which full payment has previously been made or is being made with the proceeds of the Disbursement to be disbursed are, or will be upon full payment, owned by the Borrower, as evidenced by the bills of sale, certificates of title or other evidence reasonably satisfactory to the Construction Consultant, and all Lien rights or claims of the supplier has been or will be released simultaneously with such full payment and all amounts, if any, required to be paid to the supplier thereof with respect to the installation of such Unincorporated Materials (including any Retainage Amounts);

the Borrower believes that the Unincorporated Materials consist of fabricated or unfabricated components that conform to the Plans and Specifications and that will be ready for incorporation into the Miami Jai-Alai Facility upon delivery thereof;

all Unincorporated Materials are properly inventoried, securely stored, protected against theft and damage at the site of the Miami Jai-Alai Facility or at such other location which has been specifically identified by its complete address to the Construction Consultant and the Escrowee (or if the Borrower cannot provide the complete address of the current storage location, the Borrower shall list the name and complete address of the applicable contracting party supplying or manufacturing such Unincorporated Materials);

with respect to any Unincorporated Materials, the Secured Parties have, or will have upon payment with the proceeds of the requested Disbursement, a perfected security interest in the Unincorporated Materials and/or any Construction Document therefor, with the priority therein contemplated by the Financing Agreements;

all Unincorporated Materials are insured against casualty, loss and theft for an amount equal to their replacement costs in accordance with Section 4.14; and

the Construction Consultant shall have confirmed the accuracy of the certification required in clause (c) above, and in connection therewith the Construction Consultant may, but shall not be required to, visit the site of and inspect the Unincorporated Materials at the Borrower’s expense.

Suspension of Performance.  Construction of the Miami Jai-Alai Facility is proceeding in accordance with the Construction Timeline and the Plans and Specifications and no Major Miami Jai-Alai Facility Participant, Contractor or Subcontractor under any Material Construction Document has suspended performance or otherwise repudiated its obligation to perform any duty or obligation under its respective Material Construction Document (unless such suspended or repudiated Material Construction Document is permitted to be, and actually has been, replaced, or a replacement is determined not to be necessary, pursuant to the terms hereof.

Updated Construction Consultant Certificates and Reports. Each of the Administrative Agent and the Escrowee shall have received an updated Construction Consultant’s Report in form and substance satisfactory to each such Person which will address construction progress for the period from the Closing Date through the date of the Disbursement.

Other Documents.  The Escrowee and the Administrative Agent shall have received such other documents and evidence as are customary for transactions of this type as the Escrowee, Construction Consultant and the Administrative Agent may request in connection with the transactions contemplated hereby.

C.       No Waiver or Estoppel

The occurrence of the Closing Date and making of any Disbursement hereunder shall not preclude the Administrative Agent from later asserting that (and enforcing any remedies it may have if) any representation, warranty or certification made or deemed made by the Borrower in connection with such Disbursement was not true and accurate in any material respect when made.  No course of dealing or waiver by the Administrative Agent or a Secured Party in connection with any condition precedent to any Disbursement under this Agreement or any Financing Agreement shall impair any right, power or remedy of the Administrative Agent or a Secured Party with respect to any other condition precedent, or be construed to be a waiver thereof; nor shall the action of the Administrative Agent or a Secured Party in respect of any Disbursement affect or impair any right, power or remedy of the Administrative Agent or Secured Party in respect of any other Disbursement.

Unless the Borrower is otherwise notified by the Administrative Agent or a Secured Party and without prejudice to the generality of Section 2.3, the right of the Administrative Agent or a Secured Party to require compliance with any condition under this Agreement or any Financing Agreement which may be waived by the Administrative Agent or a Secured Party in respect of any Disbursement is expressly preserved for the purpose of any subsequent Disbursement.

D.       Waiver of Conditions. The Administrative Agent shall be entitled to waive the conditions precedent under Section 2.1 with respect to the occurrence of the Closing Date transactions and Section 2.2 with respect to any Disbursements without the consent of any other Person.

E.        Special Procedures Regarding Reimbursements to Borrower and its Affiliates.

Previously Paid Miami Jai-Alai Facility Costs.  If, at any time and from time to time, the Borrower shall be unable to satisfy the conditions precedent to any Disbursement set forth in Section 2.2 for any reason other than as a result of the Miami Jai-Alai Facility not being In Balance, the Borrower shall be entitled to allow Affiliates of the Borrower (other than any Credit Party) to pay from Equity Funds Miami Jai-Alai Facility Costs then due and owing (which payment shall be deemed to be an additional equity contribution by such Affiliate to the Borrower) and if the Borrower is able to satisfy all of the conditions precedent to such Disbursements as set forth in Section 2.2 and no Event of Default or Potential Event of Default exists, to reimburse such Affiliates at that time for the payments of such Miami Jai-Alai Facility Costs (which reimbursement may take the form of a distribution to such Affiliate) from the Funding Sources.

Loss Proceeds.  If, at any time:

an Event of Loss occurs that causes the Miami Jai-Alai Facility to no longer be In Balance, and as a result thereof, and in order to cause the Miami Jai-Alai Facility to be In Balance pending receipt of any Loss Proceeds in connection with such Event of Loss and the deposit of such Loss Proceeds into the Contingency Reserve Account, any Affiliate of the Borrower (other than any Credit Party) deposits or causes to be deposited additional Equity Funds into the Contingency Reserve Account, then, upon deposit of Loss Proceeds in respect of such Event of Loss into the Construction Funds Account and so long as no Potential Event of Default or Event of Default has occurred and is continuing or would occur after giving effect thereto, the Borrower shall be entitled to submit a request for a Disbursement (in form and substance, and with such attachments, certificates and exhibits, as requested by the Administrative Agent) requesting a Disbursement to be used to make a reimbursement to such Affiliate (which reimbursement may take the form of a distribution to such Affiliate) in an amount equal to the lesser of (i) the amount of the Loss Proceeds received and deposited into the Construction Funds Account and (ii) the amount of such additional cash Equity Funds deposited into the Construction Funds Account.  Such Disbursement shall be made for such purpose so long as the Borrower satisfies the conditions precedent set forth in Section 2.2 and such Disbursement is otherwise approved by the Administrative Agent and the Escrowee.

3.
REPRESENTATIONS AND WARRANTIES
The Borrower makes all of the following representations and warranties to and in favor of the Administrative Agent, the Secured Parties and the Escrowee as of the Closing Date, the date of each Disbursement Request, and the date of each Disbursement.  All of these representations and warranties shall survive the Closing Date and each Disbursement until, with respect to the Administrative Agent and the Secured Parties, all obligations under the Financing Agreements have been repaid in full in immediately available funds and the Credit Agreement and the other Financing Agreements and the commitments thereunder have terminated.

A.       Representations and Warranties.  All representations and warranties of each Credit Party and, to the Borrower’s knowledge, each Major Miami Jai-Alai Facility Participant (other than any Credit Party) contained in the Financing Agreements and/or Material Construction Documents, as applicable, are true and correct in all material respects (provided that the foregoing materiality qualifier shall not apply to any representation or warranty which by its own terms includes a standard of materiality) and the Borrower hereby confirms each such representation and warranty of the Borrower with the same effect as if set forth in full herein.

B.        Licenses and Permits.  Exhibit M sets forth the Licenses and Permits issued, or required to be obtained for the Miami Jai-Alai Facility, and accurately states the stage in construction by which each such License and Permit is required to be obtained.

C.       Existing Defaults.  There is no default or event of default under any of the Financing Agreements or Material Construction Documents and no Potential Event of Default or Event of Default hereunder.

D.       Utilities.  All utility services necessary for the construction and the operation of the Miami Jai-Alai Facility for its intended purposes are or will be available at the site of the Miami Jai-Alai Facility as and when required on commercially reasonable terms.

E.        In Balance Requirement.  The Miami Jai-Alai Facility project is In Balance.

F.        Construction Documents.

The Borrower owns the site of the Miami Jai-Alai Facility in fee simple, free and clear of all Liens except Permitted Encumbrances. The Borrower owns all personalty, fixtures, furniture and equipment to be used in connection with the operation of the Miami Jai-Alai Facility, all free and clear of any Liens except the Permitted Encumbrances.

The Administrative Agent has received a true, complete and correct copy of each of the Material Construction Documents in effect or required to be in effect as of the date this representation is made or deemed made (including all exhibits, schedules, side letters and disclosure letters referred to therein or delivered pursuant thereto, if any).  A list of all Construction Documents that have been entered into as of the Closing Date and are necessary to the construction or operation of the Miami Jai-Alai Facility (excluding Construction Documents entered into in the ordinary course of business for services or materials that are easily obtained from replacement contractors or vendors on similar terms) is attached hereto as Exhibit U.  Each Construction Document is in full force and effect, enforceable against the Persons party thereto in accordance with its terms, subject only to bankruptcy and similar laws and principles of equity, and no default has occurred thereunder.

All conditions precedent to the obligations of the respective parties (other than the Borrower) under the Construction Documents have been satisfied, except for such conditions precedent which by their terms cannot be met until a later stage in the construction or operation of the Miami Jai-Alai Facility, and the Borrower has no reason to believe that any such condition precedent which could reasonably be expected to have a Material Adverse Effect cannot be satisfied on or prior to the appropriate stage in the development, construction or operation of the Miami Jai-Alai Facility.

G.       Construction Budget.  The Construction Budget (as in effect from time to time) (a) is based on reasonable assumptions as to all legal and factual matters material to the estimates set forth therein, (b) is consistent with the provisions of the Operative Documents in all material respects, (c) has been and will be prepared in good faith and with due care, (d) sets forth, for each Line Item, the total costs anticipated to be incurred to achieve the Opening Date on or before the Scheduled Opening Date, (e) fairly represents the Borrower’s expectation as to the matters covered thereby as of its date, and (f) sets forth a total amount of Miami Jai-Alai Facility Costs, including contingencies, which is equal to the Available Construction Funds.

H.       Fees and Enforcement.  Other than amounts that have been paid in full or will have been paid in full by the Closing Date, no fees or taxes, including without limitation stamp, transaction, registration or similar taxes, are required to be paid by the Credit Parties for the legality, validity, or enforceability of this Agreement or any of the other Operative Documents.

I.         Liens.  On or prior to the Closing Date, no work or improvement on the Miami Jai-Alai Facility has commenced and no Notice of Commencement has been recorded or filed against all or any portion of the Miami Jai-Alai Facility.  Except for Permitted Encumbrances, the Credit Parties have not secured or agreed to secure any indebtedness by any Lien upon any of their present or future revenues or assets or equity interests of any Credit Party.  The Credit Parties (i) will not permit or grant any such Lien upon any such assets, revenues or interests without first obtaining the prior written consent of the Administrative Agent, and (ii) do not have outstanding any Lien or obligation to create Liens on or with respect to any of their properties or revenues, other than Permitted Encumbrances and as provided in the Financing Agreements.

J.         Title.  Each of the Credit Parties owns and has good, legal and beneficial title to the property, assets and revenues of the Miami Jai-Alai Facility on which it purports to grant Liens pursuant to the Financing Agreements, free and clear of all Liens, except Permitted Encumbrances.

K.       Construction Timeline.  To the Borrower’s knowledge, the Construction Timeline accurately specifies in summary form the work that the Borrower proposes to complete in each calendar quarter from the Closing Date through the Opening Date, all of which is expected to be achieved.

L.        Location of Accounts and Records.  The Borrower’s books of accounts and records are located at 3500 NW 37th Avenue,  Miami, FL 33142.  The Borrower’s federal employer identification number is 65-0705893.

M.       Plans and Specifications. The Plans and Specifications (a) are based on reasonable assumptions as to all legal and factual matters material thereto, (b) are, and except to the extent permitted under Sections 5.1 and 5.2 will be from time to time, accurate and consistent with the provisions of the Operative Documents in all material respects, (c) have been prepared in good faith with due care, and (d)  fairly represent the Borrower’s expectation as to the matters covered thereby and have not been modified.

N.      Compliance with Laws. The Borrower, and the Miami Jai-Alai Facility site, and all improvements located on or at both such sites (including the use thereof), comply in all material respects with all applicable legal requirements, including, without limitation, all building and zoning ordinances and codes, as well as all Prescribed Laws, Environmental Laws, Gaming Laws, and Licenses and Permits. The Borrower has not received notice that it is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority with respect to either such site, or any of the improvements (including the use thereof) located thereon.

4.
AFFIRMATIVE COVENANTS

The Borrower covenants and agrees, with and for the benefit of the Administrative Agent, the Secured Parties and the Escrowee that until this Agreement is terminated pursuant to Section 10.18 hereof, it shall comply with the affirmative covenants set forth in the Financing Agreements and it shall:

A.      Use of Funds; Repayment of Indebtedness.

Funds.  Deposit or cause to be deposited all funds received by or on behalf of the Borrower prior to the Opening Date into the applicable Company Account specified in this Agreement.  The Borrower shall not, until the Opening Date, open or establish any bank, deposit or any other accounts at any financial institution other than the accounts provided for herein or as permitted under the Credit Agreement, and the Borrower shall not close the Disbursement Escrow Account or any Company Account without the prior written consent of the Administrative Agent.

Miami Jai-Alai Facility Costs.  Apply all funds described in Section 4.1.1 above and all other amounts received by the Borrower and/or deposited in the Disbursement Escrow Account or the Company Accounts only to pay Miami Jai-Alai Facility Costs, reimburse Affiliates to the extent permitted by this Agreement, make distributions to the extent permitted by the Financing Agreements or pay the obligations outstanding under the Financing Agreements, in each case in accordance with the applicable terms and conditions set forth in all applicable Financing Agreements, including in this Agreement.

Repayment of Indebtedness.  Repay in accordance with its terms, all indebtedness, including without limitation, all sums due under this Agreement and the other Financing Agreements but, in the case of any such indebtedness the repayment of which is limited by any term of any Financing Agreement, repay subject to such limitation.

B.       Diligent Construction of the Miami Jai-Alai Facility.  Take or cause to be taken all actions, make or cause to be made all contracts and do or cause to be done all things necessary to construct the Miami Jai-Alai Facility diligently in accordance with the Construction Documents, the Plans and Specifications and the other Operative Documents.

C.       Reports; Cooperation; Financial Statements.

Deliver to the Administrative Agent, the Construction Consultant and the Escrowee together with each month’s Disbursement Request (or if no Disbursement Request is submitted during any calendar month, within ten (10) days after the end of such calendar month):

a monthly status report describing in reasonable detail the progress of the construction of the Miami Jai-Alai Facility since the immediately preceding report hereunder, including without limitation, the cost incurred to the end of such month, an estimate of the time and cost required to complete the Miami Jai-Alai Facility and such other information and reports which the Administrative Agent, Construction Consultant or the Escrowee may request;

all progress reports provided by the Contractor and each Subcontractor pursuant to the Material Construction Documents and such additional information as the Administrative Agent, Construction Consultant or the Escrowee may request; and

copies of any applicable bailee or Lien waivers delivered pursuant to any Material Construction Document.

D.       Notices.  Promptly, upon acquiring notice or giving notice, or obtaining knowledge thereof, as the case may be, provide to the Escrowee, the Administrative Agent and the Construction Consultant written notice of:

any Event of Default or Potential Event of Default of which it has knowledge, specifically stating that an Event of Default or Potential Event of Default has occurred and describing such Event of Default or Potential Event of Default and any action being taken or proposed to be taken with respect to such Event of Default or Potential Event of Default.

Any event, occurrence or circumstance which reasonably could be expected to cause the Miami Jai-Alai Facility to not be In Balance or render the Borrower incapable of, or prevent the Borrower from (a) achieving the Opening Date on or before the Scheduled Opening Date, and (b) meeting any material obligations of the Borrower under each Construction Document as and when required thereunder.

Any termination or event of default or notice thereof given or received by the Borrower in connection with any Material Construction Document, or any notice of a mechanic’s lien on either the Miami Jai-Alai Facility site, or any notice of suspension, revocation, cancellation (whether temporary or permanent), restriction or limitation of any of the Licenses and Permits relating to the use, occupancy, development or ownership of the Miami Jai-Alai Facility site.

Any (a) fact, circumstance, condition or occurrence at, on, or arising from, the Miami Jai-Alai Facility that results in noncompliance with any Environmental Law that has resulted or could reasonably be expected to result in a Material Adverse Effect, and (b) pending or, to the Borrower’s knowledge, threatened, Environmental Liability in respect of the Borrower, the Contractor or any Subcontractor arising in connection with its occupying or conducting operations on or at the Miami Jai-Alai Facility, which could reasonably be expected to have a Material Adverse Effect.

Any change in the Responsible Officers of the Borrower, and such notice shall include a certified specimen signature of any new officer so appointed and, if requested by the Administrative Agent, satisfactory evidence of the authority of such new Responsible Officer.

Any proposed material change in the nature or scope of the Miami Jai-Alai Facility or the business or operations of the Borrower.

Any notice of any schedule delay delivered under any Construction Document and all remedial plans and updates thereof.

Any Person becoming a Subsidiary of the Borrower, a written notice setting forth with respect to such Person the date on which such Person became a Subsidiary of the Borrower.

“Completion” certificates or notices thereof delivered under any Material Construction Document.

The Borrower agrees that it shall promptly send to each of the Escrowee, the Administrative Agent and the Construction Consultant both hard copies and electronically transmitted copies of all materials, notices and other information required to be delivered by the Borrower to such Persons in accordance with this Agreement (including, without limitation, any such materials, notices and information that may be requested by any such Person from time to time, even if the Borrower had not theretofore been obligated to deliver the same to such requesting Person pursuant to this Agreement).

E.        Indemnification; Costs and Expenses.  Pay all amounts required to be paid by the Borrower pursuant to Section 10.15.

F.        Material Construction Documents and Permits.  Deliver to the Escrowee, the Administrative Agent and the Construction Consultant promptly, but in no event later than ten (10) days after the receipt thereof by the Borrower, copies of (a) all Material Construction Documents and all Licenses and Permits that are obtained or entered into by the Borrower or any other Credit Party after the Closing Date, (b) any amendment, supplement or other modification to any of the Licenses and Permits received by the Borrower or any other Credit Party after the Closing Date.

G.       Storage Requirements for Off-Site Materials and Deposits.  Cause all Unincorporated Materials to be stored and identified in accordance with the requirements of Section 2.2.14.

H.       Plans and Specifications.  Provide to the Escrowee, the Administrative Agent and the Construction Consultant copies of, and maintain at the site of the Miami Jai-Alai Facility, a complete set of Plans and Specifications, as in effect from time to time.

I.         Payment and Performance Bonds.  Cause the Contractor (and any Subcontractor with respect to a Line Item in the Construction Budget working under a Construction Document with a value or contract price of more than $12,500), within ten (10) calendar days after execution of this Agreement, to procure and deliver a Payment and Performance Bond to secure its obligations under the respective Construction Documents.  Such Payment and Performance Bond shall name the Administrative Agent as an additional obligee and shall otherwise be in form and substance acceptable to the Administrative Agent.  Promptly after receipt thereof, Borrower shall cause the originals of such Payment and Performance Bond to be delivered to the Administrative Agent with a copy to the Construction Consultant.

J.        Retainage Amounts.  Withhold from the Contractor and cause the Contractor to withhold from its Subcontractors performing labor at the site of the Miami Jai-Alai Facility, a retainage equal to ten (10%) of each payment made to the Contractor or Subcontractor pursuant to its respective Construction Document; provided, however, that at such time as (i) the Contractor or the applicable Subcontractor shall have completed fifty percent (50%) of the work under its respective Construction Document and (ii) if a Payment and Performance Bond is required under Section 4.9 with respect to such Construction Document, the Borrower shall have obtained a “Consent of Surety to Reduction in or Partial Release of Retainage” (AIA form G707A) from the surety that issued such Payment and Performance Bond and delivered such consent to the Administrative Agent with a copy to the Construction Consultant, then the retainage withheld may be reduced from ten (10%) percent to five (5%) percent of the contract value as adjusted by change orders, if any.

K.       Construction Consultant.

Cooperate and cause the Architect and the Contractor to cooperate with the Construction Consultant in the performance of the Construction Consultant’s duties hereunder and in connection herewith.  Without limiting the generality of the foregoing, the Borrower shall and shall cause the Architect and the Contractor to: (i) communicate with and promptly provide all invoices, documents, plans and other information reasonably requested by the Construction Consultant relating to the work, (ii) authorize any Subcontractors or subconsultants of any tier to communicate directly with the Construction Consultant regarding the progress of the work, (iii) provide the Construction Consultant with access to the site of the Miami Jai-Alai Facility and, subject to required safety precautions, the construction areas, (iv) solely in the case of the Contractor, provide the Construction Consultant with reasonable working space and access to telephone, copying and telecopying equipment and (v) otherwise facilitate the Construction Consultant’s review of the construction of the Miami Jai-Alai Facility and preparation of the certificates required hereby.

Pay or cause to be paid to the Construction Consultant out of the Disbursements made hereunder all amounts required hereunder and the terms under which the Construction Consultant has been engaged.

In addition to any other consultation required hereunder, following the end of each quarter, upon the request of the Administrative Agent, consult with any such Person regarding any adverse event or condition identified in any report prepared by the Construction Consultant.

L.        Management Letters.  Deliver to the Administrative Agent a copy of any “management letter” or other similar communication received by the Borrower from the Borrower’s accountants in relation to the Borrower’s financial, accounting and other systems, management or accounts.

M.      Governmental and Environmental Reports.  Deliver to the Administrative Agent and the Construction Consultant copies of all material reports required to be filed by the Borrower with any Governmental Authority and any reports, written notices and other correspondence with respect to environmental matters.

N.       Insurance.  Maintain in full force and effect the insurance policies and programs required pursuant to the Credit Agreement, including without limitation (i) those insurance policies and programs listed on Schedule 3.17 to the Credit Agreement, and (ii) the flood insurance policies and programs as more particularly described herein and evidenced by the insurance certificate attached hereto as Exhibit O-1. On or before the Closing Date, the Borrower shall have executed and delivered those certain notifications of flood hazard determination with respect to the Miami Jai-Alai Facility site, which notifications are attached hereto together as Exhibit O-2, and which are intended to benefit of the Administrative Agent and all of the other Secured Parties. As of the Closing Date, the Borrower maintains $1,000,000.00 of flood insurance coverage on the Miami Jai-Alai Facility site, as evidenced by Exhibit O-1, and at all times prior to the full repayment of the Loan the value of the improvements situated on the Miami Jai-Alai Facility site shall not exceed the amount of flood insurance coverage then-maintained by the Borrower, it being the intention of the undersigned parties that at no time shall the amount of flood insurance coverage maintained by the Borrower on the Miami Jai-Alai Facility site (during times when such coverage is required hereunder and pursuant to applicable laws) be in amounts less than the full replacement cost of all improvements then-situated on the Miami Jai-Alai Facility site.  The Administrative Agent shall have the right, at the Borrower’s sole expense, to procure and maintain any new or excess flood insurance coverages that they deem necessary or desirable to either satisfy the requirements of applicable laws or preserve and protect its interests or the interests of the Secured Parties in any portion of the Miami Jai-Alai Facility site.

O.       Application of Insurance and Condemnation Proceeds.

Event of Loss.  If any Event of Loss shall occur with respect to the Miami Jai-Alai Facility or any other asset of any Credit Party, the Borrower shall and shall cause each other Credit Party (a) promptly upon discovery or receipt of notice thereof to provide written notice thereof to the Administrative Agent with respect to any Event of Loss in excess of $1,250, and (b) diligently to pursue all its rights to compensation against all relevant insurers, reinsurers and/or Governmental Authorities, as applicable, in respect of such event to the extent that the Borrower or such Credit Party has a reasonable basis for a claim for compensation or reimbursement, including, without limitation, under any insurance policy required to be maintained hereunder.  All amounts and proceeds (including instruments) in respect of any Event of Loss, including the proceeds of any insurance policy required to be maintained by the Borrower hereunder (collectively, “Loss Proceeds”) shall be applied as provided in this Section 4.15.

Application of Loss Proceeds.  All Loss Proceeds shall be directed by the Borrower to be paid by the insurers, reinsurers, Governmental Authorities or other payors directly to the Administrative Agent (as agent in trust for itself and the other Secured Parties, as their respective interests may appear) for deposit in the Construction Funds Account and distribution pursuant to the terms of this Agreement and the other Loan Documents.  If any Loss Proceeds are paid directly to the Borrower, any affiliate of the Borrower or any Secured Party by any insurer, reinsurer, Governmental Authority or such other payor, (i) such Loss Proceeds shall be received in trust for the Administrative Agent (as agent in trust for itself and the other Secured Parties, as their respective interests may appear), (ii) such Loss Proceeds shall be segregated from other funds of the Borrower or such other Person, and (iii) the Borrower or such other Person shall pay (or, if applicable, the Borrower shall cause such of its affiliates to pay) such Loss Proceeds over to the Administrative Agent (as agent in trust for itself and the other Secured Parties, as their respective interests may appear) in the same form as received (with any necessary endorsement) for deposit in the Construction Funds Account.

P.        Compliance with Material Construction Documents.  The Borrower shall comply, duly and promptly, in all material respects with its obligations and enforce all of its rights under all Material Construction Documents, except where the failure to comply or enforce such rights, as the case may be, could not reasonably be expected to have a Material Adverse Effect.

Q.       Utility Easement Modifications.  The Borrower shall diligently cause all utility or other easements that would interfere with the construction or maintenance of the improvements within the Miami Jai-Alai Facility to be removed as expeditiously as possible.  In any event, the Borrower shall remove such easements before they interfere in any material respect with the prosecution in accordance with the Construction Timeline of the work involved with the Miami Jai-Alai Facility, and in any event, prior to the Opening Date.  In the event such easements are not removed prior to such time as is reasonably determined by the Construction Consultant and the Borrower fails to provide title insurance to the Secured Parties in a form reasonably satisfactory to them insuring over any loss the Secured Parties may suffer as a result of Borrower’s failure to so remove such easements, then the Borrower (a) agrees that the Administrative Agent shall have the right to authorize such advances as it deems appropriate in order to remove or insure over the utility easements as exceptions to the title insurance policies in favor of the Secured Parties, and (b) hereby grants to the Administrative Agent an irrevocable power of attorney to take such further steps in the name of the Borrower as the Construction Consultant determines are appropriate in order to remove or insure over such easements. The Borrower shall obtain the prior written consent of the Administrative Agent before the Borrower grants any easement (including, but not limited to utility easements) in favor of any third party respecting either the Miami Jai-Alai Facility site.

R.       Construction on Site.  The Borrower shall construct the Miami Jai-Alai Facility only on the real property identified in Exhibit T-2 hereto.

S.        Compliance with Laws. The Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, Licenses and Permits, and shall comply in all material respects with all applicable legal requirements, including, without limitation, all building and zoning ordinances and codes, as well as all Prescribed Laws, Environmental Laws, Gaming Laws, and Licenses and Permits.

T.        Cooperation with the Administrative Agent.

    (a)       Cooperate, and cause the Architect and the Contractor to cooperate with, the Administrative Agent in the performance of the Administrative Agent’s duties hereunder and in connection herewith.  Without limiting the generality of the foregoing, the Borrower shall and shall cause the Architect and the Contractor: (i) to communicate with and promptly provide all invoices, documents, plans and other information reasonably requested by the Administrative Agent relating to the work, (ii) to authorize any Subcontractors of any tier to communicate directly with the Administrative Agent regarding the progress of the work, (iii) to provide the Administrative Agent with access to the site of the Miami Jai-Alai Facility and, subject to required safety precautions, the construction areas (it being understood the Administrative Agent shall make such number of on-site visits as it deems advisable in its sole discretion to monitor the progress of the project and to carry out its other rights and obligations as Administrative Agent under this Agreement, the Credit Agreement and the  other Financing Agreements) and (iv) otherwise facilitate the Administrative Agent’s review of the construction of the Miami Jai-Alai Facility and preparation or review, as the case may be, of the certificates, notices and other documents required hereby.

    (b)      Otherwise comply with all obligations to the Administrative Agent under any of the Financing Agreements.

5.
NEGATIVE COVENANTS

The Borrower covenants and agrees, with and for the benefit of the Administrative Agent, the Secured Parties and the Escrowee that until this Agreement is terminated pursuant to Section 10.18 hereof, it shall comply with the negative covenant provisions of the Financing Agreements and it shall not, without obtaining the prior written consent of the Administrative Agent:

A.       Waiver, Modification and Amendment.

directly or indirectly enter into, amend, modify, terminate, supplement or waive a right or permit or consent to the amendment, modification, termination, supplement or waiver of any of the provisions of, or give any consent under (a)  any of the Licenses and Permits, the effect of which could reasonably be expected to have a Material Adverse Effect, (b) the organizational documents of any Credit Parties, (c) any Payment and Performance Bond without additionally obtaining the applicable surety’s prior written consent, (provided that the Credit Parties may amend, modify, terminate, supplement or waive any provision under (or provide a consent under) any document described in clause (b) above if such amendment, modification, termination, supplement, waiver or consent has no Material Adverse Effect on the Credit Parties or any Secured Party), (d) any Construction Document unless it could not reasonably be expected to have a Material Adverse Effect, and then only in accordance with the procedures set forth in Section 5.1.2 or Section 5.1.3, as applicable, below (provided that the same shall not relieve the Borrower of the requirements of Section 5.2), or (e) the Development Agreement.

Notwithstanding any of the foregoing, the Borrower may:

enter into Construction Documents consistent with the Plans and Specifications, the Construction Timeline and the Construction Budget, as each is in effect from time to time; provided, however, that the Borrower shall, promptly upon the request of the Administrative Agent from time to time, execute collateral assignments of such Construction Documents in favor of the Secured Parties (in form and substance acceptable to the Administrative Agent), and cause the Architect, the Contractor and all applicable Subcontractors to similarly execute said collateral assignments.  Each such Construction Document shall be in writing and shall become effective when and only when:  (i) the Borrower and the Contractor (or, as the case may be, the Contractor and the Subcontractor) have executed and delivered the applicable agreement (or, in the case of any purchase orders, such purchase order shall have otherwise become enforceable against the Borrower and the Contractor (or, as the case may be, Subcontractor)) (with the effectiveness thereof subject only to satisfaction of the conditions in clauses (ii), (iii), (iv), (v) and (vi) below); (ii) for Construction Documents constituting Material Construction Documents, the Borrower has submitted to the Administrative Agent an Additional Construction Document Certificate together with all exhibits, attachments and certificates required thereby (including the Construction Consultant’s Certificate), each duly completed and executed; (iii) if entering into such Construction Document will result in an amendment to the Construction Budget, the Borrower has complied with the requirements of Section 5.4; (iv) if entering into such Construction Document will have the effect of a Scope Change, the Borrower has complied with the provisions of Section 5.2; (v) if a Payment and Performance Bond is required under Section 4.9 with respect to such Construction Document, the Borrower shall have obtained and delivered such Payment and Performance Bond to the Administrative Agent within the time period required under Section 4.9 and (vi) for Construction Documents constituting Material Construction Documents, the Administrative Agent has acknowledged receipt of the materials referenced in clause (ii) above, as contemplated in the Additional Construction Document Certificate (which the Administrative Agent agrees to promptly do upon receipt of said material); and, in each case, provided, however, that entering into such Construction Document shall not cause the Miami Jai-Alai Facility to fail to be In Balance, or cause any Material Adverse Effect; and

from time to time, amend any Construction Documents.  Any such amendment shall be in writing and shall identify with particularity all changes being made.  Each such amendment shall be effective when and only when:  (i) the Borrower and the Contractor (or, as the case may be, the Contractor and the Subcontractor) have executed and delivered the contract amendment (or, in the case of any amendment to a purchase order, such amendment shall have otherwise become enforceable against the Borrower and the Contractor (or, as the case may be, the Subcontractor)) (with the effectiveness thereof subject only to satisfaction of the conditions in clauses (ii), (iii), (iv), (v) and (vi) below); (ii) for Construction Documents constituting Material Construction Documents, the Borrower has submitted to the Administrative Agent a Construction Document Amendment Certificate together with all exhibits, attachments and certificates required thereby each duly completed and executed; (iii) if such amendment will result in an amendment to the Construction Budget, the Borrower has complied with the requirements of Section 5.4; (iv) if such amendment will have the effect of a Scope Change, the Borrower has complied with the provisions of Section 5.2; (v)  if a Payment and Performance Bond is required under Section 4.9 with respect to such Construction Document after giving effect to the amendment, the Borrower shall have obtained the written consent of the surety that issued such Payment and Performance Bond to such amendment and delivered such consent to the Administrative Agent with a copy to the Escrowee and the Construction Consultant; and (vi) for Construction Documents constituting Material Construction Documents, the Administrative Agent has acknowledged its receipt of the materials referenced in clause (ii) and (v) above, as contemplated in the Construction Document Amendment Certificate (which the Administrative Agent agrees to promptly do upon receipt of said materials); and, in each case, provided, however, that entering into such amendment shall not cause the Miami Jai-Alai Facility to fail to be In Balance, or cause any Material Adverse Effect.

B.       Scope Changes; Completion; Drawings.

Scope Changes.  Without obtaining the Required Scope Change Approval, the Borrower shall not direct, consent to or enter into any Scope Change if such Scope Change:

will increase the amount of Miami Jai-Alai Facility Costs unless each of the following clauses (i), (ii) and (iii) has been satisfied:

the Borrower amends the Construction Budget to the extent required under Section 5.4.1 so as to reflect to the proposed Scope Change;

the Scope Change is not in the reasonable judgment of (x) the Borrower (in the case of any De Minimis Scope Change) and (y) the Construction Consultant (in the case of any Scope Change that is not a De Minimis Scope Change), inconsistent with the Plans and Specifications as of the Closing Date; and

after giving effect to such Scope Change, the Miami Jai-Alai Facility has a Twenty Percent Cushion;

in the reasonable judgment of (i) the Borrower in the case of any De Minimis Scope Change and (ii) the Construction Consultant (or the Architect, in the case of each of Clauses (iv) and (vi) below) in the case of any Scope Change that is not a De Minimis Scope Change:

is not consistent with the requirements of Exhibit X;

could reasonably delay the Opening Date beyond the Scheduled Opening Date;

could reasonably permit or result in any materially adverse modification or materially impair the enforceability of any material warranty under any Construction Document;

is not permitted by a Construction Document and could adversely impact the Miami Jai-Alai Facility;

could reasonably present a significant risk of the revocation or material adverse modification of any of the Licenses and Permits; or

could reasonably cause the Miami Jai-Alai Facility or any portion thereof not to comply with requirements of law (provided that the Construction Consultant shall be entitled to determine that no violation of any requirement of law will occur on the basis of a certification by the Borrower to such effect unless the Construction Consultant is aware of any inaccuracies in such certification); or

in the reasonable judgment of the Borrower could reasonably result in a material adverse modification, cancellation or termination of any insurance policy required to be maintained by the Borrower pursuant to Section 4.14.

Prior to implementing any Scope Change (other than a De Minimis Scope Change or the acceptance of non-conforming work), the Borrower shall submit an Additional Construction Document Certificate or Construction Document Amendment Certificate and otherwise comply with the provisions of Sections 5.1.2 or 5.1.3, as applicable.  Prior to implementing any Scope Change (including a De Minimis Scope Change but excluding the acceptance of non-conforming work) (x) the Borrower shall obtain the written consent of the surety under the applicable Payment and Performance Bond to such Scope Change and (y) under any other Construction Document, as to which the Borrower is required to obtain a Payment and Performance Bond pursuant to Section 4.9, the Borrower shall obtain the written consent of the surety under the relevant Payment and Performance Bond to such Scope Change.

Completion.  Accept (or be deemed to have confirmed) any notice of “completion” of all or any portion of the Miami Jai-Alai Facility issued by the Contractor or any Subcontractor under any Material Construction Document without the written approval of the Construction Consultant and the Architect (provided that the Construction Consultant and Architect shall act with due diligence and as promptly as possible in making their determination to approve or disapprove).

Reduction of Retainage Amounts.  Reduce the level of Retainage Amounts withheld pursuant to any Construction Document or Section 4.10.

Failure to Withhold Retainage Amounts.  On the Opening Date, fail to withhold as Retainage Amounts a sum at least equal to one hundred and twenty-five percent (125%) of the costs reasonably estimated by the Borrower (and confirmed by the Construction Consultant) as necessary to complete punch list items unless such retention is not permitted under applicable laws.

Acceptance of Non-Conforming Work.  Accept any non-conforming work unless the Borrower shall have complied with the requirements of Section 5.2.1 above.

Increase in Contractor’s Fee.  Accept or agree to any increase in the Contractor’s fees.

C.       Amendment to Operative Documents.  Enter into any agreement (other than this Agreement and the other Financing Agreements) restricting its ability to amend any of the Financing Agreements or other Operative Documents.

D.       Construction Budget and Miami Jai-Alai Facility Timeline Amendment.  Directly or indirectly, amend, modify, allocate, re-allocate or supplement or permit or consent to the amendment, modification, allocation, re-allocation or supplementation of, any Line Item or other provisions of the Construction Budget or modify or extend the Scheduled Opening Date, except as follows:

Permitted Budget Amendments.

Concurrently with the implementation of any Scope Change, the Borrower shall submit a Construction Budget/Timeline Amendment Certificate in the form of Exhibit E hereto and amend the Construction Budget in accordance with the provisions of Section 5.4.1(c) below to the extent necessary so that the amount set forth therein for each Line Item shall reflect all Scope Changes that have been made to such Line Item.

The Borrower, with the Administrative Agent’s prior written consent  may from time to time amend the Construction Budget in accordance with the provisions of Section 5.4.1(c) in order to increase, decrease or otherwise reallocate amounts allocated to any specific Line Item.

The Borrower shall implement any amendment to the Construction Budget by delivering to the Administrative Agent a Construction Budget/Timeline Amendment Certificate in the form of Exhibit E together with all exhibits, attachments and certificates required thereby, each duly completed and executed.  Such Construction Budget/Timeline Amendment Certificate shall describe with particularity the Line Item increases, decreases, contingency allocations, and other proposed amendments to the Construction Budget; and

Increases to the aggregate amount budgeted for any Line Item will only be permitted: (x) to the extent of (A) allocation of Realized Savings obtained in a different Line Item to the extent permitted under Section 5.2.1, (B) allocation of the previously unallocated amounts under a “Contingency” Line Item, so long as after giving effect to such allocation, the Unallocated Contingency Balance will equal or exceed the Required Minimum Contingency, or (C) allocation of an increase in Available Construction Funds including additional funds deposited in the Construction Funds Account; or (y) to the extent that after giving effect to all increases to the aggregate amount budgeted for any Line Item, together with all decreases to the amount budgeted for any Line Item, the Miami Jai-Alai Facility has a Twenty Percent Cushion.

Amendment Certificates.  Subject to the terms of Section 5.4, upon the full execution and delivery of the Construction Budget Amendment Certificate by the Borrower and the Administrative Agent, together with all exhibits, attachments and certificates required pursuant thereto, each duly completed and executed, such amendment shall become effective hereunder, and the Construction Budget and, if applicable, the Construction Timetable and the Scheduled Opening Date shall thereafter be as so amended.

E.        No Other Powers of Attorney.  Execute or deliver any agreement creating any Lien (other than Permitted Encumbrances), powers of attorney (other than powers of attorney for signatories of documents permitted or contemplated by the Operative Documents), or similar documents, instruments or agreements, except to the extent such documents, instruments or agreements comprise part of the Financing Agreements.

F.        Opening.  Cause or permit the Opening Date to occur unless each of the Opening Conditions has been satisfied and the Borrower has delivered to the Escrowee a certificate in the form of Exhibit V-1 and has caused the Construction Consultant to deliver to the Escrowee a certificate in the form of Exhibit V-2, the Contractor has delivered to the Escrowee a certificate in the form of Exhibit V-3 to this Agreement and the Architect has delivered to the Escrowee a certificate in the form of Exhibit V-4 to this Agreement, in each case, appropriately completed and duly executed and including all certifications, exhibits, attachments, schedules, appendices and certificates.

G.       Zoning and Contract Changes and Compliance.  (a) Initiate or consent to or acquiesce to any zoning downgrade of the Miami Jai-Alai Facility site or seek any material variance under any existing zoning ordinance except, in each case, to the extent such downgrade or variance could not reasonably be expected to materially and adversely affect the occupancy, use or operation of the Miami Jai-Alai Facility site, (b) use or permit the use of the Miami Jai-Alai Facility site in any manner that could result in such use becoming a non-conforming use (other than a non-conforming use otherwise in compliance with applicable land use laws, rules and regulations by virtue of a variance) under any zoning ordinance or any other applicable land use law, rule or regulation or (c) initiate or consent to or acquiesce to any zoning change or change in any laws, requirements of Governmental Authorities or obligations created by private contracts which now or hereafter could reasonably be likely to materially and adversely affect the occupancy, use or operation of the Miami Jai-Alai Facility site.

H.       Additional Construction Documents.  Enter into or become a party to any Additional Construction Document that is a Construction Document except (a) with the prior written consent of the Administrative Agent or as permitted under Section 5.1.2 (and provided that the prior written consent has been obtained from any surety that has issued a Payment and Performance Bond with respect to the Miami Jai-Alai Facility), and (b) if such Additional Construction Document is a Material Construction Document, upon delivery to the Administrative Agent of (x) a Consent from each third party to such Additional Construction Document and (y) each delivery requirement with respect to such Additional Construction Document; provided that the consent of the Administrative Agent shall not be required for a Credit Party to enter into Additional Construction Documents (i) with Persons other than Affiliates of Credit Parties and (ii) pursuant to which the Credit Parties as a whole will incur obligations or liabilities with a value of not more than $1,250 with respect to any Additional Construction Document, as determined on an annual basis.  Enter into or become a party to any Additional Construction Document that does not constitute a Construction Document.

I.         Unincorporated Materials.  Cause or permit (a) the value of Unincorporated Materials located at the site of the Miami Jai-Alai Facility but not expected to be incorporated into the Miami Jai-Alai Facility within the ensuing calendar month to exceed $2,500 at any time, (b) the amounts paid by the Borrower in respect of Unincorporated Materials not located at such site to exceed a value of $3,750 at any time or (c) the amount of contract deposits paid by the Borrower in respect of Unincorporated Materials to exceed a value of $5,000 at any time.  The foregoing limits on Unincorporated Materials may be increased from time to time to an amount mutually agreed upon among the Borrower, the Construction Consultant and the Administrative Agent.

6.
EVENTS OF DEFAULT

A.       Events of Default.  The occurrence of any of the following events shall constitute an event of default (“Event of Default”) hereunder:

Other Financing Agreements.  The occurrence of an “Event of Default” under and as defined in the Credit Agreement, any of the other Financing Agreements or any of the other Loan Documents, or any other event which would permit or otherwise result in the acceleration of the obligations owing thereunder or in connection therewith.

Failure to Demonstrate Balancing.  The failure at any time of the Miami Jai-Alai Facility to be In Balance and such failure shall continue for ten (10) days.

Inability to Deliver Certificates.  The failure, for sixty (60) consecutive days, of the Borrower to submit a Disbursement Request which is approved.

Misstatements; Omissions.  Any representation, warranty, affidavit or certification confirmed or made in any Financing Agreement, in any Disbursement Request, in any document delivered to Escrowee as part of a Draw Package or in any Material Construction Document (including any Disbursement Request or other certificate submitted with respect to any Financing Agreement or Material Construction Document) by any Credit Party or in any writing provided by any Credit Party in connection with the transactions contemplated by this Agreement shall be found to have been incorrect in any material respect when made or deemed to be made (provided that the foregoing materiality qualifier shall not apply to any representation or warranty or certification which by its own terms includes a standard of materiality).

Covenants.

The Borrower shall fail to perform or observe any of its obligations under Sections 1.3.4, 1.3.5, 1.3.7(c), 4.1.1, 4.1.2, 4.1.3, 4.9, 4.15, 4.19, 5.1, 5.2, 5.3, 5.4, 5.6 or 5.7 hereof or Section 5.13 of the Credit Agreement; or

The Borrower at any time shall fail to possess and maintain in good standing all appropriate and necessary zoning and other Licenses and Permits for the construction, development, ownership, operation and use, as applicable, of the Miami Jai-Alai Facility; or

The Borrower shall fail, or shall fail to cause each Credit Party, to at all times maintain in full force and effect the insurance policies and programs required pursuant to Section 4.14 (except for automobile, workers compensation, pollution liability and design errors and omissions insurance); or

The Borrower shall fail, or shall fail to cause each Credit Party, to at all times maintain in full force and effect the insurance policies and programs with respect to automobile, workers compensation, pollution liability and design errors and omissions insurance required pursuant to Section 4.14 where such default shall not have been remedied within thirty (30) days after the earlier of (i) the Borrower or any other Credit Party becoming aware of such breach or default or (ii) notice of such failure from the Construction Consultant or Administrative Agent to the Borrower; or

Amounts (including, without limitation, Miami Jai-Alai Facility Costs) paid in respect of the Miami Jai-Alai Facility shall fail to comply with the Construction Budget, or the construction of the Miami Jai-Alai Facility shall fail to comply with the Construction Timeline.

The Borrower shall fail to perform or observe any of its obligations under Articles 4 or 5 hereof (other than those listed in Sections 6.1.5(a), (b), (c) or (d) above) where such default shall not have been remedied within thirty (30) days after the earlier of (i) the Borrower or any other Credit Party becoming aware of such breach or default or (ii) written notice of such failure from the Administrative Agent to the Borrower.

Breach of Construction Documents.

Any Credit Party shall breach or default under any term, condition, provision, covenant, representation or warranty contained in any Construction Document with a contract price or value in excess of $40,000 and such breach or default shall continue unremedied for ten (10) days after the earlier of (i) the Borrower or any other Credit Party becoming aware of such breach or default or (ii) receipt by the Borrower or any other Credit Party of written notice from the Construction Consultant or the Administrative Agent of such breach or default; or

The Borrower shall have received a “stop work” notice under state, city or other local law with respect to any Construction Document with a contract price or value in excess of $40,000, and such stop work notice continues for thirty (30) days after Borrower’s receipt thereof.

Breach of Material Construction Documents.  Any Credit Party or any other party thereto shall breach, or default under any term, condition, provision, covenant, representation or warranty contained in any Material Construction Document or any other agreement (other than the Credit Agreement or other Financing Agreements) to which any Credit Party is a party if the effect of such breach or default could reasonably be expected to have a Material Adverse Effect and such breach or default shall continue unremedied for thirty (30) days after the earlier of (i) the Borrower or any other Credit Party becoming aware of such default or (ii) receipt by the Borrower or any other Credit Party of notice from the Construction Consultant or the Administrative Agent of such default; provided, however, that in the case of any Material Construction Document, if the breach is by a party other than any Credit Party, then no Event of Default shall be deemed to have occurred as a result of such breach if the Borrower provides written notice to the Construction Consultant and the Administrative Agent immediately upon (but in no event more than two (2) Business Days after) the Borrower or any Credit Party becoming aware of such breach that the Borrower intends to replace such Material Construction Document (or that replacement is not necessary) and (i) the Borrower obtains a replacement obligor or obligors acceptable to the Administrative Agent (in consultation with the Construction Consultant) for the affected party (if in the judgment of the Administrative Agent (in consultation with the Construction Consultant) a replacement is necessary), (ii) the Borrower enters into a replacement Material Construction Document in accordance with Section 5.1 on terms no less beneficial to the Borrower and the Secured Parties in any material respect than the Material Construction Document so breached within sixty (60) days of such breach (if in the judgment of the Administrative Agent (in consultation with the Construction Consultant) a replacement is necessary); provided, however that the replacement Construction Document may require the Borrower to pay amounts to the replacement obligor in excess of those that would have been payable under the breached Construction Document if such additional payments in the judgment of the Administrative Agent, in consultation with the Construction Consultant, do not cause the Miami Jai-Alai Facility to fail to be In Balance and (iii) such breach or default, after considering any replacement obligor and replacement Material Construction Document and the time required to implement such replacement, has not had and could not reasonably be expected to have a Material Adverse Effect.

Termination or Invalidity of Material Construction Documents; Abandonment of Miami Jai-Alai Facility.

Any of the Material Construction Documents shall have terminated, become invalid or illegal, or otherwise ceased to be in full force and effect, provided that with respect to any Material Construction Document other than the Architect’s Agreement and the Development Agreement, no Event of Default shall be deemed to have occurred as a result of such termination if the Borrower provides written notice to the Administrative Agent immediately upon (but in no event more than two (2) Business Days after) the Borrower or any Credit Party becoming aware of such Construction Document ceasing to be in full force or effect that the Borrower intends to replace such Construction Document (or that replacement is not necessary) and (i) the Borrower obtains a replacement obligor or obligors acceptable to the Administrative Agent (in consultation with the Construction Consultant), for the affected party (if in the judgment of the Administrative Agent (in consultation with the Construction Consultant) a replacement is necessary), (ii) the Borrower enters into a replacement Construction Document in accordance with Section 5.1, on terms no less beneficial to the Borrower and the Secured Parties in any material respect than the Construction Document so terminated, within sixty (60) days of such termination (if in the judgment of the Administrative Agent (in consultation with the Construction Consultant) a replacement is necessary); provided, however that the replacement Construction Document may require the Borrower to pay additional amounts to the replacement obligor that would have otherwise been payable under the terminated Construction Document if such additional payments in the judgment of the Administrative Agent, in consultation with the Construction Consultant, do not cause the Borrower to fail to be In Balance, and (iii) such termination, after considering any replacement obligor and replacement Construction Document and the time required to implement such replacement, has not had and could not reasonably be expected to have a Material Adverse Effect;

The Credit Parties shall cease to own the real property on which the Miami Jai-Alai Facility is being constructed, or any portion thereof, or any parcels and subdivisions thereof or improvements located thereon; and

The Borrower shall abandon the Miami Jai-Alai Facility or otherwise cease to pursue the construction or operation of the Miami Jai-Alai Facility.   For the purposes hereof, the word “abandon” shall mean at least one calendar week of any such proscribed activities.

Government Authorizations.  The Borrower or any other Credit Party shall fail to observe, satisfy or perform, or there shall be a violation or breach of, any of the terms, provisions, agreements, covenants or conditions attaching to or under the issuance to such Person of any of the Licenses and Permits (including, but not limited to, any such Licenses and Permits issued in accordance with applicable Gaming Laws), or any such License and Permit or any provision thereof shall be suspended, revoked, cancelled, terminated or materially and adversely modified (whether temporarily or permanently) or fail to be in full force and effect or any Governmental Authority shall challenge, seek to revoke or impose any restriction or limitation on any such Licenses and Permits, if such failure to perform, violation, breach, suspension, revocation, cancellation, termination, modification, restriction or limitation could reasonably be expected to have a Material Adverse Effect.

Opening Date.  Failure to achieve the Opening Date on or before the Scheduled Opening Date.

B.       Remedies.  Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may, without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived (to the extent permitted by applicable law), exercise any or all rights and remedies at law or in equity (in any combination or order that the Administrative Agent may elect, subject to the foregoing), including without limitation or prejudice to the Administrative Agent’s other rights and remedies, the following:

refuse, and the Administrative Agent shall not be obligated, to make or permit any Disbursements or make or permit any payments from any the Disbursement Escrow Account or Company Account or other funds held by or on behalf of the Borrower or suspend or terminate the commitments to extent credit under the Credit Facility; and

exercise any and all rights and remedies available to it under any of the Financing Agreements.

7.
CONSULTANTS AND REPORTS

A.       Removal and Fees.  The Construction Consultant may be removed only by the Administrative Agent in its discretion or as otherwise provided pursuant to the terms on which the Construction Consultant has been retained, and upon such removal the Administrative Agent in its discretion shall appoint a replacement Construction Consultant acceptable to the Administrative Agent in consultation with the Borrower.  Notice of any replacement Construction Consultant shall be given by the Administrative Agent to the Escrowee, the Borrower and the Construction Consultant being replaced.  All reasonable fees and expenses of the Construction Consultant (including any replacement(s) thereof) shall be paid by the Borrower.  The Borrower has been advised of the terms and conditions on which the Construction Consultant has been retained and the Borrower hereby agrees to reimburse the Administrative Agent for the fees of the Construction Consultant (and any replacement(s) thereof) which accrue from time to time.

B.       Duties.  The Construction Consultant shall be engaged by the Administrative Agent and contractually obligated to the Administrative Agent to carry out the activities required of Construction Consultant in this Agreement and otherwise, including as may be requested by the Administrative Agent from time to time.  The Borrower acknowledges that it will not have any cause of action or claim against the Construction Consultant resulting from any decision made or not made, any action taken or not taken or any advice given by the Construction Consultant in the due performance in good faith of its duties under this Agreement or under its aforesaid written agreements with the Administrative Agent.

8.
THE ESCROWEE

A.       Appointment and Acceptance.  Subject to and on the terms and conditions of this Agreement, the Administrative Agent hereby appoints the Escrowee to act as an escrowee and not as an agent under the terms of this Agreement and in connection with any other agreements, if any, to which the Escrowee is a party in its capacity as Escrowee (collectively, the “Related Agreements”).  The Escrowee accepts such appointment and agrees to exercise commercially reasonable efforts and utilize commercially prudent practices in the performance of its duties as expressly stated hereunder consistent with those of similar institutions administering construction escrows.

B.        Duties and Liabilities of the Escrowee Generally

Commencing upon execution and delivery hereof, the Escrowee shall have the right to meet periodically at reasonable times, however no less frequently than quarterly, upon three (3) Business Days’ notice, with representatives of the Borrower, the Construction Consultant, the Contractor, the Architect and such other employees, consultants or agents as the Escrowee shall reasonably request to be present for such meetings.  In addition, the Escrowee shall have the right at reasonable times upon prior notice to review all information (including Construction Documents) supporting the amendments to the Construction Budget, amendments to any Construction Documents, Disbursement Requests, Draw Packages and any certificates in support of any of the foregoing, to inspect materials stored on the site of the Miami Jai-Alai Facility or at any other location, to review the insurance required pursuant to the terms of the Financing Agreements, to confirm receipt of endorsements from the Title Insurer (including a Disbursement Endorsement) insuring the continuing priority of the Liens of the Financing Agreements, and to examine the Plans and Specifications and all shop drawings relating to the Miami Jai-Alai Facility.  The Escrowee is authorized to contact the Contractor for purposes of confirming receipt of progress payments.  The Escrowee shall be entitled to examine, copy and make extracts of the books, records, accounting data and other documents of the Borrower, including without limitation bills of sale, statements, receipts, and unconditional Lien waivers (partial and/or final, as appropriate) and/or releases, contracts or agreements, which relate to any materials, fixtures or articles incorporated into the Miami Jai-Alai Facility.  The Borrower agrees to cooperate with the Escrowee in assisting the Escrowee to perform its duties hereunder and to take such further steps as the Escrowee reasonably may request in order to facilitate the Escrowee’s performance of its obligations hereunder.

Powers, Rights and Remedies.  The Escrowee is authorized to take such actions and to exercise such powers, rights and remedies under this Agreement and the Related Agreements as are specifically delegated or granted to the Escrowee by the terms hereof or thereof, together with such powers, rights and remedies as are reasonably incidental thereto or as are otherwise specifically delegated or granted to the Escrowee by the Administrative Agent in writing.  The Escrowee agrees to act in accordance with the written instructions of the Administrative Agent (including, without limitation, any instruction to return funds theretofore deposited into the Disbursement Escrow Account by the Administrative Agent but not yet disbursed to payment recipients in accordance with this Agreement, by initiating a wire to transfer such amounts back to the Construction Funds Account) and in the absence of such instructions shall take such actions or refrain from acting as it deems reasonable subject to any express requirements of this Agreement.

Notice of Events of Default.  If the Administrative Agent notifies the Escrowee that an Event of Default or a Potential Event of Default has occurred (which has not been cured or waived), the Escrowee shall take such actions, or withhold taking such actions, in accordance with the terms of this Agreement and the Related Agreements.

No Risk of Own Funds.  None of the provisions of this Agreement shall require the Escrowee to expend or risk its own funds or otherwise to incur any personal financial liability in the performance of any of its duties hereunder or under the Related Agreements, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Administrative Agent Acting as Escrowee.  Notwithstanding anything to the contrary in this Agreement, if at any time during the Availability Period the entity acting as Escrowee also serves as Administrative Agent (or is an affiliate of such entity), then:  The new Escrowee may establish a new Disbursement Escrow Account in its own name.  Except if such functions shall be performed by the same individuals within such entity to the maximum extent permitted by law, the Escrowee shall not be deemed to have any knowledge of any fact known to such entity in its capacity as the Administrative Agent by reason of the fact that the Escrowee and Administrative Agent are the same entity.  Except as aforesaid, no knowledge of the Administrative Agent shall be attributed to the Escrowee.  The Escrowee’s duties and functions hereunder shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon the Escrowee in its capacity as the Administrative Agent or as a Secured Party.  With respect to its participation in the extensions of credit under the Financing Agreements, the Escrowee shall have the same rights and powers hereunder as the Administrative Agent or Secured Party and may exercise the same as though it were not performing its duties and functions hereunder.  The Escrowee and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Secured Parties.

C.        Particular Duties and Liabilities of the Escrowee.

Reliance For Instructions.  The Escrowee may, from time to time, in the event that any matter arises as to which specific instructions are not provided herein or in a Related Agreement (as applicable), request directions and/or clarifications from the Administrative Agent with respect to such matters and may refuse to act until so instructed and shall be fully protected in acting or refusing to act in accordance with such instructions.

Reliance Generally.  The Escrowee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval or other paper or document believed by it on reasonable grounds to be genuine and to have been signed or presented by the proper party or parties.  Notwithstanding anything else in this Agreement to the contrary, in performing its duties hereunder, including approving any Disbursement Requests or Draw Package, making any other determinations or taking any other actions hereunder, the Escrowee shall be entitled to rely on certifications from the Borrower (and, where contemplated herein, certifications from third parties, including the Construction Consultant) as to satisfaction of any requirements and/or conditions imposed by this Agreement.  The Escrowee shall not be required to conduct any independent investigation as to the accuracy, veracity or completeness of any such items or to investigate any other facts or circumstances to verify compliance by the Borrower with its obligations hereunder.

Court Orders.  The Escrowee is authorized, in its exclusive discretion, to obey and comply with all writs, orders, judgments or decrees issued by any court or administrative agency affecting any money, documents or things held by the Escrowee.  The Escrowee shall not be liable to any of the parties hereto, their successors, heirs or personal representatives by reason of the Escrowee’s compliance with such writs, orders, judgments or decrees, notwithstanding the fact that such writ, order, judgment or decree is later reversed, modified, set aside or vacated.

Requests, etc. of the Borrower.  Any request, direction, order or demand of the Borrower mentioned herein shall be sufficiently evidenced (unless other evidence in respect thereof be herein specifically prescribed) by an instrument signed by one of its Responsible Officers, and any resolution of the Borrower may be evidenced to the Escrowee by a copy thereof certified by the Secretary or an Assistant Secretary of the Borrower.

Reliance on Certificates, Documents and Opinions of Counsel.  The Escrowee may conclusively rely upon any Disbursement Request, Draw Package or certificate furnished to the Escrowee conforming to the form required under this Agreement.  The Escrowee may rely upon any document believed by it to be genuine and to have been signed or presented by the proper person.  The Escrowee need not investigate any fact or matter stated in a Disbursement Request, Draw Package or certificate and shall incur no liability in failing to make any such investigation.  The Escrowee may consult with counsel and any written opinion of counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder or under any Related Agreement in good faith and in accordance with such opinion of counsel.

Action through Agents or Attorneys.  The Escrowee may execute any of the trusts or powers hereunder or perform any duties hereunder or under any Related Agreement either directly or by or through agents or attorneys appointed with due care (provided that the Administrative Agent shall have first approved in writing the (i) identities of any such agents or attorneys who are unaffiliated with the Escrowee, and (ii) scope of the duties delegated to such Persons), and the Escrowee shall not be responsible for any act on the part of any agent or attorney so appointed with such written approval.

Disagreements.

In the event of any disagreement between the Administrative Agent and the Borrower and/or any other Person or Persons whether or not named herein, and adverse claims or demands are made in connection with or for any of the investments or amounts held pursuant to this Agreement or under any Related Agreement, the Escrowee shall be entitled at its option to refuse to comply with any such claim or demand so long as such disagreement shall continue, and in so doing, the Escrowee shall not be or become liable for damages or interest to the Administrative Agent or the Borrower or any other Person or Persons for the Escrowee’s failure or refusal to comply with such conflicting or adverse claims or demands.  The Escrowee shall be entitled to continue so to refrain and refuse so to act until:

the rights of the adverse claimants have been fully adjudicated in the court assuming and having jurisdiction of the claimants and the investments and amounts held pursuant to this Agreement or under any Related Agreement; or

all differences shall have been adjusted by agreement, and the Escrowee shall have been notified thereof in writing by all persons deemed by the Escrowee, in its reasonable discretion, to have an interest therein.

In addition, the Escrowee, in its reasonable discretion, may file a suit in interpleader for the purpose of having the respective rights of all claimants adjudicated, and may deposit with the court all of the investments and amounts held pursuant to this Agreement or under any Related Agreement.  The Borrower agrees to pay all costs and reasonable counsel fees incurred by the Escrowee in such action, said costs and fees to be included in the judgment in any such action.

D.       Property Interest.  Except as otherwise expressly provided in the Financing Agreements, monies and other property received by the Escrowee shall, until used or applied as herein provided, be held for the purposes for which they were received.

E.        Compensation and Reimbursement of the Escrowee.  The Borrower covenants and agrees to pay to the Escrowee from time to time, and the Escrowee shall be entitled to, the fees set forth in the Title Insurer’s invoice, and the Borrower will further pay or reimburse the Escrowee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Escrowee in accordance with any of the provisions of the Financing Agreements or the documents constituting or executed in connection with the Collateral including any Related Agreements (including the reasonable compensation and the reasonable expenses and disbursements of its counsel and of all persons not regularly in its employ).  The obligations of the Borrower under this Section 8.5 to compensate the Escrowee and to pay or reimburse the Escrowee for reasonable expenses, disbursements and advances shall constitute additional indebtedness (and shall be deemed permitted indebtedness under each Financing Agreement) hereunder and shall survive the satisfaction and discharge of this Agreement.

F.        Resignation and Removal of the Escrowee.  The Administrative Agent shall have the right for any reason or for no reason, upon the expiration of thirty (30) days following delivery of written notice of substitution to the Escrowee and the Borrower, to cause the Escrowee to be relieved of its duties hereunder and to select a substitute disbursement agent to serve hereunder.  The Escrowee may resign at any time upon forty-five (45) days’ written notice to all parties hereto.  Such resignation shall take effect upon the earlier of  receipt by the Escrowee of an instrument of acceptance executed by a successor disbursement agent meeting the qualifications set forth in this Agreement and consented to by the other parties hereto or forty-five (45) days after the giving of such notice.  Upon selection of a substitute Escrowee, the Administrative Agent, the Borrower and the substitute Escrowee shall enter into an agreement substantially identical to this Agreement and the Escrowee shall promptly transfer to the substitute Escrowee upon request therefor originals of all books, records, and other documents in the Escrowee’s possession relating to this Agreement, and shall cooperate with the substitute Escrowee with respect to the transfer of such responsibilities.

G.        Merger or Consolidation of the Escrowee.  Any corporation into which the Escrowee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrowee shall be a party, or any corporation succeeding to the corporate trust business of the Escrowee, shall, if eligible hereunder, be the successor of the Escrowee hereunder; provided that such corporation shall be eligible under the provisions of this Agreement without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

H.       Limitation of Liability.  The Escrowee’s responsibility and liability under this Agreement shall be limited as follows:  (a) the Escrowee does not represent, warrant or guaranty to the Administrative Agent or the Secured Parties the performance by the Borrower, the Contractor, the Construction Consultant, the Architect, or any Subcontractor of their respective obligations under the Operative Documents and shall have no duty to inquire of any Person whether a Potential Event of Default or an Event of Default has occurred and is continuing; (b) the Escrowee shall have no responsibility to the Borrower, the Administrative Agent or the Secured Parties as a consequence of performance by the Escrowee hereunder except for any bad faith, fraud, gross negligence or willful misconduct of the Escrowee as finally judicially determined by a court of competent jurisdiction; (c) the Borrower shall remain solely responsible for all aspects of its business and conduct in connection with the Miami Jai-Alai Facility, including but not limited to the quality and suitability of the Plans and Specifications, the supervision of the work of construction, the qualifications, financial condition and performance of all architects, engineers, Contractor, Subcontractors, suppliers, consultants and property managers, the accuracy of all applications for payment, the proper application of all disbursements, and compliance with all Licenses and Permits and all other required Governmental Authority approvals relating to the development, construction, ownership, use and operation of the Miami Jai-Alai Facility; and (d) the Escrowee is not obligated to supervise, inspect or inform the Borrower of any aspect of the development, construction or operation of the Miami Jai-Alai Facility or any other matter referred to above.  The Administrative Agent and each Secured Party has made its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the making of the extensions of credit contemplated by the Financing Agreements and has made and shall continue to make its own appraisal of the creditworthiness of the Credit Parties.  Except as specifically set forth herein, the Escrowee shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Administrative Agent or Secured Parties or to provide Administrative Agent or any Secured Party with any credit or other information with respect thereto.  The Escrowee shall not have, by reason of this Agreement, a fiduciary relationship in respect of Administrative Agent or any Secured Party; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Escrowee any obligations in respect of this Agreement except as expressly set forth herein or therein.  The Escrowee shall have no duties or obligations hereunder except as expressly set forth herein, shall be responsible only for the performance of such duties and obligations and shall not be required to take any action otherwise than in accordance with the terms hereof.  The provisions of this Article 8 are solely for the benefit of the Escrowee, the Administrative Agent and the Secured Parties and the Borrower shall have no rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties under this Agreement, the Escrowee does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Affiliates.  Neither the Escrowee nor any of its officers, directors, employees or agents shall be in any manner liable or responsible for any loss or damage arising by reason of any act or omission to act by it or them hereunder or in connection with any of the transactions contemplated hereby, including, but not limited to, any loss that may occur by reason of forgery, false representations, the exercise of its discretion, or any other reason, except as a result of such party’s bad faith, fraud, gross negligence or willful misconduct as finally judicially determined by a court of competent jurisdiction.

9.
SAFEKEEPING OF ACCOUNTS

A.       Application of Funds in Disbursement Escrow Account and Company Accounts.  Amounts deposited in the Disbursement Escrow Account or the Company Accounts shall be applied exclusively as provided in this Agreement and the Administrative Agent shall at all times act so as to implement the application of funds provisions and procedures herein set forth.  The Administrative Agent is hereby authorized to direct the Account Bank or the Escrowee to reduce to cash any Permitted Investment (without regard to maturity) in any account in order to make any application required hereunder.  No amount held in the Disbursement Escrow Account or any Company Account maintained in connection herewith shall be disbursed except in accordance with the provisions hereof or as required by law.

B.       Event of Default.  Notwithstanding anything to the contrary in this Agreement, upon the occurrence and during the continuance of a Potential Event of Default or an Event of Default for which it has received written notice from the Administrative Agent requesting that no further transfers or releases of funds take place as a result of such Potential Event of Default or Event of Default, neither the Administrative Agent, the Account Bank nor the Escrowee shall in any such event transfer or cause to be transferred any amounts into, from or between the Disbursement Escrow Account or any Company Account or release or cause to be released any amounts in the Disbursement Escrow Account or any Company Account to the Borrower (or to any other Person), until such time as the Administrative Agent agrees in writing to permit such transfers or releases, all in accordance with the terms and provisions of the applicable account control agreements.  The Administrative Agent is hereby irrevocably authorized by the Borrower to apply, or cause to be applied, amounts in the Disbursement Escrow Account or any Company Account and any other sums held by the Account Bank or by the Escrowee (and the Account Bank and the Escrowee are hereby irrevocably authorized by the Borrower to follow any such written direction that either such party may receive from the Administrative Agent to cause to be applied any amounts in the Disbursement Escrow Account or any Company Account and any other sums held by the Account Bank or by the Escrowee), in accordance with the terms and provisions of the applicable account control agreement, to the payment of interest, principal, fees, costs, charges or other amounts or obligations due or payable to the Secured Parties when instructed to do so by a written notice signed by the Administrative Agent.

C.        Liens.  The Administrative Agent shall take such actions within its control that it customarily takes in the conduct of its business to protect the Disbursement Escrow Account or the Company Accounts, and all cash, funds, Permitted Investments from time to time deposited therein, as well as any proceeds or income therefrom (collectively, the “Accounts Collateral”) free and clear of all Liens, security interests, safekeeping or other charges, demands and claims of any nature whatsoever now or hereafter existing, in favor of anyone other than the Secured Parties (or the Administrative Agent, as agent for the Secured Parties) (collectively, the “Third Party Claims”).   In furtherance thereof, the Escrowee shall take such actions as requested in writing by the Administrative Agent as are within the Escrowee’s control and that are customary and not in violation of law or the terms of this Agreement.  The foregoing shall in no way be deemed to be a guaranty or other assurance by the Escrowee or the Administrative Agent that Third Party Claims will not arise.

D.         Perfection.  The Borrower shall take (and shall cause the Account Bank to take) any steps from time to time requested by the Administrative Agent to confirm or cause the Account Bank (and any other account banks and securities intermediaries, if and as applicable) to confirm and maintain the first priority of its security interests in the Accounts Collateral.

10.
MISCELLANEOUS

A.        Addresses.  Any communications between the parties hereto or notices provided herein to be given may be given to the following addresses:

If to the Borrower:	Florida Gaming Corporation
3500 NW 37th Avenue
Miami, FL 33142
Attention: Dan Licciardi
Facsimile No.: (305) 634-1712

If to the Administrative Agent:	ABC Funding, LLC
222 Berkeley Street, 18th Floor
Boston, MA 02116
Attn: James Freeland and Adam Britt
Fax: (617) 598-4902

If to the Escrowee:	First American Title Insurance Company
National Commercial Services
30 North LaSalle Street, Suite 2700
Chicago, IL 60602
Attention: Kathy Goldberg
Telephone No.: (312) 917-7204
Facsimile No.: (866) 764-4704
Email Address: kagoldberg@firstam.com

If to Construction Consultant:	Merritt & Harris, Inc.
500 Fairway Drive, Suite 107
Deerfield Beach, FL 33441-1817
Attention: James L. Mako, P.E.
Telephone No.: 954-570-5559
Facsimile No.: JMako@MHarrisinc.com

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by reputable overnight delivery service, (c) in the event overnight delivery services are not readily available, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested or (d) if sent by electronic mail, prepaid telex, or by telecopy with correct answer back received, in each case to the address set forth above.  Notice so given shall be effective upon receipt by the addressee, except that communication or notice so transmitted by electronic mail, telecopy or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the next following Business Day) on which it is validly transmitted if transmitted before 4:00 p.m., recipient’s time, and if transmitted after that time, on the next following Business Day; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender.  Any party shall have the right to change its address for notice hereunder to any other location by giving of no less than twenty (20) days’ notice to the other parties in the manner set forth hereinabove.

B.        Further Assurances.  From time to time the Borrower shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may request for the purposes of implementing or effectuating the provisions of this Agreement and the other Operative Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by any Credit Party which may be deemed to be part of the Collateral) pursuant hereto or thereto.  Upon the exercise by the Administrative Agent or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Operative Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower shall, or shall cause another Credit Party to, execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Secured Party may be required to obtain from the Borrower or the applicable Credit Party for such governmental consent, approval, recording, qualification or authorization.

C.        Delay and Waiver.  No delay or omission to exercise any right, power or remedy accruing upon the occurrence of any Potential Event of Default or Event of Default or any other breach or default of the Borrower under this Agreement shall impair any such right, power or remedy of the Administrative Agent, the Secured Parties, the Escrowee or any other Secured Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring, nor shall any waiver of any single Potential Event of Default, Event of Default or other breach or default be deemed a waiver of any other Potential Event of Default, Event of Default or other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any of the Administrative Agent, the Secured Parties, the Escrowee or any other Secured Party, of any Potential Event of Default, Event of Default or other breach or default under this Agreement or any other Financing Agreement, or any waiver on the part of any of the Administrative Agent, the Secured Parties, the Escrowee or any other Secured Party, of any provision or condition of this Agreement or any other Operative Document, must be in writing and shall be effective only to the extent in such writing specifically set forth.  All remedies, either under this Agreement or any other Financing Agreement or by law or otherwise afforded to any of the Administrative Agent, the Secured Parties, the Escrowee or any other Secured Party, shall be cumulative and not alternative.

D.        Additional Security; Right to Set-Off.  Any deposits or other sums at any time credited or due from any Secured Party and any securities or other property of the Borrower in the possession of any Secured Party or the Administrative Agent may at all times be treated as collateral security for the payment of the obligations owing under or in connection with the Credit Facility, and the Borrower hereby pledges to each such Secured Party for the benefit of the Secured Parties and grants such Secured Party a security interest in and to all such deposits, sums, securities or other property on deposit or in the possession of such Secured Party or the Administrative Agent, as the case may be.  Regardless of the adequacy of any other collateral, any Secured Party may execute or realize on its security interest in any such deposits or other sums credited by or due from any such Person to the Borrower, may apply any such deposits or other sums to or set them off against the Borrower’s obligations to the Secured Parties under this Agreement and the other Financing Agreements, at any time after the occurrence and during the continuance of any Event of Default.

E.         Entire Agreement.  This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof, all of which negotiations and writings are deemed void and of no force and effect.

F.         Governing Law; Compliance with Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE WITHOUT REGARD TO THE CONFLICT OF LAW RULES THEREOF.  Each party hereto agrees that it shall comply with all applicable laws, including all Gaming Laws, in connection with its rights, duties and obligations hereunder.  The Administrative Agent agrees that it shall not exercise any right or remedy hereunder in contravention of any such applicable law and, as and when required, shall seek all necessary approvals from the Florida Gaming Board as may be required prior to the exercise of any right or remedy hereunder which requires such approval.

G.        Severability.  In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

H.        Headings.  Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

I.          Limitation on Liability.  NO CLAIM SHALL BE MADE BY THE BORROWER OR ANY OF ITS AFFILIATES AGAINST THE ADMINISTRATIVE AGENT, THE SECURED PARTIES, THE ESCROWEE OR ANY OTHER SECURED PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT OR DUTY IMPOSED BY LAW), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER OPERATIVE DOCUMENTS OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

J.         Waiver of Jury Trial.  ALL PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER FINANCING AGREEMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ANY PARTY TO THIS AGREEMENT.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, THE ESCROWEE AND EACH OF THE SECURED PARTIES TO ENTER INTO THIS AGREEMENT.

K.        Consent to Jurisdiction.  Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the United States District Court of the Southern District of New York and state courts located in the Borough of Manhattan in New York City, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against Holdings, the Borrower or its properties in the courts of any jurisdiction.  Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

L.        Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Notwithstanding the foregoing, the Borrower may not assign or otherwise transfer any of its rights under this Agreement.

M.      Reinstatement.  This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Borrower’s obligations hereunder or under the other Financing Agreements, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by the Secured Parties.  In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

N.       No Partnership; Etc.  The Secured Parties and the Borrower intend that the relationship between them shall be solely that of creditor and debtor.  Nothing contained in this Agreement or in any of the other Financing Agreements shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between the Secured Parties and the Borrower or any other Person.  The Secured Parties shall not be in any way responsible or liable for the debts, losses, obligations or duties of the Borrower or any other Person with respect to the Miami Jai-Alai Facility or otherwise.  All obligations to pay real property or other taxes, assessments, insurance premiums, and all other fees and charges arising from the ownership, development, construction, use, operation or occupancy of the Miami Jai-Alai Facility and to perform all obligations under the agreements and contracts relating to the Miami Jai-Alai Facility shall be the sole responsibility of the Borrower.

O.       Costs and Expenses.

Payment of Expenses; Indemnification.  The Borrower agrees (a) to pay or reimburse each of the Escrowee, the Administrative Agent and the Account Bank for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of, and any amendment, supplement or modification to, this Agreement and the other Operative Documents and any other documents prepared in connection herewith or therewith (including the respective account control agreements), and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of the Escrowee, the Administrative Agent (including Administrative Agent’s construction loan administration fees), the respective counsel thereto, and the charges of IntraLinks and the fees, expenses and disbursements of consultants (including, without limitation, the Construction Consultant and any other engineering, insurance or similar consultants or inspectors), (b) to pay or reimburse each of the Escrowee, the Administrative Agent, the Account Bank and each Secured Party for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Operative Documents and any such other documents (including the respective account control agreements), including, without limitation, the reasonable fees and disbursements of counsel to each Secured Party and of counsel to each of the Escrowee, the Administrative Agent and the Account Bank and the charges of IntraLinks, (c) to pay, indemnify, and hold each Secured Party and each of the Escrowee, the Administrative Agent, the Account Bank and the Construction Consultant harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Operative Documents and any such other documents (including the respective account control agreements), and (d) to pay, indemnify, and hold each Secured Party, each of the Escrowee, the Administrative Agent, the Account Bank and the Construction Consultant, their respective affiliates, and their respective officers, directors, partners, trustees, employees, affiliates, shareholders, attorneys and other advisors, agents, attorneys–in–fact and controlling persons (each, an “Indemnitee” and, collectively, the “Indemnitees”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of the execution, delivery, enforcement, performance and administration of this Agreement, the other Operative Documents and any such other documents (including the respective account control agreements), including, without limitation, any of the foregoing relating to the use of proceeds of the Loan or any Disbursement; the transactions contemplated by this Agreement and the other Operative Documents, including, without limitation, the development, construction, ownership and operation of the Miami Jai-Alai Facility; the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Credit Party or any of their properties and any environmental matter; any untrue statement or alleged untrue statement of material fact, or omission or alleged omission to state a material fact, in any confidential offering memorandum, other offering or placement memorandum, information statement or prospectus, or any similar disclosure document, or in any amendment or supplement thereto; the performance by the Escrowee under this Agreement, from the Escrowee’s reliance on any Disbursement Request, Draw Package or other certificate delivered by the Borrower or any other Person under this Agreement or from any material error, inaccuracy, misstatement or alleged misstatement or omission or alleged omission of fact therein; or the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this subsection (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from the gross negligence or willful misconduct of such Indemnitee in breach of a duty owed to the Borrower.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause the other Credit Parties not to assert, and hereby waives and agrees to cause the other Credit Parties to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section shall be payable not later than five (5) days after written demand therefor.  Statements payable by the Borrower pursuant to this Section shall be submitted to the Borrower in accordance with Section 10.1, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Escrowee and the Administrative Agent.

Unenforceability.  To the extent that the undertaking in the preceding paragraph of this Section 10.15 may be unenforceable because it is violative of any law or public policy, the Borrower will contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of such undertakings.

Foreclosure.  The provisions of this Section 10.15 shall survive foreclosure of the Financing Agreements and satisfaction or discharge of the Borrower’s obligations hereunder, and shall be in addition to any other rights and remedies of any Indemnitee.

Actions; Counsel.  In case any action or proceeding shall be instituted involving any Indemnitee for which indemnification is to be sought hereunder by such Indemnitee, then such Indemnitee shall promptly notify the Borrower of the commencement of any action or proceeding; provided, however, that the failure so to notify the Borrower shall not relieve the Borrower from any liability that the Borrower may have to such Indemnitee pursuant to Section 10.15.1 or from any liability that the Borrower may have to such Indemnitee other than pursuant to Section 10.15.1.  Notwithstanding the above, following such notification, the Borrower may elect in writing to assume the defense of such action or proceeding, and, upon such election, the Borrower shall not be liable for any legal costs subsequently incurred by such Indemnitee (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) the Borrower has failed to provide counsel reasonably satisfactory to such Indemnitee in a timely manner, (ii) counsel provided by the Borrower reasonably determines that its representation of such Indemnitee would present it with a conflict of interest or (iii) the Indemnitee determines, on the advice of counsel, that there may be legal defenses available to it which are different from or in addition to those available to the Borrower.  In connection with any one action or proceeding, the Borrower shall not be responsible for the fees and expenses of more than one separate law firm (in addition to local counsel) for all Indemnitees under the Credit Facility.

Reports.  The Borrower shall report promptly to such Indemnitee on the status of such action, suit or proceeding as material developments shall occur and from time to time as requested by such Indemnitee.  The Borrower shall deliver to such Indemnitee a copy of each document filed or served on any party in such action, suit or proceeding, and each material document which the Borrower possesses relating to such action, suit or proceeding.

Unconditional Release.  The Borrower shall not consent to the terms of any compromise or settlement of any action defended by the Borrower in accordance with the foregoing without the prior consent of the Indemnitee, unless such compromise or settlement (a) includes an unconditional release of the Indemnitee from all liability arising out of such action or claim and (b) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of the Indemnitee.

Settlement.  Any Indemnitee against whom any claim is made shall be entitled, after consultation with the Borrower and upon consultation with legal counsel wherein such Indemnitee is advised that such claim is reasonably meritorious, to compromise or settle any such claim if such Indemnitee determines in its discretion that failure to compromise or settle such claim could subject such Indemnitee to criminal liability or is reasonably likely to have a material adverse effect on such Indemnitee, the Borrower, the Miami Jai-Alai Facility or such Indemnitee’s interest in the Miami Jai-Alai Facility. Any such compromise or settlement shall be binding upon the Borrower for purposes of this Section 10.15.

Subrogation.  Upon payment of any claim by the Borrower pursuant to this Section 10.15 or other similar indemnity provisions contained herein to or on behalf of an Indemnitee, the Borrower, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto, and such Indemnitee shall at the request and expense of the Borrower cooperate with the Borrower and give at the request and expense of the Borrower such further assurances as are reasonably necessary or advisable to enable the Borrower vigorously to pursue such claims.

P.        Counterparts.  This Agreement may be executed in one or more duplicate counterparts (including by facsimile) and when signed by all of the parties listed below shall constitute a single binding agreement.

Q.       Termination.  This Agreement shall, subject to Section 10.13 and to the next sentence, terminate and be of no further force or effect upon completion of all transfers and releases of funds contemplated by Sections 1.7.  The provisions of Article 8 and Section 10.15, together with all of the other indemnification obligations of the Borrower as set forth elsewhere in this Agreement, shall survive the termination of this Agreement.

R.        Amendments.   The Administrative Agent may waive any Potential Event of Default or Event of Default by or with respect to the Borrower or any Credit Party, provided that they do so in writing (and provided further that no such written waiver in any circumstance or occurrence (if and as applicable) shall be construed as, or deemed to constitute, a waiver in any other circumstance or occurrence unless such other circumstance or occurrence is specifically so waived in writing).  Any amendment to this Agreement must be in writing and must be signed by each party hereto and, to the extent it alters the rights or obligations of the Construction Consultant, the Escrowee or the Title Insurer hereunder, then such amendment must also be confirmed in writing by the Construction Consultant, the Escrowee or the Title Insurer, as applicable.

S.        Rules of Interpretation; Administrative Agent’s Discretion.  This Agreement, the Credit Agreement and the other Loan Documents are being drafted concurrently and are each intended to cover the respective matters specifically set forth therein.  In the case of any express conflict between the terms of this Agreement, the terms of the Credit Agreement and the terms of the other Loan Documents, the terms of this Agreement shall control.

Whenever in this Agreement (including the Addendum and all Exhibits hereto) the Administrative Agent is required or requested to consent or approve an action or item, or if an action, document or other item must be to the Administrative Agent’s satisfaction, then the Administrative Agent shall act to grant or deny such consent or approval or determine its satisfaction in each case in its sole and absolute discretion, unless the relevant provision of this Agreement expressly provides that the Administrative Agent needs to act reasonably or that its consent or approval may not be unreasonably withheld.

T.       Restrictions Under Gaming Laws and Liquor Laws.

Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, but without relieving the Borrower or any of its Affiliates of any of their obligations, all rights, remedies and powers provided in this Agreement and the other Loan Documents, including with respect to the Collateral, may be exercised only to the extent, and in the manner, that the exercise thereof does not violate any applicable Gaming Laws and Liquor Laws and only to the extent that all approvals required for the exercise thereof, including prior approvals, are obtained from the requisite Gaming Authority and Liquor Authorities.  In addition, all provisions of this Agreement and the other Loan Documents, including with respect to the Collateral, are intended to be subject to all applicable mandatory provisions of the Gaming Laws and Liquor Laws and to be limited solely to the extent necessary to not render the provisions of this Agreement and the other Loan Documents invalid or unenforceable, in whole or in part.  The Administrative Agent agrees and confirms that it has not taken and does not intend to take any interest in any Excluded Asset owned by the Borrower or any Affiliate thereof.  The Administrative Agent and the Holders of Obligations agree that they shall comply with all applicable laws and all applicable rules and regulations of the Florida Gaming Board, including Gaming Laws, in connection with their exercise of rights and remedies hereunder, including, without limitation, foreclosure upon any item of Collateral or voting (or otherwise taking control of) any interest in Collateral.  As and when required, the Administrative Agent shall seek and obtain all approvals, licenses and consents from the Florida Gaming Board required in connection with the exercise of any right or remedy prior to the exercise thereof.

The Borrower acknowledges and agrees that, if permitted by applicable laws (including applicable Gaming Laws and Liquor Laws), the Administrative Agent, in furtherance of the exercise of its rights and remedies hereunder upon the occurrence of an Event of Default, may retain Persons in possession of all required Licenses and Permits (including Gaming Licenses and Liquor Licenses, as applicable) to operate and manage the, and that any sale of or foreclosure upon the Collateral may be made to or with the assistance of a properly licensed and approved Person in accordance with the terms and conditions of the Loan Documents upon the occurrence of such an Event of Default; provided that any such sale or foreclosure shall at all times comply with applicable laws.

Borrower represents and warrants to the Administrative Agent that there are no Gaming Laws and Liquor Laws presently in effect or formally proposed to become effective that could reasonably be expected to adversely affect the rights, remedies and powers of the Administrative Agent or any Secured Party under this Agreement or under any of the other Loan Documents, other than (i) limitations on the ability of the Administrative Agent or the Secured Parties to foreclose on and own, the equities of the Borrower, Holdings or Freedom Holding pledged pursuant to the Loan Documents without obtaining the requisite Gaming Authority approval, including any necessary Licenses and Permits, as applicable, therefor, (ii) limitations on the ability of the Administrative Agent or the Secured Parties to foreclose on, own and manage the Miami Jai-Alai Facility without obtaining the requisite Gaming Authority approval, including any necessary Licenses and Permits, as applicable, therefor, and (iii) limitations on the ability of the Administrative Agent or the Secured Parties to foreclose on, own and operate any gaming device or associated equipment without obtaining the requisite Gaming Authority approval including any necessary Licenses and Permits, as applicable, therefor; provided, in each case, that no such limitations shall apply to any interests or rights under any warrants or prohibit the Administrative Agent’s or the Secured Parties’ foreclosure sale of the Miami Jai-Alai Facility (exclusive of gaming devices and associated equipment) by means of an asset sale to any property licensed entity.

The Borrower, the Administrative Agent and each Secured Party agrees to cooperate with the Gaming Authority  in connection with the administration of their regulatory jurisdiction over the Borrower, including, without limitation, to the extent not inconsistent with the internal policies of such Secured Party or the Administrative Agent and any applicable legal or regulatory restrictions, the provision of such documents or other information as may be requested by any such Gaming Authority relating to the Administrative Agent or any of the Secured Parties, or the Borrower, or the Loan Documents.  Notwithstanding any other provision of this Agreement, the Borrower expressly authorizes the Administrative Agent and each of the Secured Parties to cooperate with the Gaming Authority as described above.  The Borrower, the Administrative Agent and the Secured Parties agree the effectiveness of this Agreement and the duties and obligations set forth herein are subject to, and conditioned upon, the Borrower securing all related and required approvals from the Gaming Authority.

U.       Disclaimer Regarding Certain Deliveries.  Each of the parties hereto acknowledges that because the funding requirements of Administrative Agent are different, Borrower and/or other parties may be required to deliver certifications and other deliveries pursuant to the terms of this Agreement which are not customarily required by Administrative Agent during the ordinary course of its administration of construction loans held entirely for its own accounts.  The delivery of such items to Administrative Agent shall not impose any obligation on the part of the Administrative Agent to review such items, and the Administrative Agent’s approvals of any disbursement shall in no event be deemed an approval by Administrative Agent of the content of any of such deliveries, or imply in any way that it has reviewed such deliveries.  Without limiting the generality of the foregoing, attached hereto as Exhibit AA is a list of various deliveries required under the terms of this Agreement that Administrative Agent specifically disclaims any responsibility for reviewing during the course of performing its duties hereunder.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FLORIDA GAMING CENTERS, INC., a Florida corporation, as Borrower

By:
Name:
Title:

ABC FUNDING, LLC, individually and as Administrative Agent

By:
Name:
Title:

Signature Page to Disbursement Agreement

ESCROWEE AND TITLE INSURER ACCEPTANCE AND AGREEMENT

The undersigned .hereby acknowledges, accepts and agrees that it shall be contractually obligated to the Administrative Agent to carry out the activities expressly required of it as the Escrowee and as the Title Insurer in the foregoing Disbursement Agreement, including, without limitation, the activities required by Articles I, II and Article VIII and Section 10.10 of said Disbursement Agreement.

FIRST AMERICAN TITLE INSURANCE COMPANY, as Escrowee and Title Insurer

By:
Name:
Title:

Signature Page to Disbursement Agreement

CONSTRUCTION CONSULTANT ACKNOWLEDGEMENT

The undersigned Construction Consultant hereby acknowledges and agrees that it shall be contractually obligated to the Administrative Agent to carry out the activities required of it in the foregoing Disbursement Agreement, including, without limitation, the activities required by Article II and Article VII of said Disbursement Agreement.

MERRITT & HARRIS, INC., as Construction Consultant

By:
Name:
Title:

Signature Page to Disbursement Agreement

Execution Version

EXHIBIT A to the
Disbursement Agreement

DEFINITIONS

Capitalized terms used in the Disbursement Agreement and not defined therein or in this Exhibit A have the respective meaning set forth in the Credit Agreement (as defined in the Disbursement Agreement).

“Accounts Collateral” has the meaning given in Section 9.3 of the Disbursement Agreement.

“Additional Construction Document” means any other document or agreement entered into after the Closing Date relating to the development, design, engineering, installation, construction, operation or maintenance of the Miami Jai-Alai Facility (other than any Financing Agreement but including any lease or license of any portion of the Miami Jai-Alai Facility).

“Additional Construction Document Certificate” means a certificate required to be delivered under the Disbursement Agreement in the form of Exhibit F.

“Administrative Agent” means ABC Funding, LLC, in its capacity as Administrative Agent under the Credit Agreement.

“Architect” means Timothy Haahs & Associates, and any successors thereof approved in writing by Administrative Agent.

“Architect’s Agreement” means the services to be rendered by the Architect as described in the Construction Agreement.

“Architect’s Disbursement Certificate” means a certificate required to be delivered under the Disbursement Agreement in the form of Exhibit C-3.

“Availability Period” means the period commencing on the Slot License Date and ending on the later of (i) the six-month anniversary of the Opening Date and (ii) the date on which the Construction Consultant authorizes the final release of funds in the Company Accounts under Section 1.7 of the Disbursement Agreement.

“Available Construction Funds” means, from time to time, the sum of (i) the unfunded commitments under the Credit Facility, if any, plus (ii) the aggregate of the amounts on deposit in the Construction Funds Account, the Contingency Reserve Account and the Disbursement Escrow Account.

“Borrower” means collectively Florida Gaming Centers, Inc., a Florida corporation.

Signature Page to Disbursement Agreement

“Borrower’s Closing Certificate” means a Closing Certificate in the form of Exhibit B-1 to the Disbursement Agreement, appropriately completed and duly executed and including all certifications, exhibits, attachments, schedules, appendices and certificates.

“Closing Date” means the first date on which each of the conditions precedent listed in Section 2.1 of the Disbursement Agreement have been satisfied or waived.

“Closing Date Outstanding Releases” has the meaning given in Section 2.1.23 of the Disbursement Agreement.

“Closing Financing Agreements” has the meaning given in Section 2.1.2 of the Disbursement Agreement.

“Company Accounts” means the Construction Funds Account, the Interest Reserve Account, the Contingency Reserve Account, Completion Reserve Account, Holdback Account, the Slot License Account and any sub-accounts of any of the foregoing or any successor accounts thereto.

 “Completion Guaranty Amount” has the meaning given in Section 1.3.4 of the Disbursement Agreement.

“Completion Equity Deposit Period” has the meaning given in Section 1.3.4 of the Disbursement Agreement.

“Completion Reserve Account” means the account referenced as such in Section 1.3 of the Disbursement Agreement.

”Completion Reserve Warrant(s)” means that certain warrant or those certain warrants issued to the holders named therein representing the right upon the occurrence of certain events to purchase up to thirty percent (30%) of the outstanding common stock, par value $0.20 per share, of Holdings on a fully diluted basis immediately following such exercise.

“Consents” means consents to the collateral assignment by the Borrower of Material Construction Documents in the form of Exhibit S to the Disbursement Agreement (or as otherwise approved by the Administrative Agent).

“Construction Budget” means the budget for the Miami Jai-Alai Facility delivered pursuant to Section 2.1.9 of the Disbursement Agreement (and attached thereto as Exhibit H), as amended from time to time in accordance with Section 5.4 of the Disbursement Agreement.

“Construction Budget/Timeline Amendment Certificate” means a certificate in the form of Exhibit E to the Disbursement Agreement delivered from time to time in accordance with Section 5.4 of the Disbursement Agreement, appropriately completed and duly executed and including all certifications, exhibits, attachments, schedules, appendices and certificates.

“Construction Document Amendment Certificate” means a certificate required to be delivered under the Disbursement Agreement in the form of Exhibit G.

 “Construction Consultant” means Merritt & Harris, Inc., or such other replacement construction consultant or inspector of recognized national standing appointed by the Administrative Agent.

Signature Page to Disbursement Agreement

“Construction Consultant’s Disbursement Certificate” means a certificate in the form of Exhibit C-2 to the Distribution Agreement, appropriately completed and duly executed and including all certifications, exhibits, attachments, schedules, appendices and certificates.

“Construction Consultant’s Closing Certificate” means a closing certificate in the form of Exhibit B-2 to the Disbursement Agreement, appropriately completed and duly executed and including all certifications, exhibits, attachments, schedules, appendices and certificates.

“Construction Consultant’s Report” means a report or an updated report of the Construction Consultant delivered to the Escrowee and the Administrative Agent stating, among other things, that (a) the Construction Consultant has reviewed the Material Construction Documents, the Plans and Specifications, and other material information deemed necessary by the Construction Consultant for the purpose of evaluating whether the Miami Jai-Alai Facility can be constructed and completed in the manner contemplated by the Operative Documents and (b) based on its review of such information, the Construction Consultant is of the opinion that the Miami Jai-Alai Facility can be constructed in the manner contemplated by the Operative Documents and, in particular, that the Miami Jai-Alai Facility can be constructed and completed in accordance with the Material Construction Documents and the Plans and Specifications within the parameters set by the Construction Timeline and the Construction Budget.

“Construction Funds Account” means the account referenced as such in Section 1.3 of the Disbursement Agreement.

“Construction Timeline” means the construction schedule for the Miami Jai-Alai Facility delivered pursuant to Section 2.1.10 of the Disbursement Agreement (and attached thereto as Exhibit I), as from time to time in accordance with Section 5.4 of the Disbursement Agreement.

 “Contingency Reserve Account” means the account referenced as such in Section 1.3 of the Disbursement Agreement.

 “Contractor” means Florida Lemark Corp.

“Credit Facility” means the term loan credit facility extended to the Borrower by the Secured Parties under the Financing Agreements.

“De Minimis Scope Change” means any Scope Change that does not increase Miami Jai-Alai Facility Costs by more than $30,000.

 “Development Agreement” means, collectively, (a) that certain Development Agreement dated ________, 2008 entered into by and between Florida Gaming Centers, Inc., a Florida corporation and the City of Miami, Florida.

“Disbursement” means a disbursement of funds to or from the applicable Company Account, in accordance with the Disbursement Agreement.

 “Disbursement Agreement” means that certain Disbursement Agreement dated as of April 25, 2011 between the Borrower and the Administrative Agent, and all amendments, restatements and supplements thereto.

Signature Page to Disbursement Agreement

“Disbursement Confirmation Notice” has the meaning given in Section 1.4.2(a)(i) of the Disbursement Agreement.

“Disbursement Date” means the date on which a disbursement is requested to be made pursuant to the terms of the Disbursement Agreement, including the terms of Section 1.4.1.

“Disbursement Endorsement” means a title insurance endorsement issued by Title Insurer which confirms, inter alia, that the Mortgages retain their priority position and that no subordinate lien to the Mortgages are or have been filed which are unacceptable to the Secured Parties.

“Disbursement Escrow Account” means the account referenced as such in Section 1.3 of the Disbursement Agreement (which account may be changed if the terms of Section 8.2.5 of the Disbursement Agreement are applicable).

“Disbursement Request” means a Disbursement Request and Certificate in the form of Exhibit C-1 to the Disbursement Agreement, appropriately completed and duly executed and including all certifications, exhibits, attachments, schedules, appendices and certificates.

“Dollar” and “$” means dollars in lawful currency of the United States of America.

“Draw Package” means all of the fully signed (and, as applicable, witnessed and notarized so as to be in recordable form), certificates, sworn statements, affidavits, waivers, releases, terminations, W-9 forms and other materials and documents relating to requested payments to the Contractor or any Subcontractor or material supplier, and such other items and dollar amounts requested under any Disbursement Request so that the Escrowee and Title Insurer will have all required documents and materials necessary to review and approve a Disbursement Request and issue a Disbursement Endorsement as contemplated under the Disbursement Agreement.  Each Draw Package must, at a minimum, include: (a) the documents referenced in Exhibits Y-1 – Y - 6, (b) statements, affidavits, waivers, releases, terminations, and any other document or item which shall be accurate, fully completed and duly executed (and, as applicable, witnessed and notarized so as to be in recordable form), (c) all certifications, exhibits, attachments, schedules, appendices and certificates, and (d) a list and copies of any and all “Notices to Owner” received by the Borrower, the Contractor or their affiliates not previously delivered to the Escrowee.

“Equity Funds” means funds which are cash or cash equivalent received by the Borrower as equity contributions from third parties and shall not include (i) any proceeds from loans or other indebtedness, (ii)  any amounts or funds from any Company Accounts, including the Contingency Reserve Account, (iii) any amounts or funds arising from the operations of the Miami Jai-Alai Facility or the Ft. Pierce Property or (iv) any proceeds or funds from any disposition of any portion of, or interest in, the Miami Jai-Alai Facility or the Ft. Pierce Property.

“Escrowee” means First American Title Insurance Company, in its capacity as the escrowee under the Disbursement Agreement, and its successors in such capacity.

 “Event of Default” has the meaning given in Section 6.1 of the Disbursement Agreement.

Signature Page to Disbursement Agreement

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal), any of the following: (i) any loss, destruction or damage of such property or asset; (ii) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or (iii) any settlement in lieu of clauses (i) and (ii) above.

“Financing Agreements” means, collectively, the Disbursement Agreement, the Credit Agreement, the Collateral Documents under and as defined in the Credit Agreement, all fee letters or engagement letters to which the Administrative Agent or the Escrowee is a party, and any other loan or security agreements entered into on, prior to or after the Closing Date with the Escrowee and/or the Administrative Agent in connection with the financing of the Miami Jai-Alai Facility, including all Loan Documents under and as defined in the Credit Agreement, and all amendments and supplements thereto.

“First-Tier-Sub” has the meaning given in Section 2.2.3 of the Disbursement Agreement.

 “Freedom Holding” has the meaning set forth in the Credit Agreement.

“Funding Sources” means the Credit Facility and amounts on deposit in the Construction Funds Account.

“Holdback Account” means the account referenced as such in Section 1.3 of the Disbursement Agreement.

“Holdback Expenses” has the meaning given in Section 1.3.5 of the Disbursement Agreement.

 “Holdings” means Florida Gaming Corporation, Inc., a Delaware corporation.

“In Balance” means that, at the time of calculation and after giving effect to any requested Disbursement (or, if no Disbursement is then being requested, after deducting from Available Construction Funds the amount of costs incurred but not paid since the date of the immediately preceding Disbursement), (a) the Unallocated Contingency Balance equals or exceeds the Required Minimum Contingency, and (b) the Available Construction Funds equal or exceed the sum of the aggregate Remaining Costs of all Line Items.

“Indemnified Liabilities” has the meaning given in Section 10.15.1 of the Disbursement Agreement.

“Indemnitees” has the meaning given in Section 10.15.1 of the Disbursement Agreement.

“Interest Reserve Account” means the Interest Reserve Account referenced as such in Section 1.3 of the Disbursement Agreement.

“ITW Payment(s)” means any inter-track wagering payments that the Borrower owes to another track owner or Person and which must be paid prior to the Borrower receiving its Slot License, including all inter-track wagering payments specified in a deficiency notice from the Florida Gaming Board.

Signature Page to Disbursement Agreement

“Licenses and Permits” means all licenses, permits, approvals, consents, authorizations, exemptions, waivers, finding of suitability and registrations issued by the Florida Gaming Board and all other applicable Florida state and local county and municipal agencies and other Governmental Authorities, which are required for the Borrower and its Affiliates to own, develop, construct, use and operate the Miami Jai-Alai Facility, all as contemplated by the Financing Agreements and other Loan Documents, including, without limitation, the Miami Jai-Alai Facility Certificate of Occupancy, together with all such necessary gaming licenses, liquor licenses, and demolition and building permits required in connection therewith.

“Line Item” means each of the individual line items set forth in the Construction Budget (as in effect from time to time), which individual line items shall be acceptable to the Administrative Agent, Escrowee and the Construction Consultant.

“Loan” means an extension of credit under a Credit Facility and the Financing Agreements evidencing such Credit Facility.

 “Loss Proceeds” has the meaning given in Section 4.15.1 of the Disbursement Agreement.

“Major Miami Jai-Alai Facility Participant” means each Person who is a party to a Material Construction Document.

“Material Construction Documents” means the Construction Documents (including, without limitation, the Construction Agreement), the Architect’s Agreement, the Development Agreement, and each other principal agreement, document and instrument which evidences the terms and conditions on which the Miami Jai-Alai Facility will be constructed, developed, completed, operated, furnished and/or equipped, each Payment and Performance Bond issued to support any of the forgoing, all warranties issued in connection with any of the foregoing, and all amendments and supplements thereto.

“Miami Jai-Alai Facility” has the meaning set forth in the Credit Agreement.

“Miami Jai-Alai Facility Certificate of Occupancy” means a permanent, unqualified certificate of occupancy for the Miami Jai-Alai Facility issued by the City of Miami building department pursuant to applicable requirements of law which permanent certificate of occupancy shall permit the Miami Jai-Alai Facility to be used for the Miami Jai-Alai Facility Intended Uses and shall be in full force and effect.

“Miami Jai-Alai Facility Costs” means all costs incurred or to be incurred in accordance with the Construction Budget, which costs shall include, but not be limited to: (a) all costs incurred under the Construction Documents, (b)  debt service accruing with respect to advances made under the Credit Facility to pay Miami Jai-Alai Facility Costs allocated to the Miami Jai-Alai Facility under the Construction Budget and any other debt service, (c) reasonable financing, closing and administration costs related to the Miami Jai-Alai Facility until the Opening Date for the Miami Jai-Alai Facility including, but not limited to, insurance costs (including, with respect to directors and officers insurance costs, costs relating to such insurance extending beyond the Opening Date), guarantee fees, legal fees and expenses, financial advisory fees and expenses, technical fees and expenses (including, without limitation, fees and expenses of the Construction Consultant), commitment fees, management fees, and corporate overhead agency fees (including, without limitation, fees and expenses of the Escrowee), interest (other than amounts listed in clause (b) above), taxes (including value added tax), and other out-of-pocket expenses payable by the Borrower under all documents related to the financing and administration of the Miami Jai-Alai Facility until the Opening Date, (d) the costs of acquiring and maintaining Licenses and Permits for the Miami Jai-Alai Facility prior to the Opening Date, (e) costs incurred in settling insurance claims in connection with Events of Loss and collecting Loss Proceeds at any time prior to the Opening Date, (f) working capital costs incurred in accordance with the Construction Budget prior to the Opening Date, (g) cash to collateralize commercial letters of credit to the extent that payment of any such cash amount to the vendor or materialman who is the beneficiary of such letter of credit would have constituted a “Miami Jai-Alai Facility Cost”; and (h) all other hard costs or soft costs of the categories set forth in the Construction Budget.

Signature Page to Disbursement Agreement

“Miami Jai-Alai Facility Intended Uses” means the intended uses of the Miami Jai-Alai Facility, as more particularly set forth in Exhibit X to the Disbursement Agreement.

“Notice of Commencement” means that certain notice of commencement prepared by Borrower and Contractor in accordance with Chapter 713, Florida Statutes in the form set forth on Exhibit P to the Disbursement Agreement, which shall be recorded immediately following the recordation of the Mortgages.

“Notices to Owner” means a notice in the form set forth under Section 713.06(2)(c), Florida Statutes, which is sent to the owner of the Miami Jai-Alai Facility or the Ft. Pierce Property in accordance with Chapter 713, Part 1, Florida Statutes.

“Opening Conditions” means the following:

11.	the Escrowee and the Administrative Agent shall have received from the Borrower its Opening Date Certificate, pursuant to which the Borrower certifies that:

A.
the construction of the Miami Jai-Alai Facility and all infrastructure and other improvements required to be constructed under applicable requirements of law (including, without limitation, all Gaming Laws) and the Construction Documents shall have been substantially completed (except for ordinary course punchlist items) in accordance with the Plans and Specifications;

B.
substantially all furnishings, fixtures and equipment necessary to use and occupy the various portions of the Miami Jai-Alai Facility for the Miami Jai-Alai Facility Intended Uses shall have been installed and shall be operational;

C.
the Borrower has obtained all required Licenses and Permits, as well as all required bonds (including, without limitation, all necessary Payment and Performance Bonds), all in accordance with all applicable laws (including, without limitation, all Gaming Laws), and has delivered copies thereof to the Administrative Agent and the Escrowee;

D.
all Miami Jai-Alai Facility Costs (other than Miami Jai-Alai Facility Costs consisting of (A) Retainage Amounts, and other amounts, that, as of the Opening Date, are being withheld from the Contractors and Subcontractors in accordance with the provisions of the applicable Material Construction Documents, (B) amounts being contested in accordance with the Financing Agreements so long as adequate reserves have been established through an allocation in the Construction Budget and in accordance with any requirements of such Financing Agreements, (C) amounts payable in respect of Miami Jai-Alai Facility punchlist items to the extent not covered by the foregoing clause (A), and (D) amounts incurred by any Contractors or Subcontractors within the last thirty (30) days and to be paid under the current Disbursement Request which has been submitted but not yet disbursed) shall have been paid in full;

Signature Page to Disbursement Agreement

E.
the Miami Jai-Alai Facility shall be served by, and shall be equipped to accept water, gas, electric, sewer, sanitary sewer, storm drain and other facilities and utilities necessary for use of the Miami Jai-Alai Facility and each portion thereof for the Miami Jai-Alai Facility Intended Uses, which utility service is provided by public or private utilities over utility lines, pipes, wires and other facilities that run solely over public streets or private property (in the case of private property, pursuant to recorded easements);

F.
a Miami Jai-Alai Facility Certificate of Occupancy shall have been issued and all other Licenses and Permits required to be obtained prior to opening of the Miami Jai-Alai Facility shall have been obtained (including all Gaming/Liquor Licenses for the Miami Jai-Alai Facility); and

G.	the Miami Jai-Alai Facility shall be ready to open for business to the general public for the Miami Jai-Alai Facility Intended Uses.

12.
the Construction Consultant has delivered its Opening Date Certificate approving the Borrower’s Opening Date Certificate with respect to the Miami Jai-Alai Facility, the Contractor has delivered its Opening Date Certificate, and the Architect has delivered its Opening Date Certificate;

13.	the Borrower shall have available a fully trained staff to operate the Miami Jai-Alai Facility in accordance with industry standards;

14.
the Title Insurer shall have issued a title insurance endorsement with respect to all work performed by the Contractor and the Subcontractors prior to the Opening Date, and the Title Insurer shall have issued to the Administrative Agent final endorsements insuring the priority of its Liens upon the Miami Jai-Alai Facility (with such endorsements being in form and substance acceptable to the Administrative Agent);

15.
the Borrower has delivered copies to the Escrowee and the Administrative Agent of all sworn statements and lien waivers (partial and/or final, as applicable) that are deemed necessary by any of the foregoing parties (or by the Construction Consultant) pursuant to Florida laws with respect to all Miami Jai-Alai Facility Costs incurred to date; and

16.	the Borrower shall have delivered to the Escrowee, the Construction Consultant, the Administrative Agent and the Escrowee an A.L.T.A. “as built survey” of the Miami Jai-Alai Facility.

“Opening Date” has the meaning set forth in the Credit Agreement.

“Opening Date Certificate” means, as applicable, the certificates in the form of Exhibits V-1, V-2, V-3 and V-4 to the Disbursement Agreement to be delivered by the Borrower, the Construction Consultant, the Contractor and the Architect, as the case may be, in each case, and including all certifications, exhibits, attachments, schedules, appendices and certificates.

 “Operative Documents” means the Financing Agreements and the Construction Documents, and all amendments and supplements thereto.

Signature Page to Disbursement Agreement

“Outstanding Releases” has the meaning given in Section 2.2.3 of the Disbursement Agreement.

“PAC Loan” has the meaning given in the Transaction Fee Letter.

“Payment and Performance Bond” means any payment and performance bond delivered under any Construction Document in favor of the Borrower, the Contractor (or the Subcontractor, if applicable), the Administrative Agent or the Escrowee, in each case supporting the Contractor’s or a Subcontractor’s obligations under any such Construction Document.

“Permitted Encumbrances” has the meaning set forth in the Credit Agreement.

“Plans and Specifications” means all plans, specifications, design documents, schematic drawings and related items for the design, architecture and construction of the Miami Jai-Alai Facility that have been approved by the Administrative Agent in writing and are listed on Exhibit T-1 to the Disbursement Agreement including, from time to time, any further such plans, specifications, design documents, schematic drawings and related items which are consistent with the standards of Exhibit T-1 to the Disbursement Agreement and delivered pursuant to Section 2.1.14 of the Disbursement Agreement, in each case, as amended in accordance with Section 5.4 of this Disbursement Agreement.

“Potential Event of Default” means (i) any event which with the giving of notice, the lapse of time, or both, would constitute an Event of Default and (ii) the occurrence of any “Default” under any Financing Agreement.

“Prescribed Laws” means, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq., and (d) all other applicable laws and legal requirements and regulations relating to money laundering or terrorism.

“Realized Savings” means, with respect to each Line Item, a decrease in the anticipated cost to complete the work contemplated by such Line Item as identified by the Borrower to the satisfaction of the Escrowee and the Construction Consultant pursuant to a Realized Savings Certificate delivered by the Borrower, and reflected through an amendment of the Construction Budget pursuant to Section 5.4 of the Disbursement Agreement.

“Realized Savings Certificate” means a Realized Savings Certificate in the form of Exhibit L to the Disbursement Agreement.

“Related Agreements” has the meaning given in Section 8.1 of the Disbursement Agreement.
“Remaining Costs” means, at any given time for any Line Item (other than a “Contingency” Line Item), the portion thereof that remains unpaid and corresponds with yet-to-be completed tasks or projects.

Signature Page to Disbursement Agreement

“Required Construction Consultant, Contractor and Architect Disbursement Certificates” means, collectively, with respect to each Disbursement Request relating to the Miami Jai-Alai Facility, the certificates in the forms of Exhibits C-2, C-3, and C-4 to the Disbursement Agreement from the Architect, the Construction Consultant, and the Contractor, as the case may be, required to be attached thereto pursuant to Section 1.4.1(b) of the Disbursement Agreement, in each case, appropriately completed and duly executed and including all certifications, exhibits, attachments, schedules, appendices and certificates.

“Required Minimum Contingency” means:
(a)	as of the Closing Date, $1,607,303;

(b)
with respect to the Miami Jai-Alai Facility, from time to time after the Closing Date and prior to the Completion Date of the Miami Jai-Alai Facility, the amount determined pursuant to the following formula:

RMC = $500,000 + ($1,107,303 * (1.00 – PC))

Where:

(1)	RMC = Required Minimum Contingency;

(2)	PC =
Percentage of the Miami Jai-Alai Facility completed as of the calculation date (in decimal format) based upon the quotient determined by dividing (i) the aggregate amount paid to date under all Line Items (the “Paid Construction Costs”) by (ii) the sum of (x) the aggregate Remaining Costs and (y) the Paid Construction Costs.

For example, if, as of the calculation date, the Paid Construction Costs are $10,000,000 and the Remaining Costs are $6,073,034, then PC=0.62. Therefore, RMC = $500,000 + $1,107,303 * (1.00 - 0.62) = $920,775.14

“Required Scope Change Approval” means, with respect to a proposed Scope Change, each of the following:  (a) the consent of the Construction Consultant, and (b) the consent of the Administrative Agent.

“Responsible Officer” means as to any Person, the chief executive officer, president or chief financial officer of such Person or such Person’s managing member if such Person is a member-managed limited liability company, but in any event, with respect to financial matters, the chief financial officer of such Person.

“Retainage Amounts” means at any given time amounts which have accrued and are owing under the terms of a Construction Document for work or services already provided but which at such time (and in accordance with the terms of the Construction Document) are being withheld from payment to the Contractor, until certain subsequent events (e.g., completion benchmarks) have been achieved under the Construction Document.

 “Scheduled Opening Date” means the date that is nine (9) months after the Closing Date.

Signature Page to Disbursement Agreement

“Scope Change” means any change in the Plans and Specifications or any other change to the design, layout, architecture or quality of the Miami Jai-Alai Facility from that which is contemplated on the Closing Date (unless such change is required by requirements of law).

“Secured Parties” means the Administrative Agent, the creditors party to the Credit Agreement, the counterparties to any swap or hedge agreements entered into by the Borrower under the Credit Agreement (to the extent permitted to be secured thereunder) and the Escrowee acting on behalf of any one or more of the foregoing.

“Slot License” means a permanent or final Gaming License issued by the Florida Gaming Board to operate slot machines and conduct slot-machine gaming at the Miami Jai-Alai Facility, and all other Gaming Licenses (including slot occupational licenses) required by the Borrower’s and its Affiliates’ officers, directors and Key Employees in respect of gaming operations at the Miami Jai-Alai Facility.

“Slot License Account” means the account referenced as such in Section 1.3 of the Disbursement Agreement.

“Slot License Date” means the date upon which (i) the Florida Gaming Board issues to the Borrower a Slot License and (ii) the Administrative Agent has received from the Borrower a certificate certifying that Borrower has received the Slot License, together with a copy of the Slot License and any such receipts and other supporting documentation requested by the Administrative Agent, all of which shall be subject to the Administrative Agent’s review and approval.

“Slot License Date Expenses” means the expenses and fees of Borrower, Holdings or any other Credit Party which are existing, due and payable on the Slot License Date and which are included in the expense categories identified on Schedule 1.3.5 to the Disbursement Agreement.

“Stop Funding Notice” has the meaning given in Section 1.4.2(b) of the Disbursement Agreement.

“Subcontractor” means any architects, consultants, designers, contractors, suppliers, laborers or any other Persons engaged by any the Contractor or any Credit Party in connection with the design, engineering, installation and construction of the Miami Jai-Alai Facility.

“Surveyor” means AFA & Company, Inc., in its capacity as the issuer of the Survey(s).

“Survey(s)” means, collectively, the survey(s) issued by the Surveyor as of the Closing Date, as provided in Section 2.1.13(b) of the Disbursement Agreement, including all amendments thereto, endorsements thereof and substitutions or replacements therefor.

“Third Party Claims” has the meaning given in Section 9.3 of the Disbursement Agreement.

“Title Insurer” means First American Title Insurance Company, in its capacity as the issuer of the Title Policies.

“Title Policies” means, collectively, the policies of title insurance issued by Title Insurer as of the Closing Date, as provided in Section 2.1.13(a) of the Disbursement Agreement, including all amendments thereto, endorsements thereof and substitutions or replacements therefor.

Signature Page to Disbursement Agreement

“Transaction Fee Letter” has the meaning given in the Credit Agreement.

“Twenty Percent Cushion” means that, at the time of calculation and after giving effect to the Scope Change, (a) the Unallocated Contingency Balance equals or exceeds the Required Minimum Contingency, and (b) the sum of the aggregate Remaining Costs for each Line Item is less than or equal to the product of (x) 80% and (y) the Available Construction Funds.

“Unallocated Contingency Balance” means, from time to time, the amount of the “Construction Contingency” Line Item as set forth in the Construction Budget then in effect.

“Unincorporated Materials” has the meaning given in Section 2.2.14 of the Disbursement Agreement.

RULES OF INTERPRETATION

The following rules of interpretation shall apply to the Disbursement Agreement and this Exhibit A unless otherwise required by the context or as specifically provided:

Words in the singular include the plural and words in the plural include the singular.

The word “or” is not exclusive.

A reference to a Person includes its permitted successors and permitted assigns.

Accounting terms have the meanings assigned to them by generally accepted accounting principles in the United States of America, as in effect from time to time, as applied by the accounting entity to which they refer.

A reference to “including” means including without limiting the generality of any description preceding such term.

A reference in the Disbursement Agreement to an article, section, exhibit, schedule, annex part, clause, paragraph, party, appendix or other attachment is to the article, section, exhibit, schedule, annex, part, clause, paragraph, party, appendix or other attachment of such document unless otherwise indicated in such document.

References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean, unless specifically indicated, such document, instrument or agreement as in effect on the date hereof, notwithstanding any termination, such expiration or amendment of such agreement unless all of the parties to the Disbursement Agreement are signatories to such amendment or unless the signatories of such amendment have the right to amend the Disbursement Agreement without the consent of the other parties to the Disbursement Agreement, in which case any references shall be to such agreement as so amended.

The words “hereof,” “herein” and “hereunder” and words of similar import when used in the Disbursement Agreement shall refer to such document as a whole and not to any particular provision of such document.

References to “days” shall mean calendar days, unless the term “Business Days” shall be used.

The Financing Agreements are the result of negotiations among, and have been reviewed by, the Borrower, the Borrower’s subsidiaries, Holdings, Freedom Holding, the Administrative Agent, the creditors party thereto, and the Escrowee.  Accordingly, the Financing Agreements shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against any such Person.

Signature Page to Disbursement Agreement

Words referring to a gender include any gender.

The headings, subheadings and tables of contents are solely for convenience of reference and shall not constitute a part of any such document nor shall they affect the meaning, construction or effect of any provision thereof nor shall they modify, define, expand or limit any of the terms or provisions thereof.

A reference to a particular section, paragraph or other part of a particular statute shall be deemed to be a reference to any other section, paragraph or other part substitute therefor from time to time unless otherwise specified.

If a capitalized term describes, or shall be defined by reference to, a document, instrument that has not as of any particular date been executed and delivered and such document, instrument or agreement is attached as an exhibit to the Disbursement Agreement, such reference shall be deemed to be such form and, following such execution and delivery and subject to paragraph 8 above, to the document, instrument or agreement as so executed and delivered.

Signature Page to Disbursement Agreement

EXHIBIT F

FORM OF PLEDGE AND SECURITY AGREEMENT

Attached.

EXHIBIT F

EXECUTION COPY

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (this “Security Agreement”) is entered into as of April 25, 2011 by and among FREEDOM HOLDING, INC. (“Freedom”), FLORIDA GAMING CORPORATION (“Holdings”), FLORIDA GAMING CENTERS, INC. (the “Borrower”), certain Affiliates thereof identified on the signature pages hereto (the “Initial Grantors”) and any additional Affiliates thereof, whether now existing or hereafter formed which become parties to this Security Agreement by executing a Supplement hereto (a “Security Agreement Supplement”) in substantially the form of Annex I (such additional Affiliates, together with Freedom, Holdings, the Borrower and the Initial Grantors, the “Grantors”), in favor of ABC FUNDING, LLC, as Administrative Agent (the “Administrative Agent”), for the benefit of the Holders of Obligations under the below-defined Credit Agreement.

PRELIMINARY STATEMENT

WHEREAS, Holdings, the Borrower, the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), and the Administrative Agent have entered into that certain Credit Agreement dated as of April 25, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), which Credit Agreement provides, subject to the terms and conditions thereof, for extensions of credit and other financial accommodations by the Lenders to or for the benefit of the Borrower;

WHEREAS, the Grantors (other than the Borrower) have guaranteed the repayment of the Obligations pursuant to the Credit Party Guaranty dated as of April 25, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, collectively, the “Guaranty”);

WHEREAS, each Grantor has agreed to grant a security interest in substantially all of its personal property and each Grantor (except for Freedom to the extent expressly provided below) has agreed to pledge its capital stock, membership interests or partnership interests in certain of its Subsidiaries to the Administrative Agent, for the benefit of the Holders of Obligations, as security for the Florida Gaming Obligations (as defined below);

WHEREAS, Freedom has agreed to pledge its capital stock, membership interests or partnership interests in certain of its Subsidiaries to the Administrative Agent, for the benefit of the Holders of Obligations, as security for the Florida Gaming Obligations (as defined below), pursuant to the Holdings Pledge Agreement by and between Holdings and the Administrative Agent dated as of April 25, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, collectively, the “Holdings Pledge Agreement”);

WHEREAS, each Grantor, the Administrative Agent, the Lenders, Holdings and the Borrower acknowledge the jurisdiction of the FGB; and

WHEREAS, the Administrative Agent and the Lenders have required, as a condition, among others, to the effectiveness of the Credit Agreement and the other Loan Documents, that each Grantor execute and deliver this Security Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1.         Terms Defined in Credit Agreement.  All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

1.2.         Terms Defined in New York UCC.  Terms defined in the New York UCC which are not otherwise defined in this Security Agreement are used herein as defined in the New York UCC.

1.3.         Definitions of Certain Terms Used Herein.  As used in this Security Agreement, the following terms shall have the following meanings:

“Accounts” shall have the meaning set forth in Article 9 of the New York UCC.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Chattel Paper” shall have the meaning set forth in Article 9 of the New York UCC.

“Collateral” means all Accounts, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Goods, General Intangibles, Instruments, Inventory, Investment Property, Pledged Deposits, Supporting Obligations, and Other Collateral, wherever located, in which any Grantor now has or hereafter acquires any right or interest, and the proceeds (including Stock Rights), insurance proceeds and products thereof, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto, as authorized by the laws, rules and administrative regulations of the Gaming Authority.  Notwithstanding anything to the contrary contained in this definition, Collateral shall not include (i) contractual rights to the extent and for so long as the grant of a security interest herein would violate the terms of the agreement under which such contractual rights arise or exist to the extent such prohibition is enforceable under applicable law, (ii) rights under governmental licenses and authorizations to the extent and for so long as the grant of a security interest therein is prohibited by law, (iii) the Equity Interests of Holdings pledged by Freedom pursuant to the Holdings Pledge Agreement and (iv) any intent-to-use trademark or service mark application prior to the filing of a statement of use or amendment to allege use, or any other intellectual property, to the extent that applicable law or regulation prohibits the creation of a security interest or would otherwise result in the loss of rights from the creation of such security interest or from the assignment of such rights upon the occurrence and continuance of a Default. The Grantors confirm for the Administrative Agent that all Excluded Assets (including, without limitation, all Gaming Licenses) constitute Collateral, and that no applicable law or regulation prohibits the grant or perfection of a security interest therein. It is the intent of the parties hereto that such grant in respect of the Excluded Assets (including, without limitation, Gaming Licenses) comply with all applicable laws and regulations.

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“Commercial Tort Claims” means the commercial tort claims, as defined in the New York UCC, of any Grantor, including each commercial tort claim specifically described in Exhibit E.

“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the New York UCC.

 “Default” means an event described in Section 5.1 hereof.

“Deposit Accounts” shall have the meaning set forth in Article 9 of the New York UCC.

“Documents” shall have the meaning set forth in Article 9 of the New York UCC.

“Equipment” shall have the meaning set forth in Article 9 of the New York UCC.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Borrower and its Domestic Subsidiaries directly owns or controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“FGB” means the Florida Gaming Board.

“Florida Gaming Obligations” means, with respect to the Borrower, the Obligations and, with respect to each other Grantor, such Grantor’s obligations under the Guaranty including, without limitation, the “Guaranteed Obligations” under and as defined therein.

“General Intangibles” shall have the meaning set forth in Article 9 of the New York UCC.

“Goods” shall have the meaning set forth in Article 9 of the New York UCC.

 “Instruments” shall have the meaning set forth in Article 9 of the New York UCC.

“Inventory” shall have the meaning set forth in Article 9 of the New York UCC.

“Investment Property” shall have the meaning set forth in Article 9 of the New York UCC.

“New York UCC” means the New York Uniform Commercial Code as in effect from time to time.

“Other Collateral” means any property of the Grantors not included within the defined terms Accounts, Chattel Paper, Commercial Tort Claims, Documents, Equipment, General Intangibles, Instruments, Inventory, Investment Property and Pledged Deposits, including, without limitation, all cash on hand, letter-of-credit rights, letters of credit, Stock Rights and Deposit Accounts or other deposits (general or special, time or demand, provisional or final) with any bank or other financial institution, it being intended that the Collateral include all personal property of the Grantors.

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“Pledged Collateral” means, with respect to each Grantor, all right, title and interest of such Grantor in, to and under the Collateral and other assets pledged to the Administrative Agent, for the benefit of the Holders of Obligations, hereunder.

“Pledged Deposits” means all time deposits of money (other than Deposit Accounts and Instruments), whether or not evidenced by certificates, which a Grantor may from time to time designate as pledged to the Administrative Agent or to any Holder of Obligations as security for any Florida Gaming Obligations, and all rights to receive interest on said deposits.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments or Pledged Deposits, and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Security” has the meaning set forth in Article 8 of the New York UCC.

“Stock Rights” means any securities, dividends or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Pledged Collateral and any securities, any right to receive securities and any right to receive earnings, in which any Grantor now has or hereafter acquires any right, issued by an issuer of such securities.

“Supporting Obligation” shall have the meaning set forth in Article 9 of the New York UCC.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

GRANT OF SECURITY INTEREST

2.1.         Grantor Pledge.  Each of the Grantors hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Holders of Obligations and (to the extent specifically provided herein) their Affiliates, a security interest in all of such Grantor’s right, title and interest, whether now owned or hereafter acquired, in and to the Collateral to secure the prompt and complete payment and performance of the Florida Gaming Obligations, as authorized by the laws, rules and administrative regulations of the Gaming Authority.  For the avoidance of doubt, the grant of a security interest herein shall not be deemed to be an assignment of intellectual property rights owned by the Grantors.  Notwithstanding the foregoing, the Collateral shall not include (i) with respect to any shares of stock or other ownership interests in any First Tier Foreign Subsidiary, the excess over 65% of all of the voting shares of stock or Equity Interests in such First Tier Foreign Subsidiary, (ii) any stock or other ownership interests in any Foreign Subsidiary that is not a First Tier Foreign Subsidiary or (iii) any shares of stock or other ownership interests in Holdings pledged by Freedom pursuant to the Holdings Pledge Agreement.  With respect to the Interest Reserve Account, amounts on deposit therein shall be distributed in accordance with Section 9.16 of the Credit Agreement and Section 7.4 hereof.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to the Administrative Agent and the Holders of Obligations, and each Grantor that becomes a party to this Security Agreement pursuant to the execution of a Security Agreement Supplement in substantially the form of Annex I represents and warrants (after giving effect to supplements to each of the Exhibits hereto with respect to such subsequent Grantor as attached to such Security Agreement Supplement), that:

3.1.         Title, Authorization, Validity and Enforceability.  Each such Grantor has good and valid rights in or the power to transfer (and with respect to intellectual property rights, grant a security interest in) the Pledged Collateral owned by it and title to the Pledged Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1.6 hereof, and has full corporate, limited liability company or partnership, as applicable, power and authority to grant to the Administrative Agent the security interest in such Pledged Collateral pursuant hereto.  The execution and delivery by each such Grantor of this Security Agreement has been duly authorized by proper corporate, limited liability company or partnership, as applicable, proceedings, and this Security Agreement constitutes a legal, valid and binding obligation of each such Grantor and creates a security interest which is enforceable against each such Grantor in all Pledged Collateral it now owns or hereafter acquires, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) requirements of reasonableness, good faith and fair dealing.  When financing statements have been filed in the appropriate offices against each Grantor in the locations listed on Exhibit D, and filing made in the appropriate filing offices for intellectual property, the Administrative Agent will have a fully perfected first priority security interest in the Pledged Collateral owned by such Grantor in which a security interest may be perfected by filing, subject only to Liens permitted under Section 4.1.6 hereof.

3.2.         Conflicting Laws and Contracts.  Neither the execution and delivery by each Grantor of this Security Agreement, the creation and perfection of the security interest in the Pledged Collateral granted hereunder, nor compliance with the terms and provisions hereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Grantor, or (ii) such Grantor’s charter, by-laws or other organizational or constitutional documents, (iii) the provisions of any indenture, instrument or agreement to which such Grantor is a party or is subject, or by which it, or its property may be bound or affected, or conflict with or constitute a default thereunder, or result in or require the creation or imposition of any Lien in, of or on the property of such Grantor pursuant to the terms of any such indenture, instrument or agreement (other than any Lien of the Administrative Agent on behalf of the Holders of Obligations), or (iv) any law, rule, regulation or administrative promulgation of the Gaming Authority.

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3.3.         Principal Location.  Each Grantor’s mailing address and the location of its chief place of business (if it has only one) or its chief executive office (if it has more than one place of business) is disclosed in Exhibit A.

3.4.         Property Locations.  The Inventory and Equipment of each Grantor are located solely at the locations of such Grantor described in Exhibit A.  All of said locations are located in the United States of America and are owned by such Grantor except for locations (i) which are leased by such Grantor as lessee and designated in Part B of Exhibit A or (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment by such Grantor as designated in Part C of Exhibit A, with respect to which Inventory, such Grantor, after the occurrence and during the continuance of a Default, and at the Administrative Agent’s request, shall deliver bailment agreements, warehouse receipts, financing statements or other documents satisfactory to the Administrative Agent to protect the Administrative Agent’s and the Holders of Obligations’ interests in such Inventory.

3.5.         No Other Names.  Except as set forth on Exhibit A, no Grantor has conducted business under any name in the past five (5) years except the name in which it has executed this Security Agreement, which is the exact name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization as of the Effective Date or the date on which such Grantor becomes subject hereto.

3.6.         No Default.  No Default exists.

3.7.         Accounts and Chattel Paper.  The names of the obligors, amounts owing, due dates and other information with respect to the Accounts and Chattel Paper owned by each Grantor are and will be correctly stated in all records of such Grantor relating thereto and in all invoices and reports with respect thereto furnished to the Administrative Agent by such Grantor from time to time.  As of the time when each Account or each item of Chattel Paper arises, such Grantor shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all material respects what they purport to be.

3.8.         Filing Requirements.  None of the Equipment owned by any Grantor is covered by any certificate of title, except for its vehicles.  None of the Pledged Collateral owned by such Grantor is of a type for which security interests or liens may be perfected by filing under any federal statute except for (i) its vehicles and (ii) the patents, trademarks and copyrights held by such Grantor and described in Exhibit B.

3.9.         No Financing Statements.  No financing statement describing all or any portion of the Pledged Collateral which has not lapsed or been terminated naming any Grantor as debtor has been filed in any jurisdiction except financing statements (i) naming the Administrative Agent on behalf of the Holders of Obligations as the secured party, and (ii) in respect of Liens permitted by Section 6.02 of the Credit Agreement; provided, that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Administrative Agent under the Loan Documents to any Liens otherwise permitted under Section 6.02 of the Credit Agreement.

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3.10.       Federal Employer Identification Number; Jurisdiction of Organization Number; Jurisdiction of Organization.  Each Grantor’s federal employer identification number is, and if such Grantor is a registered organization, such Grantor’s jurisdiction of organization, type of organization and jurisdiction of organization identification number is, as listed on Exhibit F.

3.11.       Pledged Securities and Other Investment Property.  Exhibit C sets forth a complete and accurate list of the Instruments, Securities and other Investment Property delivered to the Administrative Agent.  Each Grantor is the direct and beneficial owner of each Instrument, Security and other type of Investment Property listed on Exhibit C as being owned by it, free and clear of any Liens, except for the security interest granted to the Administrative Agent for the benefit of the Holders of Obligations hereunder or as permitted by Section 6.02 of the Credit Agreement.  Each Grantor further represents and warrants that (i) all such Instruments, Securities or other types of Investment Property which are shares of stock in a corporation or ownership interests in a partnership or limited liability company have been (to the extent such concepts are relevant with respect to such Instrument, Security or other type of Investment Property) duly and validly issued, are fully paid and non-assessable and constitute the percentage of the issued and outstanding shares of stock (or other equity interests) of the respective issuers thereof indicated on Exhibit C hereto and (ii) with respect to any certificates delivered to the Administrative Agent representing an ownership interest in a partnership or limited liability company, either such certificates are Securities as defined in Article 8 of the New York UCC of the applicable jurisdiction as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Grantor has so informed the Administrative Agent so that the Administrative Agent may take steps to perfect its security interest therein as a General Intangible.

ARTICLE IV

COVENANTS

From the date of this Security Agreement and thereafter until this Security Agreement is terminated pursuant to the terms hereof, each Grantor party hereto as of the date hereof agrees, and from and after the effective date of any Security Agreement Supplement in substantially the form of Annex I applicable to any Grantor (and after giving effect to supplements to each of the Exhibits hereto with respect to such subsequent Grantor as attached to such Security Agreement Supplement) and thereafter until this Security Agreement is terminated pursuant to the terms hereof, each such subsequent Grantor agrees that:

4.1.         General.

4.1.1  Inspection.  Each Grantor will permit any representatives designated by the Administrative Agent or any Holder of Obligations, upon reasonable prior notice, at the sole cost of such Grantor, (i) to visit and inspect any of its property, including, without limitation, its respective Pledged Collateral, (ii) to examine and make extracts from the books and records of such Grantor relating to its respective Pledged Collateral and (iii) to discuss such Grantor’s respective Pledged Collateral, affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.  No notice shall be required during the existence and continuance of any Default or Event of Default.

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4.1.2  Taxes.  Each Grantor will pay when due all taxes, assessments and governmental charges and levies upon the Pledged Collateral owned by such Grantor, as applicable, except (i) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP and with respect to which no Lien exists, and (ii) those which by reason of the amount involved or the remedies available to the taxing authority could not reasonably be expected to have a Material Adverse Effect.

4.1.3  Records and Reports; Notification of Default.  Each Grantor shall (i) keep and maintain complete, accurate and proper books and records with respect to the Pledged Collateral owned by such Grantor and furnish to the Administrative Agent, with sufficient copies for each of the Holders of Obligations, such reports relating to its respective Pledged Collateral as the Administrative Agent shall from time to time reasonably request and (ii) give prompt notice in writing to the Administrative Agent and the Lenders of the occurrence of any Default and of any other development, financial or otherwise, which could reasonably be expected to materially and adversely affect its respective Pledged Collateral.

4.1.4  Financing Statements and Other Actions; Defense of Title.  Each Grantor hereby authorizes the Administrative Agent to file, and if requested by the Administrative Agent will execute and deliver to the Administrative Agent, all financing statements describing the Pledged Collateral owned by such Grantor and other documents and take such other actions as may from time to time reasonably be requested by the Administrative Agent in order to maintain a first priority perfected security interest in and, if applicable, Control of, the Pledged Collateral owned by such Grantor, subject to Liens permitted under Section 6.02 of the Credit Agreement and any financing statements filed in connection therewith, provided that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Administrative Agent under the Loan Documents to any Liens otherwise permitted under Section 6.02 of the Credit Agreement.  Such financing statements may describe the Pledged Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure that the perfection of the security interest in the Pledged Collateral granted to the Administrative Agent herein, including, without limitation, describing, with respect to any Grantor’s financing statement, such property as “all assets” or “all personal property, whether now owned or hereafter acquired.”  Each Grantor will take any and all actions necessary to defend title to the Pledged Collateral owned by such Grantor against all persons and to defend the security interest of the Administrative Agent in such Pledged Collateral and the priority thereof against any Lien not expressly permitted hereunder or by the Credit Agreement.

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4.1.5  Disposition of Collateral.  No Grantor will sell, lease or otherwise dispose of the Pledged Collateral owned by such Grantor except (i) prior to the occurrence of a Default, dispositions specifically permitted pursuant to Section 6.10 of the Credit Agreement, (ii) until such time following the occurrence of a Default as such Grantor receives a notice from the Administrative Agent instructing such Grantor to cease such transactions, sales or leases of Inventory in the ordinary course of business, and (iii) until such time as such Grantor receives a notice from the Administrative Agent pursuant to Article VII, proceeds of Inventory and Accounts collected in the ordinary course of business.

4.1.6  Liens.  No Grantor will create, incur, or suffer to exist any Lien on the Pledged Collateral owned by such Grantor except Liens permitted pursuant to Section 6.02 of the Credit Agreement, provided, that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Administrative Agent under the Loan Documents to any Liens otherwise permitted under Section 6.02 of the Credit Agreement.

4.1.7  Change in Corporate Existence, Type or Jurisdiction of Organization, Location, Name.  Except as otherwise permitted in the Credit Agreement, each Grantor will:

(i)
preserve its existence and corporate structure as in effect on the Effective Date, or, with respect to Grantors that become subject hereto pursuant to an Annex I hereto, the date of such Annex I hereto;

(ii)	not change its jurisdiction of organization;

(iii)	not maintain its place of business (if it has only one) or its chief executive office (if it has more than one place of business) at a location other than a location specified on Exhibit A; and

(iv)
not (i) solely with respect to the Grantors, have any Inventory or Equipment or proceeds or products thereof (other than Inventory and proceeds thereof disposed of as permitted by Section 4.1.5) at a location other than a location specified in Exhibit A, (ii) change its name or taxpayer identification number or (iii) change its mailing address, unless, in each such case, such Grantor shall have given the Administrative Agent not less than 30 days’ prior written notice of such event or occurrence and the Administrative Agent shall, in its reasonable discretion, have either (x) determined that such event or occurrence will not adversely affect the validity, perfection or priority of the Administrative Agent’s security interest in the Pledged Collateral, or (y) taken such steps (with the cooperation of such Grantor to the extent necessary or advisable) as are necessary or advisable to properly maintain the validity, perfection and priority of the Administrative Agent’s security interest in the Pledged Collateral owned by such Grantor.

4.1.8  Other Financing Statements.  No Grantor will suffer to exist or authorize the filing of any financing statement naming it as debtor covering all or any portion of the Pledged Collateral owned by such Grantor, except any financing statement authorized under Section 4.1.4 hereof.

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4.2.         Receivables.

4.2.1  Certain Agreements on Receivables.  During the occurrence and continuation of a Default, Grantors may continue to make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof until the Administrative Agent gives the Borrower notice that such discounts, credits, rebates and other reductions shall no longer be permitted to be made or agreed to be made by any Grantor.  Prior to the occurrence and continuation of a Default, Grantors may reduce the amount of Accounts arising from the sale of Inventory or the rendering of services in accordance with their respective present policies and in the ordinary course of business and as otherwise permitted under the Credit Agreement

4.2.2  Collection of Receivables.  Except as otherwise provided in this Security Agreement, each Grantor will collect and enforce, at such Grantor’s sole expense, all amounts due or hereafter due to such Grantor under the Receivables owned by such Grantor in accordance with its present policies and in the ordinary course of business and as otherwise permitted under the Credit Agreement.

4.2.3  Delivery of Invoices.  Each Grantor will deliver to the Administrative Agent promptly upon its request after the occurrence and during the continuance of a Default duplicate invoices with respect to each Account owned by such Grantor bearing such language of assignment as the Administrative Agent shall specify.

4.2.4  Disclosure of Counterclaims on Receivables.  If (i) any discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on a Receivable owned by such Grantor exists or (ii) to the knowledge of such Grantor, any dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to a Receivable, such Grantor will disclose such fact to the Administrative Agent in writing in connection with the inspection by the Administrative Agent of any record of such Grantor relating to such Receivable and in connection with any invoice or report furnished by such Grantor to the Administrative Agent relating to such Receivable.

4.3.         Inventory and Equipment.

4.3.1  Maintenance of Goods.  Each Grantor will do all things necessary to maintain, preserve, protect and keep the Inventory and the Equipment owned by such Grantor in good repair, working order and saleable condition (ordinary wear and tear excepted) and make all necessary repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

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4.3.2  Titled Vehicles.  During the continuance of a Default and upon request of the Administrative Agent, each Grantor will give the Administrative Agent a list of all vehicles covered by a certificate of title and will deliver to the Administrative Agent the original of any vehicle title certificate and do all things necessary to have the Lien of the Administrative Agent noted on any such certificate.

4.4.         Chattel Paper, Documents and Pledged Deposits.  Each Grantor will (i) deliver to the Administrative Agent immediately upon execution of this Security Agreement the originals of all Chattel Paper constituting Pledged Collateral (if any then exist), (ii) hold in trust for the Administrative Agent upon receipt and immediately thereafter deliver to the Administrative Agent any Chattel Paper constituting Pledged Collateral, (iii) upon the designation of any Pledged Deposits (as set forth in the definition thereof), deliver to the Administrative Agent such Pledged Deposits which are evidenced by certificates included in the Pledged Collateral endorsed in blank, marked with such legends and assigned as the Administrative Agent shall specify, and (iv) upon the Administrative Agent’s request, after the occurrence and during the continuance of a Default, deliver to the Administrative Agent (and thereafter hold in trust for the Administrative Agent upon receipt and immediately deliver to the Administrative Agent) any Document evidencing or constituting Pledged Collateral.

4.5.         Securities and Instruments.  Each Grantor will (i) deliver to the Administrative Agent promptly upon execution of this Security Agreement the originals of all Securities and Instruments constituting Pledged Collateral (if any then exist) and (ii) hold in trust for the Administrative Agent upon receipt and immediately thereafter deliver to the Administrative Agent any Securities and Instruments constituting Pledged Collateral.

4.6.         Uncertificated Securities and Certain Other Investment Property.  Each Grantor will permit the Administrative Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Investment Property not represented by certificates which are Pledged Collateral owned by such Grantor to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Investment Property not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Administrative Agent granted pursuant to this Security Agreement.  Each Grantor will use all commercially reasonable efforts, with respect to Investment Property constituting Pledged Collateral owned by such Grantor held with a financial intermediary, to cause such financial intermediary to enter into a control agreement with the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent.

4.7.         Stock and Other Ownership Interests.

4.7.1  Changes in Capital Structure of Issuers.  Except as permitted in the Credit Agreement, no Grantor will (i) permit or suffer any issuer of privately held corporate securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Pledged Collateral owned by such Grantor to dissolve, liquidate, retire any of its capital stock or other Instruments or Securities evidencing ownership, reduce its capital or merge or consolidate with any other entity, or (ii) vote any of the Instruments, Securities or other Investment Property in favor of any of the foregoing except to the extent permitted under the Credit Agreement.

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4.7.2  Issuance of Additional Securities. Except as permitted in the Credit Agreement, no Grantor will permit the issuer of privately held corporate securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Pledged Collateral to issue any such securities or other ownership interests, any right to receive the same or any right to receive earnings, except to such Grantor.

4.7.3  Registration of Pledged Securities and other Investment Property.  Each Grantor will permit any registerable Pledged Collateral owned by such Grantor to be registered in the name of the Administrative Agent or its nominee at any time at the option of the Required Lenders following the occurrence and during the continuance of a Default and without any further consent of such Grantor; provided, however, that any intellectual property rights of the Grantors that constitute Pledged Collateral cannot be registered in the name of the Administrative Agent following the occurrence and continuance of a Default unless the Administrative Agent is otherwise enforcing its security interest in, or foreclosing on, the Pledged Collateral pursuant to the terms of this Security Agreement.

4.7.4  Exercise of Rights in Pledged Securities and other Investment Property.  Subject to the approval of the FGB (if such approval is required), each Grantor will permit the Administrative Agent or its nominee at any time after the occurrence and continuance of a Default, without notice, to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Pledged Collateral owned by such Grantor or any part thereof, and to receive all dividends and interest in respect of such Pledged Collateral.  Unless and until a Default shall have occurred and be continuing and subject to the approval of the FGB (if such approval is required), (i) each Grantor shall be entitled to exercise all voting and other consensual rights pertaining to the Pledged Collateral for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided, however, that no Grantor will be entitled to exercise any such right if the result thereof could materially and adversely affect the rights and remedies of the Administrative Agent or Holders of Obligations under this Agreement or the Credit Agreement or any other Loan Document or the ability to exercise the same, and (ii) each Grantor shall be entitled to receive and retain all dividends or interest in respect of such Pledged Collateral to the extent and only to the extent that such dividends or interest are not prohibited by the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws; other than any dividends or interest resulting from a subdivision, combination or reclassification or received in exchange for Pledged Collateral, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets.

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4.8.         Deposit Accounts.  Each Grantor will (i) cause each bank or other financial institution in which it maintains (a) a Deposit Account to enter into a control agreement with the Administrative Agent (or its designee), in form and substance satisfactory to the Administrative Agent in order to give the Administrative Agent Control of the Deposit Account to the extent it does not already possess such Control or to further evidence such Control, or (b) other deposits (general or special, time or demand, provisional or final) to be notified of the security interest granted to the Administrative Agent hereunder and cause each such bank or other financial institution to acknowledge such notification in writing and (ii) upon the Administrative Agent’s request after the occurrence and during the continuance of a Default, deliver to each such bank or other financial institution a letter, in form and substance acceptable to the Administrative Agent, transferring ownership of the Deposit Account to the Administrative Agent or transferring dominion and control over each such other deposit to the Administrative Agent until such time as no Default exists.  In the case of deposits maintained with Lenders, the terms of such letter shall be subject to the provisions of the Credit Agreement regarding setoffs.

4.9.         Letter-of-Credit Rights.  Each Grantor will, upon the Administrative Agent’s request, cause each issuer of a letter of credit, to consent to the assignment of proceeds of the letter of credit in order to give the Administrative Agent Control of the letter-of-credit rights to such letter of credit.

4.10.       Intellectual Property.  If, after the date hereof, any Grantor acquires ownership of, or applies for or seeks registration of, any new patent, trademark or copyright in addition to the patents, trademarks and copyrights described in Exhibit B, which are all of such Grantor’s patents, trademarks and copyrights as of the Effective Date, then such Grantor shall give the Administrative Agent notice of such newly acquired or registered patent, trademark or copyright, as part of each compliance certificate provided to the Administrative Agent pursuant to the Credit Agreement.  Each Grantor agrees promptly upon request by the Administrative Agent to execute and deliver to the Administrative Agent any supplement to this Security Agreement or any other document reasonably requested by the Administrative Agent to evidence a security interest in such intellectual property in a form appropriate for recording in the applicable federal office.  Each Grantor also hereby authorizes the Administrative Agent to modify this Security Agreement unilaterally (i) by amending Exhibit B to include any future patents, trademarks and/or copyrights of which the Administrative Agent receives notification from such Grantor pursuant hereto and (ii) by recording, in addition to and not in substitution for this Security Agreement, a duplicate original of this Security Agreement containing in Exhibit B a description of such future patents, trademarks and/or copyrights.

4.11.       Commercial Tort Claims.  If, after the date hereof, any Grantor identifies the existence of a commercial tort claim, pursuant to which such Grantor reasonably expects to recover in excess of $1,000,000, belonging to such Grantor that has arisen in the course of such Grantor’s business in addition to the commercial tort claims described in Exhibit E, which are all of such Grantor’s commercial tort claims as of the Effective Date or the date on which such Grantor becomes subject hereto, then such Grantor shall give the Administrative Agent prompt notice thereof, but in any event not less frequently than quarterly.  Each Grantor agrees promptly upon written request by the Administrative Agent to execute and deliver to the Administrative Agent any supplement to this Security Agreement or any other document reasonably requested by the Administrative Agent to evidence the grant of a security interest therein in favor of the Administrative Agent.

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ARTICLE V

DEFAULT

5.1.         The occurrence of any one or more of the following events shall constitute a Default:

5.1.1  The occurrence of any “Event of Default” under, and as defined in, the Credit Agreement.

5.1.2  The breach by any Grantor of any of the terms or provisions of Article IV (other than Sections 4.1.1, 4.1.2, 4.1.3(a) and 4.11)  or Article VII.

5.1.3  The breach by any Grantor (other than a breach which constitutes a Default under 5.1.2 hereof) of any of the terms or provisions of this Security Agreement which is not remedied within thirty (30) days after the earlier of such Grantor’s knowledge of such breach and the giving of written notice to such Grantor by the Administrative Agent.

5.1.4  Any material portion of the Pledged Collateral shall be transferred or otherwise disposed of, either voluntarily or involuntarily, in any manner not permitted by Sections 4.1.5 or 8.7 hereof or shall be lost, stolen, damaged or destroyed.

5.2.         Acceleration and Remedies.  Upon the acceleration of the Obligations under the Credit Agreement pursuant to Article VII thereof, all of the Florida Gaming Obligations shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and the Administrative Agent may, with the concurrence or at the direction of the Required Lenders, exercise any or all of the following rights and remedies:

5.2.1  Those rights and remedies provided in this Security Agreement, the Credit Agreement, or any other Loan Document, provided that this Section 5.2.1 shall not be understood to limit any rights or remedies available to the Administrative Agent and the Holders of Obligations prior to a Default.

5.2.2  Those rights and remedies available to a secured party under the New York UCC (whether or not the New York UCC applies to the affected Pledged Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement.

5.2.3  Without notice except as specifically provided in Section 8.1 hereof or elsewhere herein, sell, lease, assign, grant an option or options to purchase or otherwise dispose of the Pledged Collateral or any part thereof in one or more parcels at public or private sale, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable.

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The Administrative Agent, on behalf of the Holders of Obligations, may comply with any applicable state or federal law requirements in connection with a disposition of the Pledged Collateral, and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Pledged Collateral.  The Administrative Agent and the Holders of Obligations shall comply with all Gaming Laws in connection with any disposition of the Pledged Collateral (including obtaining all consents required by Gaming Authorities in connection with any such disposition).

If, after the Credit Agreement has terminated by its terms and all of the Florida Gaming Obligations (other than Obligations arising under or in connection with Swap Agreements) have been paid in full, there remains outstanding obligations under the Swap Agreements, the Required Lenders may exercise the remedies provided in this Section 5.2 upon the occurrence of any event which would allow or require the termination or acceleration of any Obligations under the Swap Agreements pursuant to the terms of any Swap Agreement.

5.3.         Grantors’ Obligations Upon Default.  Upon the written request of the Administrative Agent after the occurrence and during the continuance of a Default, each Grantor will:

5.3.1  Assembly of Pledged Collateral.  Assemble and make available to the Administrative Agent its respective Pledged Collateral and all records relating thereto at any place or places specified by the Administrative Agent.

5.3.2  Secured Party Access.  Permit the Administrative Agent, by the Administrative Agent’s representatives and agents, to enter any premises where all or any part of its respective Pledged Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Pledged Collateral and to remove all or any part of the Pledged Collateral.

5.4.         License.  The Administrative Agent is hereby granted a license or other right to use, exercisable only following the occurrence and during the continuance of a Default, without charge, each Grantor’s labels, patents, copyrights, rights of use (to the extent such Grantor has a right to grant such a license) of any name, trade secrets, trade names, trademarks, service marks, customer lists and advertising matter, or any property of a similar nature, as it pertains to the Pledged Collateral, in completing production of, advertising for sale, and selling any Pledged Collateral, and, following the occurrence and during the continuance of a Default, such Grantor’s rights under all licenses and all franchise agreements shall inure to the Administrative Agent’s benefit.  In addition, each Grantor hereby irrevocably agrees that the Administrative Agent may, following the occurrence and during the continuance of a Default, sell any of such Grantor’s Inventory directly to any person, including without limitation persons who have previously purchased such Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Security Agreement, may sell Inventory which bears any trademark owned by or licensed to such Grantor and any Inventory that is covered by any copyright owned by or licensed to such Grantor and the Administrative Agent may finish any work in process and affix any trademark owned by or licensed to such Grantor and sell such Inventory as provided herein.

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ARTICLE VI

WAIVERS, AMENDMENTS AND REMEDIES

No delay or omission of the Administrative Agent or any Holder of Obligations to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy.  No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Administrative Agent with the concurrence or at the direction of (a) the Required Lenders and (b) each Grantor, and then only to the extent in such writing specifically set forth, provided that the addition of any Subsidiary of the Borrower as a Grantor hereunder by execution of a Security Agreement Supplement in the form of Annex I (with such modifications as shall be acceptable to the Administrative Agent) shall not require receipt of any consent from or execution of any documentation by any other Grantor party hereto.  All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Holders of Obligations until the Florida Gaming Obligations (other than contingent indemnification obligations that have not yet arisen) have been paid in full.

ARTICLE VII

PROCEEDS; COLLECTION OF RECEIVABLES

7.1.         Lockboxes and Account Control Agreements.  Each Grantor shall execute and deliver to the Administrative Agent (or its designee) irrevocable lockbox and account control agreements for all of its accounts in the form provided by or otherwise acceptable to the Administrative Agent, which agreements shall be accompanied by an acknowledgment by the bank where the lockbox and applicable deposit account is located of the Lien of the Administrative Agent granted hereunder and of irrevocable instructions to wire all amounts collected therein to a special collateral account at the Administrative Agent or its designee.

7.2.         Collection of Receivables.  The Administrative Agent may at any time after the occurrence and during the continuance of a Default, by giving each Grantor prior written notice, elect to require that the Receivables be paid directly to the Administrative Agent for the benefit of the Holders of Obligations.  In such event, each Grantor shall, and shall permit the Administrative Agent to, promptly notify the account debtors or obligors under the Receivables owned by such Grantor of the Administrative Agent’s interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under such Receivables directly to the Administrative Agent.  Upon receipt of any such notice from the Administrative Agent, each Grantor shall thereafter hold in trust for the Administrative Agent, on behalf of the Holders of Obligations, all amounts and proceeds received by it with respect to the Receivables and Other Collateral and immediately and at all times thereafter deliver to the Administrative Agent all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements.  The Administrative Agent shall hold and apply funds so received as provided by the terms of Sections 7.3 and 7.4 hereof.

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7.3.         Special Collateral Account.  The Administrative Agent may at any time after the occurrence and during the continuance of a Default, by giving each Grantor prior written notice, elect to require all cash proceeds of such Grantor’s Pledged Collateral to be deposited in a special non-interest bearing cash collateral account with the Administrative Agent and held there as security for the Florida Gaming Obligations.  No Grantor shall have any control whatsoever over said cash collateral account.  The Administrative Agent may (and shall, at the direction of the Required Lenders), from time to time, apply the collected balances in said cash collateral account to the payment of the Florida Gaming Obligations whether or not the Florida Gaming Obligations shall then be due.

7.4.         Application of Proceeds.  The proceeds of the Pledged Collateral shall be applied by the Administrative Agent to payment of the Florida Gaming Obligations in the following order unless a court of competent jurisdiction shall otherwise direct:

(a)           FIRST, to payment of all costs and expenses of the Administrative Agent incurred in connection with the collection and enforcement of the Florida Gaming Obligations or of the security interest granted to the Administrative Agent pursuant to the Collateral Documents;

(b)           SECOND, to payment of all other costs and expenses of the Administrative Agent and all fees, costs and expenses of the Lenders under the Loan Documents;

(c)           THIRD, to payment of that portion of the Florida Gaming Obligations constituting accrued and unpaid interest upon Term Loans, pro rata among the Lenders holding Term Loans in accordance with the amount of such accrued and unpaid interest owing to each of them;

(d)           FOURTH, to payment of the principal of the Florida Gaming Obligations constituting Term Loans, pro rata among the Lenders holding Revolving Loans;

(e)           FIFTH, to payment of principal and net early termination payments and any other obligations under any Swap Agreements then due and unpaid from the Borrower to any of the Lenders or their Affiliates, pro rata among the Lenders and their Affiliates in accordance with the amount of such principal and such net early termination payments and other obligations under any Swap Agreements then due and unpaid owing to each of them;

(f)           SIXTH, to payment of any Florida Gaming Obligations (other than those listed above) pro rata among those parties to whom such Florida Gaming Obligations are due in accordance with the amounts owing to each of them; and

(g)           SEVENTH, the balance, if any, after all of the Florida Gaming Obligations have been satisfied, shall be distributed by the Administrative Agent to the applicable Grantor or at its direction.

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ARTICLE VIII

GENERAL PROVISIONS

8.1.         Notice of Disposition of Pledged Collateral; Condition of Pledged Collateral.  Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Pledged Collateral may be made.  To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Borrower, as designee for the other Grantors, addressed as set forth in Article IX, at least ten (10) days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made.  The Administrative Agent shall have no obligation to clean-up or otherwise prepare the Pledged Collateral for sale.

8.2.         Compromises and Collection of Pledged Collateral.  Each Grantor and the Administrative Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable.  In view of the foregoing, each Grantor agrees that the Administrative Agent may at any time and from time to time, if a Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Administrative Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Administrative Agent shall be commercially reasonable so long as the Administrative Agent acts in good faith based on information known to it at the time it takes any such action.

8.3.         Secured Party Performance of Grantors’ Obligations.  Without having any obligation to do so, and only after the occurrence and during the continuance of a Default, the Administrative Agent may perform or pay any obligation which any Grantor has agreed to perform or pay in this Security Agreement and such Grantor shall reimburse the Administrative Agent for any reasonable amounts paid by the Administrative Agent pursuant to this Section 8.3.  Each Grantor’s obligation to reimburse the Administrative Agent pursuant to the preceding sentence shall be an obligation payable on demand.

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8.4.         Authorization for Secured Party to Take Certain Action.  Each Grantor irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent and appoints the Administrative Agent as its attorney in fact (i) to execute on behalf of such Grantor as debtor and to file financing statements necessary or advisable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Pledged Collateral, (ii) to endorse and collect any cash proceeds of the Pledged Collateral, (iii) to file a carbon, photographic or other reproduction of any financing statement with respect to the Pledged Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Administrative Agent in its sole discretion deems necessary or advisable to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Pledged Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Pledged Collateral owned by such Grantor and which are Securities or with financial intermediaries holding other Investment Property as may be necessary or advisable to give the Administrative Agent Control over such Securities or other Investment Property, (v) subject to the terms of Section 4.1.5 hereof, to enforce payment of the Instruments, Accounts and Receivables in the name of the Administrative Agent or such Grantor, (vi) to apply the proceeds of any Pledged Collateral received by the Administrative Agent to the Florida Gaming Obligations as provided in Article VII and (vii) to discharge past due taxes, assessments, charges, fees or Liens on the Pledged Collateral (except for such Liens as are specifically permitted hereunder or under any other Loan Document), and each Grantor agrees to reimburse the Administrative Agent on demand for any reasonable payment made or any reasonable expense incurred by the Administrative Agent in connection therewith, provided that this authorization shall not relieve any Grantor of any of its obligations under this Security Agreement or under the Credit Agreement.  The Administrative Agent agrees to give the applicable Grantor notice of those actions taken by the Administrative Agent in respect of clauses (iv) and (vii) above; provided that such Grantor’s receipt of such notice shall not be a condition to the Administrative Agent taking any such actions.

8.5.         Specific Performance of Certain Covenants.  Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1.5, 4.1.6, 4.4, 4.5, 5.3, or 8.7 or in Article VII hereof will cause irreparable injury to the Administrative Agent and the Holders of Obligations, that the Administrative Agent and Holders of Obligations have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Administrative Agent or the Holders of Obligations to seek and obtain specific performance of other obligations of the Grantors contained in this Security Agreement, that the covenants of the Grantors contained in the Sections referred to in this Section 8.5 shall be specifically enforceable against the Grantors.

8.6.         Use and Possession of Certain Premises.  Upon the occurrence and during the continuance of a Default, the Administrative Agent shall be entitled to occupy and use any premises owned or leased by any Grantor where any of such Grantor’s Pledged Collateral or any records relating to such Grantor’s Pledged Collateral are located until the Florida Gaming Obligations are paid or such Grantor’s Pledged Collateral is removed therefrom, whichever first occurs, without any obligation to pay any Grantor for such use and occupancy.

8.7.         Dispositions Not Authorized.  No Grantor is authorized to sell or otherwise dispose of its respective Pledged Collateral except as set forth in Section 4.1.5 hereof and notwithstanding any course of dealing between such Grantor and the Administrative Agent or other conduct of the Administrative Agent, no authorization to sell or otherwise dispose of such Grantor’s Pledged Collateral (except as set forth in Section 4.1.5 hereof) shall be binding upon the Administrative Agent or the Holders of Obligations unless such authorization is in writing signed by the Administrative Agent with the consent or at the direction of the Required Lenders.

8.8.         Benefit of Agreement.  The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Grantors, the Administrative Agent and the Holders of Obligations and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement), except that no Grantor shall have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Administrative Agent.

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8.9.         Survival of Representations.  All representations and warranties of the Grantors contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

8.10.       Taxes and Expenses.  Any taxes (excluding income taxes owing by the Lenders or the Administrative Agent) payable, unless the validity of such taxes are being contested in good faith, or ruled payable by federal or state authority in respect of this Security Agreement shall be paid by the Grantors, together with interest and penalties, if any.  Each Grantor shall reimburse the Administrative Agent for any and all reasonable out-of-pocket expenses and internal charges (including reasonable attorneys’ (including in-house attorneys), auditors’ and accountants’ fees) paid or incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Pledged Collateral (including the expenses and charges associated with any periodic or special audit of the Pledged Collateral to the extent such expenses and charges are required to be paid by the Borrower pursuant to the terms hereof and of the Credit Agreement).  Any and all reasonable out-of-pocket costs and expenses incurred by Grantors in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantors.

8.11.       Headings.  The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

8.12.       Termination.  This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Florida Gaming Obligations outstanding) until (i) the Credit Agreement has terminated pursuant to its express terms and (ii) all of the Florida Gaming Obligations (other than contingent indemnification obligations that have not yet arisen) have been indefeasibly paid and performed in full and no commitments (including the Commitments) of the Administrative Agent or the Holders of Obligations which would give rise to any Florida Gaming Obligations are outstanding, and the Administrative Agent, on behalf of the Holders of Obligations shall immediately deliver documents, instruments and take all such further actions which the Grantors may reasonably request to evidence termination of this Security Agreement and the security interests granted hereby, including the filing of UCC-3 termination statements and the return of the Pledged Collateral.

8.13.       Entire Agreement.  This Security Agreement embodies the entire agreement and understanding between the Grantors and the Administrative Agent relating to the Pledged Collateral and supersedes all prior agreements and understandings among the Grantors and the Administrative Agent relating to the Pledged Collateral.

8.14.       Governing Law; Jurisdiction; Waiver of Jury Trial.

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8.14.1  THIS SECURITY AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

8.14.2  Each Grantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the United States District Court of the Southern District of New York and state courts located in the Borough of Manhattan in New York City, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Security Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each Grantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each Grantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Security Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Security Agreement or any other Loan Document against any Grantor or its properties in the courts of any jurisdiction.

8.14.3  Each Grantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Security Agreement or any other Loan Document in any court referred to in Section 8.14.2.  Each Grantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.14.4  WAIVER OF JURY TRIAL.  EACH GRANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH GRANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER GRANTOR HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER GRANTOR WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER GRANTORS HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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8.15.       Indemnity.  Each Grantor hereby agrees, jointly with the other Grantors and severally, to indemnify the Administrative Agent and the Holders of Obligations, and their respective successors and assigns, and each Related Party of any of the foregoing Persons, from and against any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature  (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent or any Holder of Obligations is a party thereto) imposed on, incurred by or asserted against the Administrative Agent or the Holders of Obligations, or their respective successors and assigns, or each Related Party of any of the foregoing Persons, in any way relating to or arising out of this Security Agreement or any other Loan Document, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Pledged Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Administrative Agent or the Holders of Obligations or any Grantor, and any claim for patent, trademark or copyright infringement), except as a result of the gross negligence, bad faith or willful misconduct of such identified person.

8.16.       Subordination of Intercompany Indebtedness.  Each Grantor agrees that any and all claims of such Grantor against any other Grantor (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Florida Gaming Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Florida Gaming Obligations, provided that, and not in contravention of the foregoing, so long as no Default has occurred and is continuing, such Grantor may make loans to and receive payments in the ordinary course of business with respect to such Intercompany Indebtedness from each such Obligor to the extent not prohibited by the terms of this Security Agreement and the other Loan Documents.  Notwithstanding any right of any Grantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Grantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Holders of Obligations and the Administrative Agent in those assets.  No Grantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Florida Gaming Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied (in cash) and all Commitments and Letters of Credit issued under the Credit Agreement have terminated or expired.  If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Grantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Florida Gaming Obligations, due or to become due, until such Florida Gaming Obligations (other than contingent indemnity obligations) shall have first been fully paid and satisfied (in cash).  Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Grantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Florida Gaming Obligations (other than contingent indemnity obligations) and the termination or expiration of all Commitments of the Lenders and Letters of Credit issued pursuant to the Credit Agreement, such Grantor shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Holders of Obligations, in precisely the form received (except for the endorsement or assignment of such Grantor where necessary), for application to any of the Florida Gaming Obligations, due or not due, and, until so delivered, the same shall be held in trust by such Grantor as the property of the Holders of Obligations.  If any such Grantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same.  Each Grantor agrees that until the Florida Gaming Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all Commitments and Letters of Credit issued under the Credit Agreement have terminated or expired, no Grantor will assign or transfer to any Person (other than the Administrative Agent, the Borrower or another Grantor) any claim any such Grantor has or may have against any Obligor.

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8.17.       Limitation on Rights and Remedies of Administrative Agent and Holders of Obligations.  The Administrative Agent and the Holders of Obligations agree that they shall comply with all applicable laws and all applicable rules and regulations of the Florida Gaming Board, including Gaming Laws, in connection with their exercise of rights and remedies hereunder, including, without limitation, foreclosure upon any item of Collateral or voting (or otherwise taking control of) any interest in Collateral.  As and when required, the Administrative Agent, on behalf of the Holders of Obligations, shall seek and obtain all approvals, licenses and consents from the Florida Gaming Board required in connection with the exercise of any right or remedy prior to the exercise thereof.

ARTICLE IX

NOTICES

All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Section 9.01 of the Credit Agreement with respect to the Administrative Agent at its notice address therein and, with respect to any Grantor, in the care of the Borrower at the address of the Borrower set forth in the Credit Agreement, or such other address or telecopy number as such party may hereafter specify for such purpose in accordance with the provisions of Section 9.01 of the Credit Agreement.

ARTICLE X

THE ADMINISTRATIVE AGENT

ABC Funding, LLC has been appointed Administrative Agent for the Holders of Obligations hereunder pursuant to Article VIII of the Credit Agreement.  It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Administrative Agent hereunder is subject to the terms of the delegation of authority made by the Holders of Obligations to the Administrative Agent pursuant to the Credit Agreement, and that the Administrative Agent has agreed to act (and any successor Administrative Agent shall act) as such hereunder only on the express conditions contained in such Article VIII of the Credit Agreement.  Any successor Administrative Agent appointed pursuant to Article VIII of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Administrative Agent hereunder.

The remainder of this page is intentionally blank.

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IN WITNESS WHEREOF, each Grantor and the Administrative Agent have executed this Security Agreement as of the date first above written.

FLORIDA GAMING CENTERS, INC.

By:
Name:
Title:

FLORIDA GAMING CORPORATION

By:
Name:
Title:

FREEDOM HOLDING, INC.

By:
Name:
Title:

TARA CLUB ESTATES, INC.

By:
Name:
Title:

Signature Page to
Pledge and Security Agreement

Acknowledged and Agreed to:

ABC FUNDING, LLC, as the Administrative Agent

By:
Name:
Title:

Signature Page to
Pledge and Security Agreement

EXHIBIT A
(See Sections 3.3, 3.4, 3.5 and 4.1.7 of Security Agreement)

A.  LEGAL NAME AND PRINCIPAL PLACE OF BUSINESS1

1 Principal place of business (if any Grantor has only one place of business) or chief executive office (if any Grantor has more than one place of business) and mailing address.

EXHIBIT A

B.  PROPERTIES LEASED BY THE GRANTORS1

1 Grantors to include the name of the landlord.

EXHIBIT A

C.  PROPERTIES OWNED BY THE GRANTORS

EXHIBIT A

D.  PUBLIC WAREHOUSES OR OTHER LOCATIONS2

2 Public warehouses or other locations pursuant to Bailment or Consignment Arrangements.  Grantors to include the name of the warehouse operator or other bailee or consigee.

EXHIBIT A

EXHIBIT B
(See Sections 3.8 and 4.10 of Security Agreement)

PATENTS, COPYRIGHTS AND TRADEMARKS
PROTECTED UNDER FEDERAL LAW:1

1 For (i) trademarks, show the trademark itself, the registration date and the registration number; (ii) trademark applications, show the trademark applied for, the application filing date and the serial number of the application; (iii) patents, show the patent number, issue date and a brief description of the subject matter of the patent; and (iv) patent applications, show the serial number of the application, the application filing date and a brief description of the subject matter of the patent applied for.  Any licensing agreements for patents or trademarks should be described on a separate schedule.

EXHIBIT B

EXHIBIT C
(See Section 3.11 of Security Agreement)

LIST OF PLEDGED SECURITIES

A. STOCKS:

EXHIBIT C

B. BONDS:

Issuer	Number	Face Amount	Coupon Rate	Maturity

C. GOVERNMENT SECURITIES:

Issuer	Number	Type	Face Amount	Coupon Rate	Maturity

D. OTHER SECURITIES OR OTHER INVESTMENT PROPERTY
(CERTIFICATED AND UNCERTIFICATED):

Issuer	Description of Collateral	Percentage Ownership Interest

EXHIBIT C

EXHIBIT D
(See Section 3.1 of Security Agreement)

UCC FINANCING STATEMENT FILING LOCATIONS

Debtor	Jurisdiction

EXHIBIT D

EXHIBIT E
(See Definition of “Commercial Tort Claims” and Section 4.11 of Security Agreement)

COMMERCIAL TORT CLAIMS

EXHIBIT E

EXHIBIT F
(See Section 3.10 of Security Agreement)

GRANTORS

Grantor	Federal Employee Identification Number	Type of Organization	Jurisdiction of Organization	Organization Number

EXHIBIT F

ANNEX I TO PLEDGE AND SECURITY AGREEMENT

Reference is hereby made to the Pledge and Security Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), dated as of April 25, 2011 by and among Florida Gaming Corporation, Florida Gaming Centers, Inc. (the “Borrower”), and certain Affiliates thereof which become parties to the Security Agreement from time to time, including, without limitation, those that become party thereto by executing a Security Agreement Supplement in substantially the form hereof (such Subsidiaries, including the undersigned, together with the Borrower, the “Grantors”), in favor of ABC Funding, LLC, as Administrative Agent (the “Administrative Agent”), for the benefit of the Holders of Obligations under the Credit Agreement.  Capitalized terms used herein and not defined herein shall have the meanings given to such terms in the Security Agreement.

By its execution below, the undersigned, [NAME OF NEW GRANTOR], a [__________________________] [corporation] [partnership] [limited liability company] agrees to become, and does hereby become, a Grantor under the Security Agreement and agrees to be bound by such Security Agreement as if originally a party thereto.  By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in the Security Agreement are true and correct in all respects as of the date hereof.  [NAME OF NEW GRANTOR] represents and warrants that the supplements to the Exhibits to the Security Agreement attached hereto are true and correct in all respects and such supplements set forth all information required to be scheduled under the Security Agreement.  [NAME OF NEW GRANTOR] shall take all steps necessary to perfect, in favor of the Administrative Agent, a first-priority security interest in and lien against [NAME OF NEW GRANTOR]’s Pledged Collateral, including, without limitation, to the extent required by the Security Agreement, delivering all certificated Securities to the Administrative Agent, and taking all steps necessary to properly perfect the Administrative Agent’s interest in any uncertificated equity or membership interests.

IN WITNESS WHEREOF, [NAME OF NEW GRANTOR], a [__________________] [corporation] [partnership] [limited liability company] has executed and delivered this Annex I counterpart to the Security Agreement as of this ___________ day of ____________, ____.

[NAME OF NEW GRANTOR]

By:
Title:

ANNEX I

EXHIBIT G

FORM OF CREDIT PARTY GUARANTY

Attached.

EXHIBIT G

EXECUTION COPY

CREDIT PARTY GUARANTY

THIS CREDIT PARTY GUARANTY (this “Guaranty”) is entered into as of April 25, 2011 by and among FLORIDA GAMING CORPORATION (“Holdings”), FREEDOM HOLDING, INC. (“Freedom”), CITY NATIONAL BANK OF FLORIDA, as Trustee under the Land Trust Agreement, dated January 3, 1979, known as Trust  Number 5003471 (the “Land Trust”) and certain other Affiliates of FLORIDA GAMING CENTERS, INC. (the “Borrower”) identified on the signature pages hereto (the “Initial Guarantors”), and any additional Affiliate of the Borrower, whether now existing or hereafter formed which become parties to this Guaranty by executing a Supplement hereto (a “Guaranty Supplement”) in substantially the form of Annex I (such additional Affiliates, together with the Initial Guarantors, Holdings, Freedom, and the Land Trust, the “Guarantors”), in favor of ABC FUNDING, LLC, as Administrative Agent (the “Administrative Agent”), for the benefit of the Holders of Obligations under the below-defined Credit Agreement.  Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

WITNESSETH :

WHEREAS, the Borrower, Holdings, the financial institutions party thereto (collectively, the “Lenders”), and the Administrative Agent have entered into that certain Credit Agreement dated as of April 25, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), which Credit Agreement provides, subject to the terms and conditions thereof, for extensions of credit and other financial accommodations by the Lenders to or for the benefit of the Borrower;

WHEREAS, it is a condition precedent to the extensions of credit by the Lenders under the Credit Agreement that each of the Guarantors (constituting all of the Subsidiaries and other Persons required to execute this Guaranty pursuant to the Credit Agreement) execute and deliver this Guaranty, whereby each of the Guarantors, without limitation and with full recourse, shall guarantee the payment when due of all Obligations, including, without limitation, all principal, interest, and other amounts that shall be at any time payable by the Borrower under the Credit Agreement or the other Loan Documents (including, without limitation, the Disbursement Agreement); and

WHEREAS, in consideration of the direct and indirect financial and other support and benefits that the Borrower has provided, and such direct and indirect financial and other support and benefits as the Borrower may in the future provide, to the Guarantors, and in consideration of the increased ability of each Guarantor that is a Subsidiary of the Borrower to receive funds through contributions to capital, and for each Guarantor to receive funds through intercompany advances or otherwise, from funds provided to the Borrower pursuant to the Credit Agreement and the flexibility provided by the Credit Agreement for each Guarantor to do so which significantly facilitates the business operations of the Borrower and each Guarantor and in order to induce the Lenders and the Administrative Agent to enter into the Credit Agreement, and to make the Loans and the other financial accommodations to the Borrower described in the Credit Agreement, each of the Guarantors is willing to guarantee the Obligations under the Credit Agreement and the other Loan Documents;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    Representations, Warranties and Covenants.  Each of the Guarantors represents and warrants to each Lender and the Administrative Agent as of the date of this Agreement, giving effect to the consummation of the transactions contemplated by the Loan Documents on the Effective Date, and thereafter on each date on which representations and warranties are remade under the Credit Agreement that:

(a)           It (i) is a corporation, partnership, trust or limited liability company duly incorporated or organized, as the case may be, validly existing and in good standing (or equivalent status) under the laws of its jurisdiction of incorporation or organization, (ii) is duly qualified to do business as a foreign entity and is in good standing (to the extent such concept is applicable) under the laws of each jurisdiction where the business by it makes such qualification necessary, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite corporate, partnership, trust or limited liability power and authority, as the case may be, to own, operate and encumber its property and to conduct its business in each jurisdiction in which its business is conducted or proposed to be conducted.

(b)           It has the requisite corporate, limited liability company, trust or partnership, as applicable, power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder.  The execution and delivery by it of this Guaranty and the performance by each of its obligations hereunder have been duly authorized by proper proceedings, and this Guaranty constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor, in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyances, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) requirements of reasonableness, good faith and fair dealing.

(c)           Neither the execution and delivery by it of this Guaranty, nor the consummation by it of the transactions herein contemplated, nor compliance by it with the terms and provisions hereof, will (i) conflict with the charter, trust or other organizational documents of such Guarantor, (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any law, rule, regulation, order, writ, judgment, injunction, decree or award (including, without limitation, any environmental property transfer laws or regulations) applicable to such Guarantor or its assets, or any provisions of any material indenture, instrument or agreement to which such Guarantor is party or is subject or which it or its property is bound or affected, or require termination of any such indenture, instrument or agreement, (iii) result in the creation or imposition of any Lien whatsoever upon any of the property or assets of such Guarantor, other than Liens permitted or created by the Loan Documents, or (iv) require any approval of such Guarantor’s board of directors or shareholders or unitholders or trustee except such as have been obtained.  The execution, delivery and performance by such Guarantor of each of the Loan Documents to which such Guarantor is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, including under any environmental property transfer act or environmental laws or regulations, except filings, consents or notices which have been made.

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(d)           It has no Indebtedness other than Indebtedness permitted under Section 6.01 of the Credit Agreement.

In addition to the foregoing, each of the Guarantors covenants that, so long as any Lender has any Commitment outstanding under the Credit Agreement or any amount payable under the Credit Agreement or any other Obligations shall remain unpaid, it will, and, if necessary, will cause the Borrower to, fully comply with those covenants and agreements of the Borrower applicable to such Guarantor set forth in the Credit Agreement.

SECTION 2.    The Guaranty.  Each of the Guarantors hereby unconditionally guarantees, jointly and severally with the other Guarantors, the full and punctual payment and performance when due (whether at stated maturity, upon acceleration or otherwise) of the Obligations, including, without limitation, (i) the principal of and interest on each Loan made to the Borrower pursuant to the Credit Agreement, (ii) all other amounts payable by the Borrower under the Credit Agreement and the other Loan Documents, including, without limitation, all obligations under any Swap Agreement, and (iii) the punctual and faithful performance, keeping, observance, and fulfillment by the Borrower of all of the agreements, conditions, covenants, and obligations of the Borrower contained in the Loan Documents, including, without limitation, the punctual and faithful payment, reimbursement, contribution, performance, keeping, observance and fulfillment by the Borrower of all conditions, covenants, indemnities, representations and warranties and obligations of the Borrower contained in the Disbursement Agreement (including any schedules and exhibits thereto) or in any documents, certificates, affidavits or other deliveries (including any deliveries made as a part of a Draw Package (as defined in the Disbursement Agreement)) made in connection with the Disbursement Agreement or any Disbursement Request (as defined in the Disbursement Agreement) (all of the foregoing being referred to collectively as the “Guaranteed Obligations”).  Upon the failure by the Borrower, or any of other guarantor, to pay punctually any such amount or perform such obligation, subject to any applicable grace or notice and cure period, each of the Guarantors agrees that it shall forthwith on demand pay such amount or perform such obligation at the place and in the manner specified in the Credit Agreement or the relevant other Loan Document, as the case may be.  Each of the Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection.

SECTION 3.    Guaranty Unconditional.  The obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i)     any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;

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(ii)     any modification or amendment of or supplement to the Credit Agreement, any Swap Agreement or any other Loan Document, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Guaranteed Obligations guaranteed hereby;

(iii)    any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations;

(iv)   any change in the corporate, partnership or other existence, structure or ownership of the Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of the Borrower or any other guarantor of any of the Guaranteed Obligations;

(v)    the existence of any claim, setoff or other rights which the Guarantors may have at any time against the Borrower, any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Holder of Obligations or any other Person, whether in connection herewith or in connection with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi)    the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against the Borrower or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any Swap Agreement or any other Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations;

(vii)   the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;

(viii) the election by, or on behalf of, any one or more of the Holders of  Obligations, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (together with any successor statute, the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;

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(ix)    any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code;

(x)     the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of the Holders of Obligations or the Administrative Agent for repayment of all or any part of the Guaranteed Obligations;

(xi)    the failure of any other guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or

(xii)   any other act or omission to act or delay of any kind by the Borrower, any other guarantor of the Guaranteed Obligations, the Administrative Agent, any Holder of Obligations or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 3, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder.

SECTION 4.    Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances.  Each of the Guarantors’ obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been paid in full in cash (other than contingent indemnification obligations that have not yet arisen) and the Commitments under the Credit Agreement shall have terminated or expired, at which time, subject to all the foregoing conditions, the guarantees made hereunder shall be terminated.  If at any time any payment of the principal of or interest on any Loan, Obligation or any other amount payable by the Borrower or any other party under the Credit Agreement, any Swap Agreement or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each of the Guarantors’ obligations hereunder with respect to such payment shall be reinstated to the extent of such rescission, restoration or return.  In connection with the foregoing, the Administrative Agent shall execute and deliver to such Guarantor or such Guarantor’s designee, at such Guarantor’s expense, any documents or instruments which such Guarantor shall reasonably request from time to time to evidence such termination and release.

SECTION 5.    General Waivers; Additional Waivers.

(a)          General Waivers.  Each of the Guarantors irrevocably waives acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice not provided for herein or under the other Loan Documents, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other guarantor of the Guaranteed Obligations, or any other Person.

(b)          Additional Waivers.  Notwithstanding anything herein to the contrary, each of the Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives, to the fullest extent permitted by law:

(i)      any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;

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(ii)     (1) notice of any Loans or other financial accommodations made or extended under the Loan Documents or the creation or existence of any Guaranteed Obligations; (2) notice of the amount of the Guaranteed Obligations, subject, however, to each Guarantor’s right to make inquiry of the Administrative Agent and the Holders of Obligations to ascertain the amount of the Guaranteed Obligations at any reasonable time; (3) notice of any adverse change in the financial condition of the Borrower or of any other fact that might increase such Guarantor’s risk hereunder; (4) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; (5) notice of any Default; and (6) all other notices (except if such notice is specifically required to be given to such Guarantor hereunder or under the Loan Documents) and demands to which each Guarantor might otherwise be entitled;

(iii)    its right, if any, to require the Administrative Agent and the other Holders of Obligations to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the other Holders of Obligations has or may have against, the other Guarantors or any third party, or against any Collateral provided by the other Guarantors, or any third party; and each Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and indefeasibly paid) of the other Guarantors or by reason of the cessation from any cause whatsoever of the liability of the other Guarantors in respect thereof;

(iv)    (a) any rights to assert against the Administrative Agent and the other Holders of Obligations any defense (legal or equitable), set-off, counterclaim, or claim which such Guarantor may now or at any time hereafter have against the other Guarantors or any other party liable to the Administrative Agent and the other Holders of Obligations; (b) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor; (c) any defense such Guarantor has to performance hereunder, and any right such Guarantor has to be exonerated, arising by reason of: the impairment or suspension of the Administrative Agent’s and the other Holders of Obligations' rights or remedies against the other Guarantors; the alteration by the Administrative Agent and the other Holders of Obligations of the Guaranteed Obligations; any discharge of the other Guarantors’ obligations to the Administrative Agent and the other Holders of Obligations by operation of law as a result of the Administrative Agent’s and the other Holders of Obligations' intervention or omission; or the acceptance by the Administrative Agent and the other Holders of Obligations of anything in partial satisfaction of the Guaranteed Obligations; and (d) the benefit of any statute of limitations affecting such Guarantor's liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor's liability hereunder; and

(v)     any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by the Administrative Agent and the other Holders of Obligations; or (b) any election by the Administrative Agent and the other Holders of Obligations under Section 1111(b) of Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect (or any successor statute), to limit the amount of, or any collateral securing, its claim against the Guarantors:

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SECTION 6.    Subordination of Subrogation; Subordination of Intercompany Indebtedness.

(A)           Until the Guaranteed Obligations have been fully and indefeasibly paid (other than contingent indemnity obligations), the Guarantors (i) shall have no right of subrogation with respect to such Guaranteed Obligations and (ii) waive any right to enforce any remedy which any of the Holders of Obligations or the Administrative Agent now have or may hereafter have against the Borrower, any endorser or any guarantor of all or any part of the Obligations or any other Person, and until such time, the Guarantors waive any benefit of, and any right to participate in, any security or collateral given to the Holders of Obligations and the Administrative Agent to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of the Borrower to the Holders of Obligations.  Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, each Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that the Guarantor may have to the payment in full in cash of the Guaranteed Obligations until the Guaranteed Obligations are paid in full in cash (other than contingent indemnity obligations) and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the Guaranteed Obligations are paid in full in cash (other than contingent indemnity obligations that have not yet arisen).  Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the Holders of Obligations and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the Holders of Obligations and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 6.

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(B)           Subordination of Intercompany Indebtedness.  Each Guarantor agrees that any and all claims of such Guarantor against the Borrower or any other Guarantor hereunder (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations (other than contingent indemnification obligations that have not yet arisen); provided that, as long as no Event of Default has occurred and is continuing, such Guarantor may receive payments of principal and interest from any Obligor with respect to Intercompany Indebtedness.  Notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Guarantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Holders of Obligations and the Administrative Agent in those assets. No Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations (other than contingent indemnification obligations that have not yet arisen) shall have been fully paid and satisfied and all financing arrangements pursuant to any Loan Document or any Swap Agreement have been terminated.  If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold (unless permitted under the Credit Agreement), then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Guarantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations (other than contingent indemnification obligations that have not yet arisen) shall have first been fully paid and satisfied.  Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations (other than contingent indemnification obligations that have not yet arisen) and the termination of all financing arrangements pursuant to any Loan Document among the Borrower and the Holders of Obligations, such Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Holders of Obligations, in precisely the form received (except for the endorsement or assignment of the Guarantor where necessary), for application to any of the Guaranteed Obligations (other than contingent indemnification obligations that have not yet arisen), due or not due, and, until so delivered, the same shall be held in trust by the Guarantor as the property of the Holders of Obligations.  If any such Guarantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same.  Each Guarantor agrees that until the Guaranteed Obligations (than contingent indemnification obligations that have not yet arisen) have been paid in full and satisfied and all financing arrangements pursuant to any Loan Document among the Borrower and the Holders of Obligations have been terminated, no Guarantor will assign or transfer to any Person (other than the Administrative Agent) any claim any such Guarantor has or may have against any Obligor.

SECTION 7.    Contribution with Respect to Guaranteed Obligations.

(a)           To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than contingent indemnification obligations that have not yet arisen), and all Commitments have terminated or expired, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.  Notwithstanding any other provision of this Guaranty, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.  In determining the limitations, if any, on the amount of any Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Guarantor may have under this Guaranty, any other agreement or applicable law shall be taken into account.

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(b)           As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair saleable value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.

(c)           This Section 7 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 7 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(d)           The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

(e)           The rights of the indemnifying Guarantors against other Guarantors under this Section 7 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash (other than contingent indemnification obligations that have not yet arisen) and the termination or expiry, on terms reasonably acceptable to the Administrative Agent, of the Commitments under the Credit Agreement.

SECTION 8.    Stay of Acceleration.  If acceleration of the time for payment of any amount payable by the Borrower under the Credit Agreement, any counterparty to any Swap Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, any Swap Agreement or any other Loan Document shall nonetheless be payable by each of the Guarantors not a party to such insolvency, bankruptcy or reorganization hereunder forthwith on demand by the Administrative Agent.

SECTION 9.    Notices.  All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Section 9.01 of the Credit Agreement with respect to the Administrative Agent at its notice address therein and, with respect to any Guarantor, in the care of the Borrower at the address of the Borrower set forth in the Credit Agreement, or such other address or telecopy number as such party may hereafter specify for such purpose in accordance with the provisions of Section 9.01 of the Credit Agreement.

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SECTION 10.  No Waivers.  No failure or delay by the Administrative Agent or any Holder of Obligations in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided in this Guaranty, the Credit Agreement, any Swap Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 11.  Successors and Assigns.  This Guaranty is for the benefit of the Administrative Agent and the Holders of Obligations and their respective successors and permitted assigns, provided, that no Guarantor shall have any right to assign its rights or obligations hereunder without the consent of the Administrative Agent, and any such assignment in violation of this Section 11 shall be null and void; and in the event of an assignment of any amounts payable under the Credit Agreement, any Swap Agreement or the other Loan Documents in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon each of the Guarantors and their respective successors and assigns.

SECTION 12.  Changes in Writing.  Other than in connection with the addition of additional Affiliates, which become parties hereto by executing a Supplement hereto in the form attached as Annex I, neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Guarantors and the Administrative Agent.

SECTION 13.  Governing Law; Jurisdiction.

(a)           THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b)           Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the United States District Court of the Southern District of New York and state courts located in the Borough of Manhattan in New York City, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any other Loan Document, or for recognition or enforcement of any judgment, and each Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Guaranty or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document against any Guarantor or its properties in the courts of any jurisdiction.

(c)           Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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SECTION 14. WAIVER OF JURY TRIAL.  EACH GUARANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER GUARANTOR HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER GUARANTOR WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER GUARANTORS HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 15. Expenses of Enforcement, Etc. Subject to the terms of the Credit Agreement, after the occurrence and during the continuance of a Default, the Lenders shall have the right at any time to direct the Administrative Agent to commence enforcement proceedings with respect to the Guaranteed Obligations. The Guarantors agree to reimburse the Administrative Agent and the Holders of Obligations for any costs and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent and the Holders of Obligations, which attorneys may be employees of the Administrative Agent or the Holders of Obligations) paid or incurred by the Administrative Agent or any Holders of Obligations in connection with the collection and enforcement of amounts due under the Loan Documents, including, without limitation, this Guaranty. The Administrative Agent agrees to distribute payments received from any of the Guarantors hereunder to the Holders of Obligations on a pro rata basis for application in accordance with the terms of the Credit Agreement.

SECTION 16.  Setoff. At any time after all or any part of the Guaranteed Obligations have become due and payable (by acceleration or otherwise), each Holder of Obligations and the Administrative Agent may, without notice to any Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, set off and apply toward the payment of all or any part of the Guaranteed Obligations any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated at any time held) and other obligations at any time owing by such Holder of Obligations or the Administrative Agent or any of their Affiliates to or for the credit or the account of any Guarantor against any of and all the Guaranteed Obligations, irrespective of whether or not such Holder of Obligations or the Administrative Agent shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Holder of Obligations or the Administrative Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which such Holder of Obligations or the Administrative Agent may have.

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SECTION 17.  Financial Information. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and any and all endorsers and/or other guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that none of the Holders of Obligations or the Administrative Agent shall have any duty to advise such Guarantor of information known to any of them regarding such condition or any such circumstances. In the event any Holder of Obligations or the Administrative Agent, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Holder of Obligations or the Administrative Agent shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Holder of Obligations or the Administrative Agent, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.

SECTION 18.  Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

SECTION 19.  Merger. This Guaranty represents the final agreement of each of the Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between the Guarantor and any Holder of Obligations or the Administrative Agent.

SECTION 20.  Headings.  Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.

SECTION 21.  Gaming Law Limitations. The parties hereto agree that they shall comply with all applicable laws and all applicable rules and regulations of the Florida Gaming Board, including Gaming Laws, in connection with their exercise of rights and remedies hereunder, including, without limitation, foreclosure upon any collateral or voting (or otherwise taking control of) any interest in collateral. As and when required, the Administrative Agent shall seek and obtain all approvals, licenses and consents from the Florida Gaming Board required in connection with the exercise of any right or remedy prior to the exercise thereof.

The remainder of this page is intentionally blank.

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IN WITNESS WHEREOF, each Initial Guarantor has caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

GUARANTORS:

FLORIDA GAMING CORPORATION

By:
Name:
Title:

FREEDOM HOLDING, INC.

By:
Name:
Title:

TARA CLUB ESTATES, INC.

By:
Name:
Title:

CITY NATIONAL BANK OF FLORIDA, as Trustee under the Land Trust Agreement, dated January 3, 1979, known as Trust Number 5003471

By:
Name:
Title:
Signature Page to
Guaranty

Acknowledged and Agreed to:

ABC FUNDING, LLC,
as Administrative Agent

By:
Name:
Title:

Signature Page to
Guaranty

ANNEX I TO GUARANTY

Reference is hereby made to the Guaranty (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), dated as of April 25, 2011, by and among Florida Gaming Corporation and certain Affiliates thereof which become parties to the Guaranty from time to time, including, without limitation, those that become party thereto by executing a Guaranty Supplement in substantially the form hereof (such Affiliates, including the undersigned, the “Guarantors”), in favor of ABC Funding, LLC, as Administrative Agent (the “Administrative Agent”), for the benefit of the Holders of Obligations under the Credit Agreement.  Capitalized terms used herein and not defined herein shall have the meanings given to such terms in the Guaranty.

By its execution below, the undersigned, [NAME OF NEW GUARANTOR], a  [________________] [corporation] [partnership] [limited liability company] [trust], agrees to become, and does hereby become, a Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto.  By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 1 of the Guaranty are true and correct in all material respects as of the date hereof.

IN WITNESS WHEREOF, [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company] [trust] has executed and delivered this Annex I counterpart to the Guaranty as of this __________ day of _________, ____.

[NAME OF NEW GUARANTOR]

By:
Title:

ANNEX I

EXHIBIT H

FORM OF FREEDOM PLEDGE AGREEMENT

Attached.

EXHIBIT H

EXECUTION COPY

FREEDOM PLEDGE AGREEMENT

THIS FREEDOM PLEDGE AGREEMENT, dated as of April 25, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”), is entered into by and among WILLIAM B. COLLETT, an individual domiciled in the State of Florida, WILLIAM B. COLLETT, JR., an individual domiciled in the State of Florida and HURD FAMILY LIMITED PARTNERSHIP (the “Pledgors”) and ABC FUNDING, LLC, as Administrative Agent (the “Administrative Agent”) for the Holders of Obligations under the below-defined Credit Agreement.

RECITALS:

WHEREAS, Florida Gaming Centers, Inc. (the “Borrower”), Florida Gaming Corporation (“Holdings”), the financial institutions party thereto from time to time as lenders (collectively, the “Lenders”), and the Administrative Agent have entered into that certain Credit Agreement dated as of April 25, 2011 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), which Credit Agreement provides, subject to the terms and conditions thereof, for extensions of credit and other financial accommodations to be made by the Lenders to or for the benefit of the Borrower;

WHEREAS, Holdings is an affiliate of Freedom Holding, Inc., a Delaware corporation (“Freedom”);

WHEREAS, the Pledgors wish to secure the Obligations to the Lenders and the Administrative Agent pursuant to the terms of this Pledge Agreement;

WHEREAS, each of the Pledgors is willing to pledge its capital stock in Freedom to the Administrative Agent, for the benefit of the Lenders, as security for the Obligations pursuant to the terms of this Pledge Agreement; and

WHEREAS, Schedule I hereto sets forth the Pledgors’ ownership interests in Freedom;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgors and the Administrative Agent hereby agree as follows:

SECTION 1.     Pledge.  Each Pledgor hereby pledges to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and grants to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, a security interest in, the collateral described in subsections (a) through (c) below (collectively, the “Pledged Collateral”):

(a)       (i)           All of the capital stock of Freedom listed on Schedule I, now or at any time or times hereafter owned directly by such Pledgor (such shares being identified on Schedule I attached hereto) and the certificates representing the shares of such capital stock, all options and warrants for the purchase of shares of the stock of Freedom now or hereafter held in the name of such Pledgor (all of said capital stock, options and warrants and all capital stock held in the name of the Pledgor as a result of the exercise of such options or warrants being hereinafter collectively referred to as the “Pledged Stock”), herewith, or from time to time, delivered to the Administrative Agent accompanied by stock powers in the form of Exhibit B attached hereto and made a part hereof (the “Powers”) duly executed in blank, and all dividends, cash, instruments, investment property and other property from time to time received, receivable or otherwise distributed in respect of, or in exchange for, any or all of the Pledged Stock;

(ii)     All additional shares of capital stock of Freedom described in Section 1(a)(i) above from time to time acquired by such Pledgor in any manner, and the certificates, which shall be delivered to the Administrative Agent accompanied by Powers duly executed in blank, representing such additional shares (any such additional shares shall constitute part of the Pledged Stock, and the Administrative Agent is irrevocably authorized to unilaterally amend Schedule I hereto or any Schedule I to any applicable Pledge Amendment to reflect such additional shares), and all options, warrants, dividends, cash, instruments, investment property and other rights and options from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares;

(b)     The property and interests in property described in Section 3 below; and

(c)     All proceeds of the collateral described in subsections (a) and (b) above.

SECTION 2.     Security for Obligations; Delivery of Pledged Collateral.  The Pledged Collateral secures the prompt payment, performance and observance of the Obligations, as authorized by the laws, rules and administrative regulations of the Gaming Authority.  To the extent that any Pledged Collateral is now or hereafter becomes evidenced by certificates, promissory notes or instruments, all such certificates, promissory notes or instruments shall promptly be physically delivered to and held by or on behalf of the Administrative Agent, pursuant hereto, together with appropriate signed Powers and other endorsements in form and substance acceptable to the Administrative Agent.

SECTION 3.     Pledged Collateral Adjustments.  If, during the term of this Pledge Agreement:

(a) Any stock dividend, reclassification, readjustment or other change is declared or made in the capital structure of Freedom, or any option included within the Pledged Collateral is exercised, or both, or

(b) Any subscription warrants or any other rights or options shall be issued in connection with the Pledged Collateral,

then all new, substituted and additional certificates, shares, warrants, rights, options, investment property or other securities, issued by reason of any of the foregoing, shall, if applicable, be immediately delivered to and held by the Administrative Agent under the terms of this Pledge Agreement and shall constitute Pledged Collateral hereunder; provided, however, that nothing contained in this Section 3 shall be deemed to permit any distribution or stock dividend, issuance of additional stock, warrants, rights or options, reclassification, readjustment or other change in the capital structure of Freedom which is not expressly permitted by the Loan Documents.

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SECTION 4.     Subsequent Changes Affecting Pledged Collateral.  Each Pledgor represents and warrants that it has made its own arrangements for keeping itself informed of changes or potential changes affecting the Pledged Collateral (including, but not limited to, rights to convert, rights to subscribe, payment of dividends, cash distributions or other distributions, reorganizations or other exchanges, tender offers and voting rights), and each Pledgor agrees that neither the Administrative Agent nor any of the Lenders shall have any obligation to inform the Pledgors of any such changes or potential changes or to take any action or omit to take any action with respect thereto.  The Administrative Agent may, after the occurrence and during the continuance of an Event of Default, without notice and at its option, transfer or register the Pledged Collateral or any part thereof into its or its nominee’s name with or without any indication that such Pledged Collateral is subject to the security interest hereunder.  In addition, the Administrative Agent may, after the occurrence and during the continuance of an Event of Default, exchange certificates or instruments representing or evidencing Pledged Stock for certificates or instruments of smaller or larger denominations.

SECTION 5.     Representations and Warranties.  Each Pledgor represents and warrants as follows:

(a) Each Pledgor is the sole legal and beneficial owner of the percentage of the issued and outstanding capital stock of Freedom set forth next to his or her name on Schedule I hereto, free and clear of any Lien except for the security interest created by this Pledge Agreement;

(b) As of the date hereof, all of the Pledged Collateral is currently represented by certificates, and Schedule I sets forth a complete and accurate list of all the Pledged Collateral, all of which has been delivered to the Administrative Agent, and, as of the date hereof, the Pledged Collateral constitutes 100% of the issued and outstanding capital stock of Freedom;

(c) Each Pledgor has the right and requisite authority to enter into this Pledge Agreement and to perform each and all of its obligations herein and this Pledge Agreement has been duly authorized, executed and delivered by Pledgor and constitutes a legal, valid and binding obligation of Pledgor enforceable against Pledgor in accordance with its terms;

(d) The exact legal name and address of place of domicile of each Pledgor is set forth on Schedule II hereto, and none of the Pledgors has conducted business during the last five years under any name other than its exact legal name as set forth on Schedule II;

(e) No financing statement naming any Pledgor as debtor and describing or purporting to cover all or any portion of the Pledged Collateral, which has not lapsed or been terminated, has been filed in any jurisdiction except for financing statements (i) naming the Administrative Agent on behalf of the Lenders as secured party, and (ii) in respect of Liens permitted by Section 6.02 of the Credit Agreement; provided, that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Administrative Agent under the Loan Documents to any Liens otherwise permitted under Section 6.02 of the Credit Agreement;

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(f) There are no restrictions upon the voting rights associated with, or upon the transfer of, any of the Pledged Collateral;

(g) Each Pledgor has the right to vote, pledge and grant a security interest in or otherwise transfer such Pledged Collateral free of any Liens, except for (i) the pledge and security interest granted to the Administrative Agent hereunder and (ii) Liens permitted by Section 6.02 of the Credit Agreement; provided, that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Administrative Agent under the Loan Documents to any Liens otherwise permitted under Section 6.02 of the Credit Agreement;

(h) Each Pledgor owns the Pledged Collateral free and clear of any pledge, mortgage, hypothecation, lien, charge, encumbrance or any security interest therein, except for (i) the pledge and security interest granted to the Administrative Agent hereunder and (ii) Liens permitted by Section 6.02 of the Credit Agreement; provided, that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Administrative Agent under the Loan Documents to any Liens otherwise permitted under Section 6.02 of the Credit Agreement;

(i) None of the Pledged Collateral has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject and the pledge of the Pledged Collateral does not violate (1) the articles or certificates of incorporation, by-laws, as applicable, of Freedom, or any indenture, mortgage, bank loan or credit agreement to which Freedom is a party or by which any of its properties or assets may be bound; or (2) any restriction on such transfer or encumbrance of such Pledged Collateral;

(j) Each Pledgor authorizes the Administrative Agent to file financing statements pursuant to the UCC as the Administrative Agent may reasonably deem necessary to perfect the security interest granted hereby;

(k) No authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body, is required either (x) for the pledge of the Pledged Collateral pursuant to this Pledge Agreement or for the execution, delivery or performance of this Pledge Agreement by the Pledgors (except for the filing of financing statements contemplated pursuant to Section 5(j) hereof) or (y) for the exercise by the Administrative Agent of the voting or other rights provided for in this Pledge Agreement or the remedies in respect of the Pledged Collateral pursuant to this Pledge Agreement (except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally);

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(l) Upon delivery of each of the certificates representing the Pledged Collateral, or, as applicable, the filing of financing statements pursuant to Section 5(j) hereof, or upon execution of a control agreement, the pledge of the Pledged Collateral pursuant to this Pledge Agreement will create a valid and perfected first priority security interest in the Pledged Collateral, in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders, securing the payment and performance of the Obligations;

(m) No Pledgor has (i) registered the Pledged Collateral in the name of any other Person, (ii) consented to any agreement by Freedom in which Freedom agrees to act on the instructions of any other Person, (iii) delivered the Pledged Collateral to any other Person, or (iv) otherwise granted “control” (as such term is used in Section 8-106 of the UCC) of the Pledged Collateral to any other Person;

(n) The Powers are duly executed and give the Administrative Agent the authority they purport to confer; and

(o) No Pledgor has any obligation to make further capital contributions or make any other payments to Freedom with respect to its interest therein.

Notwithstanding the foregoing, with regards to the representations and warranties described in this Section 5 that require the Pledgors to represent and warrant as to the actions, authorizations or existence of any other Pledgor, the Hurd Family Limited Partnership represents and warrants only as to its knowledge.  For the avoidance of doubt, all other Pledgors represent and warrant as to the matters described in this Section 5 without any qualification, including without limitation, any qualifications as to knowledge.

Notwithstanding the foregoing, the parties hereto acknowledge that Hurd Family Limited Partnership has not received nor examined the Credit Agreement nor any of the other Loan Documents in connection therewith, except for this Pledge Agreement and any other Loan Document that Hurd Family Limited Partnership is signatory thereto.

SECTION 6.     Covenants.

(a) Each Pledgor agrees that it will not change its mailing address or place of domicile, unless such Pledgor shall have given the Administrative Agent not less than 30 day’s prior written notice of such event or occurrence and the Administrative Agent shall have either (x) determined that such event or occurrence will not adversely affect the validity, perfection or priority of the Administrative Agent’s security interest in the Pledged Collateral, or (y) taken such steps (with the cooperation of the Pledgors to the extent necessary or advisable) as are necessary or advisable to properly maintain the validity, perfection and priority of the Administrative Agent’s security interest in such Pledged Collateral;

(b) No Pledgor will (i) register the Pledged Collateral in the name of any Person other than the Administrative Agent, (ii) consent to any agreement between Freedom and any Person other than the Administrative Agent in which Freedom agrees to act on the instructions of any such Person, (iii) deliver the Pledged Collateral or any related Power or endorsement to any Person other than the Administrative Agent or (iv) otherwise grant “control” (as such term is used in Section 8-106 of the UCC) of the Pledged Collateral to any Person other than the Administrative Agent, provided, however, that each Pledgor shall, at the reasonable request and direction of the Administrative Agent at any time, promptly take any or all of such actions as set forth in clause (i) – (iv) above for the benefit of, and in a manner reasonably acceptable to, the Administrative Agent;

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(c) Without limiting the provisions of clause (b), each Pledgor will, at its expense, promptly execute, authorize, acknowledge and deliver all such instruments, certificates or other documents, and take all such additional actions as the Administrative Agent from time to time may reasonably request in order to ensure to the Administrative Agent the benefits of the first priority security interest in and to the Pledged Collateral intended to be created by this Pledge Agreement, including, without limitation, (i) the authorization and filing of any necessary UCC financing statements, (ii) the delivery to the Administrative Agent of any certificates that may from time to time evidence the Pledged Collateral, and (iii) the execution in blank and delivery of any necessary Powers or other endorsements, and will cooperate with the Administrative Agent, at such Pledgor’s expense, in obtaining all necessary approvals and consents, and making all necessary filings under federal, state, local or foreign law in connection with such security interests or any sale or transfer of the Pledged Collateral;

(d) Each Pledgor has and will defend the title to the Pledged Collateral and the security interests of the Administrative Agent in the Pledged Collateral against the claim of any Person and will maintain and preserve such security interests;

(e) Each Pledgor will, upon obtaining ownership of any additional Pledged Collateral promptly and in any event within five (5) Business Days deliver to the Administrative Agent a Pledge Amendment, duly executed by such Pledgor, in substantially the form of Exhibit A hereto (a “Pledge Amendment”) in respect of any such additional Pledged Collateral, pursuant to which the Pledgor shall confirm its grant of a security interest in such additional Pledged Collateral pursuant to Section 1 hereof to the Administrative Agent, such grant being deemed effective as of the date hereof, regardless of whether such Pledge Amendment is ever executed pursuant to this paragraph.  Each Pledgor hereby authorizes the Administrative Agent to attach each Pledge Amendment to this Pledge Agreement and to unilaterally amend Schedule I hereto pursuant to the terms of Section 2 hereof, and agrees that all Pledged Collateral listed on any Pledge Amendment delivered to the Administrative Agent, or amended Schedule I, shall for all purposes hereunder be considered Pledged Collateral (it being understood and agreed that the failure by any Pledgor or the Administrative Agent to prepare or execute any such Pledge Amendment shall not prevent the creation or attachment of the Administrative Agent’s lien and security interest in any such shares which creation and attachment shall automatically, and be deemed to, occur pursuant to Section 1 hereof);

(f) Each Pledgor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any filing office in any UCC jurisdiction any financing statements or amendments thereto that (a) describe the Pledged Collateral and (b) contain any other information required by Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment.  Each Pledgor also ratifies its authorization for the Administrative Agent to have filed any financing statements or amendments thereto if filed prior to the date hereof;

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(g) Each Pledgor will (i) deliver to the Administrative Agent immediately upon execution of this Pledge Agreement the originals of all certificates, promissory notes or other instruments constituting Pledged Collateral and (ii) hold in trust for the Administrative Agent upon receipt and immediately thereafter deliver to the Administrative Agent any certificates, promissory notes or other instruments constituting Pledged Collateral;

(h) Each Pledgor will permit the Administrative Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of investment property not represented by certificates which are Pledged Collateral to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of investment property not represented by certificates and all rollovers and replacements therefor to reflect the pledge of such Pledged Collateral granted pursuant to this Pledge Agreement.  Each Pledgor will take any actions necessary to cause (i) the issuers of uncertificated securities which are Pledged Collateral and (ii) any financial intermediary which is the holder of any investment property, to cause the Administrative Agent to have and retain control over such securities or other investment property.  Without limiting the foregoing, each Pledgor will, with respect to investment property held with a financial intermediary, cause such financial intermediary to enter into a control agreement with the Administrative Agent in form and substance satisfactory to the Administrative Agent;

(i) Except as otherwise permitted by the terms of the Loan Documents, each Pledgor will not (i) permit or suffer any issuer of privately held corporate securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Pledged Collateral over which it has voting control to dissolve, liquidate, retire any of its capital stock or other instruments or securities evidencing ownership, reduce its capital or merge or consolidate with any other entity, or (ii) vote any of the instruments, securities or other investment property in favor of any of the foregoing;

(j) Each Pledgor will permit any registerable Pledged Collateral to be registered in the name of the Administrative Agent or its nominee at any time after the occurrence and continuance of an Event of Default; and

(k) Each Pledgor agrees that it will not (i) except as otherwise permitted by the Loan Documents, sell or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral without the prior written consent of the Administrative Agent, or (ii) create or permit to exist any Lien upon or with respect to any of the Pledged Collateral, except for (i) the security interest under this Pledge Agreement and (ii) Liens permitted by Section 6.02 of the Credit Agreement; provided, that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Administrative Agent under the Loan Documents to any Liens otherwise permitted under Section 6.02 of the Credit Agreement.

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SECTION 7.     Voting Rights.  During the term of this Pledge Agreement, and except as provided in this Section 7 below, each Pledgor shall have the right to vote the Pledged Collateral on all governing questions in a manner not inconsistent with the terms of this Pledge Agreement or any Loan Documents.  After the occurrence and during the continuance of an Event of Default, the Administrative Agent or the Administrative Agent’s nominee may, at the Administrative Agent’s or such nominee’s option and following written notice from the Administrative Agent to the Pledgors, exercise all voting powers pertaining to the Pledged Collateral, including the right to take action by shareholder consent, and as such (x) exercise, or direct the applicable Pledgor as to the exercise of all voting, consent, managerial, election and other membership rights to the applicable Pledged Collateral and (y) exercise, or direct any Pledgor as to the exercise of any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to the applicable Pledged Collateral, as if the Administrative Agent were the absolute owner thereof, all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure so to do or delay in so doing.  Such authorization shall constitute an irrevocable voting proxy from such Pledgor to the Administrative Agent or, at the Administrative Agent’s option, to the Administrative Agent’s nominee.  After an Event of Default is cured or waived, such Pledgor will have the right to exercise the voting and rights, powers, privileges and options that it would otherwise be entitled to exercise pursuant to the terms of the Pledge Agreement prior to the occurrence of any such Event of Default.

SECTION 8.     Dividends and Other Distributions.  (a) So long as no Event of Default has occurred and is continuing:

(i)        Each Pledgor shall be entitled to receive and retain any and all dividends, cash distributions and interest paid in respect of the Pledged Collateral to the extent such distributions are not prohibited by the Loan Documents, provided, however, that any and all (A) distributions, dividends and interest paid or payable other than in cash with respect to, and instruments and other property received, receivable or otherwise distributed with respect to, or in exchange for, any of the Pledged Collateral; (B) dividends and other distributions paid or payable in cash with respect to any of the Pledged Collateral on account of a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus; and (C) cash paid, payable or otherwise distributed with respect to principal of, or in redemption of, or in exchange for, any of the Pledged Collateral; shall be Pledged Collateral, and shall be forthwith delivered to the Administrative Agent to hold, for the benefit of the Administrative Agent and the Lenders, as Pledged Collateral and shall, if received by a Pledgor, be received in trust for the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, be segregated from the other property or funds of such Pledgor, and be delivered immediately to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsement); and

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(ii)       The Administrative Agent shall execute and deliver (or cause to be executed and delivered) to each Pledgor all such proxies and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to receive the dividends or interest payments which it is authorized to receive and retain pursuant to clause (i) above.

(b)           After the occurrence and during the continuance of an Event of Default:

(i)        All rights of the Pledgors to receive the dividends, distributions and interest payments which it would otherwise be authorized to receive and retain pursuant to Section 7(a)(i) hereof shall cease, and all such rights shall thereupon become vested in the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, which shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends, distributions and interest payments; and

(ii)       All dividends, distributions  and interest payments which are received by any Pledgor contrary to the provisions of clause (i) of this Section 8(b) shall be received in trust for the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, shall be segregated from other funds of such Pledgor and shall be paid over immediately to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsements).

The Pledgors will reimburse the Administrative Agent and/or the Lenders for all expenses incurred by the Administrative Agent and/or the Lenders, including, without limitation, reasonable attorneys’ and accountants’ fees and expenses in connection with the foregoing.   Notwithstanding the foregoing, Hurd Family Limited Partnership shall not be required to pay more than its ratable share of such expenses based on its ownership percentage of Freedom’s capital stock.  By way of example only, if Hurd Family Limited Partnership owns 5% of the aggregate capital stock of Freedom, then Hurd Family Limited Partnership shall only be required to pay 5% of such expenses. The other Pledgors shall remain jointly and severally liable for the remainder of such expenses.  Subject to the foregoing cap, the Administrative Agent shall first request payment of such expenses from William B. Collett or William B. Collett, Jr., provided, that after such request is made, the Administrative Agent’s may at any time and in its sole discretion request payment from Hurd Family Limited Partnership of its ratable share of such expenses.

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SECTION 9.     Remedies.  (a)  The Administrative Agent shall have, in addition to any other rights given under this Pledge Agreement or by law, all of the rights and remedies with respect to the Pledged Collateral of a secured party under the UCC.  After the occurrence and during the continuance of an Event of Default, the Administrative Agent (personally or through an agent) is hereby authorized and empowered to transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exercise all voting rights with respect thereto, to collect and receive all cash dividends or distributions and other distributions made thereon, and to otherwise act with respect to the Pledged Collateral as though the Administrative Agent were the outright owner thereof, each Pledgor hereby irrevocably constituting and appointing the Administrative Agent as the proxy and attorney-in-fact of such Pledgor, with full power of substitution to do so; provided, however, that the Administrative Agent shall have no duty to exercise any such right or to preserve the same and shall not be liable for any failure to do so or for any delay in doing so; provided, further, however, that the Administrative Agent agrees to exercise such proxy and powers only so long as an Event of Default shall have occurred and is continuing and following written notice thereof.  In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have such powers of sale and other powers as may be conferred by applicable law and regulatory requirements, including, without limitation, any requirements promulgated by any Gaming Authority.  With respect to the Pledged Collateral or any part thereof which shall then be in or shall thereafter come into the possession or custody of the Administrative Agent or which the Administrative Agent shall otherwise have the ability to transfer pursuant to applicable law and/or regulatory requirements, including, without limitation, any requirements promulgated by any Gaming Authority, the Administrative Agent may, in its sole discretion, without notice except as specified below, after the occurrence and during the continuance of an Event of Default, sell or cause the same to be sold at any exchange, broker’s board or at public or private sale, in one or more sales or lots, at such price as the Administrative Agent may deem best, for cash or on credit or for future delivery, without assumption of any credit risk, and the purchaser of any or all of the Pledged Collateral so sold shall thereafter own the same, absolutely free from any claim, encumbrance or right of any kind whatsoever.  The Administrative Agent and each of the Lenders may, in its own name, or in the name of a designee or nominee, buy the Pledged Collateral at any public sale and, if permitted by applicable law, buy the Pledged Collateral at any private sale.  The Pledgors jointly and severally agree to pay to the Administrative Agent all reasonable expenses (including, without limitation, court costs and reasonable attorneys’ and paralegals’ fees and expenses) of, or incidental to, the enforcement of any of the provisions hereof.  Notwithstanding the foregoing, Hurd Family Limited Partnership shall not be required to pay more than its ratable share of such expenses based on its ownership percentage of Freedom’s capital stock.  By way of example only, if Hurd Family Limited Partnership owns 5% of the aggregate capital stock of Freedom, then Hurd Family Limited Partnership shall only be required to pay 5% of such expenses. The other Pledgors shall remain jointly and severally liable for the remainder of such expenses.  Subject to the foregoing cap, the Administrative Agent shall first request payment of such expenses from William B. Collett or William B. Collett, Jr., provided, that after such request is made, the Administrative Agent’s may at any time and in its sole discretion request payment from the Hurd Family Limited Partnership of its ratable share of such expenses.  The Administrative Agent agrees to distribute any proceeds of the sale of the Pledged Collateral in accordance with Section 9(d) and the Pledgor shall remain liable for any deficiency following the sale of the Pledged Collateral.

(b)          Unless any of the Pledged Collateral threatens to decline speedily in value or is or becomes of a type sold on a recognized market, the Administrative Agent will give the applicable Pledgor reasonable notice of the time and place of any public sale thereof, or of the time after which any private sale or other intended disposition is to be made.  Any sale of the Pledged Collateral conducted in conformity with reasonable commercial practices of banks, commercial finance companies, insurance companies or other financial institutions disposing of property similar to the Pledged Collateral shall be deemed to be commercially reasonable.  Notwithstanding any provision to the contrary contained herein, each Pledgor agrees that any requirements of reasonable notice shall be met if such notice is received by such Pledgor as provided in Section 21 below at least ten (10) days before the time of the sale or disposition; provided, however, that the Administrative Agent may give any shorter notice that is commercially reasonable under the circumstances.  Any other requirement of notice, demand or advertisement for sale is waived, to the extent permitted by law.

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(c)           In view of the fact that federal and state securities laws may impose certain restrictions on the method by which a sale of the Pledged Collateral may be effected after an Event of Default, each Pledgor agrees that after the occurrence and during the continuation of an Event of Default, the Administrative Agent may, from time to time, attempt to sell all or any part of the Pledged Collateral by means of a private placement restricting the bidders and prospective purchasers to those who are qualified and will represent and agree that they are purchasing for investment only and not for distribution.  In so doing, the Administrative Agent may solicit offers to buy the Pledged Collateral, or any part of it, from a limited number of investors deemed by the Administrative Agent, in its reasonable judgment, to be financially responsible parties who might be interested in purchasing the Pledged Collateral.  If the Administrative Agent solicits such offers from not less than four (4) such investors, then the acceptance by the Administrative Agent of the highest offer obtained therefrom shall be deemed to be a commercially reasonable method of disposing of such Pledged Collateral; provided, however, that this Section does not impose a requirement that the Administrative Agent solicit offers from four or more investors in order for the sale to be commercially reasonable.

(d)          All proceeds of the sale of the Pledged Collateral received by the Administrative Agent hereunder shall be applied by the Administrative Agent to payment of the Obligations pursuant to the terms of Section 7.4 of the Pledge and Security Agreement.

(e)           The Administrative Agent, on behalf of the Holders of Obligations, may comply with any applicable state or federal law requirements in connection with a disposition of the Pledged Collateral, and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Pledged Collateral.  The Administrative Agent and the Holders of Obligations shall comply with all Gaming Laws in connection with any disposition of the Pledged Collateral (including obtaining all consents required by Gaming Authorities in connection with any such disposition).

SECTION 10.   Administrative Agent Appointed Attorney-in-Fact.  Each Pledgor hereby appoints the Administrative Agent its attorney-in-fact, coupled with an interest, with full authority, in the name of such Pledgor or otherwise, from time to time in the Administrative Agent’s sole discretion, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Pledge Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to such Pledgor representing any dividend, distribution,  interest payment or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same and to arrange for the transfer of all or any part of the Pledged Collateral on the books of Freedom to the name of the Administrative Agent or the Administrative Agent’s nominee; provided, however that the Administrative Agent agrees to exercise such powers only so long as an Event of Default shall have occurred and is continuing.

SECTION 11.   Waivers.  (i) Each Pledgor waives presentment and demand for payment of any of the Obligations, protest and notice of dishonor or default with respect to any of the Obligations and all other notices to which such Pledgor might otherwise be entitled except as otherwise expressly provided herein or in the applicable Loan Document.

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(ii)     Each Pledgor understands and agrees that its obligations and liabilities under this Pledge Agreement shall remain in full force and effect, notwithstanding foreclosure of any real property securing all or any part of the Obligations by trustee sale or any other reason impairing the right of any Pledgor, the Administrative Agent or any of the Lenders to proceed against Freedom, the Borrower, any other guarantor of Holdings or the Borrower or such guarantor’s property.  Each Pledgor agrees that all of its obligations under this Pledge Agreement shall remain in full force and effect without defense, offset or counterclaim of any kind, notwithstanding that such Pledgor’s rights against Freedom may be impaired, destroyed or otherwise affected by reason of any action or inaction on the part of the Administrative Agent or any Lender.

(iii)     Each Pledgor hereby expressly waives the benefits of any law in any jurisdiction purporting to allow a guarantor or pledgor to revoke a continuing guaranty or pledge with respect to any transactions occurring after the date of the guaranty or pledge.

SECTION 12.     Term.  This Pledge Agreement shall remain in full force and effect until the Obligations shall have been indefeasibly and fully paid in cash and the Loan Documents shall have terminated.  Upon the termination of this Pledge Agreement as provided above (other than as a result of the sale of the Pledged Collateral), the Administrative Agent will release the security interest created hereunder and, if it then has possession of the Pledged Stock, will deliver the Pledged Stock and the Powers to the applicable Pledgor.

SECTION 13.     Definitions.  Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined (and, with respect to such terms, the singular shall include the plural and vice versa and any gender shall include any other gender as the context may require), and the following term shall have the following meaning.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York, as amended or supplemented from time to time; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Administrative Agent’s and the Lenders’ security interest in any Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.  Any and all terms used in this Pledge Agreement which are defined in the UCC shall be construed and defined in accordance with the meaning and definition ascribed to such terms under the UCC, unless otherwise defined herein.

SECTION 14.     Successors and Assigns.  This Pledge Agreement shall be binding upon and inure to the benefit of each Pledgor, the Administrative Agent, for the benefit of itself and the Lenders, and their respective successors and assigns.  Each Pledgor’s successors and assigns shall include, without limitation, a receiver, trustee or debtor-in-possession of or for such Pledgor.

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SECTION 15.    GOVERNING LAW.  THIS PLEDGE AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

SECTION 16.    Consent to Jurisdiction; Waiver of Jury Trial.

(A)      Each Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the United States District Court of the Southern District of New York and state courts located in the Borough of Manhattan in New York City, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Pledge Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each Pledgor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each Pledgor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Pledge Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Pledge Agreement or any other Loan Document against any Pledgor or its properties in the courts of any jurisdiction.

(B)       Each Pledgor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Pledge Agreement or any other Loan Document in any court referred to in Section 16(A).  Each Pledgor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(C)       EACH PLEDGOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS PLEDGE AGREEMENT OR ANY OTHER LOAN DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PLEDGOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PLEDGOR HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PLEDGOR WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PLEDGORS HAVE BEEN INDUCED TO ENTER INTO THIS PLEDGE AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 17.   No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Pledge Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Pledge Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Pledge Agreement.

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SECTION 18.   Severability.  Whenever possible, each provision of this Pledge Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but, if any provision of this Pledge Agreement shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Pledge Agreement.

SECTION 19.   Further Assurances.  Each Pledgor agrees that it will cooperate with the Administrative Agent and will execute and deliver, or cause to be executed and delivered, all such other stock powers, proxies, instruments and documents, and will take all such other actions, including, without limitation, the execution and filing of financing statements (and each Pledgor hereby authorizes the Administrative Agent to file any such financing statements), as the Administrative Agent may reasonably deem necessary from time to time in order to carry out the provisions and purposes of this Pledge Agreement.

SECTION 20.   The Administrative Agent’s Duty of Care.  The Administrative Agent shall not be liable for any acts, omissions, errors of judgment or mistakes of fact or law including, without limitation, acts, omissions, errors or mistakes with respect to the Pledged Collateral, except for those arising out of or in connection with the Administrative Agent’s (i) gross negligence or willful misconduct, or (ii) failure to use reasonable care with respect to the safe custody of the Pledged Collateral in the Administrative Agent’s possession.  Without limiting the generality of the foregoing, the Administrative Agent shall be under no obligation to take any steps necessary to preserve rights in the Pledged Collateral against any other parties but may do so at its option.  All expenses incurred in connection therewith shall be for the sole account of the Pledgors, and shall constitute part of the Obligations secured hereby.

SECTION 21.   Notices.  All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Section 9.01 of the Credit Agreement with respect to the Administrative Agent at its notice address therein and, with respect to any Pledgor, in the care of the Borrower at the address of the Borrower set forth in the Credit Agreement, or such other address or telecopy number as such party may hereafter specify for such purpose in accordance with the provisions of Section 9.01 of the Credit Agreement.

SECTION 22.   Amendments, Waivers and Consents.  No amendment or waiver of any provision of this Pledge Agreement nor consent to any departure by the Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent pursuant to the terms of the Loan Documents, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 23.    Section Headings.  The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.

SECTION 24.   Execution in Counterparts.  This Pledge Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

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SECTION 25.   Merger.  This Pledge Agreement and the Loan Documents embody the final and entire agreement and understanding among the Pledgors, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Pledgors, the Administrative Agent and the Lenders relating to the subject matter thereof.  This Pledge Agreement and the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties hereto.

SECTION 26.   Limitation on Rights and Remedies of Administrative Agent and Holders of Obligations.  Notwithstanding anything in this Agreement to the contrary, the Administrative Agent and the Holders of Obligations agree that they shall comply with all applicable laws, in connection with their exercise of rights and remedies hereunder, including, without limitation, foreclosure upon any item of Collateral or voting (or otherwise taking control of) any interest in the Pledged Collateral.

The remainder of this page is intentionally blank.

15

IN WITNESS WHEREOF, the Pledgors and the Administrative Agent have executed this Pledge Agreement as of the date set forth above.

By:
Name: William B. Collett

By:
Name: William B. Collett, Jr.

HURD FAMILY LIMITED PARTNERSHIP

By: __________________, its general partner

By:
Name:

ABC FUNDING, LLC, as Administrative Agent

By:
Name:
Title:

Signature Page to
Pledge Agreement

ACKNOWLEDGMENT

The undersigned hereby acknowledges receipt of a copy of the foregoing Pledge Agreement, agrees promptly to note on its books the security interests granted under such Pledge Agreement, agrees that after the occurrence and during the continuance of an Event of Default it will comply with instructions originated by the Administrative Agent without further consent by any Pledgor and waives any rights or requirement at any time hereafter to receive a copy of such Pledge Agreement in connection with the registration of any Pledged Collateral in the name of the Administrative Agent or its nominee or the exercise of voting rights by the Administrative Agent or its nominee.

FREEDOM HOLDING, INC.

By:
Name:
Title:
Acknowledgment to
Pledge Agreement

SCHEDULE I
to
PLEDGE AGREEMENT

CAPITAL STOCK OF FREEDOM OWNED BY PLEDGORS

Pledged Capital Stock

Pledgor	Record Holder	Pledged Entity	Cert. No.	No. of Shares	% of Interests held by Pledgor	% of Total Outstanding Shares of Pledged Entity

SCHEDULE II
to
PLEDGE AGREEMENT

LEGAL NAME OF PLEDGORS AND DOMICILE ADDRESS OF PLEDGORS

Legal Name of Pledgor	Domicile Address of Pledgor

PRIOR NAMES OF PLEDGORS
DURING LAST FIVE YEARS

Pledgor	Prior Name	Date of Name Change

EXHIBIT A
to
PLEDGE AGREEMENT

FORM OF PLEDGE AMENDMENT

Reference is hereby made to the Freedom Pledge Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Pledge Agreement”) dated as of April 25, 2011, by and among WILLIAM B. COLLETT, an individual domiciled in the State of Florida, WILLIAM B. COLLETT, JR., an individual domiciled in the State of Florida and HURD FAMILY LIMITED PARTNERSHIP (the “Pledgors”) and ABC FUNDING, LLC, as Administrative Agent (the “Administrative Agent”) for the Holders of Obligations under the Credit Agreement, whereby the Pledgor has pledged certain capital stock of Freedom as collateral to the Administrative Agent, for the ratable benefit of the Lenders, as more fully described in the Pledge Agreement. This Amendment is a “Pledge Amendment” as defined in the Pledge Agreement and is, together with the acknowledgments, certificates, and Powers delivered herewith, subject in all respects to the terms and provisions of the Pledge Agreement. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Pledge Agreement.

By its execution below, the Pledgor hereby agrees that (i) the capital stock of the corporation listed on Schedule I hereto shall be pledged to the Administrative Agent as additional collateral pursuant to Section 1(a)(ii) of the Pledge Agreement, and (ii) such property shall be considered Pledged Stock under the Pledge Agreement and be a part of the Pledged Collateral pursuant to Section 1 of the Pledge Agreement.

By its execution below, the Pledgor represents and warrants that it has full power and authority to execute this Pledge Amendment and that the representations and warranties contained in Section 5 of the Pledge Agreement are true and correct in all respects as of the date hereof and after taking into account the pledge of the additional Pledged Stock relating hereto.  The Pledge Agreement, as amended and modified hereby, remains in full force and effect and is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Pledgor has executed and delivered this Pledge Amendment to the Pledge Agreement as of this ____ day of ____________, ______.

[PLEDGOR]

By:
Name:
Title:

Schedule I
to
Pledge Amendment

CAPITAL STOCK OF FREEDOM OWNED BY PLEDGORS

Pledged Capital Stock

Pledgor	Record Holder	Pledged Entity	Cert. No.	No. of Shares	% of Interests held by Pledgor	% of Total Outstanding Shares of Pledged Entity

ACKNOWLEDGMENT
TO
PLEDGE AMENDMENT

Each of the undersigned hereby acknowledges receipt of a copy of the foregoing Pledge Agreement, agrees promptly to note on its books the security interests granted under such Pledge Agreement, agrees that after the occurrence and during the continuance of an Event of Default it will comply with instructions originated by the Administrative Agent without further consent by any Pledgor and waives any rights or requirement at any time hereafter to receive a copy of such Pledge Agreement in connection with the registration of any Pledged Collateral in the name of the Administrative Agent or its nominee or the exercise of voting rights by the Administrative Agent or its nominee.

FREEDOM HOLDING, INC.

By:
Name:
Title:

EXHIBIT B
to
PLEDGE AGREEMENT

FORM OF STOCK POWER

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer to _____________________________ _______ Shares of [Common Stock] of _______________________, a _______________ corporation, represented by Certificate No. ____ (the “Stock”), standing in the name of the undersigned on the books of said corporation and does hereby irrevocably constitute and appoint ___________________________________ as the undersigned’s true and lawful attorney, for it and in its name and stead, to sell, assign and transfer all or any of the Stock, and for that purpose to make and execute all necessary acts of assignment and transfer thereof; and to substitute one or more persons with like full power, hereby ratifying and confirming all that said attorney or substitute or substitutes shall lawfully do by virtue hereof.

Dated: _______________

[PLEDGOR]

By:
Name:
Title:

EXHIBIT I

FORM OF MANAGEMENT AGREEMENT

Attached.

EXHIBIT I

MANAGEMENT CONTRACT

This Casino Development and Management Agreement (“Agreement”) is hereby entered into this __ day of April, 2011, by and between Florida Gaming Centers, Inc. (“COMPANY”), a Florida corporation, and Miami Casino Management, LLC (“OPERATOR”), a Florida limited liability company.

WHEREFORE, COMPANY has the right to operate and shall be commencing the development and management of a slots facility at its Miami Jai-Alai facility located in Miami, Florida (the “Property”); and

WHEREFORE, the OPERATOR has performed certain duties in anticipation of a April __, 2011 closing date; and

WHEREFORE, the COMPANY has, among other things, undertaken efforts to secure agreements for AGS bridge loan funding of the Miami Jai-Alai project and ABC Funding, LLC (“ABC”) permanent funding (collectively, the COMPANY’s “Financing Documents”); and

WHEREFORE, the COMPANY, ABC and the OPERATOR are entering into that certain Management Fee Subordination Agreement of even date herewith (the “Management Fee Subordination Agreement”) pursuant to which the OPERATOR shall, among other things,  agree to subordinate the payments due under this Agreement to the obligations under the ABC Financing Documents; and

WHEREFORE, in connection with the development of the Property into a slots facility, the COMPANY desires OPERATOR to assist in the development activities and, upon Opening (used herein to mean the date on which the first revenue-paying customer is admitted to the Property), manage the day to day operations of the slots facility and related gaming and nongaming amenities and operations in conjunction with the Company’s existing management team; and

WHEREFORE, the Opening is expected to be in approximately nine (9) months; and

WHEREFORE, COMPANY and OPERATOR have previously agreed upon a term sheet (attached), entitled Proposed Terms and Conditions for the Management of Miami Jai-Alai, and wish this Agreement to be within the spirit of and give clarification  to the terms set forth therein (with modifications to the timing of Total Development Fee payments);

IT IS HEREBY AGREED by and between COMPANY and OPERATOR as follows:

I.           Term of Agreement.  Unless terminated earlier as permitted under this Agreement, the term of this Agreement shall commence immediately and end three (3) years after Opening.  COMPANY, in its discretion and upon 45 days’ written notice, may extend the term of this Agreement in one year increments for up to a total of two (2) additional years.

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II.           Certain Duties and Authority of OPERATOR.

(a)           OPERATOR shall, upon Opening, on behalf of the COMPANY, supervise, manage, direct, and operate the Property, consistent with the standard of diligence and professional management that is customary and usual with respect to the industry, taking into account the physical characteristics of the Property and the nature of its market.  In addition, prior to Opening, OPERATOR shall assist COMPANY in connection with the development of the Property into a slots facility and perform those tasks reasonably necessary for the successful Opening of the Property, including the recruitment and training of appropriate staff (all of whom shall be employees of COMPANY and not OPERATOR), marketing to attract customers to the Property, securing applicable licensing, negotiating and entering into appropriate leases and agreements on behalf of COMPANY (subject to COMPANY’s approval), purchasing of supplies and inventory on behalf of COMPANY (subject to COMPANY’s approval), and arranging for inaugural ceremonies in cooperation with COMPANY.

(b)           OPERATOR shall have the authority reasonably necessary to carry out its duties under this Agreement, including the authority to negotiate, execute, and perform contracts on behalf of COMPANY (with consent or approval by COMPANY) and the authority to assert all the prerogatives normally accorded to management in the ordinary course of business on behalf of the COMPANY, including by way of example the hiring, firing, and taking of appropriate personnel actions with respect to all staff (all of whom shall be employees of COMPANY and not OPERATOR) on behalf of COMPANY; the collection of receivables; the hiring and firing of employees; the incurring of trade debts; the approval and payment of checks (within guidelines established with the COMPANY); and the negotiating and signing of operational leases and contracts (which will not extend beyond the term of this Agreement without the consent of COMPANY).

(c)           OPERATOR shall endeavor to ensure that it obtains and maintains all licenses for its employees as necessary for performance of its duties under this Agreement.

(d)           OPERATOR’s President and COO, Dave Jonas, shall be present, on-site at the Property for a minimum of 15 days per month through Opening and during the following three (3) months, and then for a minimum of 10 days per month throughout the remainder of the term of this Agreement.

(e)           At least 60 days prior to Opening (unless COMPANY fails to timely provide a projected statement of expenses not under the control of OPERATOR), OPERATOR shall provide COMPANY a three year  Initial Budget (defined below) for the Property which shall be agreed upon by COMPANY, the first year broken down month by month.

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(f)           OPERATOR shall not solicit any employee of COMPANY employed at the Property during the term of this Agreement.  Additionally, OPERATOR shall require each Key Principal Contractor (defined below) to agree not to solicit any employee of COMPANY employed at the Property on behalf of himself or any other entity during the term of this Agreement, regardless whether such Key Principal Contractor remains employed by OPERATOR throughout the term of this Agreement.

(g)           During the term of this Agreement, OPERATOR shall not engage in, or manage any company engaged in, a business in direct competition with COMPANY within a 100-mile driving radius of the Property.  Furthermore, if this Agreement is terminated by COMPANY after Opening based on a Permitted Termination (defined below), then additionally for three (3) months following termination of this Agreement OPERATOR shall not engage in, or manage any company engaged in, a business in direct competition with COMPANY within a 100-mile driving radius of the Property, and for an additional nine (9) months after that OPERATOR shall not engage in, or manage any company engaged in, a business in direct competition with COMPANY within a 50-mile driving radius of the Property; provided, however, that such obligations shall terminate in the event business operations at the Property cease occurring in substantially the same manner as at the time of the Permitted Termination (by way of example and not limitation, if the Property closes slot machine operations).

(h)           OPERATOR may not assign this Agreement to affiliates, or any other related entities, without the prior written consent of COMPANY and ABC.

III.         Certain Duties of COMPANY.

(a)           COMPANY shall provide assistance to OPERATOR insofar as reasonably required in the performance of OPERATOR’s duties under this Agreement, and shall not take any action materially adverse to the Property’s business objectives.  COMPANY shall make reasonable provisions relating to the Property to enable OPERATOR to perform its duties hereunder, including by way of example, office space, equipment, supplies, and parking contiguous to the Property.

(b)           COMPANY shall maintain and make available to OPERATOR in timely fashion adequate funding for development, operations, fees to OPERATOR, and reimbursement of expenses and costs, consistent with budgets developed in accordance with this Agreement.

(c)           COMPANY shall ensure that it obtains and maintains all licenses necessary for performance of it’s or OPERATOR’s duties under this Agreement (excluding licenses OPERATOR is required to obtain and maintain for its own employees).

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(d)           At least 90 days prior to Opening, COMPANY shall provide a projected statement of expenses not under control of OPERATOR, including, by way of example and not limitation, real estate taxes, utilities, and insurance.

(e)           COMPANY shall, throughout the entire term of this Agreement, maintain at a minimum the following insurance, which shall be maintained with insurance companies licensed to do business in the State of Florida and with a current A.M. Best rating of at least A:VII: (i) Commercial General Liability Insurance with limits established by regulatory bodies and sufficient to ensure adequate liability coverage in accordance with State of Florida guidelines of Five Million Dollars ($5,000,000) or more; (ii) Workers Compensation Insurance, with statutory requirements and employer's legal liability coverage with limits no less than One Million Dollars ($1,000,000); (iii) Blanket Crime Insurance with limits no less than Five Million Dollars ($5,000,000); (iv) Automobile Liability Insurance with limits no less than One Million Dollars ($1,000,000); (v) Employment Practices Liability Insurance with limits no less than Five Million Dollars ($5,000,000); (vi) Property Insurance insuring the real and personal property of the Property against fire, with all risk coverage, including, business interruption and currency coverage, and with such coverage also in effect during the development and construction of the Property; (vii) Directors and Officers insurance for COMPANY’s executives with limits no less than Five Million Dollars ($5,000,000) for each covered individual and a cap of no less than Five Million Dollars ($5,000,000) per incident; (viii) insurance for each Key Principal Contractor, Jim Ahearn, Edward M. Tracy, and other agreed-upon individuals either under the same Directors and Officers insurance policy maintained for COMPANY’s executives or under a substantially equivalent policy with equivalent limits for each covered individual and per incident; and (ix) such other insurance as deemed necessary by COMPANY after consultation with the OPERATOR. The Company shall also arrange for D&O insurance for its executives as well as members of the OPERATORS Key Contactors and other members identified and agreed upon by COMPANY. This insurance should cover each individual Key Contractor up to Five Million Dollars ($5,000,000) with an Operator’s cap of Five Million Dollars ($5,000,000) per incident. All required coverage herein shall be primary.  The Commercial General Liability and Automobile Liability Insurance policies shall name OPERATOR as an additional named insured.  Certificates of insurance and copies of insurance policies maintained by COMPANY shall be promptly made available to OPERATOR.

(f)           Immediately upon closing of the Financing Documents pertaining to the permanent funding of the Miami Jai Alai project (or earlier as may be required pursuant to the terms of the Unsecured Note), COMPANY shall pay any and all unpaid principal and accrued interest due on the Unsecured Note attached to this Agreement in accordance with its terms.

(g)           COMPANY shall make best efforts and take all reasonable actions as may be required on its part to ensure compliance with COMPANY’s covenants in its Financing Documents.

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(h)           COMPANY may not assign this Agreement to affiliates, or any other related entities, without the prior written consent of OPERATOR.  If at any time during the term of this Agreement COMPANY intends to sell the Facility and solicits offers from potential purchasers, then COMPANY shall notify OPERATOR, in writing simultaneous with the solicitation of such offers, of its intention to sell its interest in the Property.  Any sale of the Property shall be subject to the rights and obligations of OPERATOR and COMPANY under this Agreement.

IV.         Payment for Services Performed and Expenses.  Subject to the Management Fee Subordination Agreement, COMPANY shall make the following payments to OPERATOR in a timely manner as a material term of this Agreement:

(a)           Reimbursement of Expenses.   COMPANY shall reimburse OPERATOR for all reasonable and approved out-of-pocket expenses and all normal and customary expenses incurred in connection with the performance of its duties hereunder, including among other things travel, housing and Per Diem expenses; regulatory expenses (not to exceed $5,000 per person absent approval) incurred by any member or employee of OPERATOR who is currently employed by OPERATOR and is required to be licensed, including procuring and maintaining all necessary licenses with respect solely to gaming licensure in Florida for the Property; and any additional regulatory expenses (not to exceed $5,000 per person absent approval) for any new members or employees of OPERATOR approved in writing in advance of incurring such expense.  (For purposes of clarity and not limitation, reasonable and approved out-of-pocket expenses incurred subsequent to the signing of the attached term sheet but prior to the execution of this Agreement shall be reimbursable within the meaning of this paragraph.)  COMPANY shall make reimbursement payments required under this Paragraph within ten (10) days of presentment by OPERATOR subject to the COMPANY’s payment constraints contained in the Disbursement Agreement with ABC during the development and construction of the Property.  Immediately upon closing of the Financing Documents pertaining to the permanent funding of the Miami Jai Alai project, COMPANY shall pay any and all unpaid expenses incurred by OPERATOR as permitted by this section IV(a).  COMPANY shall remain responsible for payments required under this paragraph following the term or termination of this Agreement for any reason.

(b)           Total Development Fee.  COMPANY shall pay OPERATOR fees for its assistance in the development of the Property equal to $600,000 (“Total Development Fee”) with $25,000 due upon the first closing under the ABC agreement pertaining to the permanent funding of the Miami Jai Alai project (representing a February 15, 2011 installment), $50,000 due upon the second closing under the ABC agreement pertaining to the permanent funding of the Miami Jai Alai project (representing March 15 and April 15, 2011 installments), and six subsequent payments of $25,000 each during the Property’s development period to be paid on each monthly anniversary for such period beginning on May 15, 2011 and continuing through and including October 15, 2011 (collectively, the “Monthly Development Fees”).  If Opening occurs prior to all Monthly Development Fees being paid, all remaining Monthly Development Fees shall be paid at Opening.  OPERATOR shall then be due installments of $150,000 to be paid at the 1st and 2nd annual anniversary of Opening.  OPERATOR shall be due a final installment of $75,000 to be paid at the 3rd annual anniversary of Opening.  Notwithstanding the foregoing, if the COMPANY is able to achieve Realized Savings in its Construction Budget (as those terms are defined in the COMPANY’S Disbursement Agreement entered into with ABC) and completes a permitted Budget Amendment per section 5.4.1 of the Disbursement Agreement to allocate such Realized Savings to the Line Item that includes Monthly Development Fees, the COMPANY shall pay OPERATOR any remaining amounts due pursuant to the Total Development Fee within thirty days of Opening.

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(c)          Management Fees. After Opening, subject to pro forma compliance with the COMPANY’s covenants in its Financing Documents, OPERATOR will be compensated by COMPANY in cash based on the following formula (“Management Fees”):

-
One percent (1.0%) of Gross Gaming Revenues (as used herein, “Gross Gaming Revenues” means all of the revenue from the operation of the slot machines, Jai-Alai, poker, dominoes, pari-mutuel, and any other casino games on the Property, in accordance with Generally Accepted Accounting Principles, including without limitation the net win from slot machines (which is the difference between coin in and coin out and plus or minus, as appropriate, deposits made in respect to progressive slot machines) and other similar games); plus

-
One and one half percent (1.5%) of EBITDAM in the first year after Opening, increasing by one half of a percent (0.5%) for each of the second and third year following Opening.  If COMPANY extends the term of this Agreement as provided herein, the percentage of EBITDAM shall be equal to and capped at 3.0%.  As used in this Agreement, “EBITDAM” means all earnings from the Property, before interest, all taxes on income (not including gaming taxes paid in respect of Gross Gaming Revenue which are treated as a normal operating expense), depreciation, amortization and management fees, as determined in accordance with Generally Accepted Accounting Principles.

COMPANY shall pay OPERATOR $25,000 as an advance on Management Fees 10 days after the end of every calendar month, which amount shall increase to $50,000 in the event that the Property’s actual EBITDAM is outperforming the minimum EBITDAM covenant, as set forth in sections 6.13(a) and 6.13(b) (as applicable) of the COMPANY’s Credit Agreement entered into with ABC, for the corresponding period (quarter) by 30.0% (the “Monthly Advance”).  The Monthly Advance shall be applied towards Management Fees to be earned during that month.  Management Fees actually earned during a fiscal quarter over and above Monthly Advances paid during that period shall be paid on or before the earlier of (i) five days following the delivery of a compliance report to ABC pursuant to the terms of COMPANY’s Financing Documents and (ii) 45 days after the end of each fiscal quarter; provided that, if COMPANY is not in compliance with the covenants in its Financing Documents, Management Fees shall be accrued and paid going forward as permitted by such covenants.  The first Monthly Advance shall be paid on a pro rata basis based on the number of days that the Property is operating slots as a percentage of days in the calendar month.

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(d)           Breakup Fee.  Subject to the Management Fee Subordination Agreement, if this Agreement is terminated by COMPANY for any reason other than a Permitted Termination (defined below), COMPANY must pay OPERATOR an amount (“Breakup Fee”) equal to (i) the amount of any unpaid amounts of the Total Development Fee (ii) the amount of any unpaid principal and accrued interest due on the Unsecured Note attached to this Agreement, and (iii) the amount which is the number of months remaining in the initial term of this Agreement (i.e., through the end of three years following Opening) times the average monthly Management Fees to OPERATOR under this Agreement during the 12 months prior to the date of early termination (or if the termination occurs prior to a full 12 months of operations, the actual number of months since Opening) and the average of the upcoming year projected pro-forma (average the two components together), discounted to present value using an interest rate equal to the Wall Street Journal prime rate on the early termination date as the discount rate.  The Breakup Fee shall be paid in cash to OPERATOR within 30 days of the early termination date.  (Example:  If the Property has only been open for three (3) months and actual Management Fees earned for those three (3) months were equal to $300,000 (or $100,000 per month) and the projected Management Fees for the next twelve months based on the most recent Operating & Capital Budget (defined below) in place are $1,500,000 (or $125,000 per month), then the average monthly Management Fees applied to the remaining months of the initial term of this Agreement (before discounting to the present value) would be the average of $100,000 and $125,000, which in this example equals $112,500.)

V.           Operating and Capital Budgets.  OPERATOR and COMPANY shall agree on operating and capital budgets including, but not limited to, projected revenues, expenses, EBITDAM and capital expenditures for the Property (the “Operating & Capital Budgets”).  The “Initial Budget” shall cover the first three (3) years of the Property’s operations from the opening date with the first twelve (12) months presented on a monthly basis and annual projections for years 2 and 3.  The Initial Budget shall be presented in two formats, one assuming no slot operations at Hialeah Park and one assuming 1,000 slots operating at Hialeah Park.  Subsequent Operating & Capital Budgets for three years in the same format (monthly for the next twelve (12) months and annually thereafter) shall be completed no later than September 30 of the fiscal year prior in accordance with COMPANY’s reporting requirements under its Financing Documents.  The Initial Budget and any subsequent Operating and Capital Budgets shall be approved by the COMPANY, which shall not unreasonably withhold approval.  In the event of good cause to revise a prepared budget (including, by way of example and not limitation, an unforeseen or nondisclosed past, present, or future material transaction or event), OPERATOR may appropriately revise such budget, subject to approval by the COMPANY, which shall not unreasonably withhold approval.

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VI.         Indemnification.  COMPANY hereby covenants and agrees as follows:

(a)           COMPANY hereby covenants and agrees to indemnify, save, and defend, at COMPANY's sole cost and expense, and hold harmless, OPERATOR, OPERATOR's affiliates, and the officers, directors, agents, employees, legal representatives, members and shareholders of OPERATOR and OPERATOR's affiliates and the successors and assigns of each of the foregoing (collectively and individually, “Indemnified Persons”) from and against the full amount of any and all Losses relating to the pre-Opening activities, development, supervision, management, direction, and/or operation of the Property.  The term “Losses” shall mean any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements, including, but not limited to, professional or consultants' expenses incurred in investigating, preparing for, serving as a witness in, or defending against any action or proceeding, whether actually commenced or threatened, which may be asserted against any Indemnified Person, of any kind or nature, except liabilities caused solely by OPERATOR's willful, wanton or criminal misconduct, gross negligence or fraud.  For the avoidance of doubt, any claims by employees, contractors, or vendors relating to their employment, work, or activities at or in relation to the Property shall constitute Losses.

(b)           OPERATOR agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as a "Claim"), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to COMPANY.  COMPANY shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Claim with respect to which it is called upon to indemnify OPERATOR.  Such contest shall be conducted by reputable counsel employed by COMPANY with OPERATOR’s consent, which consent shall not be unreasonably withheld.   OPERATOR shall have the right, but not the obligation, to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.  COMPANY shall have full authority to determine all action to be taken with respect thereto; however, COMPANY will not have the authority to subject OPERATOR to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense.  In addition, without the consent of OPERATOR, which consent may be withheld in its sole and absolute discretion, the COMPANY shall not consent to the entry of any judgment or enter into any settlement that does not include an unconditional and complete release of OPERATOR.    OPERATOR will reasonably cooperate with COMPANY in defense of Losses, subject to reimbursement of its expenses reasonably incurred thereby.

(c)           COMPANY's duty to indemnify OPERATOR and other Indemnified Persons as stated herein shall survive the term or termination of this Agreement and shall apply to any event or occurrence arising before or after the execution or termination, as the case may be, of this Agreement.  The indemnification provisions of this Agreement are intended to be construed broadly to provide the maximum possible protection to Indemnified Persons consistent with law and the express terms of this Agreement.

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VII.        Termination of Agreement.  Prior to expiration of the term of this Agreement, this Agreement may be terminated as follows:

(a)          COMPANY may terminate this Agreement upon written notice in the event of any of the following (a “Permitted Termination”) without incurring a Breakup Fee:

(i)           the Property’s actual EBITDAM for any given twelve month period is below that which has been projected in the Operating & Capital Budget for such twelve month period by 15.0% or more;

(ii)           a change occurs such that Dave Jonas, Richard Superstein and/or Rene Guim (each a “Key Principal Contractor”, and collectively the “Key Principal Contractors”) are no longer managing the day to day business affairs of OPERATOR, and the following procedure is followed prior to termination of this Agreement by COMPANY: (a) OPERATOR shall have the right for a period of 60 days after such change takes place to propose for COMPANY’s considerations one or more new Key Principal Contractor(s) who will continue to manage the day to day business affairs of OPERATOR and replace such exiting Key Principal Contractor(s) together with such other information as OPERATOR deems appropriate to assist COMPANY in evaluating whether to continue the services of OPERATOR under this Agreement, and (b) COMPANY shall exercise good faith in reviewing such proposed Key Principal Contractor(s) and information within 30 days following receipt thereof, with the ultimate decision as to whether to continue or terminate this Agreement following a change (as described above) remaining in COMPANY’s discretion, which determination shall be made by written notice from COMPANY to OPERATOR within said 30 day period;

(iii)           OPERATOR  fails to comply with section II(d) hereof or otherwise ceases committing adequate time and attention to perform its duties of developing, supervising, managing, directing, and/or operating the Property as provided herein, provided that COMPANY has first provided OPERATOR with written notice of such failure and has allowed at least thirty (30) days for cure; or

(iv)           OPERATOR  fails to obtain or maintain any license necessary to manage and operate the Property; provided that COMPANY has first provided OPERATOR with notice of such failure and, if capable of cure, has allowed at least thirty (30) days for cure, provided further that no such cure period shall be required, in the event that failure by COMPANY to immediately terminate OPERATOR would prohibit COMPANY from offering slot machine gaming, or other gaming activities, at the Property.

(b)           In the event COMPANY terminates this Agreement for any reason other than a reason specifically defined in this Agreement as a Permitted Termination (defined above), such termination by COMPANY shall not be a Permitted Termination (and thus OPERATOR shall be entitled to a Breakup Fee as provided above).

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(c)           In the event of either of the following, OPERATOR may terminate this Agreement upon written notice, and such termination shall for all purposes under this Agreement be deemed a termination by COMPANY for a reason that is not a Permitted Termination (and thus entitle OPERATOR to a Breakup Fee as provided above):

(i)           failure by COMPANY to make any payment to OPERATOR required under this Agreement on or before the date on which such payment is due and continuation of such failure for fifteen (15) business days after written notice; or

(ii)           material failure by COMPANY to perform or comply with this Agreement (including, by way of example and not limitation, a failure to provide funding for operations as required herein), provided that OPERATOR has first provided COMPANY with written notice of such failure and, if capable of cure, has allowed at least thirty (30) days for cure.

(d)           In the event Opening does not occur on or before March 31, 2012, unless solely by fault of OPERATOR, OPERATOR may terminate this Agreement upon written notice, in which case, unless COMPANY and OPERATOR reach an agreement for COMPANY to retain OPERATOR on a negotiated fee basis until the rescheduled Opening, COMPANY shall for the first three years of operation following Opening pay OPERATOR one percent (1.0%) of Gross Gaming Revenues and one and one half percent (1.5%) of EBITDAM.

VIII.      Confidentiality; Proprietary Information.

(a)           Confidentiality.  Both parties shall maintain confidentiality with respect to material developments in the course of development and operation of the Property subject to legal and regulatory requirements.  Except as required by law, confidential information shall only be made available to such of a party's or the other party’s employees and consultants as are required to have access to the same in order for the recipient party to adequately use such information for the purposes for which it was furnished.  Any person to whom such information is disclosed shall be informed of its confidential nature and shall agree to keep it confidential as provided herein.  Information provided by one party to the other shall not be presumed confidential unless the information is presented to the recipient under circumstances which clearly and directly indicate the delivering party intends such information to be confidential and such information is not: (i) already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure; (ii) generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party; (iii) generally available to the public or otherwise part of the public domain after its disclosure other than through an act or omission of the receiving party in breach of this Agreement; or (iv) subsequently lawfully disclosed to the receiving party by a person other than a party to this Agreement.

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(b)          Proprietary Information.  In the event of termination of this Agreement, OPERATOR will immediately return to COMPANY all of the marketing, credit and customer data generated by Operator in connection with its duties hereunder (collectively “Customer Data”).  Operator shall have no right to sell, transfer, convey, assign, license, or otherwise benefit from such Customer Data, and such Customer Data shall be COMPANY's sole and exclusive property.  OPERATOR's proprietary computer programs and Operator's operations manuals shall remain the sole property of OPERATOR, and shall not be used or disclosed to other persons by COMPANY or its agents or affiliates. COMPANY recognizes, acknowledges and agrees that OPERATOR may own or manage other properties in addition to the Property and that OPERATOR shall, during the term of this Agreement and thereafter, have and enjoy the continuing right to use all portions of its operational and marketing strategies, including, without limitation, that portion used but not developed in discharging its duties under this Agreement, in conjunction with management by OPERATOR.

IX.         Subordination.  Pursuant to the Management Fee Subordination Agreement, attached as Exhibit A hereto, the OPERATOR hereby subordinates to ABC  all indebtedness of the COMPANY and its affiliates to the OPERATOR in connection with this Agreement, now existing and hereafter arising, in favor of the obligations under the ABC Financing Documents and the COMPANY hereby accepts and acknowledges such subordination.  The COMPANY and the OPERATOR agree to execute and deliver to ABC the Management Fee Subordination Agreement on the date hereof.

X.           Miscellaneous.

(a)           Representations.  COMPANY and OPERATOR each represent that it is duly organized and validly existing under applicable law, is legally capable of entering into this Agreement and fulfilling its obligations under it, and will not be in material breach of any other agreement by virtue of this Agreement.

(b)           Arbitration.  Every dispute between the parties arising with respect to this Agreement shall be resolved through binding arbitration in Miami, Florida, in accordance with the then prevailing rules of the American Arbitration Association.  Arbitration proceedings shall be instituted on or before the later of (i) three months after the occurrence of the event giving rise to the dispute and (ii) three months after the complaining party became or reasonably should have become aware of the event giving rise to the dispute.  Each party shall bear its own expenses of the arbitration including, without limitation, attorney fees, and the parties shall divide the arbitration expenses and fees equally.

(c)           Notices.  Any notice required or permitted hereunder shall be sufficiently given if in writing and sent to the address shown below (or to any updated address as provided) by (i) personal delivery, (ii) overnight courier, (iii) registered or certified mail (return receipt requested, postage prepaid), or (iv) facsimile.  Notice shall be deemed effective upon actual receipt or, if receipt is deliberately refused or delayed by the intended recipient, on the date delivery is first attempted.

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If to OPERATOR: James Ahearn, Chairman & CEO, Miami Casino Management, LLC, 21001 N. Tatum Blvd, Suite 1630-256, Phoenix, AZ, 85050

With a copy to ABC:  ABC Funding, LLC, 222 Berkeley Street, 18th floor, Boston, MA 02116, Attention of James Freeland and Adam Britt.

If to COMPANY: Bennett Collett, Jr. , 3500 NW 37th Avenue, Miami, FL 33142

With a copy to ABC:  ABC Funding, LLC, 222 Berkeley Street, 18th floor, Boston, MA 02116, Attention of James Freeland and Adam Britt.

(d)           Entire Agreement; No Party Deemed Drafter.  This Agreement, together with all attachments hereto, constitutes the full and complete understanding of the parties with respect to the subject matter it address.  The parties acknowledge that each has played a significant role in the drafting of this Agreement and therefore neither party shall be deemed the drafter of the Agreement for purposes of construction or interpretation.

(e)           Amendments, Modifications.  This Agreement may be amended or modified only in writing signed by the OPERATOR, ABC and the COMPANY.

Accepted:

FLORIDA GAMING CENTERS, INC.

I, _____________________, represent that I am an officer of FLORIDA GAMING CENTERS, INC. and am duly authorized by FLORIDA GAMING CENTERS, INC. to enter into this Agreement on its behalf, and hereby enter into this Agreement on behalf of FLORIDA GAMING CENTERS, INC. by affixing my signature below:

Name:	Date
Title:

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Accepted:

MIAMI CASINO MANAGEMENT, LLC

I, James Ahearn, represent that I am an officer of MIAMI CASINO MANAGEMENT, LLC and am duly authorized by MIAMI CASINO MANAGEMENT, LLC to enter into this Agreement on its behalf, and hereby enter into this Agreement on behalf of MIAMI CASINO MANAGEMENT, LLC by affixing my signature below:

James Ahearn	Date
Chairman & CEO

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EXHIBIT J

FORM OF FREEDOM FINANCIAL NOTE

Attached.

EXHIBIT J

FLORIDA GAMING CORPORATION
PROMISSORY NOTE

$1,905,000	New Albany, Indiana
April __, 2011

Florida Gaming Corporation, a Delaware corporation ("Company"), the principal office of which is located at 2669 Charlestown Road, New Albany, Indiana 47150, for value received, hereby promises to pay to the order of Freedom Financial Corporation, an Indiana corporation, whose principal office address is 2669 Charleston Road, New Albany, Indiana  47150 ("Lender"), the sum of One Million Nine Hundred and Five Thousand Dollars ($1,905,000), together with interest thereon, on or before the "Note Maturity Date" as that term is defined below.

RECITALS

A.           Company is a party to that certain Credit Agreement dated as of April __, 2011 (the "Credit Agreement") by and among Company, as Holdings, Florida Gaming Centers, Inc., as Borrower, the lenders party thereto ("Senior Creditors"), and ABC Funding, LLC, as the Administrative Agent ("Administrative Agent") whereby the Senior Creditors have agreed to make certain term loans to Florida Gaming Centers, Inc. pursuant to the terms and conditions set forth herein.  Each capitalized term not otherwise defined herein shall have the meaning given to it in the Credit Agreement (a copy of which has been provided to the Lender).

B.           Company owes Lender $1,905,000, consisting of (i) certain accounts receivable in the amount of $150,000 and (ii) $1,755,000 of accrued but unpaid consulting services rendered through March 31, 2011 (collectively, the "Debt").  In consideration of Company being a party to the Credit Agreement, Lender has agreed to the repayment terms set forth herein for the outstanding amount of the accounts receivable due and payable to Lender.

C.           In connection with this Note, Company and Lender have entered into that certain Subordination Agreement, dated as of April __, 2011 (as amended or modified from time to time, the "Subordination Agreement"), by and among Company, Lender, Florida Gaming Centers, Inc. and the Administrative Agent, pursuant to which the parties have agreed, among other things, that the Indebtedness evidenced by this Note shall be subordinate in all respects to the Obligations under the Credit Agreement.

AGREEMENT

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Lender agree to the following:

1.           Interest.  The Company shall pay interest, paid-in-kind instead of in cash, at the Company's sole option, at the rate of six percent (6.00%) per annum (the "Interest Rate") on the principal of this Note outstanding during the period beginning on the date hereof and ending on the Note Maturity Date.  Accrued interest under this Note shall be compounded annually.  Interest payable under this Note shall be computed on the basis of a year of 365 days and actual days elapsed occurring in the period for which payable.

Notwithstanding anything in this Note to the contrary, the interest rate charged hereon shall not exceed the maximum rate allowable by applicable law.  If any stated interest rate herein exceeds the maximum allowable rate, then the interest rate shall be reduced to the maximum allowable rate, and any excess payment of interest made by the Company at any time shall be applied to the unpaid balance of any outstanding principal of this Note.

2.           Payments.  Company shall make payments of interest only on this Note, beginning on May 1, 2011, and continuing on the 1st day of each and every month thereafter with a final payment of the outstanding principal balance of this Note, and all accrued interest thereon, payable on the Note Maturity Date.  No principal payments shall be made or accepted in respect thereof prior to the Note Maturity Date.

All payments made on this Note shall be applied, at the option of the Lender, first to late charges and collection costs, if any, then to accrued interest and then to principal.

3.           Note Maturity Date.  The outstanding principal of this Note, all accrued but unpaid interest thereon and all other charges, fees or expenses hereunder shall be due and payable in full on the date six (6) months after the Maturity Date under the Credit Agreement (the "Note Maturity Date").

4.           Late Charge.  If Lender does not receive any payment due under this Note within ten (10) days of the Note Maturity Date, then Lender may charge a late charge of five percent (5.00%) of the amount of the overdue payment (the "Late Charge").

5.           Events of Default; Extinguishment.  If any of the following events ("Events of Default") shall occur:

(i)           the institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer consenting to or seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors;

(ii)          if, within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated;

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(iii)         any capital reorganization of the Company, any reclassification or recapitalization of the capital shares of the Company or any transfer of all or substantially all of the assets of the Company to any other person or any consolidation or merger involving the Company;  or

(iv)        any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, the outstanding principal balance hereunder, together with all arrearages of interest and any other Indebtedness evidenced by this Note, will extinguish and all obligations (including, without limitation, all payment and performance obligations) and Indebtedness evidenced by this Note will be cancelled and no longer remain outstanding or enforceable by the Lender from the date of the occurrence of an Event of Default.

6.           Payment in Full.  The Lender agrees that this Note shall evidence all amounts owed by Company to the Lender in connection with the Debt, including all costs and expenses incurred by the Lender, including, without limitation, reasonable attorneys' fees and legal expenses, that have been incurred by the Lender in connection with the preparation and execution of this Note.

7.           Assignment and Binding Effect.  The rights and obligations of the Company and the Lender shall be binding upon and benefit the successors, permitted assigns, heirs, administrators and transferees of the parties. This Note may not be assigned by the Company or the Lender without the prior written consent of the other party.

8.           Waiver and Amendment.  This Note may not be amended, waived or modified except upon the written consent of the Company, the Lender and the Administrative Agent.

9.           Prepayment.  Subject to the prohibitions, limitations and restrictions set forth in the Subordination Agreement, this Note may be prepaid at the election of the Company upon 10 days prior written notice to the Lender.

10.         Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), or (ii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth herein.  Any party hereto may by notice so given change its address for future notice hereunder.  The Lender and the Borrower hereby agree that a copy of all notices and other communications provided for herein shall be simultaneously delivered to the Administrative Agent at ABC Funding, LLC, 222 Berkeley Street, 18th Floor, Boston, MA  02166, attention of James Freeland and Adam Britt (Facsimile: (617) 598-4902).

11.        Waivers.  The Company hereby waives presentment, demand, protest and notice of dishonor and protest, and also waives all other exemptions; and agrees that extension or extensions of the time of payment of this Note or any installment or part thereof may be made before, at or after maturity by agreement by the Lender.  Subject to the prohibitions, limitations and restrictions set forth in the Subordination Agreement and Section 5 of this Note, the Company shall pay to the Lender, upon demand, all costs and expenses, including, without limitation, reasonable attorneys' fees and legal expenses, that may be incurred by the Lender in connection with the enforcement of this Note.

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12.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding that body of law relating to conflict of laws.

13.         Heading; References.  All headings used herein are used for convenience only and shall not be used to construe or interpret this Note.  Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

[SIGNATURE ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the Company has caused this Note to be issued this __ day of April, 2011.

COMPANY:

FLORIDA GAMING CORPORATION, a
Delaware corporation

By: ______________________________
Print Name: _______________________
Title: ____________________________

Agreed and Acknowledged:

LENDER:

FREEDOM FINANCIAL CORPORATION,
an Indiana corporation

By: ______________________________
Print Name: _______________________
Title: ____________________________

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EXHIBIT K

FORM OF FREEDOM CONSULTING AGREEMENT

Attached.

EXHIBIT K

CONSULTING AGREEMENT

This Agreement dated April __, 2011 is between Freedom Financial Corporation, an Indiana corporation ("Consultant") and Florida Gaming Corporation, a Delaware corporation ("FGC").

WHEREAS, Consultant’s principal W. Bennett Collett (“WBC”) was for many years the President and Chief Executive Officer of FGC and its wholly-owned subsidiary Florida Gaming Centers, Inc. (“Centers”), a Florida corporation (together with FGC, the “Companies”) until his retirement effective as of the date of this Agreement.  WBC is knowledgeable and experienced in both the areas in which the Companies conduct their respective businesses, and with industry sources and contacts, customers, and suppliers vital to the businesses operated by the Companies.

WHEREAS, FGC desires to maximize the value of the Companies’ business operations by entering into this Agreement with Consultant to utilize WBC’s valuable knowledge, assistance, reputation, and contacts in connection with existing business lines and with the anticipated future business opportunities of the Companies.

WHEREAS, the Companies are entering into a Credit Agreement of even date herewith with ABC Funding, LLC and certain other parties pursuant to which Centers is obtaining significant financing to expand its business activities and the execution and delivery of this Agreement is contemplated in such Credit Agreement.  Each capitalized term not otherwise defined herein shall have the meaning ascribed to such term in the Credit Agreement.

WHEREAS, the Companies, Administrative Agent and the Consultant are entering into that certain Freedom Consulting Subordination Agreement of even date herewith (the “Freedom Consulting Subordination Agreement”) pursuant to which the Consultant shall subordinate payments thereunder to the Obligations and limit amounts which may accrue during any fiscal year under this Agreement.

NOW THEREFORE, in consideration of the foregoing premises, the representations contained herein, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the parties, the parties hereto agree as follows:

1.           Consulting Services.  Consultant will direct WBC to perform such business consulting services as FGC may reasonably request from time to time relating to the Companies’ businesses and future opportunities (the "Consulting Services).  The parties acknowledge that it is difficult to specify the nature of such Consulting Services in advance because they will address evolving and newly-identified issues, but agree that the Consulting Services generally will consist of advice and assistance for developing and implementing new business opportunities for the Companies, identifying and developing expansion opportunities, and customer and investor relations, and that Consultant will not be primarily concerned with operational issues.  Consultant will cause WBC to be available at reasonable times to provide advice and counsel to FGC's officers and representatives in person or by telephone.  The maximum number of hours of Consulting Service which Consultant will be obligated to cause WBC to perform annually will be 500 hours.  Unless this Agreement has been terminated, Consultant may provide greater or fewer hours of Consulting Service than such number without affecting the compensation set forth herein.

2.           Compensation.

(a)           Subject to the Freedom Consulting Subordination Agreement and clause (c) below, Consultant will be paid compensation in each year for the Consulting Services performed that year under this Agreement and for its and WBC’s agreement not to compete during and after the term of this Agreement in accordance with Exhibit A attached hereto.

(b)           Subject to the Freedom Consulting Subordination Agreement and clause (c) below, FGC will (i) reimburse consultant for documented expenses reasonably incurred by WBC in connection with performing the Freedom Consulting Services, including but not limited to expenses for travel, lodging, meals and entertainment (subject to a maximum aggregate reimbursement of $7,500 in each consecutive three-month period beginning on the Opening Date) and (ii) provide Consultant at its expense an office, telephone, and secretarial assistance as required.  Secretarial services to be provided to Consultant under this paragraph will be performed by members of FGC's current staff or their replacements and FGC will have no obligation to hire additional persons to perform such services.

(c)           FGC and Consultant hereby agree and acknowledge that all payments made pursuant to this Agreement are subject to certain representations, warranties and covenants made by the Companies in the Credit Agreement, including, without limitation, the Permitted Corporate Expenses Cap and Section 6.06 of the Credit Agreement and that FGC shall not make, and the Consultant shall not accept or receive, any payment that would breach any such representation, warranty or covenant made by the Companies in the Credit Agreement.

3.           Term, Termination, Extinguishment.

(a)           The term of this Agreement will commence April __, 2011 and end December 31, 2017 unless terminated earlier as set forth below.

(b)           The Consultant or FGC may terminate this Agreement for cause at any time.  For the purposes of this Agreement, "cause" includes any breach or default of this Agreement by the other party which is not cured within 30 days of written notice thereof; commission of a felony; or action by the Consultant that materially injures the image or reputation of the Companies.

(c)           Either the Consultant or FGC may terminate this Agreement without cause upon 90 days' written notice.

(d)           This Agreement shall automatically terminate upon the occurrence of any of the events described in Sections 7.01(h), (i) or (j) of the Credit Agreement.

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(e)           In the event of the termination of this Agreement under clauses (a) through (c) above, the Consultant will not be entitled to compensation for Consulting Services performed or expenses incurred after the date of termination, but FGC will have the continuing obligation to pay for Consulting Services performed prior to termination and to reimburse Consultant's expenses as described herein which accrued as of the date of termination.  In the event of the termination of this Agreement under clause (d) above, the Consultant will not be entitled to compensation for Consulting Services performed or expenses incurred after the date of termination.  In addition, no obligations or amounts which accrued or arose prior to the date of such termination shall be required to be paid on or after the date of such termination.  All such obligations and amounts (including any reimbursements in respect of expenses) shall be automatically cancelled as of the date of such termination and shall not be required to be paid.

4.           Subordination.  Pursuant to the Freedom Consulting Subordination Agreement attached as Exhibit B hereto, the Consultant hereby subordinates to the Administrative Agent all indebtedness of FGC and its Affiliates to the Consultant in connection with this Agreement, now existing and hereafter arising, in favor of the Obligations and FGC hereby accepts and acknowledges such subordination.  FGC and the Consultant agree to execute and deliver to Administrative Agent the Freedom Consulting Subordination Agreement on the date hereof.

5.           Confidential Information.  For purposes of this paragraph 5, "FGC" includes the Companies and each Affiliate or affiliated employer of either of the Companies.  The provisions of this paragraph 5 will survive the termination of this Agreement.

(a)           Consultant and WBC acknowledge that they will have access to Confidential Information (as later defined) used by FGC and that FGC is involved in a highly competitive industry and relies upon maintaining the confidentiality of its Confidential Information.

(b)           "Confidential Information" means information, documentation, or data, possessed by FGC or developed by Consultant or WBC in the course of Consultant's performance of Consulting Services under this Agreement that is not generally known to the public and that tends to give FGC a competitive advantage over competitors who do not possess the information.  Such Confidential Information includes, but is not limited to:  (i) lists of FGC's actual or potential customers, suppliers and investors, contracts and transactions between FGC and its customers and suppliers, and price lists of FGC and its suppliers, (ii) products and processes, technical data, plans, and specifications, and present and/or future development projects of FGC, (iii) financial and/or marketing data respecting the conduct of the present or future phases of FGC's business, and (iv) other information considered confidential and proprietary by FGC or by its customers and suppliers.

(c)           Consultant and WBC agree that, except as authorized by FGC, neither Consultant nor WBC will directly or indirectly use or disclose to anyone Confidential Information.

(d)           Consultant and WBC agree that, during the term of this Agreement and for 24 months after the termination of this Agreement for any reason, Consultant and WBC will not, directly or indirectly, or through any person or entity, divert, call on, solicit, or communicate with any of FGC’s customers, regardless of their location, for the purpose of obtaining business from such customers other than for the benefit of FGC; or hire, solicit, persuade, or attempt to hire, solicit, or persuade, any employee or independent contractor of FGC to discontinue his or her relationship with FGC and/or to work for a competing enterprise.

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(e)           Consultant and WBC agree that during the period beginning on the date of this Agreement and ending on the second anniversary of the date of termination of this Agreement for any reason, they will not, anywhere within the United States or any other area where FGC conducts its business, directly or indirectly, compete with or against FGC or become associated in any way or in any capacity with any other party engaged in a business substantially similar and competitive with that of FGC.

(f)           Consultant and WBC agree that the obligations set forth above apply regardless of where Consultant or WBC may be located in the future.  Consultant and WBC agree that these obligations are a reasonable agreement, both in duration and scope.  Consultant and WBC agree that the obligations set forth above are necessary because Consultant and WBC could severely damage FGC without such obligations.

(g)           Consultant and WBC agree that restrictions contained in this Agreement are necessary to protect the legitimate business interests of FGC and that any violation thereof would result in irreparable harm and injury to FGC.  In the event of a breach or threatened breach of this Agreement, Consultant and WBC agree that FGC will be entitled to an injunction restraining Consultant and WBC from such breach or threatened breach and to any other legal or equitable remedies available to FGC.

6.           Director Status Not Affected.  This Agreement will not affect in any manner WBC's status as a Director of the Companies or as the Chairman of their respective Boards of Directors.

7.           Governing Law.  This Agreement will be governed by and construed in accordance under the laws of the State of Delaware.

8.           Independent Contractor.  The Consultant acknowledges and agrees that it is an independent contractor for federal, state, and local tax purposes and that this Agreement does not create any employer-employee relationship between Consultant and FGC or between FGC and WBC.  Consultant will determine the means, manner, time, and place of performance of any Consulting Services it provides under this Agreement in his sole discretion.  Consultant will not be subject to direction or control by FGC except to the extent that such direction or control may be specifically required by applicable law or regulation, or as Consultant requests interim consultation from FGC that the Consulting Services are meeting Agreement objectives.  Consultant will pay all federal, state, and local income and other taxes with respect to all amounts received from FGC hereunder.

9.           Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction or as applied to particular facts and circumstances will, as to such jurisdiction and to such facts and circumstances, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or the application thereof to other facts and circumstances, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

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10.         Waiver.  Any of the terms, conditions, or provisions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefit thereof and the Administrative Agent without affecting any other term, condition, or provision of this Agreement.  No waiver will be effective unless it is in writing.  The waiver by any party hereto of any breach of any term, condition, or provision of this Agreement will not operate or be construed as a waiver of any other term, condition, or provision or of any subsequent breach of the same term, condition, or provision.

11.         Notices.  All notices and communications required or permitted to be given or delivered under the agreement to Consultant, the Administrative Agent or FGC, which notices or communications must be in writing, will be deemed to have been given if delivered by hand or overnight courier service or mailed, postage prepaid, certified or registered, addressed as follows:

(i)           if to the Administrative Agent, ABC Funding, LLC, 222 Berkeley Street, 18th Floor, Boston, MA  02116, Attention of James Freeland and Adam Britt (Facsimile: (617) 598-4902).

(ii)          if to FGC:  Florida Gaming Corporation, 3500 NW 37th Avenue, Miami, FL  33142, Attention of W. Bennett Collett, Jr.

(iii)         if to Consultant:  Freedom Financial Corporation, 2669 Charlestown Road, Suite D, New Albany, IN  47150, Attention of W. Bennett Collett.

A party hereto may, by notice to the other, designate a different address for making payments required or permitted to be made and for the giving of notices or other communications to the party designating such new address.

12.         Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties in respect of the subject matter hereof, and supersedes all prior agreements and discussions with respect to the subject matter hereof.

13.         Amendments, Modifications.  This Agreement may be amended or modified only in writing signed by the Consultant, the Administrative Agent and FGC.

The remainder of this page is intentionally blank.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above.

CONSULTANT:

FREEDOM FINANCIAL CORPORATION

By:

Title:

FGC:

FLORIDA GAMING CORPORATION

By:

Title:

W. Bennett Collett executes this Agreement to confirm he is bound by the provisions of paragraph 5 hereof.

W. Bennett Collett

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EXHIBIT A
Compensation of Consultant

Consultant shall receive $300,000 per fiscal year in exchange for its performance of the Consulting Services; provided that if Centers satisfies the EBITDAM Adjustment Condition with respect to a fiscal year, the compensation for that Fiscal Year shall be $450,000, provided further, that no portion of the compensation of Consultant that goes unused in any fiscal year shall be available in any other fiscal year and no more than 25% of any fiscal year’s compensation of Consultant shall be available or otherwise distributed in any fiscal quarter occurring during such fiscal year. The first such fiscal year shall be the period beginning on the Opening Date, with each subsequent fiscal year running for periods of 12 consecutive months thereafter. In no event will payments be made hereunder prior to the Opening Date.

EXHIBIT B

Form of Freedom Consulting Subordination Agreement